An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary proxy statement/offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary proxy statement/offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final proxy statement/offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final proxy statement/offering circular or the offering statement in which such final proxy statement/offering circular was filed may be obtained.

PRELIMINARY - SUBJECT TO COMPLETION - July 14, 2021

proxy statement and offering circular

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

Effective February 5, 2021, Fidelity Federal Bancorp (“FFED”), Affiliation Subsidiary, Inc., a wholly-owned subsidiary of FFED (“Merger Sub”), and American Capital Bancorp (“ACB”), entered into an Agreement and Plan of Merger that provides for the combination of FFED and ACB. On July 8, 2021, the parties entered into an Amended and Restated Agreement and Plan of Merger as discussed below (the Merger Agreement, as amended, is referred to herein as the “Merger Agreement”) to provide for a revised exchange ratio for the shares of ACB common stock. Under the Merger Agreement, Merger Sub will merge with and into ACB, with ACB as the surviving corporation and as a wholly-owned subsidiary of FFED (the “Merger”). Immediately prior to and following the completion of the Merger, certain affiliated entities of FFED and ACB will also be combined, including the merger of International City Bank, the banking subsidiary of ACB (“ICB”), with and into United Fidelity Bank, F.S.B., the banking subsidiary of FFED (“UFB”), with UFB as the surviving bank.

If the Merger is completed, except for certain shares of ACB common stock, each share of ACB common stock will be converted into the right to receive either 0.2083 shares of FFED common stock, $16.25 in cash, or a combination of FFED common stock and cash, provided, however, each share of ACB common stock owned by an ACB stockholder who owns, of record or beneficially, 2,500 shares of ACB common stock or less as of the deadline for making an election will be converted into the right to receive $16.25 in cash. Each ACB stockholder will also receive cash (without interest) in lieu of any fractional shares that such stockholder would otherwise receive. Regardless of your choice, however, elections will be limited by the requirement that at least 93% of the issued and outstanding shares of ACB common stock will be exchanged for FFED common stock. Therefore, the allocation of ACB common stock and cash that you receive will depend on the elections of other ACB stockholders. FFED estimates that it will issue approximately 906,185 shares of FFED common stock to the holders of ACB common stock in the Merger (assuming that no holders of ACB common stock exercise their dissenters’ rights), of which approximately 48,867 will be issued in the Regulation A Offering and approximately 857,318 will be issued in the Private Placement, as defined in the proxy statement/offering circular. These numbers could change based upon the number of shares owned beneficially by nominee record holders.

FFED common stock is quoted on the OTC Pink Market maintained by OTC Market Groups, Inc. under the symbol “FDLB.” There is a very limited public trading market for FFED common stock. Trades that have occurred cannot be characterized as amounting to an active market for FFED common stock. Because the common stock is thinly-traded, the Company and ACB engaged ProBank Austin (“ProBank”), a third-party financial consultant, to determine the market value of FFED common stock as of September 30, 2020 and to issue a joint fairness opinion to the boards of directors of FFED and ACB. This joint fairness opinion was issued and dated February 4, 2021. FFED and ACB then determined to obtain from ProBank an updated valuation of FFED and ACB as of March 31, 2021 (collectively, the “ProBank Valuation”). The full text of ProBank’s written fairness opinions, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank in preparing the opinions, is included as Annexes C-1 and C-2 to this proxy statement/offering circular. Based on the price of $78.00, the fair value of the FFED common stock based on the ProBank Valuation, each share of ACB common stock exchanged for 0.2083 shares of FFED common stock, would have a value of $16.25. Because the FFED common stock is quoted on the OTC Pink Market, the price of FFED common stock may fluctuate between now and the closing of the Merger; however, FFED maintains the value of FFED common stock as of the closing of the Merger and at the time ACB stockholders vote on the Merger Agreement is more accurately reflected in the ProBank Valuation dated July 2, 2021 than the current market price as quoted on the OTC Pink Market.

ACB common stock is not listed on any stock market or quoted in any “over-the-counter” market. There is no established public trading market for ACB common stock.

Your vote is very important, regardless of the number of shares that you own. ACB will hold a special meeting of its stockholder to approve the Merger Agreement and related matters. The special meeting of ACB’s stockholders will be held on [•], [•], 2021 at ICB’s main office, located at 249 E. Ocean Boulevard, Long Beach, California 90802, at [•] local time. It is important that your shares be represented at the meeting and your vote be recorded. Please take the time to vote by completing and mailing the enclosed proxy card or, if applicable, by voting via the Internet or telephone using the instructions provided on the proxy card. ACB’s board of directors has determined that the Merger is advisable and in the best interests of ACB, and the ACB board of directors unanimously recommends that ACB stockholders vote “FOR” approval and adoption of the Merger Agreement and “FOR” approval of the other proposals described in this proxy statement/offering circular.

You should carefully read this entire proxy statement/offering circular, including the annexes hereto, because it contains important information about the ACB special meeting, the Merger, the Merger Agreement, and the related matters. In particular, you should carefully read the information under the section entitled “Risk Factors” beginning on page 17. For information about FFED common stock, please see “Description of FFED Capital Stock” beginning on page 77.

Donald R. Neel President and Chief Executive Officer Fidelity Federal Bancorp	Bruce A. Cordingley President American Capital Bancorp

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

The securities to be issued in connection with the Merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either FFED or ACB, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

The principal executive office of FFED is located at 18 NW 4th Street, Evansville, Indiana 47708, with a telephone number of (812) 424-0921. UFB’s website can be accessed at https://www.unitedfidelity.com/. Information contained in UFB’s website does not constitute part of, and is not incorporated into, this proxy statement/offering circular.

This proxy statement/offering circular is dated July 14, 2021, and it is being first mailed to ACB stockholders on or about [•], 2021. This proxy statement/offering circular follows the disclosure requirements of Form 1-A.

NOTICE OF SPECIAL MEETING OF Stockholders
To be held on [•], 2021

Notice is hereby given that a special meeting of stockholders of American Capital Bancorp (“ACB”) will be held at the main office of ACB, located at 770 3rd Avenue SW, Carmel, IN 46032, at [•] local time, on [•], [•], 2021 (the “ACB Special Meeting”), for the following purposes:

1.	To approve and adopt the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated to be effective as of July 8, 2021, by and among Fidelity Federal Bancorp (“FFED”), Affiliation Subsidiary, Inc., a wholly-owned subsidiary of FFED (“Merger Sub”), and ACB, pursuant to which Merger Sub will merge with and into ACB, with ACB as the surviving corporation and as a wholly-owned subsidiary of FFED, as more fully described in the accompanying proxy statement/offering circular (the “Merger Proposal”);

2.	To consider and vote on a proposal to adjourn the ACB Special Meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve and adopt the Merger Agreement (the “Adjournment Proposal”); and

3.	To transact such other business as may properly come before the ACB Special Meeting or any adjournments thereof. The board of directors of ACB is not aware of any such other matters.

We have fixed the close of business on [•], 2021 as the record date for the ACB Special Meeting. Only ACB stockholders of record at that time are entitled to notice of, and to vote at, the ACB Special Meeting, or any adjournment thereof. Approval of the Merger Proposal requires (i) the affirmative vote of at least a majority of the outstanding shares of ACB common stock entitled to vote on the proposal and (ii) the affirmative vote of at least a majority of the outstanding “unaffiliated shares” (as described in the proxy statement/offering circular) of ACB common stock entitled to vote on the proposal. Approval of the Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. ACB’s board of directors has determined that the Merger is advisable and in the best interests of ACB, and the ACB board of directors unanimously recommends that ACB stockholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless ACB stockholders approve the Merger Proposal and adopt the Merger Agreement. Regardless of whether you plan to attend the ACB Special Meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of ACB, please vote by telephone, over the Internet, or by completing, signing, dating, and returning the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank, broker, or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed proxy statement/offering circular provides a detailed description of the ACB Special Meeting, the Merger, the Merger Agreement, and other related matters. We urge you to read the proxy statement/offering circular and its annexes carefully and in their entirety.

As required by Chapter 92A, Section 410 of the Nevada Revised Statutes, ACB is notifying all stockholders entitled to vote on the Merger that you are entitled to assert dissenters’ rights under Nevada Revised Statutes 92A.300 to 92A.500, inclusive, in connection with the Merger. A copy of Nevada Revised Statutes 92A.300 to 92A.500, inclusive, is included with the accompanying proxy statement/offering circular as Annex D. See also “Dissenters’ Rights” beginning on page 53 in the accompanying proxy statement/offering circular.

BY ORDER OF THE BOARD OF DIRECTORS

Abigail G. Frantz Corporate Secretary American Capital Bancorp

Carmel, Indiana July 14, 2021

ABOUT THIS DOCUMENT

This document, which forms part of an offering statement on Form 1-A filed by FFED with the U.S. Securities and Exchange Commission (the “SEC”) (File No. [•]), constitutes an offering circular of FFED with respect to the shares of FFED common stock to be issued to ACB stockholders (other than Pedcor Bancorp, the controlling stockholder of ACB) in connection with the proposed merger. This document also constitutes a proxy statement of ACB in connection with its special meetings of stockholders. This document also provides the notice of the special meeting of stockholders of ACB in accordance with state law with respect to its special meeting at which ACB stockholders will consider and vote on the proposals described in its meeting notice.

You should rely only on the information contained in or attached within an annex to this document. We have not authorized anyone to provide you with information that is different from that contained in or attached within an annex to this document. If someone provides you with other information, please do not rely on its as being authorized by us. This document is dated July 14, 2021. You should not assume that the information contained in or attached within an annex to this document is accurate as of any other date. Neither the mailing of this document to ACB stockholders nor the issuance by FFED of its shares of common stock in connection with the proposed merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding FFED has been provided by FFED, and information contained in this document regarding ACB has been provided by ACB.

This document does not constitute an offer to sell securities to, or a solicitation of an offer to buy securities held by, Pedcor Bancorp, the controlling stockholder of ACB.

See “Where You Can Find More Information” on page 137.

i

ii

iii

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the ACB Special Meeting and the Merger. They may not address all questions that may be important to you as a stockholder of ACB. We urge you to read carefully this proxy statement/offering circular, including the annexes and the other documents referred to herein, in their entirety.

In this proxy statement/offering circular, we generally refer to Fidelity Federal Bancorp, a Nevada corporation, as “FFED,” Affiliation Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of FFED, as “Merger Sub,” United Fidelity Bank, F.S.B., a federal savings bank and the banking subsidiary of FFED, as “UFB,” American Capital Bancorp, a Nevada corporation, as “ACB,” and International City Bank, a federal savings bank and the banking subsidiary of ACB, as “ICB.”

Q:	What is the Merger?

A:	The Merger is one step in a series of related transactions in connection with the combination of FFED and ACB and the combination of UFB and ICB. It is anticipated that each of the following transactions will occur and become effective in sequential order on the same date.

First, Pedcor Capital, LLC, an Indiana limited liability company and the top-tier holding company for ICB (“Pedcor Capital”), will merge with and into Pedcor Financial, LLC, an Indiana limited liability company and the top-tier holding company for UFB (“Pedcor Financial”), with Pedcor Financial as the surviving limited liability company (the “Tier 1 Merger”).

Second, Pedcor Bancorp, an Indiana corporation and a subsidiary of Pedcor Capital (“Pedcor Bancorp”) will merge with and into Pedcor Financial Bancorp, an Indiana corporation and a subsidiary of Pedcor Financial (“Pedcor Financial Bancorp”), with Pedcor Financial Bancorp as the surviving corporation (the “Tier 2 Merger”). As of the date of this proxy statement/offering circular, Pedcor Financial Bancorp owns approximately 97.7% of the outstanding FFED common stock and Pedcor Bancorp owns approximately 92.6% of the outstanding ACB common stock.

Third, Merger Sub will merge with and into ACB, with ACB as the surviving corporation and as a wholly-owned subsidiary of FFED (the “Merger”). FFED, Merger Sub, and ACB entered into an Amended and Restated Agreement and Plan of Merger, dated to be effective as of July 8, 2021 (the “Merger Agreement”), that provides for the combination of FFED and ACB, including the Merger. A copy of the Merger Agreement is attached to this proxy statement/offering circular as Annex A.

Fourth, ACB, as the surviving corporation in the Merger, will merge with and into FFED, with FFED as the surviving corporation.

Fifth, ICB will merge with and into UFB, with UFB as the surviving bank (the “Bank Merger”).

Q:	Why do FFED and ACB want to merge?

A:	FFED and ACB believe that the proposed Merger has significant strategic benefits to both parties, and that the Merger will create a stronger community bank franchise, with enhanced scale and efficiency which will build long-term stockholder value. For additional details on the reasons for the Merger, see “The Merger - ACB’s Reasons for the Merger; Recommendation of ACB’s Board of Directors” on page 44.

Q:	When will the Merger be complete?

A:	FFED and ACB expect to complete the Merger in the third quarter of 2021. However, neither FFED nor ACB can assure you of when, or if, the Merger will be completed. FFED and ACB must obtain the approval of ACB stockholders to approve the Merger Agreement, and also must obtain necessary regulatory approvals in addition to satisfying certain other closing conditions.

1

Q:	Why am I receiving this proxy statement/offering circular?

A:	We are delivering this document to you because it is a proxy statement being used by ACB’s boards of directors to solicit proxies of its holders of ACB common stock in connection with approval and adoption of the Merger Agreement and related matters.

In order to consider and vote upon the proposals discussed in this proxy statement/offering circular, ACB has called a special meeting of the ACB stockholders (the “ACB Special Meeting”). This document serves as the proxy statement for the ACB Special Meeting and describes the proposals to be presented at the ACB Special Meeting.

This document is also an offering circular that is being delivered to ACB stockholders because, in connection with the Merger, FFED is offering shares of its common stock to ACB stockholders at an exchange of 0.2083 shares of FFED common stock for each share of ACB common stock, subject to the eligibility, adjustment, and allocation provisions discussed in this proxy statement/offering circular.

This proxy statement/offering circular contains important information about the Merger, the Merger Agreement, and the other proposals being voted on at the ACB Special Meeting and important information to consider in connection with an investment in FFED common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of ACB common stock voted by proxy without attending the ACB Special Meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will ACB stockholders receive in the Merger?

A:	If the Merger is completed, except for certain shares of ACB common stock, each share of ACB common stock will be converted into the right to receive either 0.2083 shares of FFED common stock, $16.25 in cash, or a combination of FFED common stock and cash, provided, however, each share of ACB common stock owned by an ACB stockholder who owns, of record or beneficially, 2,500 shares of ACB common stock or less as of the deadline for making an election will be converted into the right to receive $16.25 in cash. Each ACB stockholder will also receive cash (without interest) in lieu of any fractional shares that such stockholder would otherwise receive. This stock merger consideration, cash merger consideration, and cash in lieu of fractional shares is sometimes referred to in this proxy statement/offering circular as the “Merger Consideration.”

Regardless of your choice, however, elections will be limited by the requirement that at least 93% of the issued and outstanding shares of ACB common stock will be exchanged for FFED common stock. Therefore, the allocation of ACB common stock and cash that you receive will depend on the elections of other ACB stockholders. The allocation of the consideration payable to ACB stockholders will not be known until the exchange agent tallies the results of the stock/cash elections made by ACB stockholders. If you do not make an election, the type of consideration you will receive will depend solely on the consideration elected by other ACB stockholders.

Q:	Can the value of the stock merger consideration change between the date of this proxy statement/offering circular and the time the Merger is completed?

A:	Yes. The exchange ratio is fixed, but the value of the stock merger consideration may fluctuate between the date of this proxy statement/offering circular and the completion of the Merger based upon the market value for FFED common stock; however, FFED maintains the value of FFED common stock as of the closing of the Merger and at the time ACB stockholders vote on the Merger Agreement is more accurately reflected in the ProBank Valuation dated July 2, 2021 than the current market price as quoted on the OTC Pink Market. Any fluctuation in the market price of FFED common stock after the date of this proxy statement/offering circular will change the value of the shares of FFED common stock that stockholders of ACB will receive in the Merger.

Based on the price of $78.00, the fair value of the FFED common stock based on the ProBank Valuation, each share of ACB common stock exchanged for 0.2083 shares of FFED common stock, would have a value of $16.25.

2

ACB common stock is not listed on any stock market or quoted in any “over-the-counter” market. There is no established public trading market for ACB common stock.

Q:	Will I be able to sell the shares of FFED common stock that I receive in the Merger?

A:	Yes. The shares of FFED common stock to be issued in the Merger to ACB stockholders (other than Pedcor Bancorp, the controlling stockholder of ACB) will be qualified under the Regulation A exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). ACB stockholders who are not deemed to be an “affiliate” of FFED may generally freely trade their FFED common stock upon completion of the Merger, subject to compliance with applicable state securities or “blue sky” laws.

Q:	How do I elect the form of Merger Consideration that I prefer in the Merger?

A:	An election form and other appropriate and customary transmittal materials are being mailed separately from this proxy statement/offering circular. If you wish to elect the type of Merger Consideration you will receive in the Merger, subject to the eligibility, adjustment, and allocation provisions discussed in this proxy statement/offering circular, you must submit a properly completed election form and other required materials to FFED’s exchange agent for the Merger (the “Exchange Agent”) which is received by the Exchange Agent on or before the deadline for making an election as set forth on the election form. If you own, of record or beneficially, 2,500 shares of ACB common stock or less as of the deadline for making an election you will only be permitted to elect to receive the cash merger consideration for your shares of ACB common stock.

ACB stockholders are entitled to make an election regardless of whether he, she, or it holds their shares in certificate or book-entry form. If you hold stock certificates representing your shares of ACB common stock, for your election form to be accepted as complete, you must include your ACB stock certificates with your election form (unless you comply with the procedures for lost certificates). If you hold your shares in street name with a bank, broker, or other nominee, you should seek instruction from your bank, broker, or other nominee for instructions on tendering your ACB common stock. Please read the instructions to the election form for information on completing the form and other important information.

Q:	If I am eligible to elect my preferred form of Merger Consideration, which form should I elect?

A:	The form of Merger Consideration you should elect will depend upon your personal financial and tax circumstances. We urge you to consult your personal financial or tax advisor if you have any questions about the form of Merger Consideration you should elect.

Neither FFED nor ACB makes any recommendation as to whether you should elect to receive the stock merger consideration, the cash merger consideration, or a combination of the cash and stock merger consideration. Each ACB stockholder must make his, her, or its own decision with respect to such election.

Q:	What if I do not make an election as to some or all of my shares of ACB common stock?

A:	Your non-election will either be treated as an election for the stock merger consideration, the cash merger consideration, or a combination of the cash and stock merger consideration, depending on the elections that are made by other ACB stockholders and the eligibility and allocation provisions described in this proxy statement/offering circular.

Q:	If I am voting against the Merger Proposal, should I still make an election?

A:	Yes. If the Merger Proposal is approved by the ACB stockholders and the Merger becomes effective, you will receive the Merger Consideration based on the election form you submit. If you fail to submit an election form, your ACB common stock will be treated in accordance with the procedures outlined in this proxy statement/offering circular for non-election shares.

Q:	Can I change my election?

A:	Yes. You may revoke an election at any time prior to the deadline for making an election, and you may either resubmit a new election or simply withdraw your prior election. If you wish to change an election, you must resubmit an election form in accordance with the election procedures, so long as the resubmitted election form is received on or before the deadline for making an election. If you wish to withdraw an election, you must provide written notice of withdrawal to the Exchange Agent on or before the deadline for making an election.

3

Q:	Can FFED or ACB change my form of Merger Consideration after I have made my election?

A:	Yes. It is possible that you will not receive the exact form of Merger Consideration that you elect in the Merger. The form of Merger Consideration that you will be entitled to receive will be initially determined based on your election (subject to the eligibility requirements described in this proxy statement/offering statement), and then based on the elections made by other ACB stockholders and the allocation provisions described in this proxy statement/offering statement. The Merger Agreement provides that at least 93% of the issued and outstanding shares of ACB common stock will be exchanged for FFED common stock. The Merger Agreement further provides an allocation mechanism depending on whether a particular form of Merger Consideration is oversubscribed or undersubscribed. This may result in you receiving a form of Merger Consideration that is different from your election or a mix of consideration that is different than your election. The allocation of the consideration payable to each ACB stockholder will not be finally determined until the Exchange Agent tallies the results of all elections made by ACB stockholders, which will not occur until near or after the time the Merger is complete. See “The Merger Agreement - Allocation Provisions” beginning on page 59.

Q:	When and where is the ACB Special Meeting?

A:	The ACB Special Meeting will be held at the main office of ACB, located at 770 3rd Avenue SW, Carmel, IN 46032, at [•] local time, on [•], [•], 2021.

Q:	What are stockholders being asked to vote on at the ACB Special Meeting?

A:	ACB is soliciting proxies from its stockholders with respect to the following proposals:

1.	a proposal to approve and adopt the Merger Agreement, as such agreement may be amended from time to time (the “Merger Proposal”);

2.	a proposal to adjourn the ACB Special Meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Merger Proposal (the “Adjournment Proposal”); and

3.	to vote upon such other business as may properly come before the ACB Special Meeting or any adjournments thereof. The board of directors of ACB is not aware of any such other matters.

Q:	How does the ACB board of directors recommend that I vote at the ACB Special Meeting?

A:	ACB’s board of directors unanimously recommends that you vote “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for ACB to obtain the necessary quorum to hold the ACB Special Meeting. In addition, if you fail to submit a proxy or vote in person, fail to instruct your bank, broker, or other nominee how to vote, or abstain from voting it will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	What do I need to do now to vote my shares?

A:	After carefully reading and considering the information contained in this proxy statement/offering circular, please vote your shares as soon as possible so that your shares will be represented at the ACB Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your bank, broker, or other nominee (“street name”).

4

Q:	If my shares are held in “street name” by a bank, broker, or other nominee, will my bank, broker, or nominee vote my shares for me if I do not provide instructions on how to vote my shares?

A:	No. Your bank, broker, or other nominee does not have authority to vote on the proposals described in this proxy statement/offering circular if you do not provide instructions on how to vote. Your bank, broker, or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions on how to vote. You should follow the directions your bank, broker, or other nominee provides.

Q:	What constitutes a quorum for the ACB Special Meeting?

A:	The presence at the ACB Special Meeting, in person or by proxy, of holders of a majority of the outstanding shares of ACB common stock entitled to vote at the ACB Special Meeting will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (if any) will count as shares present for establishing a quorum.

Q:	What is the vote required to approve each proposal at the ACB Special Meeting?

A:	Merger Proposal:

Standard: Approval of the Merger Proposal requires (i) the affirmative vote of at least a majority of the outstanding shares of ACB common stock entitled to vote on the proposal and (ii) the affirmative vote of at least a majority of the outstanding “unaffiliated shares” (see “The ACB Special Meeting of Stockholders – Unaffiliated Shares; Stock Ownership of Controlling Stockholders” beginning on page 39) of ACB common stock entitled to vote on the proposal.

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy, or fail to instruct your bank, broker, or other nominee with respect to the Merger Proposal, it will have the same effect as a vote “AGAINST” the proposal.

Adjournment Proposal:

Standard: Approval of the Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal.

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy, or fail to instruct your bank, broker, or other nominee with respect to the Adjournment Proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

Q:	Can I attend the ACB Special Meetings and vote my shares in person?

A:	Yes. If you are an ACB stockholder and plan to attend the ACB Special Meeting and wish to vote in person, you will be given a ballot at the ACB Special Meeting. Please note, however, that if your shares are held in “street name” and you wish to vote at the ACB Special Meeting in person, you must bring to the ACB Special Meeting a legal proxy from the record holder of the shares (your bank, broker, or other nominee) authorizing you to vote at the ACB Special Meeting.

Q:	Can I attend the ACB Special Meetings virtually?

A:	ACB will not hold a virtual or webcast special meeting. ACB stockholders interested in attending the ACB Special Meeting must attend in person.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are a stockholder of record, you may revoke your proxy, unless noted below, at any time before your proxy is voted at the ACB Special Meeting by taking any of the following actions:

5

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked (written revocations may be sent to American Capital Bancorp, Attn: Abigail G. Frantz, Corporate Secretary, 770 3rd Avenue SW, Carmel, Indiana 46032);

•	signing and delivering a proxy card with a later date; or

•	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

If you have instructed a bank, broker, or other nominee to vote your shares, you must follow the directions provided by your bank, broker, or other nominee to change those instructions. A revocation or later-dated proxy received by ACB after the vote at the ACB Special Meeting will not affect the vote.

Q:	What are the material U.S. federal income tax consequences of the Merger to ACB stockholders?

A:	The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). However, neither FFED nor ACB have obtained, nor intend to obtain, an opinion of legal counsel regarding the U.S. federal income tax consequences of the Merger, and the completion of the Merger is not conditioned upon the receipt of an opinion from legal counsel regarding the U.S. federal income tax consequences of the Merger. The federal tax consequences of the Merger to ACB stockholders will depend primarily on whether they exchange their ACB common stock solely for the stock merger consideration, solely for the cash merger consideration, or for a combination of the stock and cash merger consideration. Subject to the limitations and qualifications described in this proxy statement/offering circular and assuming the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, if you are a “U.S. holder” of ACB common stock, you will:

•	not recognize gain or loss on the exchange, except with respect to cash received in lieu of a fractional share, if you exchange your shares of ACB common stock solely for the stock merger consideration;

•	recognize gain or loss on the exchange, if you exchange your shares of ACB common stock solely for the cash merger consideration; and

•	recognize gain (but not loss) on the exchange, if you exchange your shares of ACB common stock for a combination of the stock and cash merger consideration.

The actual U.S. federal income tax consequences to ACB stockholders of electing to receive the stock merger consideration, the cash merger consideration, or a combination of the stock and cash merger consideration will not be ascertainable at the time ACB stockholders make their election because it will not be known at that time how, or to what extent, the allocation provisions will apply. This tax treatment may not apply to all ACB stockholders.

FFED and ACB urge you to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you. Tax matters are very complicated and, in many cases, tax consequences of the Merger will depend on your particular facts and circumstances. For greater detail, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71.

Q:	Do I have dissenters’ rights?

A:	Yes. Under Nevada law, ACB stockholders are entitled to exercise dissenters’ rights in connection with the Merger. You are urged to read the summary of dissenters’ rights contained in this proxy statement/offering circular under the section titled “The Merger - Dissenters’ Rights” beginning on page 53, as well as Chapter 92A, Sections 300 through 500, inclusive, of the Nevada Revised Statutes (“NRS”), which is attached as Annex D to this proxy statement/ offering circular.

6

Q:	Should I send in my ACB common stock certificate(s) now?

A:	You should return your ACB common stock certificate(s) to the Exchange Agent at this time only if you are submitting an election form, which is being mailed separately from this proxy statement/offering circular. Stock certificates representing your shares of ACB common stock may only be sent to the Exchange Agent with a completed election form or letter of transmittal. Please do not send your stock certificates with your proxy card. After the Merger, the Exchange Agent will send instructions for exchanging ACB common stock certificates for the Merger Consideration to all ACB stockholders who did not surrender their stock certificates in connection with an election form.

Q:	What should I do if I hold my shares of ACB common stock in book-entry form?

A:	You are not required to take any special additional actions if your shares of ACB common stock are held in book-entry form. After the completion of the Merger, shares of ACB common stock held in book-entry form that are exchanged for shares of FFED common stock will automatically be exchanged for book-entry shares of FFED common stock.

Q:	Who should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the Merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement/offering circular or the enclosed proxy card, you should contact ACB’s Corporate Secretary by calling (317) 705-7915 or by writing to American Capital Bancorp, Attn: Abigail G. Frantz, Corporate Secretary, 770 3rd Avenue SW, Carmel, Indiana 46032.

If your shares are held in a stock brokerage account or by a bank, broker, or other nominee, you should call your bank, broker, or other nominee for additional information.

7

SUMMARY

This summary highlights selected information from this proxy statement/offering circular. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/offering circular, including the annexes, and the other documents to which we refer in order to fully understand the Merger. Please see “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/offering circular on which that subject is discussed in more detail.

The Companies (Pages 86, 108)

Fidelity Federal Bancorp

FFED is a Nevada corporation headquartered in Evansville, Indiana. FFED owns all of the outstanding shares of common stock of UFB and all of the outstanding shares of capital stock of Merger Sub. At December 31, 2020, FFED had, on a consolidated basis, approximately $1.5 billion in assets, $1.1 billion in deposits, and stockholders’ equity of $143 million. FFED common stock is quoted on the OTC Pink market maintained by OTC Market Groups, Inc. under the symbol “FDLB.” There is a very limited public trading market for FFED common stock. Trades that have occurred cannot be characterized as amounting to an active market for FFED common stock.

Affiliation Subsidiary, Inc.

Merger Sub is a Nevada corporation headquartered in Evansville, Indiana. Merger Sub was incorporated to facilitate the Merger and does not have any material assets, liabilities, or business operations.

United Fidelity Bank, F.S.B.

UFB is a federal savings bank headquartered in Evansville, Indiana, with offices in Evansville, Carmel, Newburgh, Fort Branch, and Mount Vernon, Indiana; Saint Elmo and Chicago, Illinois; Aurora and Denver, Colorado; Destin, Fort Walton Beach, and Fort Myers, Florida; and Christiansted, U.S. Virgin Islands. UFB offers a wide variety of financial services including commercial, mortgage, and consumer lending, lease financing, trust account services, and depositor services.

American Capital Bancorp

ACB is a Nevada corporation headquartered in Carmel, Indiana. ACB owns all of the outstanding shares of common stock of ICB. At December 31, 2020, ACB had, on a consolidated basis, approximately $461 million in assets, $319 million in deposits, and stockholders’ equity of $57.3 million. ACB common stock is not listed on any stock market or quoted in any “over-the-counter” market. There is no established public trading market for ACB common stock.

International City Bank

ICB is a federal savings bank headquartered in Long Beach, California. ICB offers a comprehensive array of loan and deposit products, loan services, and other services including commercial real estate loans, commercial loans and lines of credit, letters of credit, SBA loans, checking, savings, money market and certificate of deposit accounts, merchant services, digital banking, including mobile banking, and cash management services.

The Merger (Page 43)

The Merger is one step in a series of related transactions which are being undertaken for the ultimate purpose of combining UFB and ICB. The Merger Agreement provides for the combination of FFED and ACB. At the effective time of the Merger, Merger Sub will merge with and into ACB, with ACB as the surviving corporation and as a wholly-owned subsidiary of FFED. Immediately prior to and following the completion of the Merger, certain affiliated entities of FFED and ACB will also be combined, including the merger of ICB with and into UFB, with UFB as the surviving bank. The Merger Agreement is attached to this proxy statement/offering circular as Annex A. Please carefully read the Merger Agreement as it is the legal document that governs the Merger.

8

In the Merger, ACB Stockholders will Receive FFED Common Stock and/or Cash (Page 56)

Subject to any adjustments provided for in the Merger Agreement, if the Merger is completed, except for certain shares of ACB common stock, each share of ACB common stock will be converted into the right to receive either 0.2083 shares of FFED common stock, $16.25 in cash, or a combination of FFED common stock and cash, provided, however, each share of ACB common stock owned by an ACB stockholder who owns, of record or beneficially, 2,500 shares of ACB common stock or less as of the deadline for making an election will be converted into the right to receive $16.25 in cash. Notwithstanding any election by an ACB stockholder to receive the stock merger consideration, the cash merger consideration, or a combination or the stock and cash merger consideration, at least 93% of the issued and outstanding shares of ACB common stock will be exchanged for FFED common stock. Each ACB stockholder will also receive cash (without interest) in lieu of any fractional shares that such stockholder would otherwise receive. See “Market for Common Stock and Dividends” beginning on page 135 for additional information relating to FFED common stock.

ACB Stockholder may be Entitled to Elect their Form of Merger Consideration (Page 56)

Subject to the allocation procedures in the Merger Agreement, each record ACB stockholder (or, in the case of nominee record holders, the beneficial owner) is entitled to elect to receive, in exchange for your shares of ACB common stock, either (i) the stock merger consideration, (ii) the cash merger consideration, (iii) a combination of the stock and cash merger consideration, or (iv) indicate that you have no preference, provided, however, each share of ACB common stock owned by an ACB stockholder who owns, of record or beneficially, 2,500 shares of ACB common stock or less as of the deadline for making an election will be converted into the right to receive the cash merger consideration. If you wish to elect the type of Merger Consideration you will receive in the Merger, subject to the allocation provisions in the Merger Agreement, you must submit a properly completed election form and other required materials to the Exchange Agent on or before the deadline for making an election.

Recommendation of ACB Board of Directors (Page 38)

The ACB board of directors has unanimously approved the Merger pursuant to the Merger Agreement; has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of ACB and its stockholders; and unanimously recommends that ACB stockholders vote “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal. For the material factors considered by the ACB board of directors in reaching its decision to approve the Merger Agreement, see “The Merger - ACB’s Reasons for the Merger; Recommendation of ACB’s Board of Directors” beginning on page 44.

Interests of ACB’s Directors and Executive Officers in the Merger (Page 49)

ACB’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of ACB stockholders generally. These interests include ownership of ACB common stock, continued indemnification and insurance coverage by FFED after the Merger, representation on the FFED and UFB boards of directors, and continued employment.

Opinions of ACB’s Financial Advisor (Page 46)

On February 4, 2021, ACB’s financial advisor, ProBank, rendered to the ACB and the FFED boards of directors its opinion letter as to the fairness, from a financial point of view, of the Merger Consideration to the ACB stockholders. ProBank updated its valuation report on July 2, 2021 and updated its fairness opinion letter on July 8, 2021 for the ACB and the FFED boards of directors. The full text of ProBank’s written opinions, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank in preparing the opinions, is included as Annexes C-1 and C-2 to this proxy statement/offering circular. ACB stockholders are urged to read the opinions in their entirety. ProBank’s opinions speak only as of the dates of the opinions. The opinions were solely for the information of, and were directed solely to, the ACB and the FFED boards of directors (in their respective capacities as such) in connection with its consideration of the financial terms of the Merger and are not to be relied upon by any other entity or person or used for any other purpose. The opinions addressed only the fairness, from a financial point of view, of the Merger Consideration to the ACB stockholders. They did not address the underlying business decision to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the ACB board of directors in connection with the Merger, and they do not constitute a recommendation to any ACB stockholder or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter.

9

The ACB Special Meeting Will be Held on [●], 2021 (Page 38)

The ACB Special Meeting will be held at will be held at the main office of ACB, located at 770 3rd Avenue SW, Carmel, IN 46032, at [●] local time, on [●], [●], 2021. At the ACB Special Meeting, stockholders will be asked to approve and adopt the Merger Agreement and, if necessary, approve one or more adjournments of the ACB Special Meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote (Page 38)

Only holders of record of ACB common stock at the close of business on the record date of [●], 2021, are entitled to notice of and to vote at the ACB Special Meeting. As of the record date, there were 4,404,895 shares of ACB common stock outstanding, held of record by 117 stockholders. Further, as of the record date, 289,109 shares of ACB common stock outstanding were considered to be "unaffiliated shares" of ACB common stock, held of record by 113 stockholders. Such number of stockholders do not reflect the number of individuals or institutional investors holding stock beneficially through banks, brokers, or other nominees.

Quorum; Vote Required (Page 38)

A quorum is necessary to hold the ACB Special Meeting. The required quorum for the transaction of business at the ACB Special Meeting shall exist when the holders of a majority of the outstanding shares of ACB common stock entitled to vote at the ACB Special Meeting are represented either in person or by proxy. Abstentions and “broker non-votes” (if any) will count as shares present for establishing a quorum.

Approval of the Merger Proposal requires (i) the affirmative vote of at least a majority of the outstanding shares of ACB common stock entitled to vote on the proposal and (ii) the affirmative vote of at least a majority of the outstanding “unaffiliated shares” of ACB common stock entitled to vote on the proposal. Approval of the Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal.

If you fail to vote, mark “ABSTAIN” on your proxy, or fail to instruct your bank, broker, or other nominee with respect to (i) the Merger Proposal, it will have the same effect as a vote “AGAINST” the proposal, and (ii) the Adjournment Proposal, it will have no effect on the proposal.

Approval by Unaffiliated Shares of ACB Common Stock (Page 39)

The Articles of Incorporation of ACB, as amended and restated (the “ACB Articles”) require certain business combinations, including mergers, with an entity that is an “affiliate” of a “controlling stockholder” of ACB to be approved by the holders of “unaffiliated shares” of ACB common stock. The Merger is subject to this requirement. For purposes of this vote requirement, ACB has determined that, as of the record date, 289,109 shares of ACB common stock, or approximately 6.6% of ACB’s outstanding shares of ACB common stock, are considered to be “unaffiliated shares” of ACB common stock.

Stock Ownership of Management; Voting Agreements (Pages 109, 67)

As of the record date, the directors and executive officers of ACB collectively beneficially owned 4,268,172 shares of ACB common stock, or approximately 96.9% of ACB’s outstanding shares of ACB common stock. This collective amount includes (i) 4,115,786 shares of ACB common stock beneficially owned by directors and executive officers who are also “controlling stockholders” of ACB, or approximately 93.4% of ACB’s outstanding shares of ACB common stock, and (ii) 152,386 shares of ACB common stock which are considered to be “unaffiliated shares” of ACB common stock, or approximately 52.7% of ACB’s outstanding “unaffiliated shares” of ACB common stock. Each ACB and ICB director has entered into a voting agreement, the form of which is included with this proxy statement/offering circular as Annex B, which requires each person to vote all of the shares of ACB common stock beneficially owned by him or her “FOR” the Merger Proposal.

Proxies, Voting, and Revocation (Pages 40, 41)

Whether or not you intend to be present at the ACB Special Meeting, the ACB board of directors requests that you sign, date, and return your proxy card, or vote via the Internet or by telephone, promptly. All properly executed proxies received prior to the ACB Special Meeting (including proper proxy submission by Internet or telephone) and not revoked before the vote at the ACB Special Meeting will be voted at the ACB Special Meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the proposals.

10

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the ACB Special Meeting:

•	delivering to ACB’s Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy card with a later date; or

•	attending the ACB Special Meeting and voting in person (although attendance at the ACB Special Meeting will not, by itself, revoke a proxy).

Conditions to Completion of the Merger (Page 67)

As more fully described in this proxy statement/offering circular and the Merger Agreement, the completion of the Merger depends on a number of mutual conditions being satisfied or waived, including approval of the Merger Agreement by ACB stockholders and receipt of required regulatory approvals.

Termination of the Merger Agreement (Page 68)

The Merger Agreement specifies a number of situations when FFED and ACB may terminate the Merger Agreement. For example, the Merger Agreement may be terminated at any time prior to the effective time of the Merger by mutual consent and by either party under specified circumstances, including if the Merger is not consummated by September 30, 2021, unless the delay is due to a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

Waiver or Amendment of Merger Agreement Provisions (Page 70)

At any time prior to the effective time of the Merger, a provision of the Merger Agreement may be waived by the party intended to benefit by the provision, or may be amended or modified by a written action taken by FFED and ACB.

Material U.S. Federal Income Tax Consequences of the Merger (Page 71)

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, neither FFED nor ACB have obtained, nor intend to obtain, an opinion of legal counsel regarding the U.S. federal income tax consequences of the Merger, and the completion of the Merger is not conditioned upon the receipt of an opinion from legal counsel regarding the U.S. federal income tax consequences of the Merger. The U.S. federal income tax consequences of the Merger to ACB stockholders will depend primarily on whether they exchange their ACB common stock solely for the stock merger consideration, solely for the cash merger consideration, or for a combination of the stock and cash merger consideration.

Regulatory Approvals Required for the Merger (Page 51)

To complete the transactions contemplated by the Merger Agreement, FFED and ACB need the prior approval, or a waiver from such approval requirement, of certain regulatory authorities, including the Board of Governors of the Federal Reserve System (“FRB”) and the Office of the Comptroller of the Currency (“OCC”). FFED and UFB have filed applications and notifications to obtain the required regulatory approvals, or a waiver from such approval requirement. FFED and ACB cannot predict, however, whether or when the required regulatory approvals or waivers will be obtained or whether any such approvals or waivers will not impose conditions, restrictions, or requirements that the board of directors of FFED reasonably determines in good faith would (i) following the effective time of the Merger, have a material adverse effect FFED, or (ii) materially reduce the benefits of the transactions contemplated by the Merger Agreement to such a degree that FFED would not have entered into the Merger Agreement had such conditions, restrictions, or requirements been known at such time.

UFB received a determination, dated April 9, 2021, from the OCC approving its application filed under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”) with respect to the Bank Merger.

11

Dissenters’ Rights (Page 53)

Under Nevada law, holders of ACB common stock have the right to dissent from, and obtain payment of the “fair value” of their shares of ACB common stock in connection with, the Merger. To perfect such dissenters’ rights, an ACB stockholder must not vote for the approval of the Merger Proposal and must strictly comply with all of the procedures required under Nevada law. These procedures are described more fully beginning on page 53. The relevant provisions of Nevada law are included as Annex D to this proxy statement/offering circular.

FFED and UFB Boards of Directors After the Merger (Page 50)

Following completion of the transactions contemplated by the Merger Agreement, the boards of directors of FFED and UFB will consist of individuals who were members of the boards of directors of FFED, ACB, UFB, or ICB, or more than one of such boards, prior to the completion of the Merger.

Rights of ACB Stockholders After the Merger (Page 81)

If the Merger is completed, ACB stockholders who receive FFED common stock in the Merger will become FFED stockholders, and their rights will continue to be governed by Nevada law, but will also be governed by the Articles of Incorporation of FFED, as amended and restated (the “FFED Articles”) and the Bylaws of FFED, as amended and restated (the “FFED Bylaws”), instead of the ACB Articles and the Bylaws of ACB, as amended and restated (the “ACB Bylaws”). There are certain differences in the rights of stockholders of the two companies. To review the material differences in these rights, see “Comparison of Rights of Stockholders” beginning on page 81.

Risk Factors (Page 17)

You should consider all the information contained in and included with this proxy statement/offering circular in deciding how to vote for the proposals presented in this proxy statement/offering circular. In particular, you should consider the factors described under “Risk Factors” beginning on page 17.

12

Selected Consolidated Historical Financial Data of FFED

The following table sets forth selected historical financial and other data of FFED as of the dates and for the periods indicated. The information as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 is derived from, and should be read together with, the audited consolidated financial statements and notes thereto of FFED that are included with this proxy statement/offering circular as Annex E. You should not assume the results of operations for any past periods indicate results for any future period.

	As of or For the Years Ended December 31,
(Dollars in thousands except per share data)	2020	2019
Balance Sheet - Period End
Total assets	$1,464,056	$1,037,985
Cash and cash equivalents	87,647	32,779
Securities available-for-sale	375,451	329,929
Securities held-to-maturity	321,436	240,780
Loans, net of allowance	371,851	209,185
Total deposits	1,101,510	769,425
Total borrowings	173,821	123,576
Total liabilities	1,320,802	924,101
Preferred stockholders’ equity	15,157	15,157
Common stockholders’ equity	128,097	98,727
Total stockholders’ equity	143,254	113,884
Statement of Operations
Interest income	26,910	24,051
Interest expense	9,080	9,780
Net interest income	17,830	14,271
Provision for loan losses	869	505
Net interest income after provision for loan losses	16,961	13,766
Non-interest income	30,733	24,664
Non-interest expense	30,263	26,791
Income before income taxes	17,431	11,639
Income tax expense (benefit)	(706)	1,159
Net income	18,137	10,480
Preferred stock dividend	1,244	1,244
Net income available to common stockholders	16,893	9,236
Per Common Share Data
Earnings per share - basic	9.62	5.93
Earnings per share - diluted	9.62	5.93
Cash dividends per share	0.20	0.20
Book value per share	66.09	63.38
Tangible book value per share	64.96	62.21
Weighted average common shares outstanding - basic	1,756,352	1,557,751
Weighted average common shares outstanding - diluted	1,756,352	1,557,751
Selected Financial Ratios
Net interest margin on TE basis	2.18%	2.17%
Efficiency ratio	63.45%	69.71%
Efficiency ratio on TE basis	59.27%	64.98%
Return on average assets	1.50%	1.10%
Return on average stockholders’ equity	14.51%	10.06%
Regulatory Capital Ratios(1)
Common equity tier 1 capital (to risk-weighted assets)	17.3%	24.9%
Tier 1 capital (to average assets)	9.1%	8.7%
Tier 1 capital (to risk-weighted assets)	17.3%	24.9%
Total risk-based capital (to risk-weighted assets)	18.4%	26.8%
Asset Quality Ratios
Allowance for loan losses to total loans	0.75%	1.04%
Allowance for loan losses to non-performing loans	53.04%	54.83%
Non-performing loans to total loans	1.56%	2.05%
Non-performing assets to total assets	0.82%	0.51%
Net charge-offs to average total loans	0.09%	0.08%

(1) Ratios are for UFB

13

Selected Consolidated Historical Financial Data of ACB

The following table sets forth selected historical financial and other data of ACB as of the dates and for the periods indicated. The information as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 is derived from, and should be read together with, the audited consolidated financial statements and notes thereto of ACB that are included with this proxy statement/offering circular as Annex F. You should not assume the results of operations for any past periods indicate results for any future period.

	As of or For the Years Ended December 31,
(Dollars in thousands except per share data)	2020	2019
Balance Sheet - Period End
Total assets	$461,225	$372,489
Cash and cash equivalents	2,506	4,917
Securities available-for-sale	148,573	119,432
Securities held-to-maturity	85,930	72,303
Loans, net of allowance	162,384	129,743
Total deposits	318,546	251,455
Total borrowings	67,529	70,984
Total liabilities	400,752	329,573
Noncontrolling interest	3,200	-
Common stockholders’ equity	57,273	42,916
Total stockholders’ equity	60,473	42,916
Statement of Operations
Interest income	11,790	9,844
Interest expense	2,433	3,747
Net interest income	9,358	6,097
Provision for loan losses	400	-
Net interest income after provision for loan losses	8,958	6,097
Non-interest income	1,937	2,052
Non-interest expense	9,803	9,220
Income (loss) before income taxes	1,091	(1,070)
Income tax expense (benefit)	(649)	(822)
Net income attributable to noncontrolling interest	13	-
Net income (loss)	1,727	(248)
Per Common Share Data
Earnings per share - basic	0.44	(0.07)
Earnings per share - diluted	0.44	(0.07)
Cash dividends per share
Book value per share	13.55	11.80
Tangible book value per share	13.55	11.80
Weighted average common shares outstanding - basic	3,926,094	3,416,547
Weighted average common shares outstanding - diluted	3,926,094	3,416,547
Selected Financial Ratios
Net interest margin on TE basis	2.86%	2.59%
Efficiency ratio	89.98%	113.14%
Efficiency ratio on TE basis	81.76%	103.54%
Return on average assets	0.41%	(0.08)%
Return on average stockholders’ equity	3.46%	(0.64)%
Regulatory Capital Ratios(1)
Common equity Tier 1 capital (to risk-weighted assets)	19.6%	18.9%
Tier 1 capital (to adjusted total assets)	9.1%	8.5%
Tier 1 capital (to risk-weighted assets)	21.5%	18.9%
Total capital (to risk-weighted assets)	22.5%	19.9%
Asset Quality Ratios
Allowance for loan losses to total loans	1.15%	1.12%
Allowance for loan losses to non-performing loans	7,012.87%	2,775.23%
Non-performing loans to total loans	0.02%	0.04%
Non-performing assets to total assets	0.01%	0.01%
Net charge-offs to average total loans	(0.02)%	(0.07)%

(1) Ratios are for ICB

14

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table shows selected unaudited pro forma condensed combined financial data about the financial condition and results of operations of FFED giving effect to the Merger. The selected unaudited pro forma condensed combined financial data assumes that the Merger is accounted for under the acquisition method of accounting. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below gives effect to the Merger as if it had taken place on December 31, 2020. The information under “Unaudited Pro Forma Condensed Combined Statement of Income Data” in the table below gives effect to the Merger as if it had taken place on January 1, 2020. This selected unaudited pro forma condensed combined financial data has been prepared for illustrative purposes only and is based on currently available information and assumptions and estimates considered appropriate by FFED’s management; however, it is not necessarily indicative of what the combined company’s consolidated financial condition or results of operations actually would have been assuming the Merger had been completed as of the dates or for the periods indicated, nor does it purport to represent the combined company’s consolidated balance sheet or statement of income for future periods. Future results may vary significantly from the results reflected due to various factors, including those discussed in “Risk Factors” beginning on page 17. The information presented below should be read together with the historical consolidated financial statements, including the related notes, of FFED and ACB that are included with this proxy statement/offering circular as Annexes E and F and the unaudited pro forma condensed combined financial data, including the related notes, appearing elsewhere in this proxy statement/offering circular. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 75.

(Dollars in thousands)	As of or For the Year Ended December 31, 2020
Unaudited Pro Forma Condensed Combined Balance Sheet Data
Total assets	$1,914,071
Cash and cash equivalents	78,943
Securities available-for-sale	524,024
Securities held-to-maturity	406,511
Loans, net of allowance	534,235
Total deposits	1,408,846
Total borrowings	241,350
Total liabilities	1,710,344
Preferred stockholders’ equity	15,157
Common stockholders’ equity	185,370
Total stockholders’ equity	200,527
Noncontrolling interest	3,200
Unaudited Pro Forma Condensed Combined Statement of Income Data
Interest income	$38,700
Interest expense	11,513
Net interest income	27,187
Provision for loan losses	1,269
Net income after provision for loan losses	25,918
Non-interest income	32,670
Non-interest expense	40,066
Income before income taxes	18,522
Income tax expense	(1,355)
Net income	19,877
Preferred stock dividend	1,244
Net income available to common stockholders	18,633

15

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table sets forth for FFED and ACB common stock certain historical, pro forma, and pro forma equivalent per share financial data. The pro forma and pro forma equivalent per share data gives effect to the Merger as if the transaction had been effective on the date presented, in the case of book value data, and as if the transaction had been effective on January 1, 2020, in the case of the income and dividend data. The pro forma data in the table assumes that the Merger is accounted for under the acquisition method of accounting. This data is presented for illustrative purposes only and is unaudited. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the dates or for the periods indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma data, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the Merger and, accordingly, does not attempt to predict or suggest future results.

			Equivalent
	FFED	ACB	Pro Forma
	Historical	Historical	Combined(1)
Basic Earnings Per Share
For the year ended December 31, 2020	$ 9.62	$ 0.44	$ 7.24
Diluted Earnings Per Share
For the year ended December 31, 2020	$ 9.62	$ 0.44	$ 7.24
Cash Dividends Per Share
For the year ended December 31, 2020	$ 0.20	-	$ 0.14
Book Value Per Share
As of December 31, 2020	$66.09	$13.55	$71.13

Common Shares Outstanding as of December 31, 2020	1,938,317	4,228,143	2,819,039
Weighted Average Common Shares Outstanding – Income & Dividend Data	1,756,352	3,926,094	2,574,158

(1)	Equivalent pro forma combined common shares outstanding as of December 31, 2020 is calculated by multiplying the ACB Historical common shares outstanding by the 0.2083 exchange ratio and adding the product to the FFED Historical common shares outstanding as of December 31, 2020. This calculation does not reflect the receipt of cash by ACB stockholders.

16

RISK FACTORS

In addition to general investment risks and the other information contained in this proxy statement/offering circular, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 36, you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this proxy statement/offering circular.

Summary

The Merger and FFED’s business is subject to a number of risks, including risks that may prevent FFED from achieving its business objectives or may adversely affect its business, financial condition, results of operations, cash flows, and prospects. These risks are discussed more fully below. These risks include, but are not limited to, the following:

Risks Related to the Merger

•	Even though the FFED common stock is very thinly-traded, because it is quoted on the OTC Pink Market, the price may fluctuate between now and the closing of the Merger, and ACB stockholders receiving the stock merger consideration may not know until the effective date of the Merger the market value of the consideration they will receive in the Merger;

•	Combining FFED and ACB may be more difficult, costly, or time-consuming than expected, and the anticipated benefits and cost savings of the Merger may not be realized;

•	FFED may find it difficult to effectively integrate the operations of ACB;

•	The combined company may be unable to retain FFED and/or ACB personnel successfully after the Merger is completed;

•	ACB stockholders may not receive the form of Merger Consideration that they elect or that they desire to receive;

•	ACB’s directors and executive officers have interests in the Merger that differ from the interests of ACB’s other stockholders;

•	Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Merger;

•	Holders of ACB common stock will exercise less influence over management after the Merger;

•	The Merger may fail to qualify as a “reorganization” for U.S. federal income tax purposes;

Risks Related to FFED’s Business, Operations, and Common Stock

•	FFED is subject to various risks associated with COVID-19;

•	FFED’s business may be adversely affected by conditions in the financial markets and economic conditions generally and in the markets in which it operates;

•	Changes in interest rates, including volatility stemming from the COVID-19 pandemic, may adversely affect FFED;

•	FFED is subject to credit risk, which has increased as a result of the COVID-19 pandemic;

•	A lack of liquidity could affect FFED’s operations and jeopardize FFED’s financial condition;

•	FFED’s allowance for loan losses may be insufficient, and increases in the allowance for loan losses could result in a decrease in net income;

17

•	FFED may foreclose on collateral property and become subject to the increased costs associated with ownership of real property;

•	FFED is dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect its business;

•	FFED is subject to a variety of operational risks, including reputational risk, legal and compliance risk, and the risk of fraud or theft by employees or outsiders;

•	FFED’s operational systems and networks are subject to an increasing risk of continually evolving cybersecurity or other technological risks;

•	The financial services industry is characterized by rapid technological change, and if FFED fails to keep pace, its business may suffer;

•	FFED may need to raise capital that may not ultimately be available to it;

•	FFED and UFB are subject to extensive supervision and regulation, which is subject to change, the compliance or noncompliance with which could adversely affect FFED and UFB;

•	UFB is subject to capital requirements and failure to meet minimum capital ratios may result in regulatory restrictions and impact its ability to pay dividends, repurchase stock, or pay discretionary bonuses;

•	FFED common stock currently has a limited trading market and is thinly-traded, and there can be no assurance that a more liquid market for FFED common stock will develop after the Merger; and

•	FFED ownership will continue to be concentrated in one controlling stockholder group following the Merger.

Risks Related to the Merger

Because the market price of FFED common stock may fluctuate, ACB stockholders who receive the stock merger consideration may not know until the effective date of the Merger the market value of the consideration they will receive in the Merger.

Subject to the allocation provisions which require at least 93% of the issued and outstanding shares of ACB common stock will be exchanged for FFED common stock and any adjustments provided for in the Merger Agreement, if the Merger is completed, except for certain shares of ACB common stock, each share of ACB common stock will be converted into the right to receive either 0.2083 shares of FFED common stock, $16.25 in cash, or a combination of FFED common stock and cash, provided, however, each share of ACB common stock owned by an ACB stockholder who owns, of record or beneficially, 2,500 shares of ACB common stock or less as of the deadline for making an election will be converted into the right to receive $16.25 in cash.

Even though the FFED common stock is very thinly-traded, because it is quoted on the OTC Pink Market, the price may fluctuate between now and the closing of the Merger, and ACB stockholders receiving the stock merger consideration may not know until the effective date of the Merger the market value of the consideration they will receive in the Merger. If there are any fluctuations in the value of FFED common stock prior to the date the Merger is completed, the value of the shares of FFED common stock exchanged for shares of ACB common stock may be greater than, less than, or equal to its value at the time of this proxy statement/offering circular or any other time. Changes in the price of the FFED common stock may result from a variety of factors, including, among others, general market and economic conditions, changes in FFED’s or UFB’s business, operations, and prospects, and market assessment of the likelihood that the Merger will be completed as anticipated or at all, and regulatory considerations. Many of these factors are beyond FFED’s control.

If there are changes in FFED’s stock price, the market value of the shares of FFED common stock that ACB stockholders may receive at the time that the Merger is completed could be lower or higher than the value of such shares immediately before the public announcement of the Merger, on the date of this proxy statement/offering circular, on the date of the ACB Special Meeting, or on the date on which the ACB stockholders actually receive their shares of FFED common stock. Accordingly, at the time of the ACB Special Meeting, ACB stockholders may not know or be able to calculate the exact market value of FFED common stock that stockholders will receive upon completion of the Merger.

18

Combining FFED and ACB may be more difficult, costly, or time-consuming than expected, and the anticipated benefits and cost savings of the Merger may not be realized.

The success of the Merger will depend, in part, on FFED’s ability to realize the anticipated benefits and cost savings from combining the businesses of FFED and ACB and doing so in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of FFED or ACB or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, FFED must successfully combine the businesses of FFED and ACB. If FFED is not able to achieve these objectives, the anticipated benefits and cost savings of the Merger may not be realized fully, or at all, or may take longer to realize than expected.

FFED and ACB have operated, and, until the completion of the Merger, will continue to operate independently. To realize anticipated benefits from the Merger, after the completion of the Merger, FFED will integrate ACB’s business into its own. The integration process in the Merger could result in the loss of key employees, the disruption of each party’s ongoing business, inconsistencies in standards, controls, procedures, and policies that adversely affect either party’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the Merger. The loss of key ACB employees could adversely affect FFED’s ability to successfully conduct its business in the markets in which ACB now operates, which could, in turn, have an adverse effect on FFED’s financial results and thereby the value of FFED’s common stock. If FFED experiences difficulties with the integration process, the anticipated benefits of the Merger may not be realized, fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be disruptions that cause FFED and ACB to lose customers or cause customers to withdraw their deposits, or other unintended consequences that could have a material adverse effect on FFED’s results of operations or financial condition after the Merger. These integration matters could have an adverse effect on each of ACB, ICB, FFED, and UFB during this transition period and for an undetermined period after consummation of the Merger.

FFED may find it difficult to effectively integrate the operations of ACB.

The future operating performance of the combined company will depend, in part, on the success of combining FFED and ACB. The success of the Merger will, in turn, depend on a number of factors, including (i) the integration of the operations and branches acquired from ICB into UFB’s current operations, (ii) retention of deposits and customers, (iii) control over the incremental increase in noninterest expense arising from the Merger in a manner that enables the combined company to improve its overall operating efficiencies, and (iv) retention and integration of the appropriate personnel. The integration of FFED and ACB following the transactions contemplated by the Merger Agreement will require the dedication of time and resources of both companies’ management and may temporarily distract managements’ attention from the day-to-day business of the companies. If FFED and ACB are unable to successfully integrate, FFED may not be able to realize expected operating efficiencies and eliminate redundant costs.

The combined company may be unable to retain FFED and/or ACB personnel successfully after the Merger is completed.

The success of the Merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by FFED and ACB. It is possible that these employees may decide not to remain with FFED or ACB, as applicable, while the Merger is pending or with the combined company after the Merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating ACB to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, FFED and ACB may not be able to locate suitable replacements for any key employees who leave either company, or to offer employment to potential replacements on reasonable terms.

19

ACB will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees, suppliers, and customers may have an adverse effect on ACB. These uncertainties may impair ACB’s ability to attract, retain, and motivate key personnel until the Merger is completed, and could cause customers, suppliers, and others who deal with ACB to seek to change existing business relationships with ACB. ACB employee retention and recruitment may be particularly challenging prior to the effective time of the Merger, as employees and prospective employees may experience uncertainty about their future roles with FFED. In addition, the Merger Agreement requires, subject to limited exceptions, that ACB operate in the ordinary course of business consistent with past practice prior to the effective time of the Merger or termination of the Merger Agreement. These restrictions may prevent ACB from pursuing attractive business opportunities that may arise prior to the completion of the Merger.

The Merger may divest the attention of management of FFED and ACB from their other responsibilities.

The Merger could cause the respective management groups of FFED and ACB to focus their time and energies on matters related to the Merger that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management could affect its ability to service existing business and develop new business and thereby adversely affect the business and earnings of FFED or ACB before the Merger, or the business and earnings of the combined company after the Merger.

The unaudited pro forma condensed combined financial data included in this proxy statement/offering circular is preliminary and the actual financial condition and results of operations of FFED after the Merger may differ materially.

The unaudited pro forma condensed combined financial data in this proxy statement/offering circular is presented for illustrative purposes only. FFED will account for the Merger as a transaction between entities under common control in accordance with accounting principles generally accepted in the United States of America. Accordingly, FEED will recognize the assets and liabilities of ACB at their carrying amounts on the books of ACB at the date of the transaction which is akin to the pooling-of-interests method. FFED will report the results of operations for the period in which the Merger is completed as if the Merger took place at the beginning of the reporting period. Financial statements for any prior years presented will be retrospectively adjusted to give effect to the Merger. The unaudited pro forma condensed combined financial statements reflect the application of this method as of December 31, 2020 and for the year then ended. For more information, please see “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 75.

You may not receive the form of Merger Consideration that you elect or that you desire to receive.

The Merger Consideration to be received by ACB stockholders in the Merger is subject to the requirement that at least 93% of the issued and outstanding shares of ACB common stock will be exchanged for FFED common stock. The Merger Agreement contains allocation provisions to achieve this desired result. If you elect the cash merger consideration for all or some of your shares and the cash merger consideration is oversubscribed, then you will receive the stock merger consideration for a portion of your shares, assuming you are an ACB stockholder which is eligible to receive the stock merger consideration.

Further, the Merger Agreement provides that each share of ACB common stock owned by an ACB stockholder who owns, of record or beneficially, 2,500 shares of ACB common stock or less as of the deadline for making an election will be converted into the right to receive the cash merger consideration. Any such stockholder is ineligible to receive the stock merger consideration and will only receive the cash merger consideration, regardless of their desire to receive the stock merger consideration for all or a portion of their shares.

Accordingly, there is a risk that you will receive all or a portion of the Merger Consideration in the form that you do not elect or do not desire to receive, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected or desired to receive, including with respect to the recognition of taxable gain to the extent cash is received.

Termination of the Merger Agreement could negatively impact FFED or ACB.

If the Merger Agreement is terminated, FFED’s or ACB’s business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger. Additionally, if the Merger Agreement is terminated, the market price of FFED’s or ACB’s common stock could decline to the extent that the current market prices reflect a market assumption that the Merger will be completed. Furthermore, costs relating to the Merger, such as legal, accounting, and financial advisory fees, must be paid even if the Merger is not completed.

20

The fairness opinions received by ACB in connection with the Merger are not likely to be updated before completion of the Merger.

The fairness opinions rendered by ProBank, financial advisor to ACB, included as Annexes C-1 and C-2 to this proxy statement/offering circular, are based upon information available as of the date of such opinions. The opinions are not expected to be updated again to reflect changes that may occur or may have occurred after the date on which they were delivered, including changes to the operations and prospects of ACB, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of ACB or the prices of shares of ACB common stock by the time the Merger is completed. The opinions do not speak as of the date the Merger will be completed or as of any date other than the dates of the opinions. ACB does not currently anticipate asking its financial advisor to update the opinion prior to the time the Merger is completed. For a description of the opinions that ACB received from its financial advisor, please see “The Merger - Opinions of ACB’s Financial Advisor” beginning on page 46.

ACB’s directors and executive officers have interests in the Merger that differ from the interests of ACB’s other stockholders.

ACB stockholders should be aware that some of ACB’s directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of ACB stockholders generally. ACB’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the Merger Agreement, and in recommending that ACB stockholders vote in favor of the Merger Proposal. These interests may cause directors and executive officers of ACB to view the Merger Proposal differently than other ACB stockholders. For a more complete description of these interests, please see “The Merger - Interests of ACB’s Directors and Executive Officers in the Merger” beginning on page 49.

Regulatory approvals (or waivers from such approval requirements) may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Merger.

Before the Merger and the Bank Merger may be completed, FFED and ACB must obtain approvals (or waivers from such approval requirements) from the FRB and the OCC. Other entities affiliated with FFED and ACB must also obtain approvals (or waivers from such approval requirements) from the FRB. Other approvals, waivers, or consents from regulators may also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger - Regulatory Approvals.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the Merger or the Bank Merger or require changes to the terms of the Merger or the Bank Merger. Such conditions or changes could have the effect of delaying or preventing completion of the Merger or the Bank Merger or imposing additional costs on or limiting the revenues of the combined company following the Merger and the Bank Merger, any of which might have an adverse effect on the combined company following the Merger.

The OCC has approved UFB’s application filed under the Bank Merger Act with respect to the Bank Merger. However, there can be no assurance as to whether any deadlines or other conditions imposed in connection with such approval will be satisfied or whether such approval will be later reconsidered, modified, suspended, or revoked by the applicable regulatory agency.

See “The Merger - Regulatory Approvals” beginning on page 51.

If the Merger is not completed, FFED and ACB will have incurred substantial expenses without realizing the expected benefits of the Merger.

FFED and ACB have incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, as well as the costs and expenses of printing and mailing this proxy statement/offering circular and all filing and other fees paid to regulatory authorities in connection with the Merger. If the Merger is not completed, FFED and ACB would have incurred these expenses without realizing the expected benefits of the Merger.

21

Holders of ACB common stock will have a reduced ownership and voting interest in the combined company after the Merger and will exercise less influence over management after the Merger.

Holders of ACB common stock currently have the right to vote in the election of the board of directors and on other matters affecting ACB. Upon completion of the Merger, each ACB stockholder who receives shares of FFED common stock will become a stockholder of FFED, with a percentage ownership of FFED that is smaller than the stockholder’s percentage ownership of ACB (assuming the stockholder is not also a stockholder of FFED prior to completion of the Merger). It is expected that former ACB stockholders as a group will receive shares in the Merger constituting approximately 31.8% of the outstanding shares of FFED common stock immediately after the Merger. Accordingly, ACB stockholders may have less influence on the management and policies of FFED than they now have on the management and policies of ACB.

If the Merger is completed, ACB stockholders who receive FFED common stock will become FFED stockholders and will have different rights than their current rights.

Upon completion of the Merger, ACB stockholders who receive FFED common stock will become FFED stockholders. As a FFED stockholder your rights as a stockholder will continue to be governed by Nevada law, but differences in the ACB Articles and ACB Bylaws and the FFED Articles and FFED Bylaws will result in changes to the rights of ACB stockholders who become FFED stockholders. Please see “Comparison of Rights of Stockholders” beginning on page 81 for a discussion of the material differences associated with FFED common stock.

The Merger may fail to qualify as a “reorganization” for U.S. federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your shares of ACB common stock.

FFED and ACB intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, neither FFED nor ACB have obtained, nor intend to obtain, an opinion of legal counsel regarding the U.S. federal income tax consequences of the Merger, and the completion of the Merger is not conditioned upon the receipt of an opinion from legal counsel regarding the U.S. federal income tax consequences of the Merger. In addition, neither FFED nor ACB has requested nor does either of them intend to request a ruling from the United States Internal Revenue Service (“IRS”) as to the U.S. federal income tax consequences of the Merger. There can be no assurance that the IRS will not assert, or that a court will not sustain, a position contrary (with retroactive effect) to the intention of FFED and ACB. If the Merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of ACB common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the shares of FFED common stock and/or cash received in exchange for that share of ACB common stock upon completion of the Merger. The consequences of the Merger to any particular ACB stockholder will depend on that stockholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the Merger to you.

Lawsuits challenging the Merger may be filed against FFED and/or ACB, and an adverse judgment in any such lawsuit or any future similar lawsuits may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

ACB stockholders may file lawsuits against FFED, ACB, and/or the directors and officers of either company in connection with the Merger. One of the conditions to the closing of the Merger is that none of FFED, ACB, or any of their subsidiaries are subject to any law or governmental order which prohibits, prevents, or makes illegal the completion of the Merger, and no material claim, litigation, or proceeding has been initiated or threatened relating to the Merger Agreement or the Merger or seeking to prevent the completion of the Merger. If any plaintiff were successful in obtaining an injunction prohibiting FFED or ACB defendants from completing the Merger on the agreed upon terms, then such injunction may prevent the Merger from becoming effective or from becoming effective within the expected timeframe and could result in significant costs to FFED and/or ACB, including any cost associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect FFED’s business, financial condition, results of operations, and cash flow.

22

Risks Related to FFED’s Business, Operations, and Common Stock

Unless the context indicates otherwise, all references in this section to “FFED” refer to Fidelity Federal Bancorp and its consolidated subsidiaries, including United Fidelity Bank, F.S.B.

Risks Related to Economic and Market Conditions

The outbreak of COVID-19, or other such epidemic, pandemic, or outbreak of a highly contagious disease, occurring in the United States or in the geographies in which it conducts operations, could adversely affect FFED’s business operations, asset valuations, financial condition, and results of operations.

FFED’s business is dependent upon the willingness and ability of its customers to conduct banking and other financial transactions. The COVID-19 outbreak, or an outbreak of another highly contagious or infectious disease, could negatively impact the ability of its employees and customers to conduct such transactions and disrupt the business activities and operations of FFED’s customers in the geographic areas in which it operates. The spread of the COVID-19 virus had an impact on FFED’s operations during fiscal year 2020, and it expects that the virus will continue to have an impact on the business, financial condition, and results of operations of FFED and its customers during fiscal year 2021. The COVID-19 pandemic has caused changes in the behavior of customers, businesses, and employees of FFED, including illness, quarantines, social distancing practices, cancellation of events and travel, business and school shutdowns, reduction in commercial activity and financial transactions, supply chain interruptions, increased unemployment, and overall economic and financial market instability. Future effects, including additional actions taken by federal, state, and local governments to contain COVID-19 or treat its impact, are unknown. Any sustained disruption to FFED’s operations is likely to negatively impact its financial condition and results of operations. Notwithstanding FFED’s contingency plans and other safeguards against pandemics or another contagious disease, the spread of COVID-19 could also negatively impact the availability of FFED’s personnel who are necessary to conduct its business operations, as well as potentially impact the business and operations of its third party service providers who perform critical services for it. If the response to contain COVID-19, or another highly infectious or contagious disease, is unsuccessful, FFED could experience a material adverse effect on its business operations, asset valuations, financial condition, and results of operations. Material adverse impacts may include all or a combination of valuation impairments on FFED’s intangible assets, investments, loans, loan servicing rights, deferred tax assets, or counter-party risk derivatives.

FFED’s business may be adversely affected by conditions in the financial markets and economic conditions generally and in the markets in which it operates.

FFED’s financial performance generally, and in particular the ability of borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services that FFED offers, is highly dependent upon the business environment in the markets where FFED operates and in the U.S. as a whole. An economic downturn or sustained, high unemployment levels, decreased investor or business confidence, trade wars and the imposition of tariffs on goods purchased or sold by our customers, the effect of a pandemic, epidemic, or outbreak of an infectious disease on our customers, stock market volatility, and other factors beyond our control may have a negative effect on the ability of our borrowers to make timely repayments of their loans (thereby, increasing the risk of loan defaults and losses), the value of collateral securing those loans, demand for loans and other products and services we offer, and our deposit levels and composition. Management allocates significant resources to mitigate and respond to risks associated with the current economic conditions, however, such conditions cannot be predicted or controlled. Therefore, such conditions, including a reduction in spending, a flatter yield curve, and extended low interest rates, could adversely affect the credit quality of FFED’s loans, and/or FFED’s results of operations and financial condition.

Changes in interest rates may have an adverse effect on FFED’s results of operation and financial condition.

FFED’s earnings and cash flows are dependent to a large degree on net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. An institution’s net interest income is significantly affected by market rates of interest that in turn are affected by prevailing economic conditions, by the fiscal and monetary policies of the federal government, and by the policies of various regulatory agencies. The FRB regulates the national money supply in order to manage recessionary and inflationary pressures. In doing so, the FRB may use techniques such as engaging in open market transactions of U.S. Government securities, changing the discount rate, and changing reserve requirements against bank deposits. The use of these techniques may also affect interest rates charged on loans and paid on deposits. The interest rate environment, which includes both the level of interest rates and the shape of the U.S. Treasury yield curve, has a significant impact on FFED’s net interest income and may also impact the value of FFED’s securities portfolio. Like all financial institutions, FFED’s balance sheet is affected by fluctuations in interest rates. Volatility in interest rates can also result in disintermediation, which is the flow of deposits away from financial institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than bank deposit products. Although management of FFED believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on FFED’s results of operations, any substantial, unexpected, or prolonged change in market interest rates could have a material adverse effect on FFED’s financial condition and results of operations.

23

Interest rate volatility stemming from the COVID-19 pandemic could negatively affect FFED’s net interest income, lending activities, deposits, and profitability.

FFED’s net interest income, lending activities, deposits, and profitability could be negatively affected by volatility in interest rates caused by uncertainties stemming from COVID-19. In March 2020, the FRB lowered the target range for the federal funds rate to a range from 0 to 0.25 percent, citing concerns about the impact of COVID-19 on markets and the economy in general. The FRB has also taken actions to stabilize financial markets and support to the flow of credit. A prolonged period of extremely volatile and unstable market conditions would likely increase our funding costs and negatively affect market risk mitigation strategies. Higher income volatility from changes in interest rates and spreads to benchmark indices could cause a loss of future net interest income and a decrease in current fair market values of our assets. Fluctuations in interest rates will impact both the level of income and expense recorded on most of our assets and liabilities and the market value of all interest-earning assets and interest-bearing liabilities, which in turn could have a material adverse effect on our net income, operating results, or financial condition.

Changes to the London Inter-Bank Offered Rate (“LIBOR”) may adversely impact the value of, and the return on, FFED’s financial instruments that are indexed to LIBOR.

FFED has financial instruments which have a rate indexed to LIBOR. The United Kingdom Financial Conduct Authority (“FCA”), which regulates LIBOR, announced in July 2017 that it will no longer persuade or compel banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. This announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021.

In December 2020, the LIBOR administrator published a consultation regarding its intention to delay the date on which it will cease publication of U.S. dollar LIBOR from December 31, 2021 to June 30, 2023 for the most common tenors of U.S. dollar LIBOR (i.e., overnight and 1-, 3-, 6-, and 12-month), but indicated no new contracts using U.S. dollar LIBOR should be entered into after December 31, 2021. Publication of non-U.S. dollar LIBOR as well as 1-week and 2-month tenors of U.S. dollar LIBOR would continue to cease December 31, 2021. Following a comment period on the consultation, on March 5, 2021, the LIBOR administrator published a feedback statement stating that it must cease publication after such dates as it will not have access to input data necessary to calculate LIBOR settings on a representative basis beyond such dates, unless the FCA requires it to continue publication using a changed methodology. Notwithstanding such announcements, there is no assurance that LIBOR will not become unrepresentative before the applicable cessation date and it is unclear if the FCA will require continue publication of LIBOR, and, if so, for which currencies or tenors, using a changed methodology. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease or continue to be published before or after December 31, 2021 or June 30, 2023, as applicable, or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere.

As a result of the 2017 announcement, regulators, industry groups, and committees have, among other things, published recommended fallback language for financial instruments indexed to LIBOR, identified and recommended alternatives to LIBOR, and proposed implementations of the recommended alternatives in floating-rate financial instruments. For example, the Alternative Reference Rate Committee, a committee of private-market derivative participants and their regulators convened by the FRB to identity alternative reference interest rates, announced a Secured Overnight Funding Rate, a broad Treasuries overnight repurchase agreement (repo) financing rate, as its preferred alternative to U.S. dollar LIBOR. It is currently unknown whether any of these recommendations and proposals will be broadly accepted, whether they will continue to evolve, and what effect of their implementation may have on the markets for floating-rate financial instruments. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect LIBOR and the value of financial instruments indexed to LIBOR in FFED’s portfolio and may impact the availability and cost of hedging instruments and borrowings.

24

Transition from LIBOR could create considerable costs and additional risk for FFED. Since proposed alternative reference rates are calculated differently, payments under contracts indexed to new rates will differ from those indexed to LIBOR. The transition will change FFED’s market risk profiles, requiring changes to risk and pricing models, valuation tools, product design, and hedging strategies. Further, FFED’s failure to adequately manage this transition process with its customers could impact its reputation and may subject it to disputes or litigation with its customers over the appropriateness or comparability to LIBOR of the substitute indices. Although FFED is currently unable to assess what the ultimate impact of the transition from LIBOR will be, any market-wide transition away from LIBOR could have an adverse effect on its business, financial condition and results of operations.

Risks Related to Business and Operations

FFED is subject to credit risk and its results of operations are significantly affected by the ability of borrowers to repay their loans.

A significant source of risk for FFED stems from the possibility that losses will be sustained by FFED because borrowers, guarantors, and related parties may fail to perform in accordance with the terms of their loan agreements. While most of FFED’s loans are secured, some loans are unsecured. With respect to the secured loans, the collateral securing the repayment of these loans may be insufficient to cover the obligations owed under such loans. Collateral values may be adversely affected by changes in economic, environmental, and other conditions, including declines in the value of real estate, changes in interest rates, and changes in monetary and fiscal policies of the federal government, widespread disease, terrorist activity, environmental contamination, and other external events. In addition, collateral appraisals that are out of date or that do not meet industry recognized standards may create the impression that a loan is adequately collateralized when it is not. FFED has adopted underwriting and credit monitoring procedures and policies, including regular reviews of appraisals and borrower financial statements, that management believes are appropriate to mitigate the risk of loss. An increase in nonperforming loans could result in a net loss of earnings from these loans, an increase in the provision for loan losses and an increase in loan charge-offs, all of which could have a material adverse effect on FFED’s financial condition and results of operations.

FFED is subject to increasing credit risk as a result of the COVID-19 pandemic, which could adversely impact its profitability.

As the overall economic climate in the U.S. generally, and in FFED’s market areas specifically, experience material disruption due to the COVID-19 pandemic, FFED’s borrowers may experience difficulties in repaying their loans. Additionally, governmental actions may provide payment relief to borrowers affected by COVID-19 and preclude FFED’s ability to initiate foreclosure proceedings in certain circumstances. As a result, the collateral FFED holds may decrease in value or become illiquid, and the level of our nonperforming loans, charge-offs, and delinquencies could rise and require significant additional provisions for credit losses.

Bank regulatory agencies and various governmental authorities have urged financial institutions to work prudently with borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19. FFED is, and has been, actively working to support its borrowers to mitigate the impact of the COVID-19 pandemic on them and on its loan portfolio, including through loan modifications that defer payments for those who experienced a hardship as a result of the COVID-19 pandemic. Although recent regulatory guidance provides that such loan modifications are exempt from the calculation and reporting of troubled debt restructurings and loan delinquencies, FFED cannot predict whether such loan modifications may ultimately have an adverse impact on its profitability in future periods. FFED’s inability to successfully manage the increased credit risk caused by the COVID-19 pandemic could have a material adverse effect on its business, financial condition and results of operations.

25

A lack of liquidity could affect FFED’s operations and jeopardize FFED’s financial condition.

FFED requires liquidity to fund asset growth, meet customer loan requests, meet customer deposit maturities and withdrawals, and make payments on obligations as they come due. FFED’s access to funding sources in amounts adequate to finance its activities or on terms that are acceptable to it could be impaired by factors that affect it specifically or the financial services industry or the general economy. Factors that could reduce FFED’s access to liquidity sources include a downturn in the markets in which its loans are concentrated or adverse regulatory actions against FFED. FFED’s access to deposits may also be affected by the liquidity needs of depositors. FFED may not be able to replace maturing deposits and advances as necessary in the future, especially if a large number of depositors sought to withdraw their deposits, regardless of the reason. A failure to maintain adequate liquidity could have a material adverse effect on FFED’s business, financial condition, and result of operations.

FFED’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses.

FFED assumes credit risk by virtue of making loans and extending loan commitments and letters of credit. FFED manages credit risk through a program of underwriting standards, the review of certain credit decisions, and a continuous quality assessment process of credit already extended. FFED’s exposure to credit risk is managed through the use of consistent underwriting standards that emphasize local lending while avoiding highly leveraged transactions, as well as excessive industry and other concentrations. FFED’s credit administration function employs risk management techniques to help ensure that problem loans and leases are promptly identified. While these procedures are designed to provide FFED with the information needed to implement policy adjustments where necessary and to take appropriate corrective actions, there can be no assurance that such measures will be effective in avoiding undue credit risk.

The information FFED uses in managing its credit risk may be inaccurate or incomplete, which may result in an increased risk of default and otherwise have an adverse effect on its business, results of operations, and financial condition.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, FFED may rely on information furnished by or on behalf of clients and counterparties, including financial statements and other financial information. FFED also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. Default risk may arise from events or circumstances that are difficult to detect, such as fraud. Moreover, such circumstances, including fraud, may become more likely to occur or be detected in periods of general economic uncertainty. FFED may fail to receive full information with respect to the risks of a counterparty. In addition, in cases where FFED has extended credit against collateral, it may find that it is under-secured, for example, as a result of sudden declines in market values that reduce the value of collateral or due to fraud with respect to such collateral. If these events or circumstances were to occur, it could result in a potential loss of revenue and have an adverse effect on FFED’s business, results of operations, and financial condition.

FFED’s allowance for loan losses may be insufficient, and increases in the allowance for loan losses could result in a decrease in net income, and could have a material adverse effect on FFED’s financial condition and results of operations.

FFED maintains an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political, and regulatory conditions; and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires FFED to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Deterioration of economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside FFED’s control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review FFED’s allowance for loan losses and may recommend an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. Further, if charge-offs in future periods exceed the allowance for loan losses, FFED could need additional provisions to increase the allowance for loan losses. An increase in the allowance for loan losses could result in a decrease in net income, and could have a material adverse effect on FFED’s financial condition and results of operations.

26

The implementation of CECL, including the design and maintenance of related internal controls over financial reporting, will require a significant amount of time and resources which may have a material impact on FFED’s results of operations, and FFED anticipates this change will require it to increase its allowance for credit losses.

The Financial Accounting Standards Board has adopted a new accounting standard that is effective for FFED’s fiscal year beginning on January 1, 2023. This standard, referred to as Current Expected Credit Loss, or “CECL,” requires FFED to determine periodic estimates of lifetime expected credit losses on financial assets, and recognize the expected credit losses as allowances for credit losses. This changes the current method of providing allowances for credit losses that are probable, which FFED anticipates will require it to increase its allowance for credit losses and may introduce increased volatility in the level of its allowance for credit losses. A material increase in the level of FFED’s allowance for credit losses could adversely affect its capital levels, financial condition, and results of operations. FFED’s CECL implementation initiative has increased the amount of data and assumptions it needs to collect and review to determine the appropriate level of the allowance for credit losses. A significant amount of time and resources has been spent, and will continue to be spent, in order to implement CECL effectively, including the design and implementation of related adequate internal controls, which may adversely affect FFED’s results of operations. If FFED is unable to maintain effective internal control over financial reporting relating to CECL, its ability to report its financial condition and results of operations accurately and on a timely basis could also be adversely affected.

FFED’s participation in the Paycheck Protection Program (“PPP”) exposes it to credit risk and regulatory enforcement risk, which could have a material adverse impact on its business, financial condition, and results of operations.

FFED is a participating lender in the PPP, a loan program administered through the U.S. Small Business Administration (the “SBA”), which was created to help eligible businesses, organizations, and self-employed persons fund their operational costs during the COVID-19 pandemic. Subject to the program terms and conditions, the SBA guarantees 100% of the amounts loaned under the PPP. As of December 31, 2020, FFED obtained approval from the SBA for 469 PPP loans totaling $30.1 million for both existing and new customers. FFED may be exposed to credit risk on PPP loans if a determination is made by the SBA that there is a deficiency in the manner in which these loans were originated, funded, or serviced. If a deficiency is identified, the SBA may deny its liability under the guaranty, reduce the amount of the guaranty, or, if it has already paid under the guaranty, seek recovery of any loss related to the deficiency from FFED.

These PPP loans are subject to the regulatory requirements that would require forbearance of loan payments and other relief to borrowers for a specified time or that would limit FFED’s ability to pursue all available remedies in the event of a loan default. If the borrower under the PPP loan fails to qualify for loan forgiveness, FFED is at the heightened risk of holding these loans at unfavorable interest rates as compared to the loans to customers that FFED would have otherwise extended credit.

Since the commencement of the PPP, several other banks have been subject to litigation regarding the process and procedures that such banks followed in accepting and processing applications for the PPP. FFED may be exposed to the risk of similar litigation. Any financial liability, litigation costs, or reputational damage caused by PPP-related litigation could have a material adverse impact on FFED’s reputation, business, financial condition, and results of operations.

FFED relies upon independent appraisals to determine the value of the real estate that secures a significant portion of its loans and the value of foreclosed properties carried on its books, and the values indicated by such appraisals may not be realizable if it is forced to foreclose upon such loans or liquidate such foreclosed property.

A significant portion of FFED’s loan portfolio consists of loans secured by real estate. FFED relies upon independent appraisers to estimate the value of such real estate. Appraisals are only estimates of value and the independent appraisers may make mistakes of fact or judgment that adversely affect the reliability of their appraisals. In addition, events occurring after the initial appraisal may cause the value of the real estate to increase or decrease. As a result of any of these factors, the real estate securing some of FFED’s loans and any foreclosed properties held or to be held by FFED may be more or less valuable than anticipated. If a default occurs on a loan secured by real estate that is less valuable than originally estimated, FFED may not be able to recover the outstanding balance of the loan. It may also be unable to sell its foreclosed properties for the values estimated by their appraisals.

27

FFED may foreclose on collateral property and become subject to the increased costs associated with ownership of real property, resulting in reduced revenues and earnings.

FFED forecloses on collateral property from time to time to protect its interests and thereafter owns and operates foreclosed property, in which case it is exposed to the risks inherent in the ownership of real estate, including the risk that hazardous or toxic substances could be found on these properties which could result in FFED being liable for remediation costs and personal injury and property damage. The amount that FFED, as a mortgagee, may realize after a default is dependent upon factors outside of its control, including, but not limited to, general or local economic conditions; neighborhood values; interest rates; real estate tax rates; operating expenses of the mortgaged properties; environmental remediation liabilities; ability to obtain and maintain adequate occupancy of the properties; zoning laws; governmental rules, regulations, and fiscal policies; and natural disasters. Certain expenditures associated with the ownership of real estate, principally real estate taxes, insurance, and maintenance costs, may adversely affect the income from the real estate. Therefore, the cost of operating real property may exceed the income earned from the real property, and FFED may have to advance funds in order to protect its interests, or it may be required to dispose of the real property at a loss. These expenditures and costs could adversely affect FFED’s ability to generate revenues, resulting in reduced levels of profitability.

A substantial decline in the value of FFED’s securities portfolio may result in an “other-than-temporary” impairment charge.

The total amount of FFED’s available-for-sale securities portfolio was $375.5 million at December 31, 2020. The measurement of the fair value of these securities involves significant judgment due to the complexity of the factors contributing to the measurement. Market volatility makes measurement of the fair value of FFED’s securities portfolio even more difficult and subjective. More generally, as market conditions continue to be volatile, FFED cannot provide assurance with respect to the amount of future unrealized losses in the portfolio. To the extent that any portion of the unrealized losses in these portfolios is determined to be other than temporary, and the loss is related to credit factors, FFED would recognize a charge to its earnings in the quarter during which such determination is made, and its capital ratios and results of operation could be adversely affected.

FFED is dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect its business.

FFED’s success depends, in large part, on its ability to attract and retain key personnel. Key personnel that have regular direct contact with customers and clients often build strong relationships that are important to its business. In addition, FFED relies on key personnel to manage and operate our business, including major revenue producing functions, such as loan and deposit generation. Competition for qualified personnel in the financial services industry can be intense and it may not be able to hire or retain the key personnel that it depends upon for success. Frequently, FFED competes in the market for talent with entities that are not subject to comprehensive regulation. The unexpected loss of services of one or more of FFED’s key personnel could have a material adverse impact on its business because of their skills, knowledge of the markets in which it operates, years of industry experience, and the difficulty of promptly finding qualified replacement personnel. Also, the loss of key personnel could jeopardize relationships with customers and clients and could lead to the loss of accounts. Losses of accounts managed by key personnel could have a material adverse impact on FFED’s business.

FFED is a community bank organization and its ability to maintain its reputation is critical to the success of its business.

FFED’s banking subsidiary is a community bank and its reputation is one of the most valuable components of its business. A key component of FFED business strategy is to rely on its reputation for customer service and knowledge of local markets to expand its presence by capturing new business opportunities from existing and prospective customers in its current market and contiguous areas. As such, FFED strives to conduct its business in a manner that enhances its reputation. This is done, in part, by recruiting, hiring, and retaining employees who share our core values of being an integral part of the communities FFED serves, delivering superior service to its customers, and caring about its customers and associates. If FFED’s reputation is negatively affected by the actions of its employees, by its inability to operate in a manner that is appealing to current or prospective customers, or otherwise, its business and, therefore, its operating results, may be materially adversely affected.

28

FFED relies on other companies to provide key components of its business infrastructure.

Third parties provide key components of FFED’s business infrastructure, for example, data processing, system support, and network access. While FFED has selected these third party vendors carefully, it does not control their actions. Any problems caused by these third parties, including those resulting from their failure to provide services for any reason, or their poor performance of services, could adversely affect FFED’s ability to deliver products and services to its customers and otherwise conduct its business. Replacing these third party vendors could also entail significant delay and expense.

FFED is subject to a variety of operational risks, including reputational risk, legal and compliance risk, and the risk of fraud or theft by employees or outsiders.

FFED is exposed to many types of operational risks, including reputational risk, legal and compliance risk, data processing system failures or errors, the risk of fraud or theft by employees or outsiders, and unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems. Because the nature of the financial services business involves a high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully rectified. FFED’s necessary dependence upon automated systems to record and process its transaction volume may further increase the risk that technical flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. FFED also may be subject to disruptions of its operating systems arising from events that are wholly or partially beyond its control (for example, computer malware and viruses or electrical or telecommunications outages or natural disasters), which may give rise to disruption of service to customers and to financial loss or liability. FFED is further exposed to the risk that its external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees that FFED is) and to the risk that its (or its vendors’) business continuity and data security systems prove to be inadequate. The occurrence of any of these risks could result in a diminished ability of FFED to operate its business, potential liability to clients, reputational damage, and regulatory intervention, which could adversely affect its business, financial condition and results of operations, perhaps materially.

FFED’s operational systems and networks are subject to an increasing risk of continually evolving cybersecurity or other technological risks, which could result in a loss of customer business, financial liability, regulatory penalties, damage to its reputation, or the disclosure of confidential information.

Information technology systems are critical to FFED’s business. FFED use various technology systems to manage its customer relationships, general ledger, securities, deposits, and loans. Additionally, as part of FFED’s business, it collects, processes, and retains personal, proprietary, and confidential information regarding its customers. The financial services industry has experienced an increase in both the number and severity of reported cyber-attacks aimed at gaining unauthorized access to bank systems as a way to misappropriate assets and sensitive information, corrupt and destroy data, or cause operational or business services disruptions. Any security breach could result in the misappropriation, loss, or unauthorized disclosure of sensitive customer information, severely damage its reputation, expose it to the risk of litigation and liability, disrupt its operations, and have a material adverse effect on its business.

FFED also relies on the integrity and security of a variety of third party processors and payment, clearing, and settlement systems, as well as the various participants involved in these systems, many of which have no direct relationship with it. Failure by these participants or their systems to protect its customers’ transaction data may put FFED at risk for possible losses due to fraud or operational disruption.

FFED customers are also the target of cyber-attacks and identity theft. Large scale identity theft could result in customers’ accounts being compromised and fraudulent activities being performed in their name, which could negatively affect FFED’s reputation or result in litigation and, consequently, negatively affect its results of operation.

The occurrence of cybersecurity incidents across a range of industries has resulted in increased legislative and regulatory scrutiny over cybersecurity and calls for additional data privacy laws and regulations. These laws and regulations could result in increased operating expenses or increase FFED’s exposure to the risk of litigation.

The occurrence of a cybersecurity incident involving FFED, third party service providers, or FFED customers, regardless of its origin, could damage FFED’s reputation and result in a loss of customers and business and subject FFED to additional regulatory scrutiny, and could expose it to litigation and possible financial liability. Furthermore, FFED may be required to expend significant additional resources to modify its protective measures or to investigate and remediate vulnerabilities or other exposures arising from operational and security risks. Any of these events could have a material adverse effect on FFED’s financial condition and results of operations.

29

The financial services industry is characterized by rapid technological change, and if FFED fails to keep pace, its business may suffer.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. FFED’s future success depends, in part, upon its ability to address customer needs by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in its operations. FFED may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Further, many of FFED’s competitors have substantially greater resources to invest in technological improvements. Failure to successfully keep pace with technological change affecting the financial services industry could negatively affect FFED’s growth, revenue, and profit.

Changes in consumer use of banks and changes in consumer spending and savings habits could adversely affect FFED’s financial results.

Technology and other changes now allow many customers to complete financial transactions without using banks. For example, consumers can pay bills and transfer funds directly without going through a bank. This process of eliminating banks as intermediaries could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits. In addition, changes in consumer spending and savings habits could adversely affect FFED’s operations, and FFED may be unable to timely develop competitive new products and services in response to these changes.

FFED may need to raise capital that may not ultimately be available to it.

Regulatory authorities require FFED to maintain certain levels of capital to support its operations. To the extent FFED’s future operating results erode capital or FFED elects to expand through loan growth or acquisition it may be required to raise capital. The ability to raise capital, if needed, will depend in part on conditions in the capital markets at that time, which may be outside FFED’s control, and on FFED’s financial performance. Accordingly, FFED cannot be assured of its ability to raise additional capital on terms and time frames acceptable to it or to raise additional capital at all. If FFED cannot raise additional capital in sufficient amounts when needed, its ability to comply with regulatory capital requirements could be materially impaired. Additionally, the inability to raise capital in sufficient amounts may adversely affect FFED’s operations, financial condition, and results of operations.

Future expansion by FFED may disrupt its business, dilute stockholder value, and not result in the expected benefits of the transaction.

FFED routinely evaluates opportunities to expand into new markets. FFED may also expand its lines of business or offer new products or services as well as seek to acquire other financial institutions or parts of those institutions. Our merger and acquisition activities could be material and could require FFED to use a substantial amount of common stock, cash, other liquid assets, and/or incur debt. Moreover, these types of expansions involve various risks, including:

•	the time and costs of evaluating new markets, hiring or retaining experienced local management, and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse effects on FFED’s results of operations;

•	the potential inaccuracy of the estimates and judgments used to evaluate credit, operations, management, and market risks with respect to a target institution;

30

•	incurring the time and expense associated with identifying and evaluating potential merger or acquisition targets and other expansion opportunities and negotiating potential transactions, resulting in management’s attention being diverted from the operation of existing business;

•	the possibility that the expected benefits of a transaction may not materialize in the timeframe expected or at all, or may be costlier to achieve;

•	the risk that FFED may be unsuccessful in attracting and retaining deposits and originating high quality loans in new markets;

•	difficulty or unanticipated expense associated with converting the operating systems of an acquired or merged company into FFED;

•	delay in completing a merger, acquisition, or other expansion activities due to litigation, closing conditions, or regulatory approvals; and

•	the risk of loss of key employees and clients of FFED or the acquired or merged company.

There is also no assurance that existing branches or future branches will maintain or achieve deposit levels, loan balances, or other operating results necessary to avoid losses or produce profits. FFED’s growth may entail an increase in overhead expenses as it adds new branches and staff. There are considerable costs involved in opening branches, and new branches generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, any new branches FFED establishes can be expected to negatively impact its earnings for some period of time until they reach certain economies of scale.

Additionally, in evaluating potential acquisition opportunities, FFED may seek to acquire failed banks through FDIC-assisted acquisitions. While the FDIC may, in such acquisitions, provide assistance to mitigate certain risks, such as sharing in exposure to loan losses and providing indemnification against certain liabilities, of the failed institution, FFED may not be able to accurately estimate its potential exposure to loan losses and other potential liabilities, or the difficulty of integration, in acquiring such institutions.

Depending on the condition of any institutions or assets that are acquired, any acquisition may, at least in the near term, materially adversely affect FFED’s capital and earnings and, if not successfully integrated following the acquisition, may continue to have such effects. FFED cannot provide assurance that it will be successful in overcoming these risks or any other problems encountered in connection with pending or potential acquisitions. FFED’s inability to overcome these risks could have an adverse effect on levels of reported net income, return on equity, and return on assets, and the ability to achieve its business strategy and maintain market value.

Risks Related to the Legal and Regulatory Environment

FFED and UFB are subject to extensive supervision and regulation, which is subject to change, the compliance or noncompliance with which could adversely affect FFED and UFB.

The banking industry is highly regulated and supervised under both federal and state laws and regulations. FFED is subject to primary regulation and supervision by the FRB and UFB is subject to primary regulation and supervision by the OCC. Banking laws and regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds, and the banking system as a whole, not stockholders. Further, as a savings and loan holding company, FFED is required to act as a source of financial and managerial strength to UFB and to commit resources to support UFB if needed. These laws and regulations affect lending practices, capital structure, investment practices, deposit practices, interest rates charged, dividend policy, and growth, among other things. FFED and UFB must also obtain approval from regulators before engaging in certain activities, and there is risk that such approvals may not be granted, either in a timely manner or at all. Congress and federal regulatory agencies continually review banking laws, regulations, and policies for possible changes. These provisions, or any other aspects of current proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of FFED’s business activities or change certain of its business practices, including the ability to offer new products, obtain financing, attract deposits, make loans, and achieve satisfactory interest spreads, and could expose FFED to additional costs, including increased compliance costs. These changes also may require FFED to invest significant management attention and resources to make any necessary changes to its operations in order to comply, and could therefore also materially adversely affect business, financial condition and results of operations. Furthermore, failure to comply with laws, regulations, or policies could result in sanctions by regulatory agencies, civil money penalties, and/or reputation damage, which could have a material adverse effect on FFED’s business, financial condition and results of operations.

31

UFB is, and FFED may become, subject to capital requirements under the Basel III capital framework and failure to meet minimum capital ratios may result in regulatory restrictions and impact its ability to pay dividends, repurchase stock, or pay discretionary bonuses.

The FRB and the OCC adopted final rules for the Basel III capital framework which became effective on January 1, 2015. These rules substantially amended the regulatory risk-based capital rules formerly applicable to FFED and its banking subsidiaries. These enhancements were intended to both improve the quality and increase the quantity of capital required to be held by banking organizations, and to better equip the U.S. banking system to deal with adverse economic conditions. The rules have been phased in over time beginning in 2015 and became fully phased-in in 2019. The rules generally require banking organizations to maintain, at a minimum, a common equity Tier 1 risk-based capital ratio of 4.5%, a Tier 1 risk-based capital ratio of 6%, a total risk-based capital ratio of 8%, and a leverage ratio of 4%. Banking organizations are also required to hold a capital conservation buffer of common equity Tier 1 capital of 2.5% to avoid limitations on capital distributions and discretionary executive compensation payments. The rules also generally require banking organizations to maintain a common equity Tier 1 risk-based capital ratio of 6.5% or greater, a Tier 1 risk-based capital ratio of 8% or greater, a total risk-based capital ratio of 10% or greater, and a leverage ratio of 5% or greater to be deemed “well-capitalized” for purposes of certain rules and prompt corrective action requirements. In certain cases, a banking organization may opt in to an alternative “community bank leverage ratio” framework to comply with applicable regulatory capital requirements.

Because FFED satisfies certain conditions, it is currently considered a small savings and loan holding company and is subject to capital requirements applied on a bank-only basis, however, FFED may become subject to minimum consolidated capital requirements in the future. UFB’s regulatory capital ratios currently are in excess of the levels established for “well-capitalized” institutions. Future regulatory change could impose higher capital standards and bank regulators may also set higher capital requirements for banking organizations whose circumstances warrant it. For example, banking organizations experiencing significant internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Any new or revised standards adopted in the future may require FFED to maintain materially more capital, with common equity as a more predominant component, or manage the configuration of our assets and liabilities to comply with formulaic liquidity requirements. FFED may not be able to raise additional capital at all, or on terms acceptable to it. Failure to maintain capital to meet current or future regulatory requirements may result in FFED being subject to prompt corrective action and could have a significant material adverse effect on FFED’s business, financial condition, and results of operations.

The deposit insurance assessments that FFED is required to pay may increase in the future, which would have an adverse effect on its earnings.

FFED is required to pay quarterly deposit insurance premium assessments to the Federal Deposit Insurance Corporation (the “FDIC”) to maintain the level of the FDIC deposit insurance reserve ratio. FFED is generally unable to control the amount of premiums that it is required to pay for FDIC insurance. The FDIC could increase its deposit insurance assessment rates. Any future assessments, increases, or required prepayments in FDIC insurance premiums could materially adversely affect FFED’s earnings.

Risks Related to FFED’s Common Stock

An investment in FFED common stock is not an insured deposit and, as with any stock, inherent market risk may cause you to lose some or all of your investment.

FFED common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund, or by any other public or private entity. Investment in FFED common stock is inherently risky and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire FFED common stock, you may lose some or all of your investment.

32

FFED common stock currently has a very limited trading market and is inactively traded; there can be no assurance that a more liquid market for FFED common stock will develop after the Merger, which could limit the ability of stockholders to sell their shares and may increase price volatility.

FFED’s common stock is not listed on a national exchange (such as the New York Stock Exchange or Nasdaq) and is only quoted on the OTC Pink market maintained by OTC Markets Group, Inc. Although price quotations are available, FFED common stock is thinly-traded and daily trading volume is low and has had periods of time where no shares were traded. There is no assurance that a more active trading market for FFED common stock will develop or be sustained following the Merger. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within FFED’s control. As a result, it is possible that it could be difficult to sell shares of FFED common stock at the times or prices that you desire.

FFED ownership will continue to be concentrated in one controlling stockholder group following the Merger.

Presently, FFED and ACB are indirectly controlled by Bruce A. Cordingley, Gerald K. Pedigo, and Phillip J. Stoffregen. After completion of the Merger, Messrs. Cordingley, Pedigo, and Stoffregen will indirectly control approximately 97.0% of FFED’s outstanding common stock, assuming they receive only shares of FFED common stock in exchange for their shares of ACB common stock. As a result, Messrs. Cordingley, Pedigo, and Stoffregen will continue to have the ability to exercise nearly complete control over FFED’s business policies and affairs, such as the composition of FFED’s board of directors and any action requiring the approval of FFED’s stockholders, including the adoption of amendments to the FFED Articles and the approval of a merger or sale of substantially all of its assets. Messrs. Cordingley, Pedigo, and Stoffregen are able to vote the shares they control in favor of their interests that may not always coincide with the interests of the other stockholders.

FFED is not obligated to pay cash dividends on its common stock, and its ability to pay dividends depends upon the results of operations of UFB, among other factors.

FFED is a savings and loan holding company that conducts substantially all of its operations through its subsidiary savings bank, UFB. As a result, FFED’s ability to make dividend payments on its common stock depends primarily on certain federal regulatory considerations and the receipt of dividends and other distributions from UFB. There are various regulatory restrictions on the ability of savings banks, such as UFB, to pay dividends or make other payments to their holding companies. FFED is currently paying a quarterly cash dividend to holders of its common stock. Although FFED has historically paid a cash dividend to the holders of its common stock and plans to continue to pay dividends on its common stock, holders of the common stock are not entitled to receive dividends, and FFED is not obligated to pay dividends on its common stock in any particular amounts or at any particular times. While unlikely, it is possible that regulatory, economic, or other factors could cause FFED’s board of directors to consider, among other things, the reduction of dividends paid on its common stock. See “Description of FFED Capital Stock” on page 77 and “Market for Common Stock and Dividends” on page 135.

Future issuances of FFED common stock could adversely affect the value of common stock currently outstanding, and could be dilutive.

FFED is not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock. Issuances of a substantial number of shares of common stock, or the expectation that such issuances might occur, including in connection with acquisitions, could materially adversely affect the market price of the shares of common stock and could be dilutive to FFED stockholders. Further, FFED may issue additional shares of common stock to pay for future acquisitions, which would dilute current investors’ ownership interest in FFED. Because FFED’s decision to issue common stock in the future will depend on market conditions and other factors, it cannot predict or estimate the amount, timing, or nature of possible future issuances of its common stock. Accordingly, FFED’s stockholders bear the risk that future issuances will reduce the market price of the common stock and dilute their stock holdings in FFED.

33

FFED has outstanding shares of preferred stock and FFED’s board of directors is authorized to issue preferred stock without approval of its common stockholders.

FFED’s board of directors is empowered under the FFED Articles to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes, and for such consideration as it may deem advisable. In connection with any such issuance, subject to applicable law, the FFED board of directors may establish the number of shares included in each series and determine the designation, powers, preferences, relative rights, dividend rights and rates, conversion rights, voting rights, redemption rights, price, sinking fund provisions, liquidation preferences, special rights, qualifications, limitations, restrictions, and protective provisions of each series. Such preferred stock may have voting and conversion rights that could adversely affect the voting power of the holders of FFED common stock and, under certain circumstances, discourage an attempt by others to gain control of FFED. Such preferred stock may also be senior to FFED common stock with respect to dividend and liquidation rights.

The rights of holders of FFED common stock are subordinate in some respects to the potential rights of holders of FFED’s debt securities.

FFED has, in the past, issued certain debt securities and may issue more debt securities or otherwise incur debt in the future. The rights of holders of FFED debt to receive payments are superior to the rights of the holders of FFED’s common stock to receive payments of dividends and payments upon a sale or liquidation of FFED. If FFED is not able to service its debt obligations in the future, the rights of holders of FFED common stock could be impacted.

Provisions in FFED’s governance document and applicable law may make it more difficult for someone to acquire control of FFED, which may adversely affect the value of FFED common stock.

Provisions in FFED’s governance document and applicable law may make it more difficult for someone to acquire control of FFED. Provisions in the FFED Articles and FFED Bylaws may be used to delay or block a takeover attempt. Under federal law, subject to certain exemptions, a person, entity, or group must notify the federal banking agencies before acquiring control of FFED. There also are Nevada statutory provisions that may be used to delay or block a takeover attempt; however, FFED has opted out of certain statutory provisions which may otherwise apply to it. As a result, these statutory provisions and provisions in the FFED Articles and FFED Bylaws could result in FFED being less attractive to a potential acquiror.

General Risk Factors

The competition FFED faces could negatively impact FFED’s results of operations.

In attracting business and consumer deposits, FFED faces substantial competition from other insured depository institutions such as banks, savings institutions, and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. FFED’s competitors may enjoy advantages over FFED, including greater financial resources with higher lending limits, wider geographic presence, more aggressive marketing campaigns, better brand recognition, more branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, and lower origination and operating costs. These competitors may offer higher interest rates than FFED, which could decrease the deposits that it attracts or require it to increase its rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect FFED’s ability to generate the funds necessary for lending operations. As a result, FFED may need to seek other sources of funds that may be more expensive to obtain and could increase its cost of funds.

FFED also competes with non-depository institution providers of financial services, such as financial technology companies, brokerage firms, consumer finance companies, insurance agencies, and governmental organizations, which may offer more favorable terms. Some of its non-depository institution competitors are not subject to the same extensive regulations that govern FFED’s banking operations. As a result, such competitors may have advantages over FFED in providing certain products and services. This competition may reduce or limit FFED’s margins on banking services, reduce its market share, and adversely affect its earnings and financial condition.

FFED may be adversely affected by the soundness of other financial institutions.

Financial institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. FFED has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers, dealers, investment banks, and other institutional clients. Many of these transactions expose FFED to credit risk in the event of a default by a counterparty or client. In addition, FFED’s credit risk may be exacerbated when the collateral held by it cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to FFED. These losses could have a material adverse effect on FFED’s business, financial condition, and results of operations.

34

FFED’s business and earnings are impacted by governmental, fiscal, and monetary policy over which it has no control.

FFED is affected by domestic monetary policy. For example, the FRB regulates the supply of money and credit in the United States and its policies determine in large part FFED’s cost of funds for lending, investing, and capital raising activities and the return it earns on those loans and investments, both of which affect FFED’s net interest margin. The actions of the FRB also can materially affect the value of financial instruments that FFED holds or may hold in the future, such as loans and debt securities, and the FRB’s policies also can affect FFED’s borrowers, potentially increasing the risk that they may fail to repay their loans. FFED’s business and earnings also are affected by the fiscal or other policies that are adopted by various regulatory authorities of the United States. Changes in fiscal or monetary policy are beyond FFED’s control and hard to predict.

Changes in accounting standards could impact reported earnings.

The authorities that promulgate accounting standards, including the Financial Accounting Standards Board and other regulatory authorities, may periodically change the financial accounting and reporting standards that govern the preparation of FFED’s consolidated financial statements. These changes are difficult to predict and can materially impact how FFED record and report their financial condition and results of operations.

From time to time FFED is, or may become, involved in suits, legal proceedings, information-gatherings, investigations, and proceedings by governmental and self-regulatory agencies that may lead to adverse consequences.

Many aspects of the banking business involve a substantial risk of legal liability. From time to time, FFED is, or may become, the subject of information-gathering requests, reviews, investigations, and proceedings, and other forms of regulatory inquiry, including by bank regulatory agencies and law enforcement authorities. The results of such proceedings could lead to significant civil or criminal penalties, including monetary penalties, damages, adverse judgements, settlements, fines, injunctions, restrictions on the way FFED conducts its business, or reputational harm.

Moreover, litigation related to COVID-19 has been commenced against some banks. These lawsuits assert a variety of claims, including alleged mishandling of the PPP loans, violations of executive orders and regulatory guidance prohibiting or limiting debt collection, evictions and foreclosures, discriminatory program administration, and workplace safety claims. FFED is not a party to any such litigation, and it is not aware of any facts which may give rise to such litigation. While FFED believes its strong compliance and risk culture, proactive pandemic actions, and clear communication with its customers, employees, and stockholders mitigate this legal risk, there can be no assurance that it will not become a party to COVID-19 related litigation.

35

CAUTIONARY Statement CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/offering circular, including information included with this proxy statement/offering circular, contains forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “projections,” “prospects,” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the Merger, including future financial and operating results of FFED, ACB, or the combined company following the Merger; the combined company’s plans, objectives, expectations, and intentions; the expected timing of the completion of the Merger; financing plans and the availability of capital; and other statements that are not historical facts. These statements are only predictions based on FFED’s and ACB’s current expectations and projections about future events. There are important factors that could cause FFED’s and ACB’s actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors” beginning on page 17.

Forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	Difficulties related to the consummation of the Merger and the integration of the businesses of FFED and ACB;

•	The level and timeliness of realization, if any, of expected cost savings from the Merger;

•	Lower than expected revenues and business disruptions following the Merger;

•	Difficulties in satisfying closing conditions to the Merger, including obtaining required stockholder and regulatory approvals for the Merger;

•	The potential impact of the announcement or consummation of the Merger on relationships with third parties, including customers, employees, and competitors;

•	Local, regional, national, and international economic conditions and the impact they may have on FFED or ACB and their customers;

•	Continued volatility and disruption in national and international financial markets;

•	Geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts;

•	The occurrence of any significant natural disaster, epidemic, pandemic, disease outbreak, or other health crisis or public health event;

•	Conditions relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in market areas of FFED or ACB, that are worse than expected;

•	Changes in the level of non-performing assets and charge-offs;

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	Adverse conditions in the securities markets that lead to impairment in the value of securities in FFED’s or ACB’s investment portfolio;

•	The effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System and inflation, interest rate, securities market, and monetary fluctuations;

36

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users;

•	Failure to attract new customers and retain existing customers in the manner anticipated;

•	Changes in consumer spending, borrowings, and savings habits;

•	Technological and social media changes;

•	Potential exposure to fraud, negligence, computer theft, and cyber-crime;

•	The ability to increase market share and control expenses;

•	Changes in the competitive environment among banks and savings associations, their holding companies, and other financial service providers;

•	The effect of changes in bank regulatory conditions, policies, and programs (including conditions, policies, and programs that could lead to restrictions on activities of banks and more restrictive regulatory capital requirements) and laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which FFED, ACB, UFB, and ICB must comply;

•	The effect of changes in accounting policies and practices, as may be adopted by bank regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•	The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; and

•	FFED’s and ACB’s success at managing the risks involved in the foregoing items.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/offering circular or the date of any document included with this proxy statement/offering circular. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement/offering circular and attributable to FFED and ACB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, FFED and ACB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/offering circular or to reflect the occurrence of unanticipated events.

37

The ACB Special Meeting of Stockholders

This section contains information for ACB stockholders about the ACB Special Meeting that ACB has called to allow its stockholders to consider and vote on the Merger Proposal and other related matters. ACB is mailing this proxy statement/offering circular to you, as an ACB stockholder, on or about [•], 2021. This proxy statement/offering circular is accompanied by a Notice of Special Meeting of Stockholders and a form of proxy card that ACB’s board of directors is soliciting for use at the ACB Special Meeting and at any adjournments thereof.

Date, Place, and Time of the ACB Special Meeting

The ACB Special Meeting will be held at the main office of ACB, located at 770 3rd Avenue SW, Carmel, IN 46032, at [•] local time, on [•], [•], 2021.

Purposes of the ACB Special Meeting

At the ACB Special Meeting, ACB stockholders as of the record date will be asked to consider and vote on the following proposals:

•	the Merger Proposal; and

•	the Adjournment Proposal.

The board of directors of ACB is not aware of any such other matters. However, if any other business is properly presented before the ACB Special Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the judgment of a majority of ACB’s board of directors, in their discretion.

Recommendation of the ACB Board of Directors

The ACB board of directors has approved the Merger Agreement and unanimously recommends that you vote your shares as follows:

•	“FOR” approval of the Merger Proposal; and

•	“FOR” approval of the Adjournment Proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of ACB common stock at the close of business on the record date of [●], 2021, are entitled to notice of and to vote at the ACB Special Meeting. As of the record date, there were 4,404,895 shares of ACB common stock outstanding, held of record by 117 stockholders. Further, as of the record date, 289,109 shares of ACB common stock outstanding were considered to be “unaffiliated shares” of ACB common stock, held of record by 113 stockholders (see discussion below in the section titled “Unaffiliated Shares; Stock Ownership of Controlling Stockholders”). Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock beneficially through banks, brokers, or other nominees. Each holder of ACB common stock is entitled to one vote for each share of ACB common stock owned as of the record date on each proposal to be considered at the ACB Special Meeting.

Quorum; Vote Required

A quorum is necessary to hold the ACB Special Meeting. The required quorum for the transaction of business at the ACB Special Meeting shall exist when the holders of a majority of the outstanding shares of ACB common stock entitled to vote at the ACB Special Meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, we expect that the ACB Special Meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” (if any), as discussed below, will count as shares present for establishing a quorum.

38

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Merger Proposal. Approval of the Merger Proposal requires (i) the affirmative vote of at least a majority of the outstanding shares of ACB common stock entitled to vote on the proposal and (ii) the affirmative vote of at least a majority of the outstanding “unaffiliated shares” (see “Unaffiliated Shares; Stock Ownership of Controlling Stockholders” below) of ACB common stock entitled to vote on the proposal. If you fail to vote, mark “ABSTAIN” on your proxy, or fail to instruct your bank, broker, or other nominee with respect to the Merger Proposal, it will have the same effect as a vote “AGAINST” the proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Adjournment Proposal. Approval of the Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. If you fail to vote, mark “ABSTAIN” on your proxy, or fail to instruct your bank, broker, or other nominee with respect to the Adjournment Proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

Unaffiliated Shares; Stock Ownership of Controlling Stockholders

In addition to any vote required by law, Article XII, Section 2 of the ACB Articles requires certain business combinations, including mergers, with an entity that is an “affiliate” of a “controlling stockholder” of ACB to be approved by the holders of “unaffiliated shares” of ACB common stock. For purposes of Article XII, Section 2 of the ACB Articles:

•	An entity is “affiliated” with a “controlling stockholder” of ACB if the “controlling stockholder” of ACB owns, controls, or has the power to vote, directly or indirectly, individually or acting in concert with others, at least 10% of the outstanding shares of any voting class of securities of such entity.

•	A “controlling stockholder” of ACB is any person who has been approved or not disapproved, or who should have been approved or not disapproved, to acquire control of ACB or ICB under the Change in Bank Control Act. See “Supervision and Regulation – Change in Control Regulations” beginning on page 134 for additional information on the Change in Bank Control Act.

•	“Unaffiliated shares” consists of those shares of ACB common stock which are held by persons who are not “controlling stockholders” of ACB.

The Merger is subject to Article XII, Section 2 of the ACB Articles because FFED (including Merger Sub which is a wholly-owned subsidiary of FFED formed for the purpose of facilitating the Merger) is an “affiliate” of the “controlling stockholders” of ACB. The “controlling stockholders” of ACB own, control, or have the power to vote, as of the record date, 1,898,219 shares of FFED common stock, or approximately 97.7% of FFED’s outstanding shares of FFED common stock.

For purposes of the vote required by Article XII, Section 2 of the ACB Articles, ACB has determined that, as of the record date, the “controlling stockholders” of ACB collectively owned 4,115,786 shares of ACB common stock, or approximately 93.4% of ACB’s outstanding shares of ACB common stock. This means that, as of the record date, only 289,109 shares of ACB common stock, or approximately 6.6% of ACB’s outstanding shares of ACB common stock, are considered to be “unaffiliated shares” of ACB common stock.

Except for those shares of ACB common stock owned, controlled, or voted by a “controlling stockholder” who is also a director of ACB, no agreement to vote in favor of the Merger Proposal has been entered into with the “controlling stockholders” of ACB. Notwithstanding, ACB anticipates that the “controlling stockholders” of ACB will vote “FOR” the Merger Proposal. If such vote occurs as anticipated, because the “controlling stockholders” of ACB own greater than a majority of the outstanding shares of ACB common stock, the Merger Proposal will only need to be approved by the affirmative vote of at least a majority of the outstanding “unaffiliated shares” of ACB common stock entitled to vote on the proposal.

Stock Ownership of Management; Voting Agreements

As of the record date, the directors and executive officers of ACB collectively owned 4,268,172 shares of ACB common stock, or approximately 96.9% of ACB’s outstanding shares of ACB common stock. This collective amount includes 4,115,786 shares of ACB common stock owned by directors and executive officers who are also “controlling stockholders” of ACB, or approximately 93.4% of ACB’s outstanding shares of ACB common stock, and 152,386 shares of ACB common stock which are considered to be “unaffiliated shares” of ACB common stock, or approximately 52.7% of ACB’s outstanding “unaffiliated shares” of ACB common stock. Each ACB and ICB director has entered into a voting agreement, the form of which is included with this proxy statement/offering circular as Annex B, which requires each person to vote all of the shares of ACB common stock beneficially owned by him or her “FOR” the Merger Proposal. None of the directors were paid any additional consideration in connection with the execution of the voting agreements.

39

When considering the recommendation of the board of directors of ACB that you vote in favor of the approval of the Merger Proposal, you should be aware that the directors and executive officers of ACB have financial interests in the Merger that may be different from, or in addition to, the interests of stockholders of ACB generally. See “The Merger - Interests of ACB’s Executive Officers and Directors in the Merger” beginning on page 49.

Voting of Proxies; Incomplete Proxies

In addition to voting in person at the ACB Special Meeting, if you are the record holder of ACB common stock, you may submit a proxy as follows:

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided.

We request that stockholders submit their proxies as soon as possible. When the accompanying proxy is returned properly executed and not revoked, the shares of ACB common stock represented by it will be voted at the ACB Special Meeting in accordance with the instructions contained on the proxy card. If you sign and return your proxy without indicating how to vote on any particular proposal, the ACB common stock represented by your proxy will be voted “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. No matters other than the matters described in this proxy statement/offering circular are anticipated to be presented for action at the ACB Special Meeting or any adjournment thereof. However, if other business properly comes before the ACB Special Meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of a majority of the board of directors of ACB.

Shares Held in “Street Name”; Broker Non-Votes

If you hold your shares in “street name,” which means your shares are held of record by a bank, broker, or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting instructions provided by your bank, broker, or other nominee. Your bank, broker, or other nominee may establish an earlier deadline by which you must provide instructions to it for how to vote your shares. You should read carefully the materials provided to you by your bank, broker, or other nominee.

Under applicable exchange rules, banks, brokers, or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, or other nominees are not permitted to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the ACB Special Meeting are “non-routine” matters. As such, it is expected that banks, brokers, and other nominees will not have discretionary authority to vote on any of the proposals to be voted on at the ACB Special Meeting. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares.

40

Revocation of Proxies

If you are a stockholder of record, you may revoke your proxy, unless noted below, at any time before your proxy is voted at the ACB Special Meeting by taking any of the following actions:

•	delivering to ACB’s Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked (written revocations may be sent to American Capital Bancorp, Attn: Abigail G. Frantz, Corporate Secretary, 770 3rd Avenue SW, Carmel, Indiana 46032);

•	signing and delivering a proxy card with a later date; or

•	attending the ACB Special Meeting and voting in person (although attendance at the ACB Special Meeting will not, by itself, revoke a proxy).

If you have instructed a bank, broker, or other nominee to vote your shares, you must follow the directions provided by your bank, broker, or other nominee to change those instructions. A revocation or later-dated proxy received by ACB after the vote at the special meeting will not affect the vote.

Voting in Person

All holders of ACB common stock, including stockholders of record and stockholders who hold their shares through a bank, broker, or other nominee, are invited to attend the ACB Special Meeting. Holders of record of ACB common stock can vote in person at the ACB Special Meeting. If you are not a stockholder of record (i.e., if your shares are held for you in “street name”), you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank, or other nominee, to be able to vote in person at the ACB Special Meeting.

If you plan to attend the ACB Special Meeting in person, you must hold your shares in your own name, have a valid proxy from a record holder, or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the ACB Special Meeting. ACB reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices, or any similar equipment during the ACB Special Meeting is prohibited without ACB’s express written consent.

Whether or not you intend to be present at the ACB Special Meeting, you are urged to sign, date, and return your proxy card, or to vote via the Internet or by telephone, promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the ACB Special Meeting.

Solicitation of Proxies

The ACB board of directors is soliciting proxies for the ACB Special Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of this proxy statement/offering circular by mail, we will request that banks, brokers, and other nominees that hold shares of ACB common stock which are beneficially owned by our stockholders to send Notices of Special Meeting of Stockholders, proxies, and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile, or special delivery letter.

Assistance

If you have any questions about the Merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement/offering circular or the enclosed proxy card, you should contact ACB’s Corporate Secretary by calling (317) 705-7915 or by writing to American Capital Bancorp, Attn: Abigail G. Frantz, Corporate Secretary, 770 3rd Avenue SW, Carmel, Indiana 46032.

If your shares are held in a stock brokerage account or by a bank, broker, or other nominee, you should call your bank, broker, or other nominee for additional information.

41

PROPOSALS TO BE CONSIDERED AT THE ACB Special MEETING

Proposal No. 1: The Merger Proposal

ACB is asking its stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby. Holders of ACB common stock should read this proxy statement/offering circular carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this proxy statement/offering circular as Annex A.

After careful consideration, the ACB board of directors adopted the Merger Agreement and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interest of ACB and the stockholders of ACB. See “The Merger - ACB’s Reasons for the Merger; Recommendation of ACB’s Board of Directors” beginning on page 44 of this proxy statement/offering circular for a more detailed discussion of the ACB board of directors’ recommendation.

The ACB board of directors unanimously recommends a vote “FOR” the Merger Proposal.

Proposal No. 2: The Adjournment Proposal

The ACB Special Meeting may be adjourned to another time or place, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the ACB Special Meeting approve the Merger Proposal.

If, at the ACB Special Meeting, the number of shares of ACB common stock present or represented and voting in favor of the Merger Proposal is insufficient to approve such proposal, ACB intends to move to adjourn the ACB Special Meeting to solicit additional proxies for approval of the Merger Proposal. In that event, ACB will ask its stockholders to vote upon the Adjournment Proposal, but not the Merger Proposal.

In this proposal, ACB is asking its stockholders to authorize the holder of any proxy solicited by the ACB board of directors on a discretionary basis to vote in favor of adjourning the ACB Special Meeting to another time and place to solicit additional proxies, including the solicitation of proxies from ACB stockholders who have previously voted.

The ACB board of directors unanimously recommends a vote “FOR” the Adjournment Proposal.

42

THE MERGER

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement by ACB. In this process, representatives of the ACB board of directors, ACB, ICB, and their advisors held many conversations, both by telephone and in person, about the potential transaction and alternatives. This chronology covers only key events leading up to the signing of the Merger Agreement and does not purport to catalogue every related conversation among or between representatives of ACB, ICB, FFED, UFB, or their respective advisors.

Pedcor Capital and Pedcor Financial, based in Carmel, Indiana, are 100% beneficially owned by three individuals: Gerald Pedigo, Bruce Cordingley, and Philip Stoffregen (collectively, the “Principals”). Pedcor Capital owns 100% of Pedcor Bancorp, which owns 92.6% of ACB. Pedcor Financial owns 100% of Pedcor Financial Bancorp, which owns 97.7% of FFED. ACB and FFED are two separate bank holding companies with banks based in Long Beach, California and Evansville, Indiana, respectively. These bank holding companies have historically had separate subsidiary banks, ICB and UFB, separate bank subsidiary structures, separate management, separate boards of directors, and pursued their own respective strategic plans.

At various times over the past 10-15 years, the Principals have informally discussed the feasibility of merging the banking institutions, but because the banks pursued substantially different business plans, the merger strategy never progressed, and was never formally discussed at the board level. However, UFB and ICB have participated in loan transactions over the years and the management teams were well known to each other.

Over the past five years, the strategic plans of ACB and FFED, along with their subsidiary banks, have converged somewhat, particularly with respect to affordable housing and finance-related activities. As a result of the additional emphasis in real estate, particularly affordable housing-related real estate and finance, the ICB Board of Directors determined that a change to a federal savings bank charter would better facilitate achievement of its strategic plan. Following regulatory approval, ICB converted to a federal savings bank charter effective November 15, 2017, the ICB Board elected to change its charter to that of a federal savings bank, the same charter that UFB has operated under for many years.

At the June 2020 UFB board meeting, Chairman Cordingley and CEO Neel opened a discussion on the feasibility of merging ICB and UFB, and merging the respective holding company structures of each bank. Cordingley noted that ICB’s President and CEO had announced his plans for retirement at or around the end of the year. The board provided unanimous consent for CEO Neel to move forward with discussions with ICB’s President and CEO and to report back to the board in a future board meeting.

At the July 2020 UFB board meeting, the directors discussed various courses of action and concluded that a merger of UFB and ICB would be the best approach for its stockholders. CEO Neel reported on his discussions with ICB senior management and the due diligence process in general, and noted that a draft of an unsigned letter of intent (“LOI”) was distributed to the ICB board. The UFB board provided unanimous consent for CEO Neel to sign the LOI and provide to ICB’s board of directors. The UFB board also requested valuation reports be obtained, as well as a fairness opinion letter regarding the merger consideration.

ACB engaged ProBank to render financial advisory and investment banking services to ACB, including an opinion to the ACB board of directors as to the fairness, from a financial point of view, to the ACB stockholders of the Merger Consideration. As part of its engagement, representatives of ProBank telephonically attended the January 2021 meeting of the ACB board of directors, at which the board of directors evaluated the Merger. At this meeting, ProBank reviewed the financial aspects of the Merger and rendered to the ACB board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank as set forth in its opinion, the Merger Consideration was fair, from a financial point of view, to the ACB stockholders. The ACB board of directors approved the Merger Agreement at this meeting.

The Agreement and Plan of Merger by and among Fidelity Federal Bancorp, Affiliation Subsidiary, Inc., and American Capital Bancorp was entered into dated to be effective as of February 5, 2021.

43

A regulatory application was filed with the OCC in February 2021 to obtain approval for the merger of UFB and ICB. The application was subsequently approved by the OCC in April 2021.

On July 2, 2021, ProBank provided an updated valuation report, and on July 8, 2021 provided an updated fairness opinion letter based on certain factors as set forth in the fairness opinion letter, including FFED and ACB financial statements as of March 31, 2021. On July 8, 2021, the boards of directors of FFED and ACB unanimously approved the Amended and Restated Agreement and Plan of Merger, to be effective dated July 8, 2021, which included the Merger Consideration and exchange ratio from the updated ProBank Valuation and fairness opinion letter.

ACB’s Reasons for the Merger; Recommendation of ACB’s Board of Directors

In evaluating the Merger and the Merger Agreement, the ACB board of directors consulted with management and ACB’s legal and financial advisors. In reaching its decision that the Merger is advisable, and in reaching its recommendation that ACB stockholders approve the Merger, the ACB board of directors considered a number of factors, including, without limitation, the following material factors, which the ACB board of directors viewed as supporting its recommendation:

•	The combination of FFED and ACB under a common management team and operating structure will provide more effective control over its operations, allow it to realize certain synergies, and improve the operational efficiency with which it provides banking services to its customers;

•	The challenges facing ACB’s management to grow ACB’s franchise and enhance stockholder value given the current operating environment for community banks and market conditions, including the challenges involved with increasing profitability and operating efficiencies, and expected increased operating costs resulting from potential growth plans and from increased regulatory and compliance mandates;

•	Management’s assessment of the execution risks involved in attaining the performance levels assumed by the business projections relating to ACB;

•	The increased need for scale to absorb the growing costs of operations, cybersecurity, and compliance with banking regulations;

•	Conditions and activity in the mergers and acquisitions market providing an opportunity for ACB to deliver accelerated and enhanced stockholder value, as compared to continued independent operations with organic growth;

•	The understanding of ACB’s board of directors of the strategic options available to ACB, as well as the board of directors’ assessment of those options, and the difficulties related to ACB’s execution of its business plan as an independent entity, and the board of directors’ determination that execution of the business plan likely would not create greater present value for ACB stockholders than the Merger Consideration to be paid by FFED;

•	Information concerning the business, earnings, operations, financial condition, asset quality, and prospects of ACB and FFED, both individually and as a combined company;

•	The expanded market presence of the expanded branch network of the combined bank;

•	The Merger Consideration per share to be paid by FFED and the resulting valuation multiples;

•	The compatibility of the business cultures of ACB and FFED;

•	The stock merger consideration, including the exchange ratio, and the potential for the price of FFED common stock to increase after the signing of the Merger Agreement;

•	The financial presentation, dated January 2021, of ProBank to the ACB board of directors;

44

•	The opinions, dated February 4, 2021 and July 8, 2021, of ProBank to the ACB board of directors as to the fairness, from a financial point of view and as of the dates of the opinions, to the ACB stockholders of the Merger Consideration, as more fully described below under “The Merger - Opinions of ACB’s Financial Advisor”;

•	The legal analyses as to the structure of the Merger, the Merger Agreement, and the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that ACB (including the board of directors) employed in considering potential strategic alternatives;

•	The terms of the Merger Agreement, including the large proportion of the stock merger consideration, the expected tax treatment of the Merger for United States federal income tax purposes, and the covenant of FFED to use commercially reasonable efforts to obtain regulatory approval;

•	The anticipated continued employment of some of ACB’s executive officers and other key employees in the combined company in order to promote the continuity of the resulting banking services with our customers, communities, and employees;

•	The anticipated participation of all five of ACB’s current directors (two of whom are currently directors of FFED) serving on the FFED board of directors, and five of the six current ICB directors (two of whom are currently directors of UFB) serving on the UFB board of directors;

•	The anticipated social and economic effects of the Merger on ACB and ICB, as well as their employees (including that certain ACB employees who do not continue as employees of FFED will be entitled to severance benefits), depositors, loan and other customers, creditors, and other elements of the communities in which they operate or are located;

•	The ability of FFED to complete the Merger, from a business, financial condition, earnings prospects, and regulatory perspective, including financial obligations to be incurred in connection with the Merger and other likely financial obligations of FFED, and the possible effect of such conditions upon ACB, ICB, and other elements of the communities in which ACB and ICB operate or are located; and

•	The competence, experience, and integrity of FFED and its management, including prior experience in acquiring financial institutions.

The ACB board of directors also considered a number of potential risks and uncertainties in connection with its consideration of the proposed Merger, including, without limitation, the following:

•	The challenges of integrating ACB’s business, operations, and employees with those of FFED;

•	The potential risk of diverting attention and resources from the on-going operation of ACB’s business and towards the completion of the Merger;

•	The risks and costs associated with entering into the Merger Agreement, including that the Merger may not be consummated;

•	The fact that although the Company engaged an independent third party to provide the exchange ratio, ACB did not conduct a solicitation or bidding process with other potential third parties prior to entering into the Merger Agreement, there is a possibility that a potential third party would offer more favorable terms and conditions;

•	The restrictions on the conduct of ACB’s business before the completion of the Merger, which are customary for Merger Agreements involving financial institutions, but which could delay or prevent ACB from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of ACB absent the Merger;

•	The fact that the interests of certain of ACB’s directors and executive officers may be different from, or in addition to, the interests of ACB stockholders generally;

45

•	The risk of potential employee attrition and/or other adverse effects on business and customer relationships as a result of the Merger;

•	The need to and likelihood of obtaining the approval by ACB stockholders and bank regulators to complete the Merger;

•	The fact that certain ACB stockholders are required to exchange their shares of ACB common stock for the cash merger consideration;

•	The fact that certain ACB stockholders would lose the opportunity to participate in any possible future earnings or growth contributed by, or potential business opportunities related to, the combined business following completion of the Merger;

•	Similar to the ACB common stock, the lack of a liquid and active trading market for FFED common stock, which may adversely affect the ability of ACB stockholders to sell their shares after completion of the Merger, and the potential for the price of FFED common stock to decrease after the signing of the Merger Agreement;

•	The possibility of litigation in connection with the Merger; and

•	The other risks described in this proxy statement/offering circular.

This discussion of the information and factors considered by ACB’s board of directors in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the ACB board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the ACB board of directors did not find it useful and did not attempt to quantify, rank, or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the other transactions contemplated by the Merger Agreement, and to make its recommendation to ACB stockholders. Rather, the ACB board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the ACB board of directors may have assigned different weights to different factors.

Certain of ACB’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of ACB stockholders generally. The ACB board of directors was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to ACB stockholders. For a discussion of these interests, see “The Merger - Interests of ACB’s Directors and Executive Officers in the Merger,” beginning on page 49.

ACB’s board of directors has unanimously approved the Merger pursuant to the Merger Agreement; has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of ACB and its stockholders; and unanimously recommends that ACB stockholders vote “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal.

The ACB board of directors evaluated the factors described above and determined that the transaction was in the best interests of ACB. It should be noted that this explanation of the reasoning of ACB’s board of directors and all other information in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36.

Opinions of ACB’s and FFED’s Financial Advisor

ACB and FFED engaged ProBank to render financial advisory and investment banking services, including an opinion to the ACB and FFED board of directors as to the fairness, from a financial point of view, to the ACB stockholders of the Merger Consideration. ACB and FFED selected ProBank because it is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, ProBank is continually engaged in the valuation of banking enterprises.

46

As part of its engagement, representatives of ProBank telephonically attended the meeting of the ACB board of directors held on January 27, 2021, at which the ACB board of directors evaluated the Merger. At this meeting, ProBank reviewed the financial aspects of the Merger and rendered to the ACB board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank as set forth in its opinion, the Merger Consideration was fair, from a financial point of view, to the ACB stockholders. The ACB board of directors approved the Agreement and Plan of Merger by and among Fidelity Federal Bancorp, Affiliation Subsidiary, Inc., and American Capital Bancorp dated to be effective as of February 5, 2021 at this meeting.

ACB and FFED engaged ProBank to provide an updated valuation report and fairness opinion letter. On July 2, 2021, ProBank issued the revised valuation report and on July 8, 2021 issued an updated fairness opinion letter to the ACB board of directors. On July 8, 2021, the ACB and FFED boards of directors unanimously approved the Merger Agreement.

The description of the opinions set forth herein is qualified in its entirety by reference to the full text of the opinions, which are attached as Annexes C-1 and C-2 to this proxy statement/offering circular and are incorporated herein by reference, and describe the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank in preparing the opinions.

ProBank’s opinions speak only as of the date of the opinion. ProBank’s opinions are included in this proxy statement/offering circular solely because they were considered by the ACB and FFED boards of directors in connection with the Merger. The opinions were solely for the information of, and were directed solely to, the ACB and FFED boards of directors (in their capacities as such) in connection with its consideration of the financial terms of the Merger and are not to be relied upon by any other entity or person or used for any other purpose. The opinions addressed only the fairness, from a financial point of view, of the Merger Consideration to the ACB stockholders. They did not address the underlying business decision to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the ACB board of directors in connection with the Merger, and they do not constitute a recommendation to any ACB stockholder or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor do they constitute a recommendation regarding whether or not any such stockholder should enter into a voting, stockholders’, affiliates’, or similar agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

FFED’s Reasons for the Merger

In evaluating the Merger and the Merger Agreement, the FFED board of directors consulted with FFED management and FFED’s legal and financial advisors. In reaching its decision to adopt the Merger Agreement and to approve the Merger, the FFED board of directors considered a number of factors, including, without limitations, the following material factors:

•	The combination of FFED and ACB under a common management team and operating structure will provide more effective control over its operations, allow it to realize certain synergies, and improve the operational efficiency with which it provides banking services to its customers.

•	Its understanding of the current and prospective environment in which FFED and ACB operate, including national and local economic conditions, the interest rate environment, the competitive environment for financial institutions generally, and the likely effect of these factors on FFED both with and without the proposed transaction;

•	Information concerning the business, earnings, operations, financial condition, asset quality, and prospects of ACB and FFED, both individually and as a combined company;

•	The complementary nature of the strengths of the management personnel of FFED and ACB and of FFED’s and ACB’s banking products, including high-quality, low-risk loan portfolios;

•	The opportunity to expand FFED’s business into attractive markets in Southern California;

•	Its ability to retain a seasoned management team to lead its banking efforts in the Southern California market;

47

•	The expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital, and footprint;

•	Its review and discussions with FFED’s management and advisors concerning FFED’s due diligence examination of ACB’s business;

•	The anticipated pro forma financial impact of the Merger on the combined company, excluding one-time merger-related costs, including the estimation by FFED’s management that the Merger will result in after-tax earnings per share accretion of $0.86 in 2021, $1.14 in 2022, and $2.63 in 2023;

•	The anticipated positive impact of the Merger on the combined company’s capital position, including regulatory capital levels, and the combined company’s potential ability to generate substantial internal capital to support future growth;

•	Its belief that FFED is able to finance the cash merger consideration on substantially the terms contemplated by it;

•	The financial information and analyses of ProBank, FFED’s financial advisor, presented on January 27, 2021 to the FFED board of directors;

•	Its review with FFED’s independent legal advisor of the terms of the Merger Agreement;

•	The likelihood that the regulatory approvals necessary to complete the Merger would be obtained; and

•	The fact that the Merger is not expected to result in any branch closures by either UFB or ICB.

The FFED board of directors also considered a number of potential risks and uncertainties in connection with its consideration of the proposed Merger, including, without limitation, the following:

•	The possibility of encountering difficulties in achieving anticipated cost savings in the amounts estimated or in the time frame contemplated;

•	The possibility of encountering difficulties in successfully integrating ACB’s business, operations, and workforce with those of FFED;

•	Transaction-related restructuring charges and other Merger-related costs;

•	Diversion of management attention and resources from the operation of FFED’s business towards the completion of the Merger;

•	The regulatory and other approvals required in connection with the Merger and the risk that such regulatory and other approvals will not be received in a timely manner or may impose unacceptable conditions;

•	The need to obtain ACB’s stockholder approval in order to complete the Merger; and

•	The other risks described in this proxy statement/offering circular.

The foregoing discussion of the information and factors considered by the FFED board of directors is not intended to be exhaustive, but includes the material factors considered by the FFED board of directors. In reaching its decision to adopt the Merger Agreement and to approve the Merger, the FFED board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FFED board of directors considered all these factors as a whole, including discussion with and question of FFED’s management and independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the FFED board of directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of FFED and its stockholders and unanimously voted to adopt the Merger Agreement and to approve the Merger and the transactions contemplated by it.

48

It should be noted that this explanation of the FFED board of directors’ reasoning presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36.

Interests of ACB’s Directors and Executive Officers in the Merger

In considering the recommendation of ACB’s board of directors with respect to the Merger, you should be aware that ACB’s directors and executive officers have agreements or arrangements that provide them with interests in the Merger, including financial interests, that may be different from, or in addition to, the interests of ACB stockholders generally. ACB’s board of directors was aware of these interests during its deliberations of the merits of the Merger and in determining to recommend to ACB’s stockholders that they vote for the Merger Proposal and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. See the sections entitled “The Merger - Background of the Merger” and “The Merger - ACB’s Reasons for the Merger; Recommendation of ACB’s Board of Directors” of this proxy statement/offering circular, respectively. These interests are described in more detail below, and certain of them are quantified in the narrative and tables below.

Stock Ownership

As of the record date, the directors and executive officers of ACB collectively owned 4,268,172 shares of ACB common stock, or approximately 96.9% of ACB’s outstanding shares of ACB common stock. This collective amount includes (i) 4,115,786 shares of ACB common stock owned by directors and executive officers who are also “controlling stockholders” of ACB, or approximately 93.4% of ACB’s outstanding shares of ACB common stock, and (ii) 152,386 shares of ACB common stock which are considered to be “unaffiliated shares” of ACB common stock, or approximately 52.7% of ACB’s outstanding “unaffiliated shares” of ACB common stock. Each ACB director has entered into a voting agreement, the form of which is included with this proxy statement/offering circular as Annex B, which requires each person to vote all of the shares of ACB common stock beneficially owned by him or her “FOR” the Merger Proposal. None of the directors were paid any additional consideration in connection with the execution of the voting agreements. See also the sections titled “The ACB Special Meeting of Stockholders - Unaffiliated Shares; Stock Ownership of Controlling Stockholders” and “The Merger Agreement - Voting Agreements” beginning on pages 39 and 67, respectively.

Director Nominees; Common Directors

Following completion of the transactions contemplated by the Merger Agreement, the FFED board of directors will include six individuals who currently serve on the board of directors of FFED. Messrs. Gerald K. Pedigo, Bruce A. Cordingley, Phillip J. Stoffregen, Donald R. Neel, Paul E. Becker, and Barry A. Schnakenburg, each of whom currently serve on the board of directors of FFED, will be appointed to serve on the board of directors of FFED. Messrs. James J. Sullos, Jr., Michael C. Miller, and Stephen R. Oettinger will also be appointed to serve on the board of directors of FFED. Messrs. Gerald K. Pedigo, Bruce A. Cordingley, Donald R. Neel, Barry A. Schnakenburg, Paul E. Becker, and Ronald Brown, each of whom currently serve on the board of directors of UFB, will continue to serve on the board of directors of UFB. Messrs. James J. Sullos, Jr., Michael C. Miller, and Stephen R. Oettinger will also be appointed to serve on the board of directors of UFB. See “Information About FFED - Information About Directors, Executive Officers, and Significant Employees” beginning on page 89 for additional information pertaining to the director nominees and continuing directors.

Employment for Certain Executive Officers

Following completion of the transactions contemplated by the Merger Agreement, it is anticipated that Paula Rose-Wihongi, current EVP and CFO of ICB, and Darin Nishimura, current EVP and Chief Credit Officer of ICB will be employed with UFB as an at-will employee with compensation and benefits commensurate with such employment and UFB’s current employment practices. See “Information About FFED - Information About Directors, Executive Officers, and Significant Employees” beginning on page 89 for additional information pertaining to such persons.

Indemnification; Directors’ and Officers’ Insurance

For a period of six years following the effective time of the Merger, subject to certain limits, current and former directors and officers of ACB and ICB will be entitled to indemnification and to be held harmless against certain expenses and liabilities to the extent provided for under applicable law or governance documents as in effect as of the date of the Merger Agreement, and the directors and officers of ACB and ICB immediately prior to the effective time of the Merger will be covered by the directors’ and officers’ liability insurance policy currently maintained by ACB or a comparable replacement policy. For a further description of these rights, please see “The Merger Agreement - Indemnification; Director’ and Officer’ Insurance” beginning on page 65.

49

Governance Matters; Boards of Directors; Headquarters

Following completion of the transactions contemplated by the Merger Agreement, the FFED Articles and FFED Bylaws will be the Articles of Incorporation and Bylaws of the surviving holding company and UFB’s Charter and Bylaws will be the Charter and Bylaws of the surviving bank, in each case, until thereafter amended in accordance with applicable law. ACB stockholders who receive FFED common stock will have their rights as stockholders governed by the FFED Articles, the FFED Bylaws, and Nevada law. The rights of stockholders of FFED differ in certain respects from the rights of stockholders of ACB. A summary of the material differences between the rights of an ACB stockholder and the rights of a FFED stockholder is provided in this proxy statement/offering circular in the section “Comparison of Rights of Stockholders” beginning on page 81.

Following completion of the transactions contemplated by the Merger Agreement, the boards of directors of FFED and UFB will consist of individuals who were members of the boards of directors of FFED, ACB, UFB, or ICB, or more than one of such boards. Specifically, the board of directors of FFED will consist of:

•	Mr. Bruce A. Cordingley

•	Mr. Gerald K. Pedigo

•	Mr. James J. Sullos, Jr.

•	Mr. Stephen R. Oettinger

•	Mr. Michael C. Miller

•	Mr. Donald R. Neel

•	Mr. Barry A. Schnakenburg

•	Mr. Paul E. Becker

Following completion of the transactions contemplated by the Merger Agreement, the board of directors of UFB will consist of:

•	Mr. Bruce A. Cordingley

•	Mr. Gerald K. Pedigo

•	Mr. James J. Sullos, Jr.

•	Mr. Stephen R. Oettinger

•	Mr. Michael C. Miller

•	Mr. Donald R. Neel

•	Mr. Barry A. Schnakenburg

•	Mr. Paul E. Becker

•	Mr. Ronald Brown

Following completion of the transactions contemplated by the Merger Agreement, the location of the headquarters and principal executive offices of FFED and UFB will be Evansville, Indiana.

Public Trading Markets

As of the date of this proxy statement/offering circular, FFED common stock is quoted on the OTC Pink Market maintained by OTC Markets Group, Inc. under the symbol “FDLB.” The shares of FFED common stock issuable to ACB stockholders in the Merger will also be quoted on the OTC Pink Market. There is a very limited public trading market for FFED common stock. Trades that have occurred cannot be characterized as amounting to an active market for FFED common stock.

ACB common stock is not listed on any stock market or quoted in any “over-the-counter” market. There is no established public trading market for ACB common stock.

50

Resales of FFED Common Stock

The shares of FFED common stock to be issued in the Merger to ACB stockholders (other than Pedcor Bancorp, the controlling stockholder of ACB) will be qualified under the Regulation A exemption from registration under the Securities Act. ACB stockholders who are not deemed to be an affiliate of FFED may generally freely trade their FFED common stock upon completion of the Merger, subject to compliance with applicable state securities or “blue sky” laws. The term “affiliate” generally means each person who is a director, executive officer, or 10% stockholder of FFED after the Merger.

Any stockholders who are deemed to be affiliates of FFED may only sell their FFED common stock as provided by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Rule 144 requires the availability of current public information about the issuer, a holding period for shares issued without SEC registration, volume limitations, and other restrictions on the manner of sale of the shares.

Regulatory Approvals

Completion of the Merger is subject to the receipt of all regulatory approvals required to complete the transactions contemplated by the Merger Agreement and the expiration of any applicable statutory waiting periods, without the imposition of a condition, restriction, or requirement that the board of directors of FFED reasonably determines in good faith would (i) following the effective time of the Merger, have a material adverse effect FFED, or (ii) materially reduce the benefits of the transactions contemplated by the Merger Agreement to such a degree that FFED would not have entered into the Merger Agreement had such conditions, restrictions, or requirements been known at such time. Subject to the terms and conditions of the Merger Agreement, FFED and ACB have agreed to cooperate fully and use commercially reasonable efforts to procure all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications, and to satisfy all other legal requirements which are necessary for consummation of the Merger.

FFED and ACB believe that the Merger and Bank Merger should not raise substantial antitrust or other significant regulatory concerns and that FFED and UFB will be able to obtain all requisite regulatory approvals in a timely manner. UFB has obtained the regulatory approvals described below with respect to the Bank Merger; however, there can be no assurance as to whether any deadlines or other conditions imposed in connection with such approval will be satisfied or whether such approval will be later reconsidered, modified, suspended, or revoked by the OCC. There can be no assurance that all of the other regulatory approvals described below will be obtained or, if obtained, as to the timing of any such approvals. In addition, there can be no assurance that such approvals or waivers will not impose conditions, restrictions, or requirements that the board of directors of FFED reasonably determines in good faith would (i) following the effective time of the Merger, have a material adverse effect FFED, or (ii) materially reduce the benefits of the transactions contemplated by the Merger Agreement to such a degree that FFED would not have entered into the Merger Agreement had such conditions, restrictions, or requirements been known at such time. Likewise, there can be no assurance that U.S. federal or state regulatory authorities will not attempt to challenge the Merger and Bank Merger, or if such a challenge is made, as to the result of such challenge.

Board of Governors of the Federal Reserve System

Completion of the Merger would ordinarily be subject, among other things, to approval by the FRB pursuant to Section 10 of the Home Owners’ Loan Act (the “HOLA”) and Regulation LL of the FRB’s regulations. Under Regulation LL of the FRB’s regulations, the prior approval of the FRB is not required in connection with the acquisition by a savings and loan holding company of another savings and loan holding company if the transaction is part of the merger of the savings association to be acquired with a subsidiary savings association of the acquiring savings and loan holding company, and if the transaction satisfies certain other requirements, including that the savings association to be acquired will not be operated by the savings and loan holding company as a separate entity and that the transaction requires the prior approval of a federal supervisory agency under the Bank Merger Act.

FFED filed a notification, dated July 6, 2021, with the FRB seeking the waiver contemplated by Regulation LL from an application under Section 10 of the HOLA and Regulation LL (the “FFED Waiver Request”). In the event that the FRB does not waive the application requirements, the Merger will require an application to, and receipt of prior approval from, the FRB prior to the completion of the Merger. FFED and ACB cannot predict whether or when such waiver will be obtained (or, if filed, such application will be approval) or whether any such waiver (or any such approval) will impose any burdensome conditions upon FFED or UFB.

51

A determination by the FRB to grant the waiver contemplated by Regulation LL from an application under Section 10 of the HOLA and Regulation LL only reflects its view that filing an application would not serve any regulatory purpose. In the event the FRB does not waive the application requirements and an application is filed, a determination by the FRB to approve the Merger only reflects its view that the Merger does not contravene applicable law and is consistent with regulatory policies. A determination by the FRB does not represent an opinion by the FRB that the transactions contemplated by the Merger Agreement are favorable to ACB stockholders or that it has considered the adequacy of the terms, financial or otherwise, of the transactions contemplated by the Merger Agreement. A determination by the FRB is not an endorsement of, or recommendation for, the transactions contemplated by the Merger Agreement.

Office of the Comptroller of the Currency

In order to consummate the Bank Merger, UFB must receive the approval of the OCC under the Bank Merger Act. In addition to general policy factors, in considering the approval of an application under the Bank Merger Act, the OCC reviews certain factors, including: (i) the competitive impact of the transaction, (ii) the financial and managerial resources and future prospects of the depository institutions, (iii) the convenience and needs of the communities to be served, (iv) the depository institutions’ effectiveness in combating money-laundering activities, (v) the risk to the stability of the United States banking and financial system, and (vi) deposit concentration limits of the resulting institution. In considering an application under the Bank Merger Act, the OCC also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (the “CRA”).

Furthermore, the Bank Merger Act and OCC regulations require published notice of, and the opportunity for public comment on, the application to the OCC, and authorize the OCC to hold a public hearing or meeting if the OCC determines that a hearing or meeting would be appropriate. The OCC takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the OCC frequently receives protests from community groups and others. Any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the OCC.

UFB filed its application for approval of the Bank Merger with the OCC on February 26, 2021. UFB received a determination, dated April 9, 2021, from the OCC approving its application filed under the Bank Merger Act with respect to the Bank Merger. This determination by the OCC is subject to domesticating certain ICB operating subsidiaries and service corporation in the State of Indiana and receipt of any other required regulatory approval. The OCC may modify, suspend, or rescind its determination if a material change in the information on which the OCC relied occurs prior to the effective date of the Bank Merger.

The OCC’s approval of the Bank Merger only reflects its view that the Bank Merger does not contravene applicable law and is consistent with regulatory policies. The OCC’s approval does not represent an opinion by the OCC that the transactions contemplated by the Merger Agreement are favorable to ACB stockholders or that it has considered the adequacy of the terms, financial or otherwise, of the transactions contemplated by the Merger Agreement. The OCC’s approval is not an endorsement of, or recommendation for, the transactions contemplated by the Merger Agreement.

United States Department of Justice

In addition to the OCC, the United States Department of Justice (the “DOJ”) conducts a concurrent competitive review of the Bank Merger to analyze the transaction’s competitive effects and determine whether the transaction would result in a violation of antitrust laws. Transactions approved under the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal banking agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal banking agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. However, under certain circumstances, a transaction between affiliated depository institutions may be completed immediately after approval of the applicable federal banking agency is received. For these purposes, UFB and ICB would be considered affiliates of each other. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing a transaction, the DOJ could analyze the transaction’s effect on competition differently than the OCC, and thus it is possible that the DOJ could reach a different conclusion than the OCC regarding the transaction’s effects on competition. A determination by the DOJ not to object to the transaction may not prevent the filing of antitrust actions by private persons or state attorneys general. A similar review process is undertaken in connection with an application filed with the FRB pursuant to Section 10 of the HOLA.

52

Additional Regulatory Approvals and Notices

The FFED Waiver Request was filed with the FRB jointly with Pedcor Financial and Pedcor Financial Bancorp with respect to the Tier 1 Merger and the Tier 2 Merger, respectively. Pedcor Financial and Pedcor Financial Bancorp, as savings and loan holding companies, are subject to the same requirements under Section 10 of the HOLA and Regulation LL as is FFED. In the event that the FRB does not waive the application requirements, the Tier 1 Merger and/or the Tier 2 Merger will require an application to, and receipt of prior approval from, the FRB prior to the completion of the Tier 1 Merger and/or the Tier 2 Merger, respectively. FFED and ACB cannot predict whether or when such waiver will be obtained (or, if filed, such application will be approval) or whether any such waiver (or any such approval) will impose any burdensome conditions upon Pedcor Financial or Pedcor Financial Bancorp.

Moreover, in connection with the transactions contemplated by the Merger Agreement, Pedcor Financial, Pedcor Financial Bancorp, and FFED each intend to make an election with the FRB to become a “financial holding company.” See “Supervision and Regulation – Holding Company Regulation” beginning on page 133.

In addition, notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations, including certain state insurance departments. Neither FFED nor ACB is aware of any material governmental approvals or actions that are required for completion of the Merger other than those described in this proxy statement/offering circular. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Dissenters’ Rights

If the Merger is consummated, ACB stockholders who have complied with the applicable requirements and procedures of Chapter 92A, Sections 300 through 500, inclusive, of the NRS (the “Nevada Dissent Provisions”) will be entitled to dissent from the Merger and demand payment of the “fair value” of their shares of ACB common stock. For these purposes, “fair value” means the value of the shares of ACB common stock determined: (i) immediately before the effective time of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable; (ii) using customary and current valuation concepts and techniques generally employed for businesses similar to ACB in the context of a merger; and (iii) without discounting for lack of marketability or minority status. The “fair value” of the shares of ACB common stock may be more or less than the amount ACB stockholders will receive pursuant to the Merger Agreement.

THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO Dissenters’ RIGHTS UNDER the Nevada Dissent Provisions AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF the Nevada Dissent Provisions, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/offering circular AS ANNEX D AND IS INCORPORATED BY REFERENCE HEREIN. THE FOLLOWING SUMMARY DOES NOT CONSTITUTE ANY LEGAL OR OTHER ADVICE NOR DOES IT CONSTITUTE A RECOMMENDATION THAT ACB STOCKHOLDERS EXERCISE Dissenters’ RIGHTS UNDER the Nevada Dissent Provisions. IF AN ACB STOCKHOLDER FAILS TO COMPLY WITH THE PROCEDURES SPECIFIED IN THE NEVADA DISSENT PROVISIONS IN A TIMELY MANNER, THE STOCKHOLDER MAY LOSE THEIR DISSENTERS' RIGHTS. BECAUSE OF THE COMPLEXITY OF THOSE PROCEDURES, ACB STOCKHOLDERS SHOULD SEEK THE ADVICE OF COUNSEL IF THEY ARE CONSIDERING EXERCISING THEIR DISSENTERS' RIGHTS.

Exercising Dissenters’ Rights

An ACB stockholder who wishes to assert dissenters’ rights must (i) deliver to ACB, before the vote is taken on the Merger Proposal at the ACB Special Meeting, written notice of the stockholder’s intent to demand payment for his, her, or its shares if the Merger is effectuated; and (ii) not vote, or cause or permit to be voted, any of his, her, or its shares in favor of the Merger Proposal.

53

An ACB stockholder wishing to deliver a notice asserting dissenters’ rights should hand-deliver or mail the notice to the following address:

American Capital Bancorp

Attn: Abigail G. Frantz, Corporate Secretary

770 3rd Avenue SW

Carmel, Indiana 46032

An ACB stockholder who wishes to exercise dissenters’ rights generally must dissent with respect to all of their shares of ACB common stock. However, if a record stockholder is a nominee for several beneficial stockholders, some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying ACB in writing of the name and address of each person on whose behalf the record stockholder asserts dissenters’ rights. A beneficial stockholder may assert dissenters’ rights directly by submitting to ACB the record stockholder’s written consent to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights and by dissenting with respect to all the shares of which such stockholder is the beneficial stockholder or which such stockholder has the power to direct the vote.

Any ACB stockholder who votes “FOR” the Merger Proposal will not be entitled to exercise dissenters’ rights with respect thereto, but, rather, will receive the Merger Consideration in respect of their shares of ACB common stock, subject to the terms and conditions of the Merger Agreement. Because a proxy that is signed and submitted, but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, if you vote by proxy and wish to exercise your dissenters’ rights you must vote against the Merger Proposal or abstain from voting. Voting, in person or by proxy, against, abstaining from voting on, or failing to vote on the Merger Proposal will not constitute a written demand for payment as required by the Nevada Dissent Provisions. The written demand for payment must be in addition to and separate from any proxy or vote.

Action After Completion of the Merger

Within 10 days after the effective date of the Merger, FFED (as the surviving corporation following the Merger and Upstream Merger) will give written notice of the effective date of the Merger to each ACB stockholder who properly exercised their dissenters’ rights. FFED’s notice will also state where demand for payment must be sent and where and when share certificates must be deposited, among other information. Within the time period set forth in the notice, which may not be less than 30 days nor more than 60 days following the date notice is delivered, the dissenting stockholder must make a written demand on FFED for payment of the fair value of his, her, or its shares, provide a certification as to when beneficial ownership of his, her, or its shares was acquired, and deposit his, her, or its share certificates in accordance with the notice. A stockholder may withdraw from the appraisal process by providing written notice to FFED within the time period set forth in FFED’s notice.

Within 30 days after the receipt of a demand for payment, FFED will pay each dissenter who complied with the required procedures the amount it estimates to be the fair value of the dissenter’s shares, plus accrued interest. Additionally, the payment must be accompanied by a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year, the latest available interim financial statements, if any, a statement as to how fair value was calculated, and a statement of the dissenters’ right to demand payment of fair value under Nevada law.

Following receipt of payment for the shares, a dissenting stockholder dissatisfied with the amount of payment may send FFED a written notice containing such stockholder’s own estimate of fair value and accrued interest, and demand payment for that amount less the amount received pursuant to FFED’s payment of fair value and accrued interest to such stockholder. This right is waived if the stockholder does not make written demand within 30 days of receiving FFED’s payment for the stockholder’s shares, and, in such case, the stockholder will only be entitled to the payment made.

If a demand for payment remains unsettled, FFED will petition a court to determine fair value and accrued interest. If FFED fails to commence an action within 60 days following the receipt of the stockholder’s demand, FFED will pay to the stockholder the amount demanded by the stockholder in the stockholder’s notice containing the stockholder’s estimate of fair value and accrued interest.

54

All dissenting stockholders with unsettled demands, whether residents of Nevada or not, will be made parties to the proceeding, and the court will render judgment for the fair value of their shares. The judgment shall include payment for the amount, if any, by which the court finds the fair value of such shares, plus interest, exceeds the amount already paid. The costs and expenses of bringing the proceeding will be determined by the court and will generally be assessed against FFED, unless the court finds that the demand of any dissenting stockholder for payment was arbitrary, vexatious, or not in good faith. In addition, reasonable fees and expenses of counsel and experts may be assessed against FFED if the court finds that it did not substantially comply with the requirements of the Nevada Dissent Provisions or assessed against FFED or any dissenting stockholder if the court finds that a party acted arbitrarily, vexatiously, or not in good faith with respect to the rights granted under the Nevada Dissent Provisions.

Failure to Perfect; Loss of Dissenters’ Rights

If any ACB stockholder who assert dissenters’ rights fails to perfect, or effectively withdraws or loses, such stockholder’s right to dissent, as provided in the Nevada Dissent Provisions, the shares of ACB common stock of such stockholder will be deemed converted, at the effective time of the Merger, into the right to receive the Merger Consideration, without interest, subject to any taxes required to be withheld under applicable law, and the stockholder must follow the applicable exchange procedures in order to receive payment of the Merger Consideration.

THE PROCESS OF DEMANDING AND EXERCISING Dissenters’ RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR Dissenters’ RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER the Nevada Dissent Provisions. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND the Nevada Dissent Provisions, THE Nevada Dissent Provisions WILL GOVERN.

Accounting Treatment

FFED will account for the Merger as a transaction between entities under common control in accordance with accounting principles generally accepted in the United States of America. Accordingly, FEED will recognize the assets and liabilities of ACB at their carrying amounts on the books of ACB at the date of the transaction which is akin to the pooling-of-interests method. FFED will report the results of operations for the period in which the Merger is completed as if the Merger took place at the beginning of the reporting period. Financial statements for any prior years presented will be retrospectively adjusted to give effect to the Merger.

Use of Proceeds to the Issuer

FFED will not receive any cash proceeds from the offering contemplated by this proxy statement/offering circular. All of the shares issued in the offering are being issued as consideration for the Merger. No proceeds will be used to compensate or otherwise make payments to officers or directors of FFED or any of its subsidiaries.

55

THE MERGER AGREEMENT

The following is a summary description of the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this proxy statement/offering circular. We urge you to read the Merger Agreement in its entirety as it is the legal document governing the Merger.

Structure of the Merger

The boards of directors of each of FFED and ACB have unanimously approved the Merger Agreement, which provides for the combination of FFED and ACB. The Merger is one step in a series of related transactions which are being undertaken for the ultimate purpose of combining UFB and ICB. At the effective time, Merger Sub will merge with and into ACB, with ACB as the surviving corporation and as a wholly-owned subsidiary of FFED (the “Merger”). Immediately following the completion of the Merger, (a) ACB, as the surviving corporation in the Merger, will merge with and into FFED, with FFED as the surviving corporation, and then (b) ICB will merge with and into UFB, with UFB as the surviving bank (the “Bank Merger”).

Immediately prior to the completion of the Merger, (y) Pedcor Capital will merge with and into Pedcor Financial, with Pedcor Financial as the surviving limited liability company (the “Tier 1 Merger”), and then (z) Pedcor Bancorp will merge with and into Pedcor Financial Bancorp, with Pedcor Financial Bancorp as the surviving corporation (the “Tier 2 Merger”).

Closing; Effective Time

Provided that all conditions to the closing of the Merger have been satisfied and fulfilled, the closing of the Merger will occur on the date determined to be the date of the effective time of the Merger. The Merger will become effective on the date and at the time as mutually agreed to by FFED and ACB and as set forth in the Articles of Merger to be filed with the Secretary of State of the State of Nevada. Unless FFED and ACB otherwise mutually agree, the effective time of the Merger shall occur within ten (10) business days after the later to occur of (a) the fulfillment of all conditions precedent to the Merger as set forth in the Merger Agreement, and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger. It currently is anticipated that the completion of the Merger will occur in the third quarter of 2021 subject to the receipt of ACB stockholder and regulatory approvals and other customary closing conditions, but neither FFED nor ACB can guarantee when or if the Merger will be completed.

Merger Consideration

General

Subject to any adjustments provided for in the Merger Agreement, if the Merger is completed, except for shares of ACB common stock held (i) by stockholders who exercise their dissenters’ rights under Nevada law, (ii) as treasury stock, and (iii) directly or indirectly by FFED or UFB (other than in a fiduciary capacity or in satisfaction of a debt previously contracted), each share of ACB common stock will be converted into the right to receive either 0.2083 shares of FFED common stock, $16.25 in cash, or a combination of FFED common stock and cash, provided, however, each share of ACB common stock owned by an ACB stockholder who owns, of record or beneficially, 2,500 shares of ACB common stock or less as of the deadline for making an election will be converted into the right to receive $16.25 in cash (such shares that are required to receive the cash merger consideration are referred to in this proxy statement/offering circular as the “Mandatory Cash Shares”). Notwithstanding any election by an ACB stockholder to receive the stock merger consideration, the cash merger consideration, or a combination or the stock and cash merger consideration, at least 93% of the issued and outstanding shares of ACB common stock will be exchanged for FFED common stock. This stock merger consideration, cash merger consideration, and cash in lieu of fractional shares is sometimes referred to in this proxy statement/offering circular as the “Merger Consideration.”

If FFED changes, or sets a record date for changing, the number of shares of FFED common stock issued and outstanding by way of a stock split, stock dividend, or similar transaction, and the record date is prior to the effective time of the Merger, then the exchange ratio of 0.2083 will be adjusted appropriately to account for such change. Additionally, FFED has a right to increase the number of shares of ACB common stock entitled to receive the stock merger consideration by the minimum amount necessary so that the Merger qualifies for the tax treatment contemplated by the Merger Agreement.

56

FFED stockholders will continue to own their existing shares of FFED common stock. Each share of FFED common stock will continue to represent one share of common stock of FFED following the Merger.

The market price of FFED common stock is subject to change at all times based on future market conditions and other factors, including the future financial condition and operating results of UFB, which in turn affect the same of FFED. The value of FFED common stock that ACB stockholders may receive in the Merger may increase or decrease prior to and after the Merger, and may be worth more or less than the amount of cash merger consideration. You should obtain current market prices for FFED common stock and carefully review the ProBank fairness opinion letters dated February 4, 2021 and July 8, 2021 included as Annexes C-1 and C-2 to this proxy statement/offering circular before you vote and before you make an election to receive the stock merger consideration, the cash merger consideration, or a combination of the stock and cash merger consideration. Neither FFED nor ACB makes any recommendation as to whether you should elect to receive the stock merger consideration, the cash merger consideration, or a combination of the stock and cash merger consideration. Each ACB stockholder must make his, her, or its own decision with respect to such election.

Fractional Shares

FFED will not issue any fractional shares of common stock. Instead, an ACB stockholder who would otherwise have received a fraction of a share of FFED common stock will receive an amount of cash (rounded to the nearest cent and without interest) equal to the product of (i) the fraction of a share to which the ACB stockholder would otherwise have been entitled and (ii) $16.25.

Election Procedures

Election Form; Election of Merger Consideration

An election form and other appropriate and customary transmittal materials are being mailed separately from this proxy statement/offering circular. The election materials will be mailed at least 20 business days, but not more than 40 business days, prior to the anticipated effective time of the Merger, unless another date is otherwise agreed to by FFED and ACB. Subject to the allocation procedures described below, the election form allows each record ACB stockholder (or, in the case of nominee record holders, the beneficial owner) to elect to receive, in exchange for your shares of ACB common stock, either (i) the stock merger consideration, (ii) the cash merger consideration, (iii) a combination of the stock and cash merger consideration, or (iv) indicate that you have no preference, provided, however, ACB stockholders holding Mandatory Cash Shares can only elect to receive the cash merger consideration.

•	Stock Election Shares. Except for ACB stockholders holding Mandatory Cash Shares, ACB stockholders may elect to receive 0.2083 shares of FFED common stock for all or a portion of such holder’s shares of ACB common stock. In this proxy statement/offering circular, we refer to shares held by ACB stockholders who have made stock elections as “Stock Election Shares.” In the aggregate, at least 93% of the issued and outstanding shares of ACB common stock must be exchanged for FFED common stock.

•	Cash Election Shares. Subject to the allocation procedures described below, ACB stockholders may elect to receive $16.25 in cash for all or a portion of such holder’s shares of ACB common stock. In this proxy statement/offering circular, we refer to shares held by ACB stockholders who have made cash elections (including Mandatory Cash Shares) as “Cash Election Shares.” In the aggregate, not more than 7% of the issued and outstanding shares of ACB common stock may be exchanged for cash.

•	Non-Election Shares. Shares held by ACB stockholders for which no preference is indicated or for which a proper and timely election has not been made or a proper and timely election has been revoked (without later submitting a proper and timely election) will be deemed to not have made an election. In this proxy statement/offering circular, we refer to shares held by ACB stockholders who have not made an election as “Non-Election Shares.” Non-Election Shares will be converted into the stock merger consideration, the cash merger consideration, or a combination of the stock and cash merger consideration, depending on whether the form of consideration remains available, provided, however, all Mandatory Cash Shares which are also Non-Election Shares will be converted into the right to receive the cash merger consideration.

57

ACB anticipates that certain stockholders of ACB which own in excess of 93% of the issued and outstanding shares of ACB common stock will make an election to receive the stock merger consideration for all of their shares. If such elections occur as anticipated, the minimum number of shares of ACB common stock that must be exchanged for FFED common stock will be satisfied. Notwithstanding, except with respect to Mandatory Cash Shares, there can be no assurance that an ACB stockholder will receive the form of Merger Consideration that such stockholder elects to receive with respect to any or all of his, her, or its shares of ACB common stock. If the elections of ACB stockholders exceed the specified limits, then the procedures for allocating ACB common stock and cash to be received by ACB stockholders will be followed. See “The Merger Agreement - Allocation Procedures” below.

Making a Valid Election

If you wish to elect the type of Merger Consideration you prefer to receive in the Merger, subject to the allocation and eligibility provisions discussed in this proxy statement/offering circular, you must submit a properly completed election form and other required materials to the Exchange Agent and your properly completed election form and other required materials must be received by the Exchange Agent on or before the deadline for making an election as set forth on the election form. The deadline for making an election will be on such date as mutually agreed to by FFED and ACB, but, in any event, will be prior to the closing date of the Merger. If you have not made a proper and timely election or have revoked your election (without later submitting a properly completed election form and other required materials to the Exchange Agent on or before the deadline for making an election), your shares of ACB common stock will be designated Non-Election Shares.

An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of ACB common stock covered by the election form (or, if such stock certificates have been lost, stolen, or destroyed, an affidavit of that fact by the person claiming such stock certificates to be lost, stolen, or destroyed and, if required by FFED, the posting by such person of a bond or other indemnity satisfactory to FFED). ACB stockholders who hold their shares in book-entry form should follow the instructions set forth in the election form with respect to shares of ACB common stock held in book-entry form.

Revoking or Changing Your Election

You may revoke an election at any time prior to the deadline for making an election, and you may either resubmit a new election or simply withdraw your prior election. If you wish to change an election, you must resubmit an election form in accordance with the election procedures and the resubmitted election form must be received by the Exchange Agent on or before the deadline for making an election. If you wish to withdraw an election, you must provide written notice of withdrawal to the Exchange Agent and the notice of withdrawal must be received by the Exchange Agent on or before the deadline for making an election. In the event of a withdrawal of an election, the Exchange Agent will, upon receiving a written request from you, return the stock certificates representing shares of ACB common stock (or return an affidavit of lost certificate submitted by you), and you will be deemed not to have made an election and your shares of ACB common stock will be treated as Non-Election Shares unless you resubmit another election form and other required materials in accordance with the election procedures.

Shares Held in “Street Name”

If your shares of ACB common stock are held in “street name” by a bank, broker, or other nominee, you should receive or seek instructions from the institution holding your shares concerning how to make your election. Any instructions must be given to your bank, broker, or other nominee in advance of the deadline for making an election to allow your bank, broker, or other nominee sufficient time to make an election. “Street name” holders of ACB common stock may be subject to a deadline earlier than the deadline for making an election applicable to record holders. You should carefully read any materials you receive from your bank, broker, or other nominee. If you instruct your bank, broker, or other nominee to submit an election for your shares, you must follow such bank’s, broker’s, or other nominee’s directions for revoking or changing those instructions.

Discretion of Exchange Agent

Subject to the terms of the Merger Agreement and the election form, the Exchange Agent has reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in any election form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither FFED nor the Exchange Agent shall be under any obligation to notify any person of any defect in an election form.

58

Allocation Provisions

The aggregate amount of the stock merger consideration and cash merger consideration that will be paid is subject to the allocation provisions described in detail below. The Merger Agreement provides that at least 93% of the issued and outstanding shares of ACB common stock will be exchanged for FFED common stock. If the aggregate number of Stock Election Shares is less than 93% of the outstanding shares of ACB common stock, a pro rata portion of certain shares will be converted into the right to receive the stock merger consideration. As of the record date, the number of shares of ACB common stock that must be converted to receive the stock merger consideration was approximately [•] shares. As discussed above, ACB anticipates that the number of Stock Election Shares will be greater than 93% of the issued and outstanding shares of ACB common stock.

Oversubscription of Stock Merger Consideration

If the aggregate number of Stock Election Shares is greater than 93% of the issued and outstanding shares of ACB common stock, then

•	all Cash Election Shares and all Non-Election Shares will be converted into the right to receive the cash merger consideration; and

•	all Stock Election Shares will be converted into the right to receive the stock merger consideration

Undersubscription of Stock Merger Consideration

If the aggregate number of Stock Election Shares is less than 93% of the issued and outstanding shares of ACB common stock (the amount by which 93% of the issued and outstanding shares of ACB common stock exceeds the aggregate number of Stock Election Shares being referred to as the “Shortfall Number”), then

•	all Mandatory Cash Shares will be converted into the right to receive the cash merger consideration;

•	all Stock Election Shares will be converted into the right to receive the stock merger consideration; and

•	the Non-Election Shares and the Cash Election Shares which are not Mandatory Cash Shares will be adjusted as follows:

o	if the Shortfall Number is less than or equal to the number of Non-Election Shares which are not Mandatory Cash Shares, then (i) all Cash Election Shares which are not Mandatory Cash Shares will be converted into the right to receive the cash merger consideration and (ii) each holder of Non-Election Shares which are not Mandatory Cash Shares will receive the stock merger consideration in respect of that number of Non-Election Shares which are not Mandatory Cash Shares held by such holder equal to the product obtained by multiplying (x) the Shortfall Number by (y) a fraction, the numerator of which is the number of Non-Election Shares which are not Mandatory Cash Shares held by such holder and the denominator of which is the total number of Non-Election Shares which are not Mandatory Cash Shares, with the remaining number of such holder’s Non-Election Shares which are not Mandatory Cash Shares being converted into the right to receive the cash merger consideration; or

o	if the Shortfall Number exceeds the number of Non-Election Shares which are not Mandatory Cash Shares, then (i) all Non-Election Shares which are not Mandatory Cash Shares will be converted into the right to receive the stock merger consideration and (ii) each holder of Cash Election Shares which are not Mandatory Cash Shares will receive the stock merger consideration in respect of that number of Cash Election Shares which are not Mandatory Cash Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares which are not Mandatory Cash Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares which are not Mandatory Cash Shares and the denominator of which is the total number of Cash Election Shares which are not Mandatory Cash Shares, with the remaining number of such holder’s Cash Election Shares which are not Mandatory Cash Shares being converted into the right to receive the cash merger consideration.

59

Illustrative Example of Undersubscription of Stock Merger Consideration

For illustration only, the following example describes the application of the allocation provisions of the Merger Agreement in the case of an undersubscription of the stock merger consideration. Calculations were used in making these assumptions with respect to rounding of non-whole numbers, which may differ from what is used when determining appropriate allocations for ACB stockholders. Solely for the purposes of these examples, it is assumed that (i) there are 4,404,895 shares of ACB common stock issued and outstanding, (ii) the exchange ratio is 0.2083, and (iii) the stock conversion number is 4,096,552 (representing approximately 93% of the issued and outstanding ACB common stock).

Assume that (i) valid stock elections are received with respect to 3,744,160 shares (approximately 85% of the issued and outstanding shares); (ii) valid cash elections are received with respect to 440,490 shares (approximately 10% of the issued and outstanding shares), of which 390,527 shares are not Mandatory Cash Shares and 49,963 shares are Mandatory Cash Shares; and (iii) no elections are received with respect to 220,245 shares (approximately 5% of the issued and outstanding shares), of which 195,635 shares are not Mandatory Cash Shares and 24,610 shares are Mandatory Cash Shares. This means that the Shortfall Number is 352,392 (4,096,552 - 3,744,160), and the allocation provisions would generally apply as follows:

•	Mandatory Cash Shares: All 74,573 (49,963 + 24,610) Mandatory Cash Shares will be converted into the right to receive the cash merger consideration.

•	Stock Election Shares: All 3,744,160 Stock Election Shares will be converted into the right to receive the stock merger consideration.

•	Non-Election Shares (Non-Mandatory Cash Shares): All Non-Election Shares which are not Mandatory Cash Shares (195,635) will be converted into the right to receive the stock merger consideration.

•	Cash Election Shares (Non-Mandatory Cash Shares): Of the 390,527 Cash Election Shares which are not Mandatory Cash Shares, 156,757 Cash Election Shares which are not Mandatory Cash Shares will be converted into the right to receive the stock merger consideration. The remaining 233,770 Cash Election Shares which are not Mandatory Cash Shares will be converted into the right to receive the cash merger consideration. Since the Stock Election Shares are undersubscribed, this means that ACB stockholders who made a cash election will receive a combination of the stock and cash merger consideration.

This can be further illustrated as follows:

•	Stockholder A (Mandatory Cash Shares): Stockholder A holds 500 shares of ACB common stock. Because Stockholder A holds less than 2,500 shares of ACB Common Stock, Stockholder A is required to exchange its shares for the cash merger consideration. Stockholder A would receive $8,125 in cash (500 shares x $16.25).

•	Stockholder B (All Stock Election): Stockholder B holds 3,000 shares of ACB common stock and makes a valid stock election with respect to all 3,000 shares. Stockholder B would receive 624 shares of FFED common stock (3,000 shares × 0.2083) plus cash in lieu of a fractional 0.9 share of FFED common stock.

•	Stockholder C (All Cash Election): Stockholder C holds 3,000 shares of ACB common stock and makes a valid cash election with respect to all 3,000 shares. Assuming the total allocations noted above, 1,204 of such shares (3,000 shares × ((352,392 – 195,635) / 390,527))) will be converted into the right to receive the stock merger consideration, and the remaining 1,796 of such shares will be converted into the right to receive the cash merger consideration. Stockholder C would receive (i) 250 shares of FFED common stock (1,204 shares × 0.2083) plus cash in lieu of a fractional 0.8 share of FFED common stock; and (ii) $29,185 in cash (1,796 shares × $16.25).

•	Stockholder D (Mixed Election): Stockholder D holds 3,000 shares of ACB common stock and makes a valid cash election with respect to 1,500 shares and a valid stock election with respect to 1,500 shares. Assuming the total allocations noted above, all 1,500 Stock Election Shares will be converted into the right to receive the stock merger consideration. Of the 1,500 Cash Election Shares, 602 shares (1,500 shares × ((352,392 – 195,365) / 390,527))) will be converted into the right to receive the stock merger consideration, and the remaining 898 of such shares will be converted into the right to receive the cash merger consideration. Stockholder D would receive (i) 437 shares of FFED common stock ((1,500 + 602 shares) × 0.2083) plus cash instead of a fractional 0.8 share of FFED common stock; and (ii) $14,592.50 in cash (898 shares × $16.25).

60

Exchange Procedures

Generally

The conversion of ACB common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the Merger. At or prior to the effective time of the Merger, FFED will deposit (or cause to be deposited) with the Exchange Agent stock certificates representing shares of FFED common stock (or evidence of uncertificated shares) and cash to be issued in the Merger in exchange for shares of ACB common stock.

As promptly as practicable after the effective time of the Merger, the Exchange Agent will mail to each ACB stockholder of record immediately prior to the effective time of the Merger, other than those ACB stockholders of record which submitted a properly completed election form and other required materials to the Exchange Agent on or before the deadline for making an election, a letter of transmittal and instructions on how to surrender shares of ACB common stock in exchange for the Merger Consideration the stockholder is entitled to receive under the Merger Agreement.

Stock certificates representing shares of ACB common stock may only be sent to the Exchange Agent with a completed election form or letter of transmittal, as described above. Please do not send your stock certificates with your proxy card. Your stock certificate(s) may name either “American Capital Bancorp” or “International City Bank” as the issuer. Stock certificate(s) issued in the name “International City Bank” represent shares of ACB common stock and should be surrendered herewith as if such stock certificate(s) were issued in the name “American Capital Bancorp.”

As soon as reasonably practicable after delivery to the Exchange Agent of stock certificate(s) (or an affidavit and, if required, a bond or other indemnity, as described below) and a properly completed and executed letter of transmittal and other required materials, stock certificates (or evidence of uncertificated shares) representing whole shares of FFED common stock and/or a check for cash that an ACB stockholder is entitled to receive in the Merger in exchange for shares of ACB common stock, as applicable, together with any cash in lieu of fractional shares or dividends or distributions which such stockholder is entitled to receive, if any, will be delivered to such stockholder. If an ACB stockholder properly completed and submitted an election form and other required materials on or before the deadline for making an election, any stock and/or cash that such stockholder is entitled to receive in the Merger in exchange for shares of ACB common stock will be delivered to such stockholder as soon as reasonably practicable after the effective time of the Merger. No interest will be paid on any Merger Consideration or any unpaid dividends and distributions, if any, that any former ACB stockholder is entitled to receive pursuant to the Merger Agreement.

Shares of ACB common stock may be exchanged for the Merger Consideration with the Exchange Agent for up to six (6) months after the completion of the Merger. At the end of that period, any shares of FFED common stock and cash will be returned to FFED. Any former ACB stockholder who has not complied with the exchange procedures prior to the end of that period must thereafter look only to FFED for payment of the Merger Consideration in respect of each former share of ACB Common Stock such stockholder holds, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent, FFED, Merger Sub, nor ACB will be liable to any ACB stockholder for any Merger Consideration or other amount delivered or paid to any governmental authority pursuant to any abandoned property, escheat, or other similar laws.

Lost, Stolen, or Destroyed Certificates

If a certificate for ACB common stock has been lost, stolen, or destroyed, the Exchange Agent will issue the Merger Consideration only upon receipt of (1) an affidavit of that fact by the claimant, and (2) if required by FFED, the posting of a bond or other indemnity satisfactory to FFED as indemnity against any claim that may be made against it with respect to such certificate.

61

Close of Transfer Books

Immediately prior to the effective time of the Merger, the stock transfer books of ACB will be closed and thereafter there will be no further transfers on the stock transfer books of ACB of shares of ACB common stock that were issued and outstanding immediately prior to the effective time of the Merger.

Withholdings

FFED and the Exchange Agent will be entitled to deduct and withhold from any cash merger consideration, cash in lieu of fractional shares, cash dividends or distributions, or any other cash amounts payable under the Merger Agreement to any former ACB stockholder, the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the Merger Agreement as having been paid to the former ACB stockholder from whom they were deducted or withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to FFED common stock following the effective time of the Merger will be paid to the holder of any unsurrendered certificates representing shares of ACB common stock converted in the Merger into the right to receive shares of FFED common stock until the holder surrenders such certificates (or provides an affidavit and, if required, a bond or other indemnity, as described above). After the surrender of a certificate in accordance with the Merger Agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of FFED common stock that such holder had the right to receive upon surrender of their certificates of ACB common stock.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by each of FFED and ACB relating to a number of matters, including the following:

•	Corporate matters, including organization and existence of the parties and their subsidiaries;

•	Authority relative to execution and delivery of the Merger Agreement, performance of obligations under the Merger Agreement, and making the Merger Agreement valid and binding;

•	Absence of conflicts with, or violations of, organizational documents, applicable laws and governmental orders, or agreements, instruments, or obligations of each party as a result of entering the Merger Agreement or consummating the Merger;

•	Required governmental filings, notices, and consents relating to the Merger;

•	Capitalization;

•	Compliance with applicable laws and governmental orders;

•	Accuracy of information provided for inclusion in certain documents relating to the Merger;

•	Legal proceedings;

•	Financial statements and reports;

•	Absence of undisclosed obligations or liabilities;

•	Adequacy of reserves;

•	Deposit insurance;

•	Absence of certain changes or events;

62

•	Stockholder approval required (or not required) in connection with the Merger;

•	CRA rating;

•	Compliance with bank secrecy and anti-money laundering laws;

•	Absence of any agreements with regulatory authorities;

•	No anticipated denial or delays in receiving regulatory approvals required for the Merger; and

•	Inaction relating to the tax treatment of the Merger.

In addition, the Merger Agreement contains representations and warranties of ACB to FFED relating to a number of matters, including the following:

•	Delivery of copies of organizational documents;

•	Certain material contracts;

•	Disclosure of termination or transfer fees relating to the Merger;

•	Title to or right to use property;

•	Environmental matters;

•	Loan and investment matters;

•	Indebtedness for money borrowed;

•	Absence of any stockholder rights plans;

•	Labor and employment matters, including employee benefit plans, absence of any “parachute payments” under Section 280G of the Code, and obligations to employees;

•	Tax matters;

•	Insurance matters;

•	Corporate books and records;

•	Broker’s, finder’s, and other fees payable in connection with the Merger;

•	Insider transactions;

•	Indemnification agreements;

•	Intellectual property;

•	Information technology;

•	Internal controls;

•	Fiduciary accounts; and

•	Receipt of a fairness opinion from ACB’s financial advisor.

Finally, the Merger Agreement contains representations and warranties of FFED to ACB relating to a number of matters, including the following:

•	Availability of funds to pay the cash merger consideration and cash in lieu of fractional shares;

63

•	UFB’s status as “well-capitalized” under federal banking regulations; and

•	Issuance of FFED common stock.

The representations and warranties described above and included in the Merger Agreement were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures and as to the knowledge of certain persons, materiality, and causing a material adverse effect on a party, and were made for the purposes of allocating contractual risk among the parties instead of establishing these matters as facts. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders. You should not rely on the representations, warranties, covenants, or any description thereof as characterizations of the actual state of facts or condition of FFED, ACB, or any of their respective subsidiaries or affiliates. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement/offering circular and in the documents included with this proxy statement/offering circular.

Business Pending Completion of the Merger

FFED has agreed that it will not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any respect at any time at or prior to the effective time of the Merger, (ii) certain conditions to the Merger not being satisfied, or (iii) a material violation of any provision of the Merger Agreement.

ACB has agreed that it will not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any respect at any time at or prior to the effective time of the Merger, (ii) certain conditions to the Merger not being satisfied, (iii) a material violation of any provision of the Merger Agreement, or (iv) a material delay in the consummation of the Merger, except, in each case, as may be required by applicable law. ACB has further agreed that, prior to the effective time of the Merger (or early termination of the Merger Agreement), ACB and its subsidiaries will:

•	Carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business, except as required to comply with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, or sequester governmental orders, guidelines, recommendations, or laws, or any other applicable laws, guidelines, or recommendations, by any governmental authority in connection with or in response to COVID-19, and any evolutions thereof;

•	Use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees, and preserve its present relationships with customers and persons having business dealings with it;

•	Use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted;

•	Maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all laws applicable to them and to the conduct of its business; and

•	Not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound.

Bank Regulatory Matters

FFED and ACB have agreed that FFED is primarily responsible for the preparation, filing, and costs of all bank regulatory applications required for consummation of the Merger. FFED and ACB have also agreed to (i) provide to the other’s counsel copies of all applications filed and copies of all material written communications with bank regulatory agencies relating to such applications and (ii) cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in the Merger Agreement. Further information is described in the section titled “The Merger – Regulatory Approvals” beginning on page 51.

64

Securities Matters

FFED has agreed to take all necessary or appropriate action (and ACB has agreed to cooperate and assist in taking any such action) so that the shares of FFED common stock to be issued in connection with the Merger are exempt from registration under the Securities Act and exempt from registration or qualification under applicable state securities laws. In furtherance thereof, FFED has agreed to undertake two concurrent, exempt securities offerings by agreeing to offer FFED common stock (i) to ACB stockholders (other than Pedcor Bancorp, the controlling stockholder of ACB) in reliance on Regulation A under the Securities Act (the “Regulation A Offering”), and (ii) to Pedcor Bancorp in reliance on Section 4(a)(2) of the Securities Act (the “Private Placement”), in each case, in accordance with applicable state securities laws; provided, however, FFED has the right to rely upon any other federal or state exemption available under applicable law or to register or qualify such securities under applicable law.

FFED has agreed to prepare and file with the SEC an offering statement on Form 1-A which includes a proxy statement of ACB to be used in connection with the ACB Special Meeting and an offering circular satisfying all requirements of applicable federal and state securities laws to be used in connection with the Regulation A Offering. Further, FFED has agreed to prepare any offering materials that it determines to be necessary or appropriate to satisfy all requirements of applicable federal and state securities laws to be used in connection with the Private Placement. ACB has agreed that it will cooperate with FFED in the preparation of such materials. FFED and ACB have each further agreed to use commercially reasonable efforts to have the offering statement declared qualified as promptly as practicable. FFED has also agreed to use its commercially reasonable efforts to obtain all necessary state securities laws or “blue sky” permits and approvals required to carry out the transactions contemplated by the Merger Agreement, and ACB has agreed to furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action.

ACB has agreed to provide FFED with any information concerning itself or its stockholder (to the extent reasonably available to ACB) that FFED may reasonably request in connection with the Regulation A Offering and the Private Placement. FFED has agreed to promptly notify ACB of any comments of the SEC with respect to the offering statement, including the proxy statement/offering circular contained therein, and of any requests by the SEC for any amendment or supplement thereto or for additional information. FFED and ACB have each agreed to use commercially reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC and to cause the proxy statement/offering circular and all required amendments and supplements thereto to be mailed to ACB stockholders as soon as practicable.

FFED and ACB have each agreed to promptly notify the other if they become aware of material misstatements or omissions in the offering statement, including the proxy statement/offering circular contained therein. In such event, ACB has agreed to cooperate with FFED in the preparation of any supplement or amendment to such materials to correct such misstatement or omission, and FFED has agreed to file an amended offering statement with the SEC, and ACB has agreed to mail an amended proxy statement/offering circular to its stockholders.

Indemnification; Directors’ and Officers’ Insurance

Subject to any restrictions imposed by applicable federal banking laws, FFED has agreed to indemnify and hold harmless (including advancement of expenses) each current and former director and officer of ACB and ICB, for a period of six years following the effective time of the Merger, against any expenses and liabilities incurred in connection with any action or proceeding arising out of or pertaining to matters existing or occurring at or prior to the effective time of the Merger, to the same extent (and subject to the making of the same findings as to eligibility) that such director or officer would have been indemnified (or entitled to advancement of expenses) as a director or officer of ACB or ICB under applicable Nevada or federal law or the applicable governance documents of ACB or ICB as in effect as of the date of the Merger Agreement.

65

Additionally, FFED has agreed to cause the persons serving as directors and officers of ACB and ICB immediately prior to the effective time of the Merger to be covered for a period of six years after the effective time of the Merger by an extended reporting period (providing directors’ and officers’ liability coverage only) purchased pursuant to the terms of the directors’ and officers’ liability insurance policy currently maintained by ACB, or by coverage purchased for the same period providing at least the same limits of liability under a different policy, which policy, subject to policy terms and conditions, will provide coverage with respect to covered acts or omissions occurring prior to the effective time of the Merger. Notwithstanding, the Merger Agreement further provides that FFED is not required to pay annual premiums for any such policy which are more than 200% of ACB’s annual premium for directors’ and officers’ liability coverage only for the current annual term of its existing policy. In the event FFED is unable to maintain or obtain such insurance, FFED has agreed to obtain as much comparable insurance as is available under the circumstances.

Employee Benefit and Employee Matters

FFED has agreed to use its best efforts to notify ACB of the employees it intends to retain after the effective time of Merger. ACB has agreed, prior to the closing date of the Merger, to notify and terminate (as of the effective time of Merger) any employees whose employment will not be continued by FFED, and pay any and all amounts which are then due and payable to such employees in connection with the termination of their employment.

The Merger Agreement requires FFED to make available to the officers and employees of ACB and its subsidiaries who continue as employees of FFED or its subsidiaries substantially the same employee benefits as are generally available to all FFED employees. Continuing employees will also receive credit for (i) accrual of vacation and other paid time off under ACB’s policies through the effective time of the Merger under FFED’s paid time off policies that will apply after the effective time of the Merger, (ii) prior years of service with ACB or its subsidiaries for purposes of determining eligibility for and amount of paid time off pay, and (iii) prior service with ACB or its subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of FFED and its subsidiaries.

If an ACB employee benefit plan is terminated at or prior to the effective time of the Merger, continuing employees will become eligible to participate in FFED’s similar employee benefit plans, if any, as of the effective time of the Merger. FFED has also agreed to use its reasonable best efforts to: (i) avoid subjecting continuing employees to waiting period and pre-existing condition limitations under health and dental plans of FFED or its subsidiaries; and (ii) give continuing employees credit under the applicable plan for any deductibles and co-insurance payments made under a corresponding ACB plan during the balance of the then current 12-month coverage period. In any event, the Merger Agreement permits FFED to continue to maintain any ACB employee welfare benefit and cafeteria plans after the effective time of the Merger.

Employees of ICB who are still employed by ICB at the effective time of the Merger and who will not continue as employees of FFED or its subsidiaries and who sign and deliver a termination and release agreement, in a form acceptable to FFED, will be entitled to severance pay equal to one week of pay, at the employee’s base rate of pay in effect at the time of termination, for each full year of continuous service with ICB with a minimum of four weeks and a maximum of twenty-six weeks. In addition, employees of ICB who will not continue as employees of FFED or its subsidiaries will be entitled to continuation coverage under group health plans as required by COBRA.

Additionally, certain directors and executive officers of ACB will or may receive certain payments and benefits in connection with the Merger, as discussed in the sections titled “The Merger – Interests of ACB’s Directors and Executive Officers in the Merger” beginning on page 49.

Treatment of the ACB 401(k) Plan

Because of the common control of UFB and ICB, employees of both companies participate in the same 401(k) plan. No changes will be made to the companies’ 401(k) plan as a result of the Merger.

Stockholder Meeting and Recommendation of the ACB Board of Directors

ACB has agreed to call a special meeting of its stockholders for the purpose of obtaining the required stockholder votes to approve and adopt the Merger Agreement. In addition, the Merger Agreement provides, subject to their fiduciary duties, that the ACB board of directors will recommend to ACB stockholders that they approve and adopt the Merger Agreement and the Merger, and will solicit proxies voting in favor of the Merger Agreement from ACB stockholders.

66

Voting Agreements

In connection with the adoption of the Merger Agreement, each member of the boards of directors of ACB and ICB entered into a voting agreement, the form of which is included with this proxy statement/offering circular as Annex B, pursuant to which they agreed to vote all shares of ACB common stock beneficially owned by him or her in favor of the approval and adoption of the Merger Agreement and the Merger, and to support the consummation of the Merger and, subject to their fiduciary duties, to recommend that ACB stockholders approve the Merger. Further, the voting agreements prohibit the directors from transferring any shares of ACB common stock (or any right or option with respect thereto or any interest therein) without first obtaining from the transferee, and providing to FFED, a written agreement to substantially the same effect as the agreements made in the voting agreements and in form and substance acceptable to FFED. The voting agreements terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms.

As of the record date, 4,274,072 shares of ACB common stock were collectively subject to such voting agreements, or approximately 97.0% of ACB’s outstanding shares of ACB common stock. This collective amount includes (i) 4,115,786 shares of ACB common stock subject to such voting agreements which are owned by directors who are also “controlling stockholders” of ACB, or approximately 93.4% of ACB’s outstanding shares of ACB common stock, and (ii) 158,286 shares of ACB common stock subject to such voting agreements which are considered to be “unaffiliated shares” of ACB common stock, or approximately 54.7% of ACB’s outstanding “unaffiliated shares” of ACB common stock. See also the section titled “The ACB Special Meeting of Stockholders - Unaffiliated Shares; Stock Ownership of Controlling Stockholders” beginning on page 39.

Certain Additional Covenants and Agreements

The Merger Agreement also contains additional covenants, including, among others, those related to obtaining required third party consents; providing true and not misleading information; maintaining insurance; accruals for loan loss reserves and expenses; public announcements with respect to the Merger; changes and supplements to confidential disclosure schedules delivered in connection with the adoption of the Merger Agreement; providing notice if it is determined that a condition to completing the Merger cannot be fulfilled; access to information; treatment of confidential information; providing future financial statements; providing governmental reports and stockholder information; employee training prior to the closing of the Merger; disposition of welfare benefit and “cafeteria” plans and group insurance policies; conversion of data processing systems; termination of certain contracts; and litigation brought with respect to the Merger.

Conditions to Completion of the Merger

FFED’s and ACB’s respective obligations to complete the Merger are subject to the satisfaction or waiver of certain conditions, including:

•	The representations and warranties of the other party contained in the Merger Agreement shall be true, accurate, and correct in all material respects as of the effective time of the Merger as though such representations and warranties had been made as of such time (except to the extent such representations and warranties speak as of the date of the Merger Agreement or some other date);

•	The covenants and agreements of the other party must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through the effective time of the Merger;

•	Receipt from the other party at the closing of the Merger all the items, documents, consents, and other closing deliveries, in form and content reasonably satisfactory to the recipient, required by the Merger Agreement;

•	FFED must have taken all necessary or appropriate action to consummate the Regulation A Offering and the Private Placement, including having qualified with the SEC shares of FFED Common Stock to be issued to ACB stockholders (other than Pedcor Bancorp, the controlling stockholder of ACB) and received all other approvals, authorizations, and exemptions under applicable federal and state securities laws which are required to offer and sell shares of FFED Common Stock in connection with the Merger; and FFED’s offering statement of Form 1-A, of which this proxy statement/offering circular is a part, must have been declared qualified by the SEC, and no stop order of the same can have been issued or threatened;

67

•	All regulatory approvals required to consummate the transactions contemplated by the Merger Agreement must have been obtained and remain in full force and effect and all statutory waiting periods applicable to those approvals must have expired;

•	The approval and adoption of the Merger Agreement by the ACB stockholders and the sole stockholder of Merger Sub; and

•	None of FFED, ACB, or any of their subsidiaries are subject to any law or governmental order which prohibits, prevents, or makes illegal the completion of the Merger, and no material claim, litigation, or proceeding has been initiated or threatened relating to the Merger Agreement or the Merger or seeking to prevent the completion of the Merger.

Additionally, FFED’s obligations to complete the Merger are subject to the satisfaction or waiver of certain other conditions, including:

•	The regulatory approvals required to consummate the transactions contemplated by the Merger Agreement must not contain any conditions, restrictions, or requirements which the board of directors of FFED reasonably determines in good faith would either (i) have a material adverse effect on FFED after the effective time of the Merger, or (ii) materially reduce the benefits of the transactions contemplated by the Merger Agreement to such a degree that FFED would not have entered into the Merger Agreement had such conditions, restrictions, or requirements been known;

•	The holders of no more than five percent (5%) of the number of shares of ACB common stock outstanding as of the date of the Merger Agreement must not have taken the actions necessary to qualify their shares of ACB common stock as “dissenting shares,” as contemplated by the Merger Agreement;

•	ICB must have provided notice of termination, satisfactory to FFED, to Fidelity Information Services, LLC to terminate a certain data processing agreement; and

•	ACB must have obtained or given, or caused to be obtained or given, (i) all written consents and notices required under certain material contracts, and (ii) all permits, authorizations, other written consents, permissions, approvals, and notices required to lawfully consummate the Merger and required under all agreements, contracts, appointments, indentures, plans, trusts, or other arrangements with third parties to effect the transactions contemplated by the Merger Agreement.

Where the Merger Agreement and law permits, FFED and ACB could choose to waive a condition to its obligation to complete the Merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived or that the Merger will be completed.

Termination of the Merger Agreement

Termination by FFED and ACB

The Merger Agreement may be terminated at any time prior to the closing date of the Merger by mutual written consent of FFED and ACB.

Termination by FFED or ACB

The Merger Agreement may be terminated at any time prior to the closing date of the Merger by either FFED or ACB if:

•	The Merger Agreement and the Merger are not approved by the ACB stockholders at the ACB Special Meeting;

•	Any (i) governmental authority has issued an order or taken any other action that permanently restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Merger, and such order or other action has become final and non-appealable, (ii) consent or approval of any governmental authority whose consent or approval is required to consummate the Merger has been denied and such denial has become final and non-appealable, or (iii) application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable governmental authority, provided, however, the right to terminate the Merger Agreement based on the occurrence of any event described in the forgoing clauses is not available to a party whose failure to fulfill any of its obligations (excluding warranties and representations) under the Merger Agreement has been the cause of or resulted in the occurrence of any event described in the forgoing clauses; or

68

•	The consummation of the Merger does not occur on or before September 30, 2021, provided, however, the right to terminate the Merger Agreement based on the occurrence of the forgoing event is not available to a party whose breach of any provision of the Merger Agreement causes the Merger to not occur on or before September 30, 2021.

Termination by FFED

FFED may terminate the Merger Agreement at any time prior to the closing date of the Merger if:

•	Any event has occurred which is not capable of being cured prior to September 30, 2021 and would result in any condition precedent to FFED’s obligation to consummate the Merger not being satisfied prior to September 30, 2021, provided, that FFED is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement;

•	ACB breaches or fails to perform any of its representations, warranties, covenants, or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition precedent to FFED’s obligation to consummate the Merger and such condition is incapable of being satisfied by September 30, 2021 or such breach has not been cured by ACB within twenty business days after ACB’s receipt of written notice of such breach from FFED, provided, that FFED is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement;

•	An event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstances, or states of facts, has occurred after the date of the Merger Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on ACB, whether or not covered by insurance;

•	The ACB board of directors fails to include its recommendation to ACB stockholders to approve the Merger in this proxy statement/offering circular; or

•	A quorum was not convened at the ACB Special Meeting or at a reconvened meeting held at any time prior to or on September 30, 2021.

Termination by ACB

ACB may terminate the Merger Agreement at any time prior to the closing date of the Merger if:

•	Any event has occurred which is not capable of being cured prior to September 30, 2021 and would result in any condition precedent to ACB’s obligation to consummate the Merger not being satisfied prior to September 30, 2021, provided, that ACB is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement;

•	FFED breaches or fails to perform any of its representations, warranties, covenants, or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition precedent to ACB’s obligation to consummate the Merger and such condition is incapable of being satisfied by September 30, 2021 or such breach has not been cured by FFED within twenty business days after FFED’s receipt of written notice of such breach from ACB, provided, that ACB is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement; or

69

•	An event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstances, or state, of facts, has occurred after the date of the Merger Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FFED, whether or not covered by insurance.

Effect of Termination

If the Merger Agreement is terminated, it will become null and void and have no effect, except that (i) FFED and ACB will remain liable for any liabilities or damages arising out of its fraud or intentional breach of its representations, warranties, covenants, and other agreements in the Merger Agreement or any related agreement, and (ii) designated provisions of the Merger Agreement will survive the termination, including those relating to termination and treatment of confidential information.

Expenses

FFED and ACB will each pay its respective expenses incident to the Merger, except as otherwise provided in the Merger Agreement.

Amendment, Extension, and Waiver

At any time prior to the effective time of the Merger, FFED and ACB may agree in writing to: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions, or agreements of the other parties under the Merger Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or such other document; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under the Merger Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. In addition, at any time prior to the effective time of the Merger, FFED and ACB may agree in writing to amended, modified, or supplemented the Merger Agreement.

Possible Alternative Merger Structure

Prior to the completion of the Merger, with the consent of ACB (which ACB has agreed will not be unreasonably withheld), FFED may elect to change the structure of the Merger so that (a) ACB is merged with and into FFED or (b) ACB is merged with and into any direct or indirect wholly-owned subsidiary of FFED, except that no such change may (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by the Merger Agreement, (iii) alter or amend the obligations of FFED to pay the Merger Consideration, or (iv) negatively affect the ACB stockholders. In the event of such an election, FFED and ACB have agreed to execute an appropriate amendment to the Merger Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect the Merger Agreement or the rights and obligations of the parties or their respective stockholders) in order to reflect such election.

70

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES of the Merger

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the Merger applicable to U.S. holders (as defined below) of shares of ACB common stock who surrenders all of the stockholder’s common stock for the stock merger consideration, the cash merger consideration, or for a combination of the stock and cash merger consideration. This discussion is based upon the Code, Treasury Regulations, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect), and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion is limited to U.S. holders. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of ACB common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ACB common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding ACB common stock, you should consult your tax advisor. Holders of ACB common stock that are not U.S. holders may have different tax consequences than those described in this discussion and are urged to consult their own tax advisors regarding the tax treatment to them under U.S. and non-U.S. laws. This discussion only addresses those ACB stockholders who hold their ACB common stock as a capital asset within the meaning of Section 1221 of the Code. Importantly, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or to you if you are subject to special rules, such as:

•	mutual funds, banks, thrifts, or other financial institutions;

•	S corporations or other pass-through entities (or investors in S corporations or other pass-through entities);

•	retirement plans or pension funds;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in stocks and securities, or currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons who hold ACB common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other risk management transaction;

•	persons who purchase or sell their ACB common stock as part of a wash sale;

•	expatriates or persons who have a functional currency other than the U.S. dollar;

71

•	persons who are not U.S. holders (as defined above); and

•	persons who acquired their ACB common stock through the exercise of an employee stock option or otherwise as compensation or through a tax qualified retirement plan.

In addition, this discussion does not address any alternative minimum tax, U.S. federal estate or gift tax, or any state, local, or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

Neither FFED nor ACB have obtained, nor intend to obtain, an opinion of legal counsel regarding the U.S. federal income tax consequences of the Merger, and the completion of the Merger is not conditioned upon the receipt of an opinion from legal counsel regarding the U.S. federal income tax consequences of the Merger. In addition, neither FFED nor ACB has requested nor does either of them intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. There can be no assurance that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.

Determining the actual tax consequences of the Merger to a holder of ACB common stock may be complex. ACB stockholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local, non-U.S. tax laws, and U.S. tax laws other than income tax laws.

Tax Consequences of the Merger Generally

Subject to the limitations, assumptions, and qualifications described herein, it is intended that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

Tax Consequences of the Merger to a U.S. Holder

The following is a discussion of the anticipated material U.S. federal income tax consequences of the Merger to U.S. holders of ACB common stock, assuming the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. The anticipated material U.S. federal income tax consequences of the Merger to a U.S. holder of ACB common stock will depend primarily on whether the stockholder exchanges his, her, or its shares of ACB common stock solely for the Stock Consideration, solely for the Cash Consideration, or for a combination of the Stock and Cash Consideration, as more fully described below.

Exchange Solely for the Stock Merger Consideration

No gain or loss will be recognized by a U.S. holder of ACB common stock who receives solely shares of FFED common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his, her, or its shares of ACB common stock. The tax basis of the shares of FFED common stock received by a U.S. holder of ACB common stock in such exchange will be equal (except for the basis attributable to any fractional shares of FFED common stock, as discussed below) to the basis of the ACB common stock surrendered in exchange for the FFED common stock. The holding period of the FFED common stock received will include the holding period of shares of ACB common stock surrendered in exchange for the FFED common stock, provided that such shares were held as capital assets of the U.S. holder of ACB common stock at the effective time of the Merger.

Exchange Solely for the Cash Merger Consideration

A U.S. holder of ACB common stock who receives solely cash in exchange for all of his, her, or its shares of ACB common stock (and is not treated as constructively owning FFED common stock after the Merger under the circumstances referred to below under “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to a U.S. Holder—Possible Dividend Treatment”) will recognize a gain or loss, for federal income tax purposes, equal to the difference between the cash received and such stockholder’s tax basis in the ACB common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets by the U.S. holder of ACB common stock at the effective time of the Merger. Such gain or loss will be a long-term capital gain or loss if the U.S. holder of ACB common stock’s holding period is more than one year at the effective time of the Merger. The Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

72

Exchange for a Combination of the Stock and Cash Merger Consideration

A U.S. holder of ACB common stock who receives a combination of FFED common stock and cash in exchange for his, her, or its ACB common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a U.S. holder of ACB common stock “realizes” will equal the amount by which (a) the cash plus the fair market value of FFED common stock received at the effective time of the Merger exceeds (b) the stockholder’s basis in the ACB common stock to be surrendered in the exchange for the cash and FFED common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of FFED common stock received by such U.S. holder of ACB common stock will be the same as the basis of the shares of ACB common stock surrendered in exchange for the shares of FFED common stock, adjusted as provided in Section 358(a) of the Code for the gain recognized and/or cash received in exchange for ACB common stock. If a U.S. holder of ACB common stock purchased or acquired ACB common stock on different dates or at different prices, then, solely for purposes of determining the basis of the FFED common stock received in the Merger, such stockholder may designate which share of FFED common stock is received in exchange for each particular share of ACB common stock. The holding period for shares of FFED common stock received by such U.S. holder of ACB common stock will include such stockholder’s holding period for the ACB common stock surrendered in exchange for the FFED common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the Merger.

Purchases at Different Times and Different Prices

A U.S. holder of ACB common stock’s federal income tax consequences will also depend on whether his, her, or its shares of ACB common stock were purchased at different times and/or at different prices. If they were, the U.S. holder of ACB common stock could realize gain with respect to some of the shares of ACB common stock and loss with respect to other shares. Such U.S. holder of ACB common stock would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the Merger of the FFED common stock received, but could not recognize loss with respect to those shares in which the U.S. holder of ACB common stock’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the Merger of the FFED common stock received. Any disallowed loss would be included in the adjusted basis of the FFED common stock. Such a U.S. holder of ACB common stock is urged to consult his, her, or its own tax advisor respecting the tax consequences of the Merger to that stockholder.

Possible Dividend Treatment

In certain circumstances, a U.S. holder of ACB common stock who receives solely cash or a combination of cash and FFED common stock in the Merger may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on comparison of the U.S. holder of ACB common stock’s proportionate interest in FFED after the Merger with the proportionate interest the stockholder would have had if the stockholder had received solely FFED common stock in the Merger. For example, this could happen because of the stockholder’s purchase (or the purchase by a family member) of additional FFED common stock or a repurchase of shares by FFED. For purposes of this comparison, the U.S. holder of ACB common stock may be deemed to constructively own shares of FFED common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest. The amount of the cash payment that may be treated as a dividend is limited to the stockholder’s ratable share of the accumulated earnings and profits of ACB at the effective time of the Merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder’s shares were held as capital assets at the effective time of the Merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each U.S. holder of ACB common stock, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the Merger.

73

Cash in Lieu of Fractional Shares

A U.S. holder of ACB common stock who holds ACB common stock as a capital asset and who receives in the Merger, in exchange for such stock, solely FFED common stock and cash in lieu of a fractional share interest in FFED common stock will be treated as having received such cash in full payment for such fractional share of stock.

Backup Withholding

Unless an exemption applies under the backup withholding rules of Section 3406 of the Code, the Exchange Agent is required to withhold, and will withhold, 24% of any cash payments to which a U.S. holder of ACB common stock is entitled pursuant to the Merger, unless the U.S. holder of ACB common stock signs the IRS Form W-9, or substitute thereof, enclosed with the materials sent by the Exchange Agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the Exchange Agent, this completed form provides the information, including the U.S. holder of ACB common stock’s taxpayer identification number, and certification necessary to avoid backup withholding.

The preceding discussion of material U.S. federal income tax consequences of the Merger is intended only as a general discussion of the anticipated material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you and is limited to U.S. holders (as defined above). Each ACB stockholder should consult their own tax advisors as to the specific tax consequences to them resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

74

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL Data

(in thousands, except share information)

The following table shows unaudited pro forma condensed combined financial data about the financial condition and results of operations of FFED giving effect to the Merger. The unaudited pro forma condensed combined financial data assumes that the Merger is accounted for under the acquisition method of accounting. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below gives effect to the Merger as if it had taken place on December 31, 2020. The information under “Unaudited Pro Forma Condensed Combined Statement of Income Data” in the table below gives effect to the Merger as if it had taken place on January 1, 2020. This unaudited pro forma condensed combined financial data has been prepared for illustrative purposes only and is based on currently available information and assumptions and estimates considered appropriate by FFED’s management; however, it is not necessarily indicative of what the combined company’s consolidated financial condition or results of operations actually would have been assuming the Merger had been completed as of the dates or for the periods indicated, nor does it purport to represent the combined company’s consolidated balance sheet or statement of income for future periods. Future results may vary significantly from the results reflected due to various factors, including those discussed in “Risk Factors” beginning on page 17. The information presented below should be read together with the historical consolidated financial statements, including the related notes, of FFED and ACB that are included with this proxy statement/offering circular as Annexes E and F.

Unaudited Pro Forma Condensed Combined Balance Sheet Data For the year ended December 31, 2020

(Dollars in thousands)	FFED Historical	ACB Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Cash and cash equivalents	$87,647	$2,506	$(11,210)	(a)	$78,943
Securities available-for-sale	375,451	148,573	-		524,024
Securities held-to-maturity	321,436	85,930	-		406,511
Loans, net of allowance	371,851	162,384	-		534,235
Other assets	307,671	61,832	-		370,358
Total Assets	1,464,056	461,225	(11,210)		1,914,071

Total Deposits	$1,101,510	$318,546	$(11,210)	(a)	$1,408,846
Total Borrowings	173,821	67,529	-		241,350
Other Liabilities	45,471	14,677	-		60,148
Total Liabilities	1,320,802	400,752	(11,210)		1,710,344
Preferred Stockholders’ equity	15,157	-	-		15,157
Common Stockholders’ equity	128,097	57,273	-		185,370
Total Stockholders’ equity	143,254	57,273	-		200,527
Non-controlling interest	-	3,200	-		3,200
Total Liabilities and Stockholders’ equity	$1,464,056	$461,225	$(11,210)		$1,914,071

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

75

Unaudited Pro Forma Condensed Combined Statement of Income Data For the year ended December 31, 2020

(Dollars in thousands, except per share information)	FFED Historical	ACB Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net interest income	$17,830	$9,358	$-		$27,187
Provision for loan losses	869	400	-		1,269
Net income after provision for loan losses	16,961	8,958	-		25,918
Non-interest income	30,733	1,937	-		32,670
Non-interest expense	30,263	9,804	-		40,066
Income before income taxes	17,431	1,091	-		18,522
Income tax expense (benefit)	(706)	(649)			(1,355)
Net income	18,137	1,740	$-		19,877
Preferred Stock dividend	1,244	-	-		1,244
Net income attributable to noncontrolling interest	-	13	-		-
Net income available to common stockholders	$16,893	$1,727	-		$18,633
			-
Basic and diluted earnings per share	$9.62	$0.44	$-		$7.22
Weighted average common shares outstanding	1,756,352	3,926,094	-		2,582,010

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTE (a) – This amount represents deposits and cash held at the subsidiary depository institutions which will be eliminated at consolidation.

76

DESCRIPTION OF FFED CAPITAL STOCK

The following summary description of the material features of the capital stock of FFED is qualified in its entirety by reference to the applicable provisions of Nevada law, the FFED Articles, and the FFED Bylaws.

As a result of the Merger, ACB stockholders who receive shares of FFED common stock in the Merger will become stockholders of FFED. Your rights as a stockholder of FFED will be governed by Nevada law, the FFED Articles, and the FFED Bylaws. The following briefly summarizes the material terms of FFED capital stock and should be read in conjunction with the section entitled “Comparison of Rights of Stockholders” beginning on page 81. The summary does not purport to be complete, and we urge you to read the applicable provisions of Nevada law, the FFED Articles, and the FFED Bylaws. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” on page 137.

Authorized and Outstanding Capital Stock

FFED’s authorized capital stock consists of 10,000,000 shares of FFED common stock, $1.00 stated value, and 5,000,000 shares of preferred stock, no par value. As of June 30, 2021: (i) 1,943,366 shares of FFED common stock were outstanding; (ii) 6,657 shares of Series A preferred stock were designated, 6,657 of which were outstanding; (iii) 200.00200 shares of Series B preferred stock were designated, 200.00200 of which were outstanding; (iv) 3,999.999 shares of Series C preferred stock were designated, 3,999.999 of which were outstanding; and (v) 5,000 shares of Series D preferred stock were designated, 4,300 of which were outstanding. Neither FFED common stock nor any series of FFED preferred stock are a deposit or savings account and are not insured or guaranteed by the FDIC or any other government agency.

Common Stock

Voting Rights

The holders of FFED common stock are entitled one vote for each share of common stock registered in the stockholder’s name on the books of FFED on all matters coming before the meeting, including the election of directors and, in general, action on a matter (other than the election of directors) is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action at a meeting of the stockholders when a quorum is present. Certain business combinations require an affirmative vote of the holders of outstanding shares of capital stock for FFED representing two-thirds (2/3) or more of the votes entitled to be cast. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present, and stockholders do not have the right to cumulative voting. The holders of record of a majority of the issued and outstanding stock of FFED entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum at all meetings of stockholders for the transaction of business.

Dividend Rights

FFED’s stockholders are entitled to receive dividends or distributions that its board of directors may declare out of funds legally available for those payments. The payment of distributions by FFED is subject to the restrictions of Nevada law applicable to the declaration of distributions by a corporation. A Nevada corporation generally may not authorize and make distributions if doing so would render the company unable to pay its debts as they come due, or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved immediately after the time of the distribution, to satisfy the preferential rights upon such dissolution of stockholders whose preferential rights are superior to those receiving the distribution. In addition, the payment of distributions to holders of FFED common stock is subject to any prior rights of outstanding Series A, Series B, Series C, and Series D preferred stock. Moreover, both FFED and UFB are subject to certain regulatory and other legal restrictions on the amount of dividends they are permitted to pay. See “Market for Common Stock and Dividends – FFED Dividend Policy” and “Supervision and Regulation” on beginning on pages 136 and 126, respectively.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of the affairs of FFED, the holders of shares of its common stock will be entitled to receive, after payment of all debts and liabilities of FFED and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of FFED available for distribution in cash or in kind.

77

Preemptive Rights; Other Rights and Preferences

No holder of shares of FFED common stock has any preemptive right to subscribe for, purchase, or receive any securities of FFED, or any obligations or other securities convertible into or carrying options to purchase any securities of FFED, issued or sold by FFED for cash or any other form of consideration, and any such securities or rights may be issued or disposed of by the board of directors of FFED to such persons and on such terms as such board in its discretion shall deem advisable. No holder of FFED common stock has the right, at such holder’s option, to require FFED to redeem for cash all or a portion of such holder’s shares.

Preferred Stock

The board of directors of FFED is empowered to authorize, subject to any limitations prescribed by law, the issuance of all or any of the shares of preferred stock, in one or more series, at such times, for such purposes and for such consideration as it may deem advisable without stockholder approval, and in the resolution providing for such issue, to establish the number of shares to be included in each series, which number may be increased or decreased, but not below the number of shares thereof then outstanding. The FFED board of directors is also authorized to fix the designations, powers, preferences, relative rights, dividend rights and rates, conversion rights, voting rights, redemption rights, the price or prices, sinking fund provisions, liquidation preferences, special rights, qualifications, limitations, restrictions, and protective provisions of each such series of preferred stock.

The FFED board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of FFED common stock and, under certain circumstances, discourage an attempt by others to gain control of FFED.

The designation and issuance of any additional series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of FFED, then existing market conditions, and other factors that, in the judgment of the FFED board of directors, might warrant the issuance of preferred stock.

The FFED Articles presently designate four series of preferred stock: (i) Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share plus any accrued and unpaid dividends (“Series A”); (ii) Fixed Rate Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share plus any accrued and unpaid dividends (“Series B”); (iii) Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, having a liquidation preference of $1,000 per share plus any accrued and unpaid dividends (“Series C”); and (iv) Fixed Rate Cumulative Perpetual Preferred Stock, Series D, with a liquidation amount of $1,000 per share plus any accrued and unpaid dividends (“Series D”).

Voting Rights

Except under certain limited circumstances, Series A, Series B, Series C, and Series D preferred stock are non-voting securities. The holders of Series A, Series B, and Series D preferred stock have the right, under certain limited circumstances as set forth in the FFED Articles, to elect two directors. The holders of Series A and Series B preferred stock also possess voting rights with respect to certain matters relating to and affecting Series A and Series B preferred stock, respectively. In addition, the holders of Series A, Series B, Series C, and Series D preferred stock possess voting rights to the extent required by law. For example, under certain limited circumstances, Nevada law provides for voting rights with respect to a proposed amendment to a corporation’s articles of incorporation that would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares.

Dividend Rights

With respect to dividend rights, Series A, Series B, Series C, and Series D preferred stock rank senior to FFED common stock. Series A, B, and D are cumulative preferred, and Series C is non-cumulative preferred.

78

Liquidation Rights

With respect to liquidation rights, Series A, Series B, Series C, and Series D preferred stock rank equally with respect to each other and rank senior to FFED common stock. In the event of any liquidation, dissolution, or winding up of FFED, the holders of shares of Series A, Series B, Series C, and Series D preferred stock will be entitled to receive, out of the assets available for distribution to FFED stockholders, subject to the rights of creditors, but before any distribution of assets to holders of FFED common stock, an amount per share equal to $1,000.00 plus the amount of (i) in the case of Series A, Series B, and Series D preferred stock, any accrued and unpaid dividends to the payment date, or (ii) in the case of Series C preferred stock, all accrued but unpaid dividends for the then current dividend period until the payment date and all accrued but unpaid dividends that have been declared with respect to prior dividend periods (but without accumulation of any previously undeclared and unpaid dividends for prior dividend periods). In the event the assets available for distribution are insufficient to satisfy such liquidation preferences in full, the holders of shares of Series A, Series B, Series C, and Series D preferred stock will share ratably in any distribution of assets.

Preemptive Rights; Other Rights and Preferences

No holder of shares of Series A, Series B, Series C, or Series D preferred stock has any preemptive right to subscribe for, purchase, or receive any securities of FFED, or any obligations or other securities convertible into or carrying options to purchase any securities of FFED, issued or sold by FFED for cash or any other form of consideration, and any such securities or rights may be issued or disposed of by the board of directors of FFED to such persons and on such terms as such board in its discretion shall deem advisable. No holder of Series A, Series B, Series C, or Series D preferred stock has the right, at such holder’s option, to require FFED to redeem all or a portion of such holder’s shares. Shares of Series A, Series B, Series C, and Series D preferred stock are not subject to any sinking fund or other similar provision. No holder of Series A, Series B, Series C, or Series D preferred stock has the right, at such holder’s option, to exchange or convert the holder’s shares into another security. FFED may, at its option, subject to the conditions set forth in the FFED Articles and any applicable regulatory approvals, redeem shares of Series A, Series B, Series C, or Series D preferred stock without restriction.

Transfer Agent

FFED serves as its own transfer agent for shares of its capital stock.

Anti-Takeover Effects of Certain Provisions of the FFED Articles, the FFED Bylaws, and Nevada Law

The FFED Articles, the FFED Bylaws, and Nevada law contain certain provisions that make it more difficult to acquire control of FFED or remove FFED’s incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of FFED to first negotiate with the board of directors. FFED believes that, as a general rule, the interests of its stockholders would be best served if any change in control results from negotiations with the board of directors. Among other things, negotiation of such proposals could result in an improvement of their terms.

The provisions of the FFED Articles and the FFED Bylaws which may discourage efforts to acquire control include the following:

•	Cumulative voting for the election of directors is not permitted;

•	Vacancies on the board of directors may be filled by a majority of the board of directors then in office;

•	Directors may only be removed (i) with or with cause, by stockholders at a meeting called for that purpose by a majority of the shares then entitled to vote at an election of directors, or (ii) with cause, by a majority of the directors then in office;

•	The availability of authorized but unissued common and preferred stock for issuance from time to time at the discretion of the FFED board of directors;

•	A special stockholders meeting may only be called at the request of stockholders holding of record at least 25% of the outstanding shares, which, due to the ownership of FFED’s controlling stockholder, effectively prevents other stockholders from requesting a special stockholders meeting without the consent of FFED’s controlling stockholder;

79

•	Nomination of candidates for election to FFED’s board of directors requires advance notice containing certain information; and

•	Certain business combinations, including mergers and asset sales, must be approved by the affirmative vote of the holders of at least two-thirds (2/3) or more of the votes entitled to be cast.

The provisions described above are intended to reduce FFED’s vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by members of FFED’s board of directors.

In addition, provisions of Nevada law could also affect the acquisition of FFED common stock or otherwise affect the control of FFED. Under Sections 78.411 through 78.444 of the NRS, subject to certain exceptions, a “resident domestic corporation” (that is, a Nevada corporation with 200 or more stockholders of record) generally may not engage in certain business combinations and transactions with an “interested stockholder” (in general, the beneficial owner of 10% or more of the corporation’s voting power or certain affiliates or associates of the corporation) for certain periods of time after the stockholder first became an interested stockholder unless the combination meets certain requirements. FFED has made an election in the FFED Articles so that Sections 78.411 through 78.444 of the NRS do not apply to FFED.

Under Sections 78.378 through 78.3793 of the NRS, an acquiring person, and those acting in association with the acquiring person, only obtain voting rights in “control shares” (that is, voting shares that a person acquires or offers to acquire in an acquisition of a “controlling interest,” plus all shares acquired within the preceding 90 days), as approved by a majority of the disinterested stockholders at a special or annual stockholders’ meeting. These provisions only apply to Nevada corporations that, as of any date, (a) have 200 or more record stockholders, at least 100 of whom have Nevada addresses listed on the corporation’s stock ledger at all times during the 90 days immediately preceding that date) and (b) do business in Nevada directly or through an affiliated corporation.

A “controlling interest” is the ownership of outstanding voting shares sufficient to enable the acquirer, directly or indirectly, to exercise any of the following proportions of the corporation’s voting power in director elections:

•	One-fifth or more, but less than one-third.

•	One-third or more, but less than a majority.

•	A majority or more.

FFED has made an election in the FFED Articles so that Sections 78.378 through 78.3793 of the NRS do not apply to FFED.

80

COMPARISON OF RIGHTS OF Stockholders

ACB stockholders who receive FFED common stock as consideration in the Merger will become stockholders of FFED at the effective time of the Merger. FFED and ACB are both Nevada corporations, subject to the provisions of the NRS. The rights of FFED and ACB stockholders are also governed by their respective Articles of Incorporation and Bylaws. Although the rights of the holders of FFED common stock and those of holders of ACB common stock are similar in many respects, there are some differences. The following is a summary of the material differences in the rights of stockholders of FFED and ACB, but is not a complete statement of all those differences. ACB stockholders should read carefully the relevant provisions of the NRS, the FFED Articles, the FFED Bylaws, the ACB Articles, and the ACB Bylaws. This summary is qualified in its entirety by reference to said articles, bylaws, and the NRS.

FFED Stockholder Rights	ACB Stockholder Rights

Authorized Capital Stock

FFED is authorized to issue 10,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, $1.00 stated value. As of June 30, 2021: (i) 1,943,366 shares of FFED common stock were outstanding; (ii) 6,657 shares of Series A preferred stock were designated, 6,657 of which were outstanding; (iii) 200.00200 shares of Series B preferred stock were designated, 200.00200 of which were outstanding; (iv) 3,999.999 shares of Series C preferred stock were designated, 3,999.999 of which were outstanding; and (v) 5,000 shares of Series D preferred stock were designated, 4,300 of which were outstanding. The FFED board of directors is authorized to issue one or more series of preferred stock and establish the relative rights, preferences, and limitations of each such series.	ACB is authorized to issue 5,000,000 shares of common stock, par value $1.00 per share, and 2,000 shares of preferred stock, $0.01 par value per share. As of June 30, 2021: (i) 4,404,895 shares of ACB common stock were outstanding; and (ii) no shares of preferred stock were outstanding. The ACB board of directors is authorized to issue one or more series of preferred stock and establish the relative rights, preferences, and limitations of each such series.

Dividends and Distributions

Each share of FFED common stock is entitled to participate equally in all earning and profits of FFED and on distribution of assets and is entitled to distributions and dividends as and when declared by the board of directors out of funds legally available for payment thereof, subject to applicable law and the FFED Articles. FFED currently has authorized and outstanding preferred stock which is senior to FFED common stock with respect to dividend and distribution rights.	Each share of ACB common stock is entitled to participate equally in all dividends, distributions, earnings, and profits of ACB and on distribution of assets. ACB currently has authorized preferred stock, but no shares of preferred stock are outstanding.

Preemptive Rights

Holders of FFED common stock or Series A, Series B, Series C, or Series D preferred stock of FFED do not have any preemptive rights; however, no provision in the FFED Articles expressly prohibits the granting of preemptive rights generally.	Holders of ACB common stock do not have any preemptive rights. The ACB Articles expressly provide that holders of shares of ACB capital stock do not have any preemptive or preferential rights generally.

81

Voting Rights; Quorum

At each meeting of FFED stockholders, each stockholder has the right to one vote for each share of stock having voting power, registered in his, her, or its name on the books of FFED as of the record date for such meeting, on all matters coming before the meeting, including the election of directors, except as otherwise provided by applicable law or the FFED Articles. The FFED Articles provide that, except under certain limited circumstances, Series A, Series B, Series C, and Series D preferred stock of FFED are non-voting securities.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present, except as otherwise provided by the FFED Articles.

Action on all other matters will be approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action at a meeting at which a quorum is present, except as otherwise provided by applicable law or the FFED Articles. Certain business combinations require an affirmative vote of the holders of outstanding shares of capital stock for FFED representing two-thirds (2/3) or more of the votes entitled to be cast.

The holders of record of a majority of the issued and outstanding stock of FFED entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum at all meetings of stockholders for the transaction of business, except as otherwise provided by applicable law, the FFED Articles, or the FFED Bylaws.

At each meeting of ACB stockholders, each stockholder has the right to one vote for each share of stock having voting power, registered in his, her, or its name on the books of ACB as of the record date for such meeting, on all matters coming before the meeting, including the election of directors, except as otherwise provided by applicable law or the ACB Articles.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present, except as otherwise provided by the ACB Articles.

Action on all other matters will be approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action at a meeting at which a quorum is present, except as otherwise provided by applicable law or the ACB Articles.

The holders of record of not less than a majority of the issued and outstanding stock of ACB entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum at all meetings of stockholders for the transaction of business, except as otherwise provided by applicable law, the ACB Articles, or the ACB Bylaws.

Cumulative Voting

Nevada law provides that the articles of incorporation of any corporation may provide stockholders with the right to cumulate their votes in the election of directors. The FFED Articles expressly provide that stockholders do not have the right to vote cumulatively in the election of directors.	Nevada law provides that the articles of incorporation of any corporation may provide stockholders with the right to cumulate their votes in the election of directors. The ACB Articles do not expressly grant stockholders the right to cumulate their votes in the election of directors.

Number of Directors; Classification

FFED’s board of directors currently consists of 6 members. The FFED Articles provide that the number of directors shall be no fewer than 5 and no more than 15, as set forth from time to time in the FFED Bylaws. The FFED Bylaws currently provide that the FFED board of directors shall have 5 to 9 members. FFED’s board of directors consists of a single class of directors.	ACB’s board of directors currently consists of 5 members. The ACB Articles and the ACB Bylaws provide that the number of directors shall be not less than 5 and not greater then 25, as fixed by resolution by a majority of the full board of directors or by resolution of the ACB stockholders at any annual or special meeting. Notwithstanding, the ACB Bylaws provide that a majority of the full board of directors may not increase the number of directors to a number which (i) exceeds by more than 2 the number of directors last elected by stockholders where such number was 15 or less; and (ii) to a number which exceeds by more than 4 the number of directors last elected by stockholders where such number was 16 or more, but in no event shall the number of directors exceed 25. ACB’s board of directors consists of a single class of directors.

82

Director Vacancies

Any vacancy occurring on the FFED board of directors due to resignation, death, or other incapacity will be filled by a majority vote of the remaining members of the board of directors. In the event the vote of the remaining board members results in a tie, such vacancy, at the discretion of the board of directors, may be filled by the stockholders at a special meeting called for that purpose.

Any vacancy occurring on the FFED board of directors due to an increase in the number of directors will be filled by a majority vote of the members of the board of directors.

Any vacancy occurring on the ACB board of directors due to resignation, death, removal, or other incapacity will be filled by not less than a majority vote of the remaining members of the board of directors. In the event the vote of the remaining board members results in a tie, such vacancy, at the discretion of the board of directors, may be filled by the stockholders at a special meeting called for that purpose.

Any vacancy occurring on the ACB board of directors due to an increase in the number of directors will be filled by not less than a majority vote of the members of the board of directors or, at the discretion of the board of directors, such vacancy may be filled by the stockholders at a special meeting called for that purpose.

Removal of Directors

The FFED Articles provide that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, at a meeting called for such purpose. Additionally, a director may be removed, with cause, by a majority of directors then in office. For these purposes, “cause” is limited to specific grounds set forth under applicable federal banking regulations.

The FFED Bylaws also provide for the removal of a director, unless otherwise provided for in the FFED Articles. The FFED Articles currently contain such a provision, as described above.

The ACB Articles provide that a director may be removed, with or without cause, by the holders of ACB common stock entitled to vote for the election of directors only if the number of votes cast for removal exceeds the number of votes against removal, at a meeting called for such purpose at which a quorum is present.

The ACB Bylaws also provide for the removal of a director, unless otherwise provided for in the ACB Articles. The ACB Articles currently contain such a provision, as described above.

Call of Special Meeting of Directors

The FFED Bylaws provide that a special meeting of the board of directors may be called by the President or not less than a majority of the directors.	The ACB Bylaws provide that a special meeting of the board of directors may be called by the Chairman of the Board, the President, or not less than a majority of the directors.

83

Indemnification

The FFED Articles provide that directors and officers may be indemnified by FFED against certain liabilities and expenses in connection with certain proceedings which the director or office is made a party to or threatened to be made a party to. Indemnification is mandatory if the director or office is wholly successful, on the merits or otherwise, with respect to the proceeding. In all other cases, indemnification is mandatory unless a review of the request for indemnification and the facts and circumstances underlying the proceeding determines beyond a reasonable doubt that (i) the director or officer breached or failed to perform his or her duties in compliance with the applicable standard of conduct, and (ii) such action or failure to act constituted willful misconduct or recklessness.

Notwithstanding the forgoing, a director or officer is not entitled to indemnification for liabilities or expenses: (a) incurred in a suit for an accounting of profits allegedly made from the purchase or sale of securities of FFED brought pursuant to Section 16(b) or the Securities Exchange Act of 1934 or any similar law; (b) for which payment is actually made to or on behalf of the director or officer under an insurance policy, except in respect of any excess beyond the amount of payment; or (c) incurred in a suit arising out of or based on actions attributable to the director or officer in which he or she gained any personal profit or advantage to which he or she was not legally entitled.

FFED is required to pay indemnifiable liabilities and expenses in advance, provided that there is an agreement between the director or officer and FFED that the director or office shall repay advanced amounts, or the appropriate portion thereof, in the event it is determined that he or she was not entitled, in whole or part, to indemnification.

The ACB Articles provide that directors and officers may be indemnified by ACB against certain liabilities and expenses in connection with certain proceedings which the director or office is made a party to or threatened to be made a party to. Indemnification is mandatory if the director or office is wholly successful, on the merits or otherwise, with respect to the proceeding. In all other cases, indemnification is mandatory unless a review of the request for indemnification and the facts and circumstances underlying the proceeding determines beyond a reasonable doubt that (i) the director or officer breached or failed to perform his or her duties in compliance with the applicable standard of conduct, and (ii) such action or failure to act constituted willful misconduct or recklessness.

The ACB Articles do not contain any exceptions to the forgoing indemnification rights.

ACB is required to pay indemnifiable liabilities and expenses in advance, provided that there is an agreement between the director or officer and ACB that the director or office shall repay advanced amounts, or the appropriate portion thereof, in the event it is determined that he or she was not entitled, in whole or part, to indemnification.

Call of Special Meeting of Stockholders

The FFED Bylaws provide that a special meeting of stockholders may be called by the board of directors or the President, and must be called at the written request of a majority of the board of directors or stockholders of record holding not less than 1/4 of all outstanding shares entitled to vote on the business for which the meeting is being called, except as otherwise provided by applicable law or the FFED Articles.	The ACB Articles provide that a special meeting of stockholders may be called by the board of directors or any 10 or more stockholders who own, in the aggregate, not less than 20% of the stock of ACB. The ACB Bylaws contain a substantially similar provision.

84

Advance Notice Regarding Stockholder Nominations for Election to the Board of Directors

The FFED Bylaws provide that stockholder nominations for the election of directors at the annual meeting of the stockholders must be submitted in writing to the Secretary of FFED not less than 60 days prior to the date of the annual meeting; provided, however, if less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made, stockholder nominations will be timely if received not later than the close of business on the 10th day following the day on which notice by FFED of the date of the annual meeting was mailed to stockholders or public disclosure was made. The FFED Bylaws do not set forth any specific requirements pertaining to information about the nominee that a stockholder must include in their notice.	The ACB Articles and ACB Bylaws provide that stockholder nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors and must be made in writing and delivered or mailed to the President of ACB not less than 14 days and not more than 50 days prior to the date of any meeting of stockholders called for the election of directors; provided, however, if less than 21 days’ notice of the meeting is given, stockholder nominations will be timely if delivered or mailed to the President of ACB not later than the close of business on the 7th day following the day on which the notice of meeting was mailed. The notice delivered by the stockholder must contain certain information about the nominee as set forth in the ACB Articles and ACB Bylaws.

Stockholder Action by Written Consent

The FFED Bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent to the action is signed by stockholders holding at least a majority of the voting power or, if different, the proportion of voting power required to take the action. FFED is required to provide written notice of the action to its nonconsenting voting stockholders or its nonvoting stockholders within 10 days following the delivery of the written consent to FFED.	The ACB Bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if written consents setting forth the action taken are signed by the holders of outstanding shares having at least the minimum number of votes that would be required to take the action at a meeting at which all shares entitled to vote on the action were present and voted. If action is so taken, ACB must provide written notice of the action to its nonconsenting voting stockholders and, in certain cases, its nonvoting stockholders.

Amendment to Articles of Incorporation

Subject to any applicable voting rights of holders of FFED preferred stock, the FFED Articles do not specifically provide for its amendment and, therefore, may be amended in accordance with the NRS. The NRS generally requires the approval of at least a majority of the voting power (and, in certain cases, a greater proportion of the voting power) for an amendment to a Nevada corporation’s articles of incorporation.	The ACB Articles provide that any amendment to Article XII, Section 2 (pertaining to approval of certain transactions with a controlling stockholder), or that would otherwise change the restrictions in Article XII, Section 2, is required to be approved by the holders of at least a majority of the “unaffiliated shares” (as defined in the ACB Articles), in addition to any vote required by applicable law. Other amendments to the ACB Articles require the affirmative vote of the holders of a majority of the stock of ACB, unless the vote of the holders of a greater amount of stock is required by applicable law. The NRS generally requires the approval of at least a majority of the voting power (and, in certain cases, a greater proportion of the voting power) for an amendment to a Nevada corporation’s articles of incorporation.

Required Vote for Certain Transactions

The FFED Articles require the affirmative vote of the holders of outstanding shares of capital stock of FFED representing 2/3 or more of the votes entitled to be cast to approve any Business Combination (as defined in the FFED Articles). All other business combinations shall require the affirmative vote of the holders of outstanding shares of capital stock of FFED representing a majority of the votes entitled to be cast.	The ACB Articles require that any merger, consolidation, sale of substantially all of the assets of ACB, or other corporate reorganization with an entity that is, or will be as a result of the transaction, an “affiliate” of a person who is a “controlling stockholder” of ACB prior to the transaction to be approved by the holders of at least a majority of the “unaffiliated shares”, in addition to any vote required by applicable law (as such terms are defined in the ACB Articles).

85

INFORMATION ABOUT FFED

The following provides additional information regarding FFED and should be read in conjunction with FFED’s financial statements and the notes thereto, attached as Annex E to this proxy statement/offering circular, and the other information on FFED included elsewhere herein.

General

FFED is a savings and loan holding company incorporated under the laws of the State of Nevada. FFED was incorporated under the laws of the State of Indiana on July 30, 1993 and domesticated in the State of Nevada on December 22, 2017. FFED’s business primarily consists of serving as a saving and loan holding company to UFB. FFED owns all of the outstanding shares of common stock of UFB and all of the outstanding shares of capital stock of Merger Sub. At December 31, 2020, FFED had, on a consolidated basis, approximately $1.5 billion in assets, $1.1 billion in deposits, and stockholders’ equity of $143.3 million. FFED’s primary regulator is the FRB. FFED common stock is quoted on the OTC Pink market maintained by OTC Market Groups, Inc. under the symbol “FDLB.” There is a very limited public trading market for FFED common stock. Trades that have occurred cannot be characterized as amounting to an active market for FFED common stock.

Merger Sub was incorporated under the laws of the State of Nevada. Merger Sub was incorporated to facilitate the Merger and does not have any material assets, liabilities, or business operations.

UFB is a stock savings bank chartered under the laws of the United States of America. UFB was founded in 1914, chartered as a federal savings and loan association in 1937, and reorganized as a federal stock savings bank on October 31, 1987. UFB offers a wide variety of financial services, including commercial, mortgage, and consumer lending, lease financing, trust account services, and depositor services. As of December 31, 2020, UFB had 19 full service banking offices located in Evansville, Carmel, Newburgh, Fort Branch, and Mount Vernon, Indiana; Saint Elmo and Chicago, Illinois; Aurora and Denver, Colorado; Destin, Fort Walton Beach, and Fort Myers, Florida; and Christiansted, U.S. Virgin Islands. UFB’s primary regulator is the OCC.

The principal executive offices of FFED, Merger Sub, and UFB are located at 18 NW 4th Street, Evansville, Indiana 47708, with a telephone number of (812) 424-0921. UFB’s website can be accessed at https://www.unitedfidelity.com/. Information contained in UFB’s website does not constitute part of, and is not incorporated into, this proxy statement/offering circular.

Business

FFED operates primarily through its banking subsidiary, UFB. UFB’s primary sources of revenue are interest income from its lending activities and fee income from its affordable housing related activities. UFB’s other major sources of revenue are interest and dividend income from investments, interest income from its interest-earning deposit balances in other depository institutions, and transactions and fee income from its lending and deposit activities. The major expenses of UFB are interest on deposits and general and administrative expenses such as employee compensation and benefits, federal deposit insurance premiums, data processing expenses, and office occupancy expenses.

Market Areas and Competition

UFB’s primary market areas consist of the Evansville, IN-KY MSA, the Chicago, IL MSA, the Destin-Ft. Walton MSA, the Denver, CO MSA, and St. Croix, U.S. Virgin Islands. UFB competes for loans, deposits, and financial services directly with other bank and nonbank institutions located within its markets, internet-based banks, and out-of-market banks that advertise or otherwise serve its markets, along with money market and mutual funds, brokerage houses, mortgage companies, insurance companies, financial technology companies, and other commercial entities that offer financial services products. Competition involves efforts to retain current customers and to obtain new loans and deposits, the scope and type of services offered, and interest rates paid on deposits and charged on loans. Many of UFB’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives, and lower origination and operating costs. FFED believes that UFB’s competitive pricing, personalized service, and community involvement enable it to effectively compete in the communities in which it operates.

86

As of June 30, 2020, the most recent date for which information was publicly available, there were 20 banks with an aggregate of 92 branch offices and approximately $8.0 billion in deposits in the Evansville, IN-KY MSA. As of June 30, 2020, UFB maintained 7 branch offices and had approximately $347.1 million in deposits, which represents approximately 4.32% of total deposits, in the Evansville, IN-KY MSA.

As of June 30, 2020, the most recent date for which information was publicly available, there were 24 banks with an aggregate of 95 branch offices and approximately $6.4 billion in deposits in the Destin-Ft. Walton MSA. UFB entered the Destin-Ft. Walton market via acquisition in October 2020.

As of June 30, 2020, the most recent date for which information was publicly available, there were 4 banks with an aggregate of 10 branch offices and approximately $1.15 billion in deposits in St. Croix, U.S. Virgin Islands. As of June 30, 2020, UFB maintained 2 branch offices and had approximately $348.8 million in deposits, which represents approximately 30.21% of total deposits, in the St. Croix, U.S. Virgin Islands.

Bank Acquisitions

During the past decade, FFED has been able to expand its banking business through a combination of internal or “organic” growth complemented by opportunistic strategic transactions. Since 2014, FFED has completed 6 acquisitions. In addition to increasing FFED’s deposit base earning assets and capital, these strategic transactions have broadened FFED’s geographic market.

Products and Services

UFB is a full-service community bank, and offers a comprehensive array of deposit products, loan services, and other services to its customers, filling both retail and commercial needs. These products and services include: commercial, mortgage, and consumer lending; lease financing; trust account services; and depositor services.

Properties

FFED and its subsidiaries own or lease the buildings and office space that are used in the normal course of business. UFB currently maintains a main office and 18 branch offices as set forth in the table below. Each property indicated as “owned” below is held in fee and is not subject to any major encumbrance.

87

Name	Location	Owned/Leased
Main Office	18 NW Fourth Street Evansville, IN 47708	Owned
700 S Green River Road Branch	700 South Green River Road Evansville, IN 47715	Owned
4441 First Ave Branch	4441 First Avenue Evansville, IN 47710	Owned
West Lloyd Expressway Branch	4801 West Lloyd Expressway Evansville, IN 47712	Owned
Newburgh Branch	8533 Bell Oaks Drive Newburgh, IN 47630	Owned
4th St Branch	500 E 4th St Mount Vernon, IN 47620	Leased
Highland Community Branch	1701 West 87th Street Chicago, IL 60620	Owned
South Halsted Street Branch	10537 South Halsted Street Chicago, IL 60628	Leased
Premier Branch	2480 West Alameda Avenue Denver, CO 80223	Owned
Aurora Branch	978 South Havana Street Aurora, CO 80012	Leased
Carmel City Center Branch	715 Hanover Place Carmel, IN 46032	Leased
St Joseph Ave Office	319 N St Joseph Ave Evansville, IN 47712	Leased
Saint Croix Branch	5025 Anchor Way Christiansted, VI 00820	Leased
Estate Peter’s Branch	6702 Peters Road Christiansted, VI 00820	Leased
Metro Parkway Branch	14241 Metro Parkway Fort Myers, FL 33912	Owned
Fort Branch Banking Center Branch	810 E Locust Street Fort Branch, IN 47648	Owned
Fayette County Branch	320 North Main Street Saint Elmo, IL 62458	Owned
Destin Branch	363 East U.S. Highway 98 Destin, FL 32541	Owned
First City Bank Of Florida Branch	135 Perry Avenue S.E. Fort Walton Beach, FL 32548	Owned

Employees

As of March 31, 2021, FFED and its subsidiaries had 181 full-time equivalent employees. None of its employees are represented by any collective bargaining unit and FFED believes that relations with its employees are outstanding.

Legal Proceedings

In the ordinary course of its operations, FFED and/or UFB may be a party to various legal proceedings. As of the date of this proxy statement/offering circular, neither FFED nor UFB are involved in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on FFED or UFB.

Security Ownership of Management and Certain Stockholders

The table below provides information regarding the beneficial ownership of FFED common stock as of July 13, 2021, the most recent practicable date before the date of this proxy statement/offering circular, by (i) each director of FFED who beneficially owns more than 10% of FFED common stock; (ii) each executive officer of FFED who beneficially owns more than 10% of FFED common stock; (iii) all directors and executive officers of FFED as a group; and (iv) any other stockholder who beneficially owns more than 10% of FFED common stock. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated, FFED believes each stockholder named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. This table should be read with the understanding that more than one person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same FFED common stock.

88

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Directors and Executive Officers
Bruce A. Cordingley(3)	1,898,219	97.7%
Gerald K. Pedigo(4)	1,898,219	97.7%
Phillip J. Stoffregen(5)	1,898,219	97.7%
Donald R. Neel(6)	11,350	*
Barry A. Schnakenburg	100	*
Paul E. Becker	250	*
Douglas Boggs	-	*
All Directors and Executive Officers as a Group (7 Persons)	1,909,919	98.3%
Other Greater Than 10% Stockholders
Pedcor Financial Bancorp(7)	1,898,219	97.7%

* Denotes ownership of less than 1%

(1)	The address for the directors and executive officers is c/o 18 NW Fourth Street, Evansville, IN 47708.
(2)	Based on 1,943,366 shares of FFED common stock outstanding as of July 12, 2021.
(3)	Includes 1,898,219 shares held by Pedcor Financial Bancorp.
(4)	Includes 1,898,219 shares held by Pedcor Financial Bancorp.
(5)	Includes 1,898,219 shares held by Pedcor Financial Bancorp.
(6)	Includes 6,350 shares jointly owned with spouse, 2,500 shares held indirectly by Mr. Neel’s IRA, and 2,500 shares held indirectly by Mr. Neel’s spouse’s IRA.
(7)	Messrs. Cordingley, Pedigo, and Stoffregen control Pedcor Financial Bancorp. Pedcor Financial Bancorp’s address is 770 3rd Avenue SW, Carmel, IN 46032.

Except under certain limited circumstances, FFED’s Series A, Series B, Series C, and Series D preferred stock are non-voting securities and do not generally have the right to be exchanged or converted into another security. See the section titled “Description of FFED Capital Stock – Preferred Stock” beginning on page 78.

Information About Directors, Executive Officers, and Significant Employees

The table below provides information regarding (i) each director and executive officer of FFED and UFB and (ii) each director of ACB and ICB who will be appointed to the boards of directors of FFED and UFB and executive officer of ICB expected to become an executive officer of UFB. Neither FFED nor UFB have any significant employees other than those executive officers listed below. Except as otherwise indicated below, each person listed as a director is a director of both FFED and UFB. All executive officers are, or will be, full-time employees. Ages are presented as of May 31, 2021. Dates indicating services as a director or executive officer prior to 1993 includes service prior to the formation of FFED in 1993 as the holding company for UFB.

89

Name	Position	Age	Term of Office
Directors
Bruce A. Cordingley(1)	Director (Chair)	74	1992 to Present
Gerald K. Pedigo(2)	Director	83	2000 to Present
Phillip J. Stoffregen(3)	Director	63	1998 to Present
Donald R. Neel(4)	Director; President & CEO	57	1993 to Present
Paul E. Becker(5)	Director	62	2001 to Present
Barry A. Schnakenburg(6)	Director	73	1993 to Present
James J. Sullos, Jr. (7)	Director Nominee	82	N/A
Stephen R. Oettinger(8)	Director Nominee	76	N/A
Michael C. Miller(9)	Director Nominee	66	N/A
Ronald Brown(10)	Director	58	2017 to Present
Non-Director Executive Officers
Douglas Boggs(11)	Executive Vice President & CFO	50	2018 to Present
Joseph F. Suding(12)	Executive Vice President	64	2014 to Present
Mark A. Isaac(13)	Executive Vice President	56	2000 to Present
Jacob S. Kuhn(14)	Senior Vice President and CFO	40	2019 to Present
Mark Myrick(15)	Senior Vice President	63	2016 to Present
Kristi R. Krack(16)	Senior Vice President	48	2014 to Present
(1)	Mr. Cordingley has served as Chairman of the Board of the Board of Directors of both UFB and FFED for the past 7 years, and as a director since 1992.
(2)	Mr. Pedigo has served as a director of FFED for the past 20 years, as Chairman of ACB since 2017, and also serves as a director of ICB.
(3)	Mr. Stoffregen has served as a director of FFED since 2000.
(4)	Mr. Neel has served as President and CEO of FFED and UFB since 2000, and most recently as President and CEO of ICB since April 2021.
(5)	Mr. Becker has served as a director of FFED and UFB since 2001.
(6)	Mr. Schnakenburg has served as a director of FFED and UFB since 1993.
(7)	Mr. Sullos has agreed to become a member of the boards of directors of FFED and UFB following the completion of the transactions contemplated by the Merger Agreement. Mr. Sullos has served as Chairman of the ICB board of directors for over 20 years.
(8)	Mr. Oettinger has agreed to become a member of the boards of directors of FFED and UFB following the completion of the transactions contemplated by the Merger Agreement. Mr. Oettinger has served as a director of ICB for over 20 years.
(9)	Mr. Miller has agreed to become a member of the boards of directors of FFED and UFB following the completion of the transactions contemplated by the Merger Agreement. Mr. Miller served as President and CEO of ICB for 5 years before retiring in March 2021.
(10)	Mr. Brown serves as EVP and General Counsel for FFED and UFB, and serves on the board of directors of UFB.
(11)	It is expected that Mr. Boggs will hold the position of Executive Vice President and CFO of FFED following the completion of the transactions contemplated by the Merger Agreement. Mr. Boggs has served in the same capacity over the prior 3 years, and as CFO of the Pedcor Companies for the past 15 years.
(12)	It is expected that Mr. Suding will hold the position of Executive Vice President with UFB following the completion of the transactions contemplated by the Merger Agreement. Mr. Suding has served as Executive Vice President, Credit and ERM of UFB for the past 8 years.
(13)	It is expected that Mr. Isaac will hold the position of Executive Vice President with UFB following the completion of the transactions contemplated by the Merger Agreement. Mr. Isaac has led the retail banking division of UFB during the past 5 years.
(14)	It is expected that Mr. Kuhn will hold the position of Senior Vice President and Chief Financial Officer of UFB following the completion of the transactions contemplated by the Merger Agreement, and has served in the same position over the past 5 years.
(15)	It is expected that Mr. Myrick will hold the position of Senior Vice President and Senior Lending Officer with UFB following the completion of the transactions contemplated by the Merger Agreement, and has served in the same position over the past 5 years.
(16)	It is expected that Ms. Krack will hold the position of Senior Vice President, Branch Administration with UFB following the completion of the transactions contemplated by the Merger Agreement, and has served in the same position over the past 5 years.

Family Relationships

There are no family relationships between any director or executive officer of FFED or UFB, any director of ACB or ICB who will be appointed to the boards of directors of FFED and UFB, or any executive officer of ICB expected to become an executive officer of UFB.

90

Involvement in Certain Legal Proceedings

None of the following events have occurred during the past five years which are material to an evaluation of the ability or integrity of any director or executive officer of FFED or UFB, any director of ACB or ICB who will be appointed to the boards of directors of FFED and UFB, or any executive officer of ICB expected to become an executive officer of UFB: (i) a petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent, or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing; or (ii) such person was convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

Compensation of Directors and Certain Executive Officers

Fiscal Year 2020 Compensation

For the year ended December 31, 2020, the aggregate annual compensation paid by FFED to (i) the three highest paid persons who were executive officers or directors of FFED during 2020 and (ii) the six members of FFED’s board of directors during 2020, totaled $1,675,741 as a group. The total number of persons in such group is 8 as Donald R. Neel is both one of the three highest paid persons and a member of the board of directors. Mr. Neel, as a director and executive officer, does not receive separate, additional compensation for his service on the board of directors.

Related Party Transactions

FFED and/or its subsidiaries have been, and expect to be in the future, parties to transactions in the ordinary course of business with FFED’s affiliates and related parties on substantially the same terms as those available for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to related parties require approval by the board of directors, with any interested director not participating. Fidelity also applies the same standards to any other transaction with an insider. Loans to directors or their related parties must be approved by the full board of directors excluding the director involved. Additionally, related party transactions involving directors must be reviewed and approved by FFED’s Conflicts Committee. For these purposes, a “related party” includes any director or executive officer of FFED, nominee for election as a director of FFED, and stockholder who beneficially owns more than 5% of FFED common stock, as well as members of their immediately family. During fiscal years ended December 31, 2019 and 2020 and the current fiscal year, FFED and/or its subsidiaries have not been, and do not currently propose to be, a party to a transaction which involves an amount in excess of $50,000 and in which a related party has had, or will have, a direct or indirect material interest, except as set forth in Note 24: Related Party Transactions of the FFED consolidated financial statements attached to this proxy statement/offering circular as Annex E.

91

FFED’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The purpose of this discussion and analysis is to highlight the changes in the financial condition of FFED and on its results of operations for the years ended December 31, 2020 and 2019. This discussion and analysis is to highlight and supplement information presented elsewhere in this Form 1-A filing.

OVERVIEW

FFED is a savings and loan holding company that engages in traditional banking activities through its wholly-owned subsidiary, UFB. In addition, FFED engages in affordable housing development, finance, and investment through UFB and UFB’s wholly-owned subsidiary, Village Capital Corporation (“VCC”). UFB provides banking services from its 19 banking offices located in Indiana, Illinois, Colorado, Florida, and the U.S. Virgin Islands.

FFED derives a substantial portion of its income from interest received on loans and investment securities. FFED’s primary source of funds for making these loans and investments is deposits. Consequently, one of the key measures of success is the amount of net interest income, or the difference between the income on interest-earning assets, such as loans and investments, and the expense on interest-bearing liabilities, such as deposits and borrowings. The resulting ratio of that difference as a percentage of average earning assets represents the net interest margin. Another key measure is the spread between the yield earned on these interest-earning assets and the rate paid on interest-bearing liabilities, which is called the net interest spread. In addition to earning interest on loans and investments, Finally, FFED earns significant income through fees and returns on equity investments from its affordable housing operations. A discussion of the various components of this noninterest income, as well as of noninterest expense is also included.

There are risks inherent in all loans, for which FFED maintains an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. FFED maintains this allowance by charging a provision for loan losses against operating earnings for each period. A detailed discussion of this process is set out below.

FFED plans to continue to grow both organically and possibly through future acquisitions, including potential expansion into new market areas. FFED believes that its current financial condition, coupled with its scalable operational capabilities, will allow it to act upon growth opportunities in the current banking environment.

The following discussion and analysis also identify significant factors that have affected FFED’s financial position and operating results during the periods included in the consolidated financial statements accompanying this proxy statement/offering circular. You are encouraged to read this management’s discussion and analysis in conjunction with the consolidated financial statements and the notes thereto and other statistical information included in this proxy statement/offering circular.

Critical Accounting Policies

Certain critical accounting policies affect significant judgments and estimates used in the preparation of the consolidated financial statements. FFED’s significant accounting policies are described in the notes to the consolidated financial statements included in this proxy statement/offering circular. The accounting principles FFED follows and the methods of applying these principles conform to accounting principles generally accepted in the United States of America (“GAAP”) and general banking practices.

92

FFED’s critical accounting policies relate to several aspects of FFED’s business operations. A legal entity is referred to as a variable interest entity (VIE) if any of the following conditions exist: (1) the total equity investment at risk is insufficient to permit the legal entity to finance its activities without additional subordinated financial support from other parties or (2) the entity has equity investors who cannot make significant decisions about the entity’s operations or who do not absorb their proportionate share of the expected losses or receive the expected returns of the entity. A VIE’s primary beneficiary is the entity that has the power to direct the VIE’s significant activities and has an obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. A VIE must be consolidated by FFED if it is deemed to be the primary beneficiary of the VIE. FFED has significant variable interests in VIEs that are not consolidated because FFED is not the primary beneficiary.

All facts and circumstances are taken into consideration when determining whether FFED has variable interests that would deem it the primary beneficiary and, therefore, require consolidation of the related VIE or otherwise rise to the level where disclosure would provide useful information to the users of FFED’s consolidated financial statements. In many cases, it is qualitatively clear based on whether FFED has the power to direct the activities significant to the VIE and, if so, whether that power is unilateral or shared, and whether FFED is obligated to absorb significant losses of or has a right to receive significant benefits from the VIE. In other cases, a more detailed qualitative analysis and possibly a quantitative analysis are required to make such a determination. FFED monitors the unconsolidated VIEs to determine if any reconsideration events have occurred that could cause any of them to no longer be a VIE. FFED reconsiders whether it is the primary beneficiary of the VIE on an ongoing basis. A previously unconsolidated VIE is consolidated when FFED becomes the primary beneficiary.

Another critical accounting policy relates to the determination of the allowance for loan losses, which reflects the estimated losses resulting from the inability of borrowers to make loan payments. The determination of the adequacy of the allowance involves significant judgment and complexity and is based on many factors. If the financial condition of FFED’s borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the estimates would be updated and additional provisions for loan losses may be required. See Provision for Loan Losses and Allowance for Loan Losses and Note 1 and Note 5 of the consolidated financial statements for the years ended December 31, 2020 and December 31, 2019.

The critical accounting policy related to intangible assets with finite lives include core deposit intangibles that are being amortized on the straight-line basis over nine years. Intangible assets are included in interest receivable and other assets in the consolidated balance sheets. Such assets are periodically evaluated as to the recoverability of their carrying values. The value of the acquired lease-related intangibles considers the estimated cost of leasing the apartment homes as if the acquired building(s) were vacant, as well as the value of the current leases relative to market-rate leases. VCC utilizes independent and internal sources for estimates to determine the respective in-place lease values. VCC amortizes acquired in-place lease intangibles that have finite lives over the period they are expected to contribute directly or indirectly to the future cash flows of the property or business acquired, generally the remaining non-cancelable term of a related lease. In-place lease intangibles are included in real estate held for investment in the consolidated balance sheets.

FFED accounts for income taxes in accordance with income tax accounting guidance (ASC Topic 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. FFED determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, the tax position will be realized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

93

FFED recognizes interest and penalties on income taxes as a component of income tax expense.

FFED files consolidated income tax returns with its parent company and its subsidiaries, and files tax returns in the U.S. federal and state jurisdictions.

RESULTS OF OPERATIONS

Net income for the year ended December 31, 2020 totaled $18.1 million compared to $10.5 million for the year ended December 31, 2019. Basic earnings per share were $9.62 for the year ended December 31, 2020, $5.93 for the year ended December 31, 2019. The increase of $7.7 million in net earnings included an increase in net interest income of $3.6 million, due mainly to an increase of $162.7 million in loan balances during the year and a $126.2 million increase in investments related to affordable housing. The provision for loan losses increased by $364 thousand for the year ended December 31, 2020, compared to the year ended December 31, 2019. Non-interest income increased by $6.1 million for the year ended December 31, 2020 due primarily to the $11.4 million net gain on acquisition of FFED’s Ft. Walton banking operations. Real estate and construction fees declined by $10.8 million at December 31, 2020 compared to the previous year. Noninterest expense increased by $3.5 million for the year ended December 31, 2020 compared to the prior year due primarily to a $940 thousand increase in salaries and benefits over 2019, and an increase in occupancy expense of $1.6 million resulting from FFED’s affordable housing activities.

Consolidated assets totaled $1.46 billion at December 31, 2020 and $1.04 billion at December 31, 2019, or an increase of 41.0%. The increase of $426.0 million was due to organic growth in loans and deposits, as well as the acquisition of First City Bank with $147.2 million in assets during the fourth quarter of 2020. Non-interest-bearing demand deposits increased by $122.4 million at December 31, 2020 compared to December 31, 2019, an increase of 42.6%. Interest-bearing deposits including NOW, MMDA, savings, and certificates of deposits increased $209.7 million, or 43.5% at December 31, 2020 compared to December 31, 2019. Net loans increased by $162.7 million, or 77.8%, and investments increased by $126.2 million, or 22.1% at December 31, 2020 compared to December 31, 2019.

FFED’s Tier 1 leverage capital ratio was 11.2% at December 31, 2020 and 12.3% at December 31, 2019. Tier 1 risk-weighted capital and total risk-weighted capital ratios were 18.7% and 28.3% at December 31, 2020, compared to 29.0% and 46.1% at December 31, 2019.

Adversely classified loans totaled $15.0 million at December 31, 2020 and totaled $5.7 million at December 31, 2019, an increase of $9.3 million. The increase in 2020 resulted primarily from the acquisition of First City Bank, Ft. Walton, FL, which was a failed bank acquired from the FDIC in the fourth quarter of 2020. Non-accrual loans totaled $4.8 million at December 31, 2020 and $4.3 million at December 31, 2019. Nonaccrual loans as a percentage of total loans was 1.27% at December 31, 2020 and 2.04% at December 31, 2019. Loans past due 90 days or more and still accruing interest at December 31, 2020 totaled $504 thousand. At December 31, 2019 loans greater than 90 days past due still accruing interest totaled $74 thousand. Adversely classified assets to Tier 1 UFB capital were 13.6% at December 31, 2020 and were 6.9% at December 31, 2019. Loans classified as troubled debt restructurings (“TDRs”) totaled $3.0 million at December 31, 2020, compared to $3.4 million at December 31, 2019 respectively.

Year-to-date net charge-offs were 0.07% of total loans for the year ended December 31, 2020 and 0.07% of total loans for the year ended December 31, 2019. The allowance for loan losses to total loans ratio was 0.75% at December 31, 2020 compared to 1.04% at December 31, 2019.

94

Summary of Return on Equity and Assets

	December 31,
	2020	2019
Yield on earning assets	3.11%	3.41%
Return on average assets	1.50%	1.10%
Return on average equity	14.51%	10.06%
Average equity to average assets	10.61%	11.33%

Earnings Analysis

FFED has multiple, significant sources of revenue in net interest income and real-estate related fees. Net interest income is earned by lending and investing the funds which are held on deposit, and FFED generates fee income providing development and construction services for affordable housing development. FFED is committed to making loans in each of the communities it serves, and to developing and building much-needed affordable housing. To ensure sufficient liquidity, FFED also maintains a portion of its deposits in cash, government securities, and deposits with other financial institutions. The revenue which FFED earns (prior to deducting its overhead expenses) is essentially a function of the amount of affordable housing-related fees it generates, along with the profit margin (“interest spread”) from the loans and investments and FFED’s deposits.

FFED had total assets of approximately $1.46 billion and $1.10 billion in deposits at December 31, 2020 compared to approximately $1.04 billion in total assets and $769.4 million in deposits at December 31, 2019. For 2020, growth in total assets was 41.0% and growth in total deposits totaled 43.2%. Loans net of allowance for loan losses increased from $209.2 million at December 31, 2019 to approximately $371.9 million at December 31, 2020, an increase of 77.8%. Stockholders’ equity increased from $113.9 million at December 31, 2019 to approximately $143.3 million at December 31, 2020, a 25.8% growth for the year. FFED reported audited net income of $18.1 million for the year ended December 31, 2020 and net income of $10.5 million for the year ended December 31, 2019. The following discussion should be read in conjunction with the FFED’s consolidated financial statements and the notes to the consolidated financial statements.

The following is a summary of the results of operations by FFED for the years ended December 31, 2020 and the year ended December 31, 2019.

	December 31,
(Dollars in thousands except per share data)	2020	2019
Net interest income	$17,830	$14,271
Provision for loan losses	869	505
Provision for income taxes (benefit)	(706)	1,159
Noninterest income	30,733	24,664
Non-interest expense	30,263	26,791
Total income	57,643	48,715
Total expenses	39,506	38,235
Net income	18,137	10,480
Basic earnings per share	$9.62	$5.93

	December 31,
(Dollars in thousands except per share data)	2020	2019
Total assets	$1,464,056	$1,037,985
Loans receivable, net	371,851	209,185
Investment securities	696,887	570,709
Noninterest bearing deposits	409,491	287,064
Interest bearing deposits	692,019	482,361
Stockholders' equity	143,254	113,884
Common equity per share	$66.09	$63.38
Tangible common equity per share	$64.96	$62.21

95

Net Interest Income

The largest component of net income for FFED is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on FFED’s interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

Consolidated net interest income was approximately $17.8 million for the year ended December 31, 2020 and $14.3 million for the year ended December 31, 2019. This increase was the direct result of increased loans and investments outstanding.

Unconsolidated Average Balances, Income and Expenses, and Rates. Management reviews FFED’s yields on assets and costs of liabilities on an unconsolidated basis. In addition to the primary earning assets and interest-bearing liabilities held at UFB, the holding company has additional borrowing with a balance of $76.6 million at December 31, 2020 and $76.5 million December 31, 2019.

For the year ended December 31, 2020, the unconsolidated net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 0.0% compared to (0.7)% for the year ended December 31, 2019. The unconsolidated net interest margin (which is net interest income divided by average earning assets) was (7.1)% for the year ended December 31, 2020 compared to (7.1)% for the year ended December 31, 2019. Rates paid on average interest-bearing liabilities at FFED were 6.9% for the year ended December 31, 2020, and 6.7% for the year ended December 31, 2019. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 89.9% of average earning assets for the year ended December 31, 2020 compared to 87.5% for the year ended December 31, 2019.

The following tables depict, for the periods indicated, certain information related to the average balance sheet and average yields on assets and average costs of liabilities for FFED. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

96

Year Ended December 31, 2020 (Dollars in thousands)	Average Balance	Interest	Yield/Rate(4)
Assets
Cash & Due from Banks	$7,744	-	-
Interest Bearing Deposits from Banks	58,759	244	0.42%
Investment Securities
GNMAs (TE)(1)(2)	590,270	12,152	2.68%
Municipal Bonds (TE)(1)(2)	15,112	478	4.04%
Other(2)	14,238	360	2.53%
Total Investment Securities	619,620	12,990	2.72%
Loans(3):
Commercial and Municipal	81,489	4,503	5.53%
Commercial Real Estate	95,263	3,991	4.19%
Residential	115,676	3,975	3.44%
Consumer	1,622	74	4.56%
Total Loans	294,050	12,543	4.27%
Allowances for Credit Losses	(2,308)	-	-
Total Loans, Net	291,742	-	-
Other Assets	234,947	1,133	-
Total Assets/Interest Income	$1,212,812	$26,910	-

Liabilities and Stockholders' Equity
Deposits in Domestic Offices
Non-interest-Bearing Demand	$316,582	-	-
Interest Bearing Demand	140,438	670	0.48%
Money Market Accounts	172,210	842	0.49%
Savings Accounts	131,400	397	0.30%
All Time Deposits	135,476	1,844	1.36%
Total Interest-Bearing Deposits	579,524	3,753	0.65%
Total Deposits	896,106	-	-
Borrowings	158,456	5,327	3.36%
Other Liabilities	33,281	-	-
Stockholder's Equity	124,969	-	-
Total Liabilities & Equity/Interest Expense	$1,212,812	$9,080	-
Earning Assets/Interest Income (TE)	$972,429	$26,910	3.11%
Interest Bearing Liabilities/Interest Expense	$737,980	$9,080	1.23%
Earning Assets/Interest Expense	-	-	0.93%
Net Interest Spread (TE)	-	-	1.88%
Net Interest Margin (TE)	-	-	2.18%
(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which is reflected as a component of stockholder’s equity.

(2) Presented on a taxable-equivalent basis using an income tax rate of 24%. Taxable equivalent adjustments of $3.8 million is included in the calculation of tax-exempt income for investment interest income.

(3) Loans placed on nonaccrual are included in average balances.

(4) Yields are annualized.

Year Ended December 31, 2019 (Dollars in thousands)	Average Balance	Interest	Yield/Rate(4)
Assets
Cash & Due from Banks	$8,507	-	-
Interest Bearing Deposits from Banks	62,697	840	1.34%
Investment Securities
GNMAs (TE)(1)(2)	497,181	11,408	2.81%
Municipal Bonds (TE)(1)(2)	30,460	944	3.87%
Other (2)	15,989	464	2.90%
Total Investment Securities	543,630	12,816	2.89%
Loans (3):
Commercial & Municipal	44,266	2,504	5.66%
Commercial Real Estate	56,466	3,246	5.75%
Residential	78,715	3,626	4.61%
Consumer	1,108	51	4.60%
Total Loans	180,555	9,427	5.22%
Allowances for Credit Losses	(1,883)	-	-
Total Loans, Net	178,672	-	-
Other Assets	160,691	968	-
Total Assets/Interest Income	$954,197	$24,051	-

97

Liabilities and Stockholders’ Equity
Deposits in Domestic Offices
Non-interest-Bearing Demand	$264,805	-	-
Interest Bearing Demand	134,867	1,289	0.96%
Money Market Accounts	139,712	2,109	1.51%
Savings Accounts	118,184	404	0.34%
All Time Deposits	90,354	1,632	1.81%
Total Interest-Bearing Deposits	483,117	5,434	1.12%
Total Deposits	747,922	-	-
Borrowings	80,945	4,346	5.37%
Other Liabilities	21,154	-	-
Stockholder’s Equity	104,176	-	-
Total Liabilities & Equity/Interest Expense	954,197	9,780	-
Earning Assets/Interest Income (TE)	786,882	24,051	3.41%
Interest Bearing Liabilities/Interest Expense	564,062	9,780	1.73%
Earning Assets/Interest Expense	-	-	1.24%
Net Interest Spread (TE)	-	-	1.68%
Net Interest Margin (TE)	-	-	2.17%

(1)  Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which is reflected as a component of stockholder’s equity.

(2) Presented on a taxable-equivalent basis using an income tax rate of 24%. Taxable equivalent adjustments of $2.8 million is included in the calculation of tax exempt income for investment interest income.

(3) Loans placed on nonaccrual are included in average balances.

(4) Yields are annualized.

Interest Sensitivity. FFED monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. FFED also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. FFED evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk. FFED currently has relatively low levels of interest rate risk based on modeling for parallel rate shifts of up to 400 basis points up, and 100 basis points down.

Interest income and expense are affected by changes in interest rates, by changes in the volumes of earning assets and interest-bearing liabilities, and by changes in the mix of these assets and liabilities. The following rate-volume variance analysis shows the year-to-year changes in the components of net interest income. For purposes of the tables, nonaccrual loans have been included in the average loan balance. Changes due to both volume and rate have been allocated in proportion to the relationship of the dollar amount change in each.

	2020 compared to 2019			2019 compared to 2018
	Increase/(Decrease) from:		Total Increase/	Increase/(Decrease) from:		Total Increase/
(Dollars in thousands)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
Interest Income
Loans	$4,841	$(1,725)	$3,116	$608	$222	$902
Investment Securities
Taxable	(44)	(60)	(104)	(5)	174	169
Exempt from Federal Income tax	1,875	(603)	1,272	2,383	572	2,955
Other interest income	149	(580)	(431)	722	(218)	504
Total interest income	6,821	(2,968)	3,853	3,780	750	4,530
Interest Expense
Interest-bearing deposits	$624	$(2,305)	$(1,681)	$824	$620	$1,444
Borrowings	2,606	(1,625)	981	2,270	(103)	2,167
Total interest income	3,230	(3,930)	(700)	3,094	517	3,611
Net Interest Income	$3,591	$962	$4,553	$686	$233	$919

98

Provision and Allowance for Loan Losses

The ALLL is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the loan balance, or a portion thereof is uncollectable. Subsequent recoveries, if any, are credited to the allowance. The ALLL is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical charge-off experience and expected loss given default derived from FFED’s internal risk rating process. Other adjustments may be added to the allowance for pools of loans, after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable FFED will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, FFED does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

At December 31, 2020, the consolidated allowance for loan losses amounted to approximately $2.8 million, or 0.74% of outstanding loans. At December 31, 2019, the allowance for loan losses amounted to approximately $2.2 million, or 1.04% of total outstanding loans.

FFED discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts that a borrower’s financial condition is such that the collection of interest is doubtful. Generally, FFED will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

99

The following tables illustrate FFED’s past due and nonaccrual loans at December 31, 2020 and 2019:

(Dollars in thousands) December 31, 2020	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Nonaccrual
Commercial	$141	$124	$265	-
Commercial real estate	4,989	3,095	8,084	3,250
Residential real estate	2,973	1,085	4,058	1,503
Other	55	-	55	5
TOTAL	$8,158	$4,304	$12,462	$4,758

(Dollars in thousands) December 31, 2019	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Nonaccrual
Commercial	$12	$1,088	$1,100	$1,100
Commercial real estate	1,329	1,362	2,691	1,885
Residential real estate	4,720	667	5,387	1,309
Other	6	-	6	6
TOTAL	$6,067	$3,117	$9,184	$4,300

Total nonaccrual loans at December 31, 2020 were $4.8 million which was an increase of approximately $458 thousand from the December 31, 2019 amount of $4.3 million. Management believes these relationships were adequately reserved at December 31, 2020 and at December 31, 2019. Restructured loans must have six months of contractual payments to return to accrual status. Restructured loans not past due or nonaccrual at December 31, 2020 amounted to $661 thousand. At December 31, 2019, restructured loans not past due or nonaccrual amounted to $836 thousand.

	December 31,
(Dollars in thousands)	2020	2019
Average loans outstanding	$294,050	$180,555
Total loans outstanding	374,473	210,370
Total nonaccrual loans	4,758	4,300
Net loans charged off	271	146
Provision for loan losses	869	505
Allowance for loan losses	2,791	2,193
Allowance as a percentage of total loans	0.75%	1.04%
Net loans charged off to average loans outstanding	0.09%	0.08%
Nonaccrual loans as a percentage of total loans	1.27%	2.04%

The following table represents the activity of the allowance for loan losses for the years ended December 31, 2020 through 2019 by loan type:

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Other	Total
Balance at December 31, 2020	$286	$1,047	$856	$4	$2,193
Charge-offs	(224)	-	(80)	-	(304)
Recoveries	2	-	28	3	33
Provision	84	32	753	-	869
Balance at December 31, 2020	$148	$1,079	$1,557	$7	$2,791

	Commercial	Commercial Real Estate	Residential Real Estate	Other	Total
Balance at December 31, 2019	$201	$729	$882	$22	$1,834
Charge-offs	(50)	-	(160)	(21)	(231)
Recoveries	51	13	7	14	85
Provision	84	305	127	(11)	505
Balance at December 31, 2019	$286	$1,047	$856	$4	$2,193

100

Noninterest Income. FFED’s sources of noninterest income are development fees, construction fees, gains on sales, lease income, and other fees related to its affordable housing development and finance activities. Other sources of noninterest income include bargain purchase gain from the First City Bank acquisition, ATM activity income, and debit card income.

For the year ended December 31, 2020, non-interest income increased $6.1 million or 24.6% at $30.7 million, up from $24.7 million for the year ended December 31, 2019. Lease income on affordable housing developments increased by $2.6 million during 2020 to $5.7 million in 2020, or 82.3%, due to an increase in affordable housing acquisitions. However, real estate development and construction fees declined by $10.8 million from 2019 to 2020, due to the number and volume of developments in process. Income from limited partnerships, primarily equity investments in affordable housing increase by $1.5 million. The fair value of derivatives on hand declined by $3.2 million for the year ended December 31, 2020 and declined by $4.7 million in 2019, both as a result of falling interest rates during each period.

	December 31,
Non-Interest Income	2020	2019
Service charges on deposit accounts	$491	$532
Net gains on loan sales	138	254
Servicing fees on loans sold	68	79
Earnings on Bank-owned life insurance	139	136
Real estate lease income	5,699	3,127
Real estate development and construction fees	2,610	13,409
Income from limited partnerships	6,549	5,023
Commitment availability fees	1,625	2,253
Change in fair value of derivative financial instruments	(3,175)	(4,699)
Net gain (loss) on sale of real estate acquired for development	2,100	-
Gain (loss) on sale of foreclosed assets	(70)	106
Net gain on sale of available-for-sale securities	-	435
Net gain on divestiture – Clifton branch	-	1,482
Net gain on acquisition – Ft. Walton	11,370	-
Other income	3,189	2,527
Total noninterest income	$30,733	$24,664

Noninterest expense increased from $26.8 million for the year ended December 31, 2019, to $30.3 million for the year ended December 31, 2020. The largest increases were in salaries and employee benefits, which increased by $940 thousand in 2020 as compared to 2019, occupancy expenses, which increased $1.6 million in 2020 as compared to 2019, and legal and professional fees, which increased by $270 thousand during 2020.

The following table sets forth the primary components of noninterest expense for the periods indicated:

	December 31,
(Dollars in thousands)	2020	2019
Salaries and employee benefits	$12,981	$12,041
Net occupancy expenses	5,015	3,386
Equipment expenses	1,112	1,021
Data processing fees	2,479	2,256
Legal and professional fees	1,294	1,024
Deposit insurance expense	240	109
Printing, postage and office supplies expenses	286	272
Correspondent bank charges	209	301
Other real estate owned expenses	167	35
Abandoned project costs	58	238
Intangible asset amortization	708	1,384
Other expense	5,714	4,724
Total noninterest expense	$30,263	$26,791

101

Income Taxes

Income taxes expense (benefit) was ($706) thousand during 2020, compared to income tax expense of $1.2 million during 2019, a decrease of $1.9 million. Income tax expense (benefit) was approximately (4.1%) and 10.0% of income before taxes in 2020 and 2019, respectively. The percentage of income tax expense to pre-tax income was substantially impacted by tax-exempt interest income received, and the GAAP presentation of net gain from acquisitions on an after-tax basis in the non-interest income section of the Consolidated Statements of Income.

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, such as investments. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Gross loans averaged $294.1 million during the 12 months ended December 31, 2020 and $180.6 million during 2019.

The following table shows the composition of the loan portfolio by category:

(Dollars in thousands)	2020	2019
Commercial	$95,764	$45,927
Commercial real estate	142,470	79,247
Residential real estate	125,437	75,738
Other	10,802	9,458
Gross loans	374,473	210,370
Net deferred loan fees, premiums and discounts	169	1,008
Allowance for loan losses	(2,791)	(2,193)
Net loans	$371,851	$209,185

At December 31, 2020 loans secured by real estate totaled $267.9 million, or 71.5% of total loans, compared to $155.0 million, or 73.3% of total gross loans at December 31, 2019. Commercial loans not secured by real estate increased from $46.0 million at December 31, 2019 to $95.8 million, an increase of 108.5%. The increase was primarily due to the acquisition of First City Bank in October 2020. Commercial real estate increased from $79.2 million at December 31, 2019 to $142.5 million at year-end 2020, an increase of 79.8%, also primarily due to the acquisition of First City Bank. Residential real estate increased from $75.7 million at December 31, 2019 to $125.4 million at year-end 2020, an increase of 65.6%, due primarily to residential mortgage loans acquired in all of FFED’s banking markets.

Investment Securities. The investment securities portfolio is a significant component of FFED’s total earning assets. Investments totaled $696.9 million at December 31, 2020, and $570.7 million at December 31, 2019, an increase of 22.1%. The increase was primarily due to ongoing acquisitions of GNMA-backed bonds issued to finance the development of affordable housing.

102

FFED classifies all its investment securities as either available-for-sale or held-to-maturity. The available-for-sale classification requires that investment securities be recorded at their fair value with any difference between the fair value and amortized cost (the purchase price adjusted by any discount accretion or premium amortization) reported as a component of stockholder’s equity (accumulated other comprehensive income), net of deferred taxes. At December 31, 2020, available-for-sale securities totaled $375.5 million and $329.9 million at December 31, 2019, an increase of $45.5 million or 13.8%.

The held-to-maturity classification requires that investment securities be recorded at historical cost, adjusted by premium amortization or discount accretion. Securities recorded as held-to-maturity totaled $321.4 million at December 31, 2020 and $240.8 million at December 31, 2019, an increase of 33.5%. There were no issuers, other than the U.S. Government and its agencies, whose securities owned by FFED had a book or fair value exceeding 10% of the Company’s stockholder’s equity.

The following table summarizes the amortized cost and fair value of securities available-for-sale and held-to-maturity for the dates indicated:

	Available-for-Sale
(Dollars in thousands) December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities
U.S. Government-sponsored enterprises (GSE)	$265,809	$18,746	$(243)	$284,312
Private-label	4,401	96	(1)	4,496
Host debt instrument	8,800	1,524	-	10,324
State and political subdivisions	75,844	475	-	76,319
	$354,854	$20,841	$(244)	$375,451

(Dollars in thousands)
December 31, 2019
Mortgage-backed securities:
U.S. Government-sponsored enterprises (GSE)	$251,284	$6,578	$(649)	$257,213
Private-label	2,635	42	-	2,677
Host debt instrument	9,000	400	(432)	8,968
State and political subdivisions	60,544	527	-	61,071
	$323,463	$7,547	$(1,081)	$329,929

	Held-to-Maturity
(Dollars in thousands) December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities
U.S. Government-sponsored enterprises (GSE)	$319,843	$29,838	$(22)	$349,659
State and political subdivisions	$1,593	$315	-	$1,908
	$321,436	$30,153	$(22)	$351,567

(Dollars in thousands)
December 31, 2019
Mortgage-backed securities
U.S. Government-sponsored enterprises (GSE)	$239,234	$6,159	$(2,228)	$243,165
State and political subdivisions	$1,546	-	$(117)	$1,429
	$240,780	$6,159	$(2,345)	$244,594

103

The following table shows, at carrying value and the scheduled maturities of securities available-for-sale held as of December 31, 2020 and December 31, 2019:

	December 31, 2020
	Available-for-Sale		Held-to Maturity
(Dollars in thousands) Securities Available-for-Sale	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	$3,539	$3,544	-	-
One to five years	67,760	$68,139	-	-
Five to ten years	814	875	-	-
After ten years	3,730	3,761	1,593	1,908
Host debt instruments	8,800	10,324	-	-
Mortgage-backed securities	270,211	288,808	319,843	349,659
Totals	$354,854	$375,451	$321,436	$351,567

	December 31, 2019
	Available-for-Sale		Held-to Maturity
(Dollars in thousands) Securities Available-for-Sale	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	$7,854	$7,860	-	-
One to five years	47,285	47,614	-	-
Five to ten years	1,614	1,681	-	-
After ten years	3,791	3,916	1,546	1,429
Host debt instruments	9,000	8,968	-	-
Mortgage-backed securities	253,919	259,890	239,234	243,165
Totals	$323,463	$329,929	$240,780	$244,594

Investments in Limited Partnerships

As part of its strategy to invest and develop affordable housing and further its Community Reinvestment Act mission, at December 31, 2020, FFED had investments in limited partnerships totaling $28.3 million, compared to $8.7 million at December 31, 2019 as a result of new investments in six affordable housing properties during 2020. These investments are generally accounted for under the equity method.

Real Estate Acquired for Development

For the purpose of developing and building much-needed affordable housing, real estate acquired for development consists of 14 properties totaling $96.6 million at December 31, 2020 as compared to eight properties totaling $56.1 million in 2019. See Note 12 for further discussion of real estate acquired for development.

104

Deposits

Total deposits increased $332.1 million, or 43.2% in 2020. In addition to the pandemic-induced increase in deposits, FFED also acquired First City Bank and its approximately $132.1 million in deposits. The following table sets forth the deposits of FFED by category for the period indicated:

	2020		2019
(Dollars in thousands)	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
Noninterest-bearing transaction accounts	$409,491	37.19%	$287,064	37.31%
Interest-bearing transaction accounts	195,785	17.77%	123,577	16.06%
Money market deposit accounts	182,211	16.54%	140,544	18.27%
Savings accounts	158,754	14.41%	120,962	15.72%
Time deposits, denominations of more than $250	35,078	3.18%	20,787	2.70%
Time deposits, denominations of $250 or less	120,191	10.91%	76,491	9.94%
	$1,101,510	100.00%	$769,425	100.00%

FFED’s loan-to-deposit ratio was 34.0% at December 31, 2020 and 27.5% at December 31, 2019. Core deposits, which exclude time deposits of $250 thousand or more, provide a relatively stable funding source for FFED’s investment and lending activities. FFED’s core deposits were $1,019 million at December 31, 2020, and $737 million at December 31, 2019. Management anticipates that a stable base of deposits will be FFED’s primary source of funding to meet both its short-term and long-term liquidity needs in the future.

The following table provides a summary of FFED’s maturity distribution for certificates of deposit:

(Dollars in thousands)	2020	2019
Within one year	$102,160	$58,801
Within two years	36,961	31,841
Within three years	14,812	5,305
Within four years	607	787
Within five years	697	508
Thereafter	32	36
	$155,269	$97,278

Borrowed Funds

Borrowed funds consist of advances from the Federal Home Loan Bank (“FHLB”) totaled $35 million at December 31, 2020 and $10 million at December 31, 2019.

Other borrowed funds totaled $138.8 million at December 31, 2020 compared to $113.6 million at December 31, 2019. The primary change from year-to-year was due to advances to small business customers totaling $34.2 million under the Paycheck Protection Program during 2020.

Capital

Total stockholders’ equity as of December 31, 2020, was $143.3 million, an increase of $29.4 million, or approximately 25.8% compared with stockholders’ equity of $113.9 million at December 31, 2019.

Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The following table presents actual and required capital ratios as of December 31, 2020 and December 31, 2019 for UFB under Basel III Capital Rules. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules. A more in-depth discussion of regulatory capital requirements is included in Note 23 of the consolidated financial statements. While not required, the table below also includes FFED’s capital ratios for informational purposes.

105

(Dollars in thousands)	Actual		Minimum required for adequate capital		Minimum to be well-capitalized under prompt corrective action provisions
As of December 31, 2020	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk-based capital (to risk-weighted assets)
FFED	$199,969	28.3%	$74,111	10.5%	N/A	N/A
UFB	116,634	18.4%	66,627	10.5%	63,455	10.0%
Tier I capital (to risk-weighted assets)
FFED	131,678	18.7%	59,994	8.5%	N/A	N/A
UFB	109,843	17.3%	53,936	8.5%	50,764	8.0%
Common equity Tier I capital (to risk-weighted assets)
FFED	108,521	15.4%	49,407	7.0%	N/A	N/A
UFB	109,843	17.3%	44,418	7.0%	41,245	6.5%
Tier I capital (to average assets)
FFED	131,678	11.2%	76,211	6.5%	N/A	N/A
UFB	109,843	9.1%	78,731	6.5%	60,562	5.0%

(Dollars in thousands)	Actual		Minimum required for adequate capital		Minimum to be well-capitalized under prompt corrective action provisions
As of December 31, 2019	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk-based capital (to risk-weighted assets)
FFED	$181,772	46.1%	$41,368	10.5%	N/A	N/A
UFB	88,345	26.8%	34,674	10.5%	33,022	10.0%
Tier I capital (to risk-weighted assets)
FFED	114,079	29.0%	33,489	8.5%	N/A	N/A
UFB	82,357	24.9%	28,069	8.5%	26,418	8.0%
Common equity Tier I capital (to risk-weighted assets)
FFED	90,922	23.1%	27,579	7.0%	N/A	N/A
UFB	82,357	24.9%	23,116	7.0%	21,465	6.5%
Tier I capital (to average assets)
FFED	114,079	12.3%	60,172	6.5%	N/A	N/A
UFB	82,357	8.7%	61,270	6.5%	47,131	5.0%

106

Liquidity Management

Liquidity management involves monitoring FFED’s sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made; however, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in FFED’s market area. FFED’s highly liquid funding, which includes funds in due from banks and interest-bearing deposits with banks, was $87.6 million at December 31, 2020 and $32.8 million at December 31, 2019. Also, FFED has substantial additional collateral available for advances from the FHLB if cash needs dictated. Advances available are generally based upon the amount of pledged cash, pledgeable securities and qualified first mortgage loans which can be used for collateral. At December 31, 2020, advances available but not drawn totaled approximately $42.2 million. Management regularly reviews the liquidity position of FFED and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as FFED are primarily monetary in nature. Therefore, interest rates have a more significant effect on FFED’s performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Arrangements

For interest rate risk mitigation on long maturity investments, FFED has entered into transactions that entitle its banking subsidiary to additional variable interest on certain underlying mortgages that secure GNMA financing for affordable housing. See Note 9 for additional discussion regarding these instruments.

In addition to FFED’s interest rate risk mitigation strategy with respect to its affordable housing GNMA security portfolio discussed above, FFED has other off-balance sheet arrangements. FFED engages in interest rate swaps to manage interest rate risk associated with forecasted variable rate borrowings – see Note 9 to the audited financial statements for additional discussion. Additionally, FFED has obligations in connection with its irrevocable letters of credit and loan commitments. Finally, on a consolidated basis, FFED has $95.7 million and $26.1 million in outstanding letters of credit as of December 31, 2020 and December 31, 2019, respectively. Other than noted previously, there are no other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, that is material to investors.

107

INFORMATION ABOUT ACB

The following provides additional information regarding ACB and should be read in conjunction with ACB’s financial statements and the notes thereto, attached as Annex F to this proxy statement/offering circular, and the other information on ACB included elsewhere herein.

General

ACB is a savings and loan holding company that has elected to be a financial holding company, incorporated under the laws of the State of Nevada. ACB was incorporated under the laws of the State of Indiana on April 28, 2017 and domesticated in the State of Nevada on December 22, 2017. ACB’s business primarily consists of serving as a saving and loan holding company to ICB. ACB owns all of the outstanding shares of common stock of ICB. At December 31, 2020, ACB had, on a consolidated basis, approximately $461.2 million in assets, $318.5 million in deposits, and stockholders’ equity of $60.5 million. ACB’s primary regulator is the FRB. ACB common stock is not listed on any stock market or quoted in any “over-the-counter” market. There is no established public trading market for ACB common stock.

ICB is a stock savings bank chartered under the laws of the United States of America. ICB was chartered under the laws of the United States of America on September 6, 1984 as a national bank and reorganized as a federal stock savings bank on November 15, 2017. ICB is primarily engaged in providing a full range of banking services. ICB generates commercial real estate, commercial and industrial, and SBA loans, and receives deposits from customers primarily located in Long Beach, California and surrounding cities. ICB’s loans are generally secured by specific items of collateral, including real property and business assets. As of December 31, 2020, ICB had 1 full service banking office located in Long Beach, California. ICB’s primary regulator is the OCC.

The principal executive office of ACB is located at 770 3rd Avenue SW, Carmel, Indiana 46032, with a telephone number of (317) 587-0320. The principal executive office of ICB is located at 249 E Ocean Boulevard, Long Beach, California 90802, with a telephone number of (562) 436-9800. ICB’s website can be accessed at https://www.icb.biz/. Information contained in ICB’s website does not constitute part of, and is not incorporated into, this proxy statement/offering circular.

Business

ACB’s primary activity is the ownership and management of its wholly-owned subsidiary, ICB. ICB’s primary sources of revenue are interest income from its lending activities and fee income from its affordable housing activities. ICB’s other major sources of revenue are interest income from its interest-earning deposit balances in other depository institutions, and transactions and fee income from its lending and deposit activities. The major expenses of ICB are interest on deposits and general and administrative expenses such as employee compensation and benefits, federal deposit insurance premiums, data processing expenses, and office occupancy expenses.

Market Area and Competition

ICB’s primary market area consist of the Los Angeles-Long Beach-Anaheim, CA MSA, which includes Los Angeles County and Orange County in California. ICB competes for loans, deposits, and financial services directly with other bank and nonbank institutions located within its markets, internet-based banks, and out-of-market banks that advertise or otherwise serve its markets, along with money market and mutual funds, brokerage houses, mortgage companies, insurance companies, financial technology companies, and other commercial entities that offer financial services products. Competition involves efforts to retain current customers and to obtain new loans and deposits, the scope and type of services offered, and interest rates paid on deposits and charged on loans. Many of ICB’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives, and lower origination and operating costs. ACB believes that ICB’s competitive pricing, personalized service, and community involvement enable it to effectively compete in the communities in which it operates.

As of June 30, 2020, the most recent date for which information was publicly available, there were 115 banks with an aggregate of 2,322 branch offices and approximately $676.02 billion in deposits in the Los Angeles-Long Beach-Anaheim, CA MSA. As of June 30, 2020, ICB maintained 1 branch office and had approximately $306.1 million in deposits, which represents approximately 0.05% of total deposits, in the Los Angeles-Long Beach-Anaheim, CA MSA.

108

Products and Services

ICB is a full-service community bank, and offers a comprehensive array of loan and deposit products, and other services to its customers, filling commercial needs. These products and services include: commercial real estate loans; commercial loans and lines of credit; letters of credit; SBA loans; checking, savings, money market and certificate of deposit accounts; merchant services; digital banking (including mobile banking); and cash management services. ICB is able to remain competitive with regards to pricing and interest rates due to its size.

Properties

ACB and its subsidiaries lease the buildings and office space that are used in the normal course of business. ICB currently maintains a main office as set forth in the table below.

Name	Location	Owned/Leased
Main Office	249 E. Ocean Boulevard Long Beach, CA 90802	Leased

Employees

As of March 31, 2021, ACB and its subsidiaries had 45 full-time equivalent employees. None of its employees are represented by any collective bargaining unit and ACB believes that relations with its employees are outstanding.

Legal Proceedings

In the ordinary course of its operations, ACB and/or ICB may be a party to various legal proceedings. As of the date of this proxy statement/offering circular, neither ACB nor ICB are involved in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on ACB or ICB.

Security Ownership of Management and Certain Stockholders

The table below provides information regarding the beneficial ownership of ACB common stock as of July 13, 2021, the most recent practicable date before the date of this proxy statement/offering circular, by (i) each director of ACB who beneficially owns more than 10% of ACB common stock; (ii) each executive officer of ACB who beneficially owns more than 10% of ACB common stock; (iii) all directors and executive officers of ACB as a group; and (iv) any other stockholder who beneficially owns more than 10% of ACB common stock. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated, ACB believes each stockholder named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. This table should be read with the understanding that more than one person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same ACB common stock.

109

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Directors and Executive Officers
Bruce A. Cordingley(3)	4,089,786	93%
Gerald K. Pedigo(4)	4,089,786	93%
Phillip J. Stoffregen(5)	4,089,786	93%
James Sullos, Jr. (6)	40,697	*
Stephen Oettinger(7)	27,364	*
Michael Miller	225	*
Paula Wihongi	100	*
Donald R. Neel(8)	84,000	*
Douglas Boggs, Jr.	-	*
All Directors and Executive Officers as a Group (9 Persons)	4,268,172	97%
Other Greater Than 10% Stockholders
Pedcor Bancorp(9)	4,076,786	93%

* Denotes ownership of less than 1%

(1)	The address for the directors and executive officers is c/o 770 3rd Avenue SW, Carmel, Indiana 46032.
(2)	Based on 4,404,895 shares of ACB common stock outstanding as of July 13, 2021.
(3)	Includes (i) 4,076,786 shares held by Pedcor Bancorp; and (ii) 13,000 shares held by Mr. Cordingley’s spouse.
(4)	Includes (i) 4,076,786 shares held by Pedcor Bancorp; and (ii) 13,000 shares held by Mr. Pedigo’s spouse.
(5)	Includes (i) 4,076,786 shares held by Pedcor Bancorp; and (ii) 13,000 shares held by Mr. Stoffregen’s spouse.
(6)	Includes (i) 12,903 shares held directly by Mr. Sullos, Jr.; (ii) 14,200 shares held indirectly by Mr. Sullos, Jr.’s IRA; and (iii) 13,594 shares held indirectly by Mr. Sullos, Jr.’s pension account.
(7)	Includes 27,364 shares held by Southpac Trust Intl Inc., SKO Family Trust indirectly.
(8)	Includes 84,000 shares jointly owned with spouse.
(9)	Includes (i) 4,062,411 shares held directly by Pedcor Bancorp; and (ii) 14,375 shares held indirectly by Pedcor Bancorp. Messrs. Cordingley, Pedigo, and Stoffregen control Pedcor Bancorp. Pedcor Bancorp’s address is 770 3rd Avenue SW, Carmel, IN 46032.

Related Party Transactions

ACB and/or its subsidiaries have been, and expect to be in the future, parties to transactions in the ordinary course of business with related parties on substantially the same terms as those available for comparable transactions with others. For these purposes, a “related party” includes any director or executive officer of ACB, nominee for election as a director of ACB, and stockholder who beneficially owns more than 10% of ACB common stock, as well as members of their immediately family. During fiscal years ended December 31, 2019 and 2020 and the current fiscal year, ACB and/or its subsidiaries have not been, and do not currently propose to be, a party to a transaction which involves an amount in excess of $50,000 and in which a related party has had, or will have, a direct or indirect material interest, except as set forth in Note 17: Related Party Transactions of the ACB consolidated financial statements attached to this proxy statement/offering circular as Annex F.

110

ACB’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The purpose of this discussion and analysis is to highlight the changes in the financial condition of ACB and on its results of operations for the years ended December 31, 2020 and 2019. This discussion and analysis is to highlight and supplement information presented elsewhere in this Form 1-A filing.

OVERVIEW

ACB is a savings and loan holding company that has made an election to be a financial holding company. ACB engages in traditional banking activities through its wholly-owned subsidiary, ICB. In addition, ACB engages in affordable housing development, finance, and investment through ICB and ICB’s wholly-owned subsidiaries. Three of ICB’s wholly-owned subsidiaries, Pedcor Housing Corporation, Pedcor Homes Corporation, and Pedcor Community Development Corporation, are in the business of owning, developing, building, renting, and managing affordable housing projects. ICB’s other wholly-owned subsidiary, Pedcor Capital Corporation, is in the business of arranging financing of real estate, including affordable housing developments, as well as the holding and placing of debt and equity interests in real estate. ICB provides banking services from its banking office located in Long Beach, California.

ACB derives a substantial portion of its income from interest received on loans and investment securities. ACB’s primary source of funds for making these loans and investments is deposits. Consequently, one of the key measures of success is the amount of net interest income, or the difference between the income on interest-earning assets, such as loans and investments, and the expense on interest-bearing liabilities, such as deposits and borrowings. The resulting ratio of that difference as a percentage of average earning assets represents the net interest margin. Another key measure is the spread between the yield earned on these interest-earning assets and the rate paid on interest-bearing liabilities, which is called the net interest spread. In addition to earning interest on loans and investments, ACB earns significant income through fees and returns on equity investments from its affordable housing operations. A discussion of the various components of this noninterest income, as well as of noninterest expense is also included.

There are risks inherent in all loans, for which ACB maintains an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. ACB maintains this allowance by charging a provision for loan losses against operating earnings for each period. A detailed discussion of this process is set out below.

The following discussion and analysis also identify significant factors that have affected ACB’s financial position and operating results during the periods included in the consolidated financial statements accompanying this proxy statement/offering circular. You are encouraged to read this management’s discussion and analysis in conjunction with the consolidated financial statements and the notes thereto and other statistical information included in this proxy statement/offering circular.

Critical Accounting Policies

Certain critical accounting policies affect significant judgments and estimates used in the preparation of the consolidated financial statements. ACB’s significant accounting policies are described in the notes to the consolidated financial statements included in this proxy statement/offering circular. The accounting principles ACB follows and the methods of applying these principles conform to accounting principles generally accepted in the United States of America (“GAAP”) and general banking practices.

ACB’s critical accounting policies relate to several aspects of ACB’s business operations. A legal entity is referred to as a variable interest entity (VIE) if any of the following conditions exist: (1) the total equity investment at risk is insufficient to permit the legal entity to finance its activities without additional subordinated financial support from other parties or (2) the entity has equity investors who cannot make significant decisions about the entity’s operations or who do not absorb their proportionate share of the expected losses or receive the expected returns of the entity. A VIE’s primary beneficiary is the entity that has the power to direct the VIE’s significant activities and has an obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. A VIE must be consolidated by ACB if it is deemed to be the primary beneficiary of the VIE. ACB has significant variable interests in VIEs that are not consolidated because ACB is not the primary beneficiary.

111

All facts and circumstances are taken into consideration when determining whether ACB has variable interests that would deem it the primary beneficiary and, therefore, require consolidation of the related VIE or otherwise rise to the level where disclosure would provide useful information to the users of ACB’s consolidated financial statements. In many cases, it is qualitatively clear based on whether ACB has the power to direct the activities significant to the VIE and, if so, whether that power is unilateral or shared, and whether ACB is obligated to absorb significant losses of or has a right to receive significant benefits from the VIE. In other cases, a more detailed qualitative analysis and possibly a quantitative analysis are required to make such a determination. ACB monitors the unconsolidated VIEs to determine if any reconsideration events have occurred that could cause any of them to no longer be a VIE. ACB reconsiders whether it is the primary beneficiary of the VIE on an ongoing basis. A previously unconsolidated VIE is consolidated when ACB becomes the primary beneficiary.

Another critical accounting policy relates to the determination of the allowance for loan losses, which reflects the estimated losses resulting from the inability of borrowers to make loan payments. The determination of the adequacy of the allowance involves significant judgment and complexity and is based on many factors. If the financial condition of ACB’s borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the estimates would be updated and additional provisions for loan losses may be required. See Provision for Loan Losses and Allowance for Loan Losses and Note 1 and Note 4 of the consolidated financial statements for the years ended December 31, 2020 and December 31, 2019.

ACB accounts for income taxes in accordance with income tax accounting guidance (ASC Topic 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. ACB determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, the tax position will be realized or sustained upon examination. The term “more-likely-than-not” means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the “more-likely-than-not” recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the “more-likely-than-not” recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

ACB recognizes interest and penalties on income taxes as a component of income tax expense.

ACB files consolidated income tax returns with its parent company and its subsidiaries, and files tax returns in the U.S. federal and state jurisdictions.

RESULTS OF OPERATIONS

Net income attributable to ACB for the year ended December 31, 2020 totaled $1.7 million compared to a loss of $248 thousand for the year ended December 31, 2019. Basic earnings per share were $0.44 for the year ended December 31, 2020, and ($0.07) for the year ended December 31, 2019. The increase of $1.9 million in net earnings included an increase in net interest income of $3.3 million, due mainly to an increase of $1.2 million in income related to investment securities and a $1.3 million decrease in interest expense relating to deposits and borrowings, offset by a $400 thousand increase in the provision for loan losses. Non-interest income decreased slightly by $115 thousand for the year ended December 31, 2020 due primarily to a decrease in development and construction fees of $2.3 million or 57% and a decrease in commitment availability fee income of $504 thousand or 53.2%, offset by a gain on the sale of loans of $567 thousand or 627% and a $1.0 million gain on the sale of real estate in 2020, with no sale of real estate in 2019. Additionally, the fair value of derivatives on hand declined by $6.0 million for the year ended December 31, 2020 versus $6.6 million in 2019, both as a result of falling interest rates during each period.

112

Noninterest expense increased slightly from $9.2 million for the year ended December 31, 2019, to $9.8 million for the year ended December 31, 2020 primarily due to increases in salaries and employee benefits, which increased by $652 thousand in 2020 as compared to 2019.

Consolidated assets totaled $461.2 million at December 31, 2020 compared to $372.5 million in total assets at December 31, 2019, an increase of 23.8%. Noninterest-bearing demand deposits increased by $6.3 million at December 31, 2020 compared to December 31, 2019, an increase of 9.2%. Interest-bearing deposits including NOW, MMDA, savings, and certificates of deposits increased $60.7 million, or 33.2% at December 31, 2020 compared to December 31, 2019. Net loans increased by $32.6 million, or 25.2%, and investments increased by $42.8 million, or 22.3% at December 31, 2020 compared to December 31, 2019.

ACB’s Tier 1 leverage capital ratio was 9.1% at December 31, 2020 and 8.5% at December 31, 2019. Tier 1 risk-weighted capital and total risk-weighted capital ratios were 21.5% and 22.5% at December 31, 2020, compared to 18.9% and 19.9% at December 31, 2019.

Summary of Return on Equity and Assets

	December 31,
	2020	2019
Yield on earning assets	3.52%	3.97%
Return on average assets	0.41%	(0.08%)
Return on average equity	3.46%	(0.64%)
Average equity to average assets	11.81%	12.50%

Earnings Analysis

ACB has multiple, significant sources of revenue in net interest income and real-estate related fees. Net interest income is earned by lending and investing the funds which are held on deposit, and ACB generates fee income providing development and construction services for affordable housing development. ACB is committed to making loans in each of the communities it serves, and to developing and building much-needed affordable housing. To ensure sufficient liquidity, ACB also maintains a portion of its deposits in cash, government securities, and deposits with other financial institutions. The revenue which ACB earns (prior to deducting its overhead expenses) is essentially a function of the amount of affordable housing-related fees it generates, along with the profit margin (“interest spread”) from the loans and investments and ACB’s deposits.

ACB had total assets of approximately $461.2 million and $318.5 million in deposits at December 31, 2020 compared to approximately $372.5 million in total assets and $251.5 million in deposits at December 31, 2019. For 2020, growth in total assets was 23.8% and growth in total deposits totaled 26.7%. Loans net of allowance for loan losses increased from $129.7 million at December 31, 2019 to approximately $162.4 million at December 31, 2020, an increase of 25.2%. Total ACB Stockholders’ equity increased from $42.9 million at December 31, 2019 to $57.3 million at December 31, 2020, a 33.5% growth for the year. Net income was $1.7 million for the year ended December 31, 2020 and ($248) thousand for the year ended December 31, 2019. The following discussion should be read in conjunction with the ACB’s consolidated financial statements and the notes to the consolidated financial statements.

113

The following is a summary of the results of operations by ACB for the years ended December 31, 2020 and the year ended December 31, 2019.

	December 31,
(Dollars in thousands except per share data)	2020	2019
Net interest income	$9,358	$6,097
Provision for loan losses	400	-
Provision for income taxes (benefit)	(649)	(822)
Noninterest income	1,937	2,052
Non-interest expense	9,803	9,220
Total income	13,727	11,897
Total expenses	12,236	12,967
Net income (loss) attributable to ACB	1,727	(248)
Basic earnings per share	$0.44	$(0.07)

	December 31,
(Dollars in thousands except per share data)	2020	2019
Total assets	$461,225	$372,489
Loans receivable, net	162,384	129,743
Investment securities	234,503	191,734
Noninterest bearing deposits	74,730	68,382
Interest bearing deposits	243,816	183,073
Stockholders’ equity	57,273	42,916
Common equity per share	$13.55	$11.80
Tangible common equity per share	$13.55	$11.80

Net Interest Income

The largest component of net income for ACB is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on ACB’s interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

Consolidated net interest income was approximately $9.0 million for the year ended December 31, 2020 after the $400 thousand provision for loan losses, and $6.1 million for the year ended December 31, 2019. This increase was the direct result of increased loans and investments outstanding, as well as a $1.3 million reduction in total interest expense.

Unconsolidated Average Balances, Income and Expenses, and Rates. Management reviews ACB’s yields on assets and costs of liabilities on an unconsolidated basis. In addition to the primary earning assets and interest-bearing liabilities held at ICB, the holding company has additional borrowing with a balance of $6.9 million at December 31, 2020 and $6.9 million December 31, 2019.

For the year ended December 31, 2020, the unconsolidated net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was (16.9%) compared to (15.1%) for the year ended December 31, 2019. The unconsolidated net interest margin (which is net interest income divided by average earning assets) was (7.4%) for the year ended December 31, 2020 compared to (5.6%) for the year ended December 31, 2019. Rates paid on average interest-bearing liabilities at ACB were 9.5% for the year ended December 31, 2020, and 9.5% for the year ended December 31, 2019. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 98.8% of average earning assets for the year ended December 31, 2020 compared to 97.1% for the year ended December 31, 2019.

114

The following tables depict, for the periods indicated, certain information related to the average balance sheet and average yields on assets and average costs of liabilities for ACB. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

Year Ended December 31, 2020 (Dollars in thousands)	Average Balance	Interest	Yield/Rate(4)
Assets
Cash & Due from Banks	$2,444	-	-
Interest Bearing Deposits from Banks	1,173	9	0.77%
Investment Securities
GNMAs (TE)(1)(2)	171,626	3,137	2.45%
Municipal Bonds (TE)(1)(2)	30,157	632	2.76%
Other(2)	13,047	617	4.73%
Total Investment Securities	214,830	4,386	2.63%
Loans(3):
Commercial and Municipal	26,045	1,298	4.98%
Commercial Real Estate	115,753	5,358	4.63%
Residential	11,207	540	4.82%
Consumer	2,520	68	2.70%
Total Loans	155,525	7,264	4.67%
Allowances for Credit Losses	(1,700)	-	-
Total Loans, Net	153,825	-	-
Other Assets	50,765	131	0.26%
Total Assets/Interest Income	$423,037	$11,790	-

Liabilities and Stockholders' Equity
Deposits in Domestic Offices
Non-interest-Bearing Demand	$82,230	-	-
Interest Bearing Demand	44,105	110	0.25%
Money Market Accounts	103,585	579	0.56%
Savings Accounts	1,639	1	0.06%
All Time Deposits	64,727	782	1.21%
Total Interest-Bearing Deposits	214,056	1,472	0.69%
Total Deposits	296,286	-	-
Borrowings	67,468	961	1.42%
Other Liabilities	9,716	-	-
Stockholder's Equity	49,865	-	-
Total Liabilities & Equity/Interest Expense	$423,334	$2,433	-
Earning Assets/Interest Income (TE)	$371,528	$11,790	3.52%
Interest Bearing Liabilities/Interest Expense	$281,524	$2,433	0.86%
Earning Assets/Interest Expense	-	-	0.65%
Net Interest Spread (TE)	-	-	2.66%
Net Interest Margin (TE)	-	-	2.86%

(1)	Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which is reflected as a component of stockholder’s equity.
(2)	Presented on a taxable-equivalent basis using an income tax rate of 24%. Taxable equivalent adjustments of $1.3 million is included in the calculation of tax-exempt income for investment interest income.
(3)	Loans placed on nonaccrual are included in average balances.
(4)	Yields are annualized.

115

Year Ended December 31, 2019 (Dollars in thousands)	Average Balance	Interest	Yield/Rate(4)
Assets
Cash & Due from Banks	$2,878	-	-
Interest Bearing Deposits from Banks	2,465	55	2.23%
Investment Securities
GNMAs (TE)(1)(2)	112,426	2,096	2.53%
Municipal Bonds (TE)(1)(2)	17,938	413	3.03%
Other (2)	13,133	667	5.08%
Total Investment Securities	143,497	3,176	2.82%
Loans (3):
Commercial & Municipal	11,760	831	7.07%
Commercial Real Estate	100,757	5,142	5.10%
Residential	8,737	443	5.07%
Consumer	2,534	109	4.30%
Total Loans	123,788	6,525	5.27%
Allowances for Credit Losses	(1,422)	-	-
Total Loans, Net	122,366	-	-
Other Assets	41,062	88	0.21%
Total Assets/Interest Income	$312,268	$9,844	-

Liabilities and Stockholders' Equity
Deposits in Domestic Offices
Non-interest-Bearing Demand	$82,180	-	-
Interest Bearing Demand	30,060	208	0.69%
Money Market Accounts	66,229	1,102	1.66%
Savings Accounts	1,181	1	0.08%
All Time Deposits	43,619	915	2.10%
Total Interest-Bearing Deposits	141,089	2,226	1.58%
Total Deposits	223,269	-	-
Borrowings	45,570	1,522	3.34%
Other Liabilities	5,443	-	-
Stockholder's Equity	38,647	-	-
Total Liabilities & Equity/Interest Expense	$312,929	$3,748	-
Earning Assets/Interest Income (TE)	$269,750	$9,844	3.97%
Interest Bearing Liabilities/Interest Expense	$186,659	$3,748	2.01%
Earning Assets/Interest Expense	-	-	1.39%
Net Interest Spread (TE)	-	-	1.96%
Net Interest Margin (TE)	-	-	2.59%

(1)	Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which is reflected as a component of stockholder’s equity.
(2)	Presented on a taxable-equivalent basis using an income tax rate of 24%. Taxable equivalent adjustments of $900 thousand is included in the calculation of tax exempt income for investment interest income.
(3)	Loans placed on nonaccrual are included in average balances.
(4)	Yields are annualized.

Interest Sensitivity. ACB monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. ACB also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. ACB evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk. ACB currently has relatively low levels of interest rate risk based on modeling for parallel rate shifts of up to 400 basis points up, and 100 basis points down.

116

Interest income and expense are affected by changes in interest rates, by changes in the volumes of earning assets and interest-bearing liabilities, and by changes in the mix of these assets and liabilities. The following rate-volume variance analysis shows the year-to-year changes in the components of net interest income. For purposes of the tables, nonaccrual loans have been included in the average loan balance. Changes due to both volume and rate have been allocated in proportion to the relationship of the dollar amount change in each.

Provision and Allowance for Loan Losses

The ALLL is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the loan balance, or a portion thereof is uncollectable. Subsequent recoveries, if any, are credited to the allowance. The ALLL is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical charge-off experience and expected loss given default derived from ACB’s internal risk rating process. Other adjustments may be added to the allowance for pools of loans, after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable ACB will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, ACB does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

At December 31, 2020, the consolidated allowance for loan losses amounted to approximately $1.9 million, or 1.2% of outstanding loans. At December 31, 2019, the allowance for loan losses amounted to approximately $1.5 million, or 1.1% of total outstanding loans.

ACB discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts that a borrower’s financial condition is such that the collection of interest is doubtful. Generally, ACB will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

117

The following tables illustrate ACB’s past due and nonaccrual loans at December 31, 2020 and 2019:

(Dollars in thousands) December 31, 2020	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Nonaccrual
Commercial	-	$27	$27	$27
Commercial real estate	-	-	-	-
Residential real estate	-	-	-	-
Other	-	-	-	-
TOTAL	-	$27	$27	$27

(Dollars in thousands) December 31, 2019	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Nonaccrual
Commercial	-	$53	$53	$53
Commercial real estate	-	-	-	-
Residential real estate	-	-	-	-
Other	-	-	-	-
TOTAL	-	$53	$53	$53

Total nonaccrual loans at December 31, 2020 were $27 thousand which was a decrease of approximately $26 thousand from the December 31, 2019 amount of $53 thousand. Management believes these relationships were adequately reserved at December 31, 2020 and at December 31, 2019. Restructured loans must have six months of contractual payments to return to accrual status. There were no restructured loans at December 31, 2020 or December 31, 2019.

	December 31,
(Dollars in thousands)	2020	2019
Average loans outstanding	$155,525	$123,788
Total loans outstanding	164,281	131,215
Total nonaccrual loans	27	53
Net loans charged off (recoveries)	(24)	(85)
Provision for loan losses	400	-
Allowance for loan losses	1,896	1,472
Allowance as a percentage of total loans	1.15%	1.12%
Net loans charged off to average loans outstanding	(0.02%)	(0.07%)
Nonaccrual loans as a percentage of total loans	0.02%	0.04%

The following table represents the activity of the allowance for loan losses for the years ended December 31, 2020 through 2019 by loan type:

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Total
Balance at December 31, 2020	$55	$1,309	$108	$1,472
Charge-offs	-	-	-	-
Recoveries	24	-	-	24
Provision	2	435	(37)	400
Balance at December 31, 2020	$81	$1,744	$71	$1,896

118

	Commercial	Commercial Real Estate	Residential Real Estate	Total
Balance at December 31, 2019	$75	$1,246	$66	$1,387
Charge-offs	-	-	-	-
Recoveries	85	-	-	85
Provision	(105)	63	42	-
Balance at December 31, 2019	$55	$1,309	$108	$1,472

Noninterest Income. ACB’s main sources of noninterest income are development fees, construction fees, gains on sales, lease income, and other fees related to its affordable housing development and finance activities.

For the year ended December 31, 2020, non-interest income decreased $115 thousand or 5.6% to $1.9 million from $2.1 million for the year ended December 31, 2019. This is due to a decrease in development and construction fees of $2.3 million or 57% and a decrease in commitment availability fee income of $504 thousand or 53.2%, offset by a gain on the sale of loans of $567 thousand or 627% and a $1.0 million gain on the sale of real estate in 2020, with no sale of real estate in 2019. Additionally, the fair value of derivatives on hand declined by $6.0 million for the year ended December 31, 2020 versus $6.6 million in 2019, both as a result of falling interest rates during each period.

	December 31,
Non-Interest Income (Dollars in thousands)	2020	2019
Service charges on deposit accounts	$60	$99
Net gains on loan sales	657	90
Loan servicing fees	102	35
Real estate management fees	1,667	1,546
Real estate lease income	984	882
Real estate development and construction fees	1,734	4,034
Real estate referral and rehabilitation fees	529	509
Income from limited partnerships	180	122
Commitment availability fees	443	947
Change in fair value of derivative financial instruments	(6,043)	(6,607)
Net gain (loss) on sale of real estate	1,040	-
Other income	582	394
Total noninterest income	$1,937	$2,052

Noninterest expense increased slightly from $9.2 million for the year ended December 31, 2019, to $9.8 million for the year ended December 31, 2020. The largest increases were in salaries and employee benefits, which increased by $652 thousand in 2020 as compared to 2019.

The following table sets forth the primary components of noninterest expense for the periods indicated:

	December 31,
(Dollars in thousands)	2020	2019
Salaries and employee benefits	$5,958	$5,306
Net occupancy expenses	792	795
Equipment expenses	211	281
Data processing fees	487	511
Legal and professional fees	546	467
Deposit insurance expense	236	118
Printing, postage and office supplies expenses	47	41
Other expense	1,524	1,701
Total noninterest expense	$9,803	$9,220

119

Income Taxes

Income tax expense (benefit) was ($649) thousand during 2020, compared to income tax expense (benefit) of ($822) thousand during 2019, a decrease of $173 thousand. Income tax expense (benefit) was approximately (59.4%) and (76.8%) of income before taxes in 2020 and 2019, respectively. The percentage of income tax expense to pre-tax income was impacted by tax-exempt interest income received.

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, such as investments. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Gross loans averaged $294.1 million during the 12 months ended December 31, 2020 and $180.6 million during 2019.

The following table shows the composition of the loan portfolio by category:

(Dollars in thousands)	2020	2019
Commercial and industrial	$24,980	$10,356
Commercial real estate	122,407	104,839
Residential real estate	11,963	10,491
State and political subdivisions	5,603	5,616
Gross loans	164,953	131,302
Net deferred loan fees, premiums and discounts	(673)	(87)
Allowance for loan losses	(1,896)	(1,472)
Net Loans	$162,384	$129,743

At December 31, 2020, loans secured by real estate totaled $134.4 million, or 81.4% of total gross loans, compared to $115.3 million, or 87.8% of total loans at December 31, 2019. Commercial loans not secured by real estate increased from $10.4 million at December 31, 2019 to $25.0 million, an increase of 141.2%. The increase was primarily due to loans originated under the SBA’s Paycheck Protection Program. Commercial real estate increased from $104.8 million at December 31, 2019, to $122.4 million at December 31, 2020, an increase of 16.8%, primarily due to normal lending activities. Residential real estate, where a Single Family Residence (SFR) has been utilized as collateral for a business purpose loan, increased from $10.5 million at December 31, 2019, to $12.0 million at December 31, 2020, an increase of 14.0%, due primarily to normal lending activities.

Investment Securities. The investment securities portfolio is a significant component of ACB’s total earning assets. Investments totaled $234.5 million at December 31, 2020, and $191.7 million at December 31, 2019, an increase of 22.3%. The increase was primarily due to the purchase of affordable housing GNMA securities.

ACB classifies all its investment securities as either available-for-sale or held-to-maturity. The available-for-sale classification requires that investment securities be recorded at their fair value with any difference between the fair value and amortized cost (the purchase price adjusted by any discount accretion or premium amortization) reported as a component of stockholder’s equity (accumulated other comprehensive income), net of deferred taxes. At December 31, 2020, available-for-sale securities totaled $148.6 million and $119.4 million at December 31, 2019, an increase of $29.1 million or 24.4%.

The held-to-maturity classification requires that investment securities be recorded at historical cost, adjusted by premium amortization or discount accretion. Securities recorded as held-to-maturity totaled $85.9 million at December 31, 2020 and $72.3 million at December 31, 2019, an increase of 14.3%. There were no issuers, other than the U.S. Government and its agencies, whose securities owned by ACB had a book or fair value exceeding 10% of the Company’s stockholder’s equity.

120

The following table summarizes the amortized cost and fair value of securities available-for-sale and held-to-maturity for the dates indicated:

	Available-for-Sale
(Dollars in thousands) December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities
U.S. Government-sponsored enterprises (GSE) commercial	$101,731	$7,165	$(279)	$108,608
Host debt instrument	14,365	2,007	(116)	16,256
State and political subdivisions	23,709	-	-	23,709
	$139,805	$9,163	$(395)	$148,573
(Dollars in thousands)
December 31, 2019
Mortgage-backed securities:
U.S. Government-sponsored enterprises (GSE) commercial	$71,066	$780	$(997)	$70,849
Host debt instrument	10,478	510	(344)	10,644
State and political subdivisions	37,939	-	-	37,939
	$119,483	$1,290	$(1,341)	$119,432

	Held-to-Maturity
(Dollars in thousands) December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities
U.S. Government-sponsored enterprises (GSE) commercial	$84,747	$9,405	-	$94,152
Municipal Bonds	855	-	-	855
Mortgage-backed securities
GSE residential	328	-	(1)	327
	$85,930	$9,405	$(1)	$95,334
(Dollars in thousands)
December 31, 2019
Mortgage-backed securities
U.S. Government-sponsored enterprises (GSE) commercial	$70,988	$2,871	$(22)	$73,837
Municipal Bonds	898	-	-	898
Mortgage-backed securities
GSE residential	417	14	-	431
	$72,303	$2,885	$(22)	$75,166

121

The following table shows, at carrying value and the scheduled maturities of securities available-for-sale and held-to-maturity held as of December 31, 2020 and December 31, 2019:

	December 31, 2020
	Available-for-Sale		Held-to-Maturity
(Dollars in thousands) Securities Available-for-Sale	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	-	-	-	-
One to five years	-	-	-	-
Five to ten years	-	-	-	-
After ten years	23,709	23,709	855	855
Host debt instruments	14,365	16,256	-	-
Mortgage-backed securities	101,731	108,608	85,075	94,479
Totals	$139,805	$148,573	$85,930	$95,334

	December 31, 2019
	Available-for-Sale		Held-to-Maturity
(Dollars in thousands) Securities Available-for-Sale	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	-	-	-	-
One to five years	-	-	-	-
Five to ten years	-	-	-	-
After ten years	37,939	37,939	898	898
Host debt instruments	10,478	10,644	-	-
Mortgage-backed securities	71,066	70,849	71,405	74,268
Totals	$119,483	$119,432	$72,303	$75,166

Investments in Limited Partnerships

As part of its strategy to invest and develop affordable housing and further its Community Reinvestment Act mission, at December 31, 2020, ACB had investments in limited partnerships totaling $8.3 million, compared to $3.8 million at December 31, 2019 as a result of new investments in three affordable housing properties during 2020. These investments are generally accounted for under the equity method.

Real Estate Acquired for Development

For the purpose of developing and building much-needed affordable housing, real estate acquired for development consists of six properties totaling $18.5 million at December 31, 2020 as compared to five properties totaling $7.1 million in 2019. See Note 6 for further discussion of real estate acquired for development.

Deposits

Total deposits increased $67.1 million, or 26.7% in 2020, mainly due to the pandemic-induced increase in deposits. The following table sets forth the deposits of ACB by category for the period indicated:

	2020		2019
(Dollars in thousands)	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
Noninterest-bearing demand accounts	$74,730	23%	$68,382	27%
Interest-bearing transaction accounts	44,910	14%	44,055	18%
Money market deposit accounts	129,577	41%	88,869	35%
Savings accounts	2,471	1%	1,217	1%
Time deposits, denominations of more than $250	8,150	3%	15,137	6%
Time deposits, denominations of $250 or less	58,708	18%	33,795	13%
	$318,546	100%	$251,455	100.00%

122

ACB’s net loan-to-deposit ratio was 51.0% at December 31, 2020 and 51.6% at December 31, 2019. Core deposits, which exclude brokered deposits and time deposits of $250,000 or more, provide a relatively stable funding source for ACB’s investment and lending activities. ACB’s core deposits were $267.4 million at December 31, 2020, and $227.2 million at December 31, 2019. Management anticipates that a stable base of deposits will be ACB’s primary source of funding to meet both its short-term and long-term liquidity needs in the future.

The following table provides a summary of ACB’s maturity distribution for certificates of deposit:

(Dollars in thousands)	2020	2019
Within one year	$47,625	$42,882
Within two years	11,881	3,814
Within three years	7,352	2,236
Within four years	-	-
Within five years	-	-
Thereafter	-	-
	$66,858	$48,932

Borrowed Funds

Borrowed funds consist of advances from the Federal Home Loan Bank (“FHLB”) totaled $57.0 million at December 31, 2020 and $64.1 million at December 31, 2019.

Other borrowed funds included subordinated debt in the amount of $6.9 million at December 31, 2020 and December 31, 2019, and other borrowings totaled $3.6 million at December 31, 2020 compared to $0 at December 31, 2019.

Capital

Total ACB stockholders’ equity as of December 31, 2020, was $57.3 million, an increase of $14.4 million, or approximately 33.5% compared with stockholders’ equity of $42.9 million at December 31, 2019.

Federal Reserve Board and bank regulatory agencies require financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The following table presents actual and required capital ratios as of December 31, 2020 and December 31, 2019 for ICB under Basel III Capital Rules. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules. A more in-depth discussion of regulatory capital requirements is included in Note 16 of the consolidated financial statements. While not required, the table below also includes ACB’s capital ratios for informational purposes.

123

(Dollars in thousands)	Actual		Minimum required for adequate capital		Minimum to be well- capitalized under prompt corrective action provisions
As of December 31, 2020	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)
ACB	$61,496	30.4%	$21,268	10.5%	N/A	N/A
ICB	39,741	22.5%	18,517	10.5%	17,636	10.0%
Tier I capital (to risk-weighted assets)
ACB	52,352	25.9%	17,217	8.5%	N/A	N/A
ICB	37,820	21.5%	14,990	8.5%	14,108	8.0%
Common equity Tier 1 capital (to risk-weighted assets)
ACB	51,084	25.2%	14,179	7.0%	N/A	N/A
ICB	34,620	19.6%	12,345	7.0%	11,463	6.5%
Tier I capital (to adjusted total assets)
ACB	52,352	12.4%	16.892	4.0%	N/A	N/A
ICB	37,820	9.1%	16,549	4.0%	20,686	5.0%

(Dollars in thousands)	Actual		Minimum required for adequate capital		Minimum to be well- capitalized under prompt corrective action provisions
As of December 31, 2019	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)
ACB	$51,853	30.1%	$18,080	10.5%	N/A	N/A
ICB	29,384	19.9%	15,525	10.5%	14,786	10.0%
Tier I capital (to risk-weighted assets)
ACB	43,356	25.2%	14,636	8.5%	N/A	N/A
ICB	27,887	18.9%	12,568	8.5%	11,828	8.0%
Common equity Tier I capital (to risk-weighted assets)
ACB	43,356	25.2%	12,053	7.0%	N/A	N/A
ICB	27,887	18.9%	10,350	7.0%	9,611	6.5%
Tier I capital (to adjusted total assets)
ACB	43,356	14.0%	12,363	4.0%	N/A	N/A
ICB	27,887	8.5%	13,059	4.0%	16,323	5.0%

Liquidity Management

Liquidity management involves monitoring ACB’s sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made; however, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in ACB’s market area. ACB’s highly liquid funding, which includes cash and due from banks and interest-bearing demand deposits, was $2.5 million at December 31, 2020 and $4.9 million at December 31, 2019. Also, ACB has substantial additional collateral available for advances from the FHLB if cash needs dictated. Advances available are generally based upon the amount of pledged cash, pledgeable securities and qualified first mortgage loans which can be used for collateral. At December 31, 2020, advances available but not drawn totaled approximately $62.6 million. Management regularly reviews the liquidity position of ACB and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

124

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as ACB are primarily monetary in nature. Therefore, interest rates have a more significant effect on ACB’s performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Arrangements

For interest rate risk mitigation on long maturity investments, ACB has entered into transactions that entitle its banking subsidiary to additional variable interest on certain underlying mortgages that secure GNMA financing for affordable housing. See Note 8 for additional discussion regarding these instruments.

In addition to ACB’s interest rate risk mitigation strategy with respect to its affordable housing GNMA security portfolio discussed above, ACB has other off-balance sheet arrangements. ACB engages in interest rate swaps to manage interest rate risk associated with forecasted variable rate borrowings – see Note 9 to the audited financial statements for additional discussion. Additionally, ACB has obligations in connection with its irrevocable letters of credit and loan commitments. Finally, on a consolidated basis, ACB had $549 thousand and $383 thousand in outstanding standby letters of credit as of December 31, 2020 and December 31, 2019, respectively, and had granted unused lines of credit to borrowers totaling $13.4 million and $10.5 million as of December 31, 2020 and December 31, 2019, respectively. Other than noted previously, there are no other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, that is material to investors.

125

Supervision and Regulation

General

As a federal savings association, UFB is subject to examination and regulation by the OCC, and is also subject to examination by the FDIC as deposit insurer. The federal system of regulation and supervision establishes a comprehensive framework of activities in which UFB may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund, and not for the protection of security holders. UFB also is a member of and owns stock in the Federal Home Loan Bank of Indianapolis, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking, and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; provide oversight for the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings are inherently subjective and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as UFB or FFED, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions, or establish new branches.

In addition, UFB must comply with significant anti-money laundering and anti-terrorism laws and regulations, CRA laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect UFB’s business activities, including its ability to acquire other financial institutions or expand its branch network.

As a savings and loan holding company registered under the HOLA, FFED will be required to comply with the rules and regulations of the FRB. FFED is required to file certain reports with the FRB and the FRB has examination and enforcement authority over FFED and its non-savings institution subsidiaries. Among other things, this authority permits the FRB to restrict or prohibit activities that are determined to be a risk to UFB.

Any change in applicable laws or regulations, whether by the OCC, the FDIC, the FRB, or Congress, could have a material adverse impact on the operations and financial performance of FFED and UFB.

The following description briefly addresses certain laws and regulations that are material to FFED and/or UFB. To the extent statutory or regulatory provisions are described in this proxy statement/offering circular, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions.

Federal Banking Regulation

Business Activities

A federal savings association derives its lending and investment powers from the HOLA and applicable federal regulations. Under these laws and regulations, a federal savings association may generally invest in mortgage loans secured by residential real estate without an aggregate limit, and commercial business, commercial real estate, and consumer loans, certain types of debt securities and certain other assets, subject to overall percentage of assets or capital limits. Federal savings associations are also subject to a “Qualified Thrift Lender Test,” or “QTL Test,” which generally requires that a specified percentage of overall assets be residential mortgages and related investments.

Effective July 1, 2019, the OCC issued a final rule, pursuant to a provision of the Economic Growth Regulatory Relief, and Consumer Protection Act (“EGRRCPA”), which became law on May 24, 2018, that permits a federal savings association to elect to exercise national bank powers without converting to a national bank charter. The election is available to federal savings associations that had total consolidated assets of $20 billion or less as of December 31, 2017. UFB has no present intention to make an election to be treated as a covered savings association.

126

Capital Requirements

Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.

In determining the amount of risk-weighted assets for calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk-weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock, and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the OCC takes into consideration not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where deemed necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

The EGRRCPA required the federal banking agencies, including the OCC, to establish a “community bank leverage ratio” of between 8% and 10% for institutions with total consolidated assets of less than $10 billion and that satisfy certain other factors. Institutions with capital complying with the ratio and otherwise meeting the specified requirements and electing the alternative framework are considered to comply with the applicable regulatory capital requirements, including the risk-based requirements. The community bank leverage ratio was established at 9% Tier 1 capital to total average assets, effective January 1, 2020. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. An institution that temporarily ceases to meet any qualifying criteria is provided with a two quarter grace period to regain compliance. Failure to meet the qualifying criteria within the grace period or maintain a leverage ratio of 8% or greater requires the institution to comply with the generally applicable regulatory capital requirements. The CARES Act (as defined below) lowered the community bank leverage ratio to 8%, with federal regulation making the reduced ratio effective April 23, 2020. Another rule was issued to transition back to the 9% community bank leverage ratio by increasing the ratio to 8.5% for calendar year 2021 and to 9% thereafter. UFB has not made, and has no present intention to make, an election to opt in to the community bank leverage ratio framework.

At June 30, 2021, UFB’s capital exceeded all applicable requirements.

Qualified Thrift Lender Test

As a federal savings association that has not exercised the covered savings association election, UFB is subject to the QTL Test. Under the QTL test, UFB’s “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) must be at least 65% of its “portfolio assets” on a monthly average for at least 9 out of every 12 months. “Portfolio assets” generally includes total assets less the sum of certain liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business. Alternatively, UFB may satisfy the QTL Test by qualifying as a “domestic building and loan association” as defined in the Code. A savings association that fails the QTL Test must operate under specified restrictions set forth in the HOLA, including restrictions on activities and paying dividends, and, under certain circumstances, may result in its holding company being required to register as a bank holding company with the FRB. At June 30, 2021, UFB satisfied the QTL Test.

127

Capital Distributions

Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases, and other transactions charged to the savings association’s capital account. A federal savings association must file an application with the OCC for approval of a capital distribution if:

•	the savings association would not be at least well capitalized or would not otherwise remain an “eligible savings association” (as defined in the OCC’s regulations) following the distribution;

•	the total of all capital distributions for the applicable calendar year exceeds the savings association’s net income for that year to date plus retained net income for the preceding two years;

•	the proposed capital distribution would reduce the amount of or retire any part of the savings association’s common or preferred stock or retire any part of debt instruments;

•	the proposed capital distribution is payable in property other than cash;

•	the savings association is directly or indirectly controlled by a mutual savings and loan holding company or by a company that is not a savings and loan holding company; or

•	the proposed capital distribution would violate a prohibition contained in any applicable statute, regulation, agreement, or regulatory condition.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as UFB, must still file a notice with the FRB at least 30 days before the board of directors declares a dividend or approves a capital distribution. Further, a copy of the notice filed with the FRB must also be provided to the OCC.

The OCC may deny an application and the FRB may disapprove of a notice relating to a capital distribution if:

•	the savings association would be undercapitalized, significantly undercapitalized, or critically undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the proposed capital distribution would violate a prohibition contained in any applicable statute, regulation, agreement, or regulatory condition.

In addition, the Federal Deposit Insurance Act generally provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement.

Loans-to-One Borrower

Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the excess is secured by readily marketable collateral, which generally does not include real estate. At June 30, 2021, UFB was in compliance with the loans-to-one borrower limitations.

Transactions with Related Parties

An insured depository institution’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with, an insured depository institution, such as UFB. FFED is an affiliate of UFB because of its control of UFB. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956 and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets, and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

128

UFB’s authority to extend credit to its directors, executive officers, and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the FRB. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of UFB’s capital.

In addition, extensions of credit in excess of certain limits must be approved by UFB’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Prohibitions Against Tying Arrangements

Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Enforcement

The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, employees, and controlling stockholders and attorneys, appraisers, and accountants who knowingly or recklessly participate in wrongful action likely to have a significant adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, or up to $1 million per day for certain actions where the party acts knowingly. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular federal savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness

Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems, audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth and quality, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OCC determines that a federal savings association fails to meet any standard prescribed by the guidelines, the OCC may require the federal savings association to submit to the OCC an acceptable plan to achieve compliance with the standard. If a federal savings association fails to meet these standards, the OCC may require the federal savings association to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action

Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under applicable regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater, and a common equity Tier 1 ratio of 6.5% or greater, and is not subject to a capital directive or prompt corrective action. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

129

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, and restrictions or prohibitions on capital distributions. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, an insured depository institution that is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized institution’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” institutions must comply with one or more of a number of specific restrictions, including a regulatory order to sell sufficient voting stock to become adequately capitalized, restrictions on interest rates paid on deposits, changing or dismissing directors or senior executive officers, ceasing receipt of deposits from correspondent banks, requiring divestitures, and restricting transactions with affiliates, asset growth, activities, capital distributions by the parent holding company, and compensation of senior executive officers. “Critically undercapitalized” institutions are subject to additional measures including, the potential appointment of a receiver or conservator within 90 days after the institution obtains such status.

The previously referenced final rule establishing an elective “community bank leverage ratio” regulatory capital framework provides that a qualifying institution whose capital exceeds the community bank leverage ratio and opts to use that framework will be considered “well capitalized” for purposes of prompt corrective action.

At June 30, 2021, UFB met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts

The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured financial institutions such as UFB, generally up to a maximum of $250,000 per separately insured depositor. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund. Under the FDIC’s risk-based assessment system, institutions deemed less risky of failure pay lower assessments. Assessments for institutions of less than $10 billion of assets are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of an institution’s failure within three years. The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of UFB. FFED cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. FFED does not know of any practice, condition, or violation that may lead to termination of UFB’s deposit insurance.

Branching

Federal regulations generally permit federal savings associations to establish branches in any state of the United States, subject to OCC approval and certain other requirements.

130

Community Reinvestment Act

All insured depository institutions have a responsibility under the CRA and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. The OCC is required to assess the federal savings association’s record of compliance with the CRA. A savings association’s failure to comply with the provisions of the CRA could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The CRA requires all institutions insured by the FDIC to publicly disclose their rating. UFB received a “satisfactory” CRA rating in its most recent examination.

In June 2020, the OCC issued a final rule clarifying and expanding the activities that qualify for CRA credit and, according to the agency, seeking to create a more consistent and objective method for evaluating CRA performance (the “June 2020 Rule”). On May 18, 2021, the OCC announced that it has determined that it will reconsider the June 2020 rule. While this reconsideration is ongoing, the OCC will not object to the suspension of the development of systems for, or other implementation of, provisions with a compliance date of January 1, 2024, which was the original date for institutions of UFB’s asset size to comply with the revised requirements under the June 2020 Rule. The reconsideration of the June 2020 rule will provide banks with more flexibility to deploy resources in response to the COVID-19 pandemic, and also provide the OCC with the opportunity to consider additional stakeholder input, to evaluate issues and questions that have been raised, to reassess the necessary data, and to take additional regulatory action, as appropriate.

The OCC will continue to implement the provisions of the June 2020 CRA rule that had a compliance date of October 1, 2020.

Consumer Financial Protection

UFB is subject to a number of federal and state consumer protection laws that extensively govern its relationship with its customers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Service Members Civil Relief Act, provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other statutes, laws governing flood insurance, federal and state laws prohibiting unfair and deceptive business practices, foreclosure laws, and various regulations that implement some or all of the foregoing. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans, collecting loans, and providing other services. If the institution fails to comply with these laws and regulations, it may be subject to various penalties. Failure to comply with consumer protection requirements may also result in failure to obtain any required regulatory approval for merger or acquisition transactions the institution may wish to pursue or being prohibited from engaging in such transactions even if approval is not required.

The Dodd-Frank Act created the Consumer Financial Protection Bureau (“CFPB”), an independent federal agency within the Federal Reserve System having broad rulemaking, supervisory, and enforcement powers under various federal consumer financial protection laws. The CFPB has examination and primary enforcement authority with respect to depository institutions with more than $10.0 billion in assets. Smaller institutions, including UFB, are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking agencies for compliance with federal consumer protection laws and regulations. The CFPB also has authority to prevent unfair, deceptive, or abusive practices in connection with consumer financial products or services. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to bring a civil action to enforce compliance.

Privacy

Several laws, including the Right to Financial Privacy Act and provisions of the Gramm-Leach-Bliley Act, and related regulations issued by the federal bank regulatory agencies, provide protections against the transfer and use of customer information by financial institutions. Federal regulations generally require that UFB disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, UFB is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. UFB currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

131

Bank Secrecy Act/Anti-Money Laundering Laws

UFB is subject to the Bank Secrecy Act and other anti-money laundering laws and regulations, including the USA Patriot Act of 2001. These laws and regulations require UFB to implement policies, procedures, and controls to detect, prevent, and report money laundering and terrorist financing and to verify the identity of their customers. Violations of these requirements can result in substantial civil and criminal sanctions. In addition, provisions of the USA Patriot Act require the federal financial institution regulatory agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing mergers and acquisitions.

Office of Foreign Assets Control

The United States has imposed economic sanctions that affect transactions with designated foreign countries, foreign nationals, and others, which are administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or “OFAC.” OFAC administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on a “U.S. person” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of a sanctioned country have an interest by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g. property and bank deposits) cannot be paid out, withdrawn, set off, or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Cybersecurity

The federal bank regulatory agencies have adopted guidelines for establishing information security standards and cybersecurity programs for implementing safeguards under the supervision of a financial institution’s board of directors. These guidelines, along with related regulatory materials, increasingly focus on risk management and processes related to information technology and the use of third parties in the provision of financial products and services. The federal bank regulatory agencies expect financial institutions to establish lines of defense and to ensure that their risk management processes address the risk posed by compromised customer credentials, and also expect financial institutions to maintain sufficient business continuity planning processes to ensure rapid recovery, resumption, and maintenance of the institution’s operations after a cyberattack. If UFB fails to meet the expectations set forth in this regulatory guidance, the UFB could be subject to various regulatory actions, including financial penalties. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats and the expanding use of technology-based products and services. UFB is, however, taking measures to combat these types of threats and manage risk to UFB and its customers.

In December 2020, the federal banking agencies issued a notice of proposed rulemaking that would require banking organizations to notify their primary regulator within 36 hours of becoming aware of a “computer-security incident” that rises to the level of a “notification incident.” The proposed rule also would require specific and immediate notifications by bank service providers that become aware of similar incidents.

Federal Home Loan Bank System

UFB is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. UFB was in compliance with this requirement at March 31, 2021. Based on redemption provisions of the Federal Home Loan Bank of Indianapolis, the stock has no quoted market value and is carried at cost. UFB reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Indianapolis stock. At March 31, 2021, no impairment had been recognized.

132

Holding Company Regulation

Permitted Activities

As a savings and loan holding company, FFED’s activities are limited to those activities permissible by law, including the HOLA, for savings and loan holding companies. Such activities include activities “closely related to banking” which are permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act of 1956, as amended, and other activities prescribed by federal regulation. FFED may also make an election to be treated as a “financial holding company,” which would generally permit it to engage in a broader array of activities that are financial in nature, incidental to financial activities, or complementary to a financial activity, such as certain insurance activities, underwriting, dealing in, or making a market in securities, and merchant banking. FFED intends to make an election to be treated as a financial holding company in connection with the transactions contemplated by the Merger Agreement.

Banking Acquisitions

The HOLA generally prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries or transactions, from acquiring, without prior written approval of the FRB, control of a savings association or a savings and loan holding company, another savings association or a savings and loan holding company, or all or substantially all of their assets, or more than 5% of the voting shares of another savings association or savings and loan holding company, and from acquiring or retaining control of any depository institution not insured by the FDIC. In evaluating applications for a proposed acquisition, the FRB must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community, and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Capital Requirements

Federal law establishes minimum consolidated capital requirements for all depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. However, savings and loan holding companies that have less than $3 billion in consolidated assets and are not engaged in significant nonbanking activities, do not conduct significant off-balance sheet activities, and do not have a material amount securities outstanding that are registered with the SEC, are exempt from consolidated regulatory capital requirements, unless the FRB determines otherwise in particular cases. Because FFED satisfies these conditions, it is considered a small savings and loan holding company under the FRB’s capital adequacy regulations and is subject to capital requirements applied on a bank-only basis.

Source of Strength

The FRB has promulgated regulations implementing the “source of strength” doctrine that requires holding companies, including savings and loan holding companies, to act as a source of financial and managerial strength to their subsidiary depository institutions by providing capital, liquidity, and other support in times of financial stress.

Dividends; Redemptions; Repurchases

The FRB has issued guidance regarding the payment of dividends and stock redemptions or repurchases by bank holding companies and savings and loan holding companies. In general, the guidance provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality, and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The guidance also states that a holding company should inform the FRB supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of FFED to pay dividends, redeem or repurchase shares of capital stock, or otherwise engage in capital distributions.

133

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire “control” of a savings and loan holding company, such as FFED, unless the FRB has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of, or holding with power to vote, or holding proxies representing, more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. There is a rebuttable presumption of control upon the acquisition of 10% or more of a class of voting stock if the holding company involved has securities registered under the Securities Exchange Act of 1934, or if no other persons will own, control, or hold the power to vote a greater percentage of that class of voting stock after the acquisition. The FRB adopted a final rule, effective September 30, 2020, that revises its framework for determining whether a company, under the HOLA, has a “controlling influence” over a savings and loan holding company.

COVID-19 Related Legislation and Other Initiatives

The CARES Act and other Legislation

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020 to provide national emergency economic relief measures. More recently, on March 11, 2021, the American Rescue Plan Act of 2021 was signed into law, providing additional COVID-19 relief measures. Many of the federal government’s COVID-19 related programs are dependent upon the direct involvement of U.S. financial institutions and have been implemented through rules and guidance adopted by federal departments and agencies, including the U.S. Department of Treasury, the FRB, and other federal banking agencies. As the COVID-19 pandemic evolves, additional regulatory guidance continues to be issued. FFED continues to assess the impact of the CARES Act and other legislation and regulatory guidance related to the COVID-19 pandemic.

Paycheck Protection Program

The CARES Act created the PPP, a program administered by the SBA to provide loans to small businesses for payroll and other expenses during the COVID-19 pandemic. These loans are eligible to be forgiven if certain conditions are satisfied and are fully guaranteed by the SBA. Additionally, loan payments will also be deferred for the first six months of the loan term. No collateral or personal guarantees were required. Neither the government nor lenders are permitted to charge the recipients any fees. On December 27, 2020, the President of the United States signed into law omnibus federal spending and economic stimulus legislation titled the “Consolidated Appropriations Act, 2021” that included the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “HHSB Act”). Among other things, the HHSB Act renewed the PPP, allocating additional funds for both new first time PPP loans under the existing PPP and the expansion of existing PPP loans for certain qualified, existing PPP borrowers. In addition to extending and amending the PPP, the HHSB Act also creates a new grant program for “shuttered venue operators.” FFED continues to assess the impact of these guidance related to the CARES Act and the COVID-19 pandemic.

Guidance on Non-TDR Loan Modifications due to COVID-19

On March 22, 2020, a statement was issued by federal banking regulators and titled the “Interagency Statement on Loans Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus” (the “Interagency Statement”) that encourages financial institutions to work prudently with borrowers who are or may be unable to meet their contractual payment obligations due to the effects of COVID-19. Additionally, Section 4013 of the CARES Act further provides that a qualified loan modification is exempt by law from classification as a troubled debt restructuring as defined by GAAP, from the period beginning March 1, 2020 until the earlier of December 31, 2020 or the date that is 60 days after the date on which the national emergency concerning the COVID-19 outbreak declared by the President of the United States under the National Emergencies Act terminates. Section 541 of the “Consolidated Appropriation Act, 2021” extends this relief to the earlier of January 1, 2022 to 60 days after the national emergency termination date. The Interagency Statement was subsequently revised on April 7, 2020 to clarify the interaction of the original guidance with Section 4013 of the CARES Act, as well as setting forth the banking regulators’ views on consumer protection consideration. FFED continues to assess the impact of these guidance related to the CARES Act and the COVID-19 pandemic.

134

Market for common stock and Dividends

Market Price and Dividend Information

FFED common stock is quoted on the OTC Pink Market maintained by OTC Market Groups, Inc. under the symbol “FDLB.” There is a very limited public trading market for FFED common stock. Trades that have occurred cannot be characterized as amounting to an active market for FFED common stock. Because the common stock is thinly-traded, the Company engaged ProBank to determine the market value of FFED common stock as of September 30, 2020, and was updated to determine the market value of FFED common stock as of March 31, 2021. The full text of ProBank’s written opinions, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank in preparing the opinions, is included as Annexes C-1 and C-2 to this proxy statement/offering circular. Based on the price of $78.00, the fair value of the FFED common stock based on the ProBank Valuation, each share of ACB common stock exchanged for 0.2083 shares of FFED common stock, would have a value of $16.25. Because the FFED common stock is quoted on the OTC Pink Market, the price of FFED common stock may fluctuate between now and the closing of the Merger; however, FFED maintains the value of FFED common stock as of the closing of the Merger and at the time ACB stockholders vote on the Merger Agreement is more accurately reflected in the ProBank Valuation dated July 2, 2021 than the current market price as quoted on the OTC Pink Market.

ACB common stock is not listed on any stock market or quoted in any “over-the-counter” market. There is no established public trading market for ACB common stock. As of July 13, 2021, the last day prior to the date of this proxy statement/offering circular for which it was practicable to obtain this information, there were 4,404,895 shares of ACB common stock outstanding, which were held by approximately 117 holders of record. Such number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through a bank, broker, or other nominee. The most recent trade of ACB common stock known to management that occurred on or before February 3, 2021, the last full trading day before the public announcement of the Merger, and on or before July 13, 2021, the latest practicable trading day before the date of this proxy statement/offering circular, was $14.23 and $14.23, respectively.

The following table sets forth the high and low sales prices of FFED common stock (trading symbol FDLB) during the periods indicated based on data obtained from OTC Markets Group and dividends declared per share of FFED common stock, and the high and low sales prices of ACB common stock during the periods indicated as reported to ACB by buyers and/or sellers of ACB common stock at the time transfers of record ownership were requested and dividends declared per share of ACB common stock. Shares of ACB common stock are not traded on any national or regional exchange or in the over-the-counter market. Accordingly, there is no established market for the ACB common stock. There are occasional trades as a result of private negotiations which do not always involve a broker or a dealer. The table below lists the high and low prices per share, of which management is aware, during 2021, 2020, and 2019.

The following data regarding shares is provided for information purposes only and should not be viewed as indicative of the actual or market value of shares of FFED common stock or ACB common stock.

	FFED Common Stock			ACB Common Stock
	High(1)	Low(1)	Dividend Declared	High(2)	Low(2)	Dividend Declared
2021
First Quarter	$100.00	$100.00	$0.05	$15.03	$15.03	-
Second Quarter	$90.00	$90.00	$0.25	$14.23	$14.23	-
Third Quarter	$90.00	$90.00	-	$14.23	$14.23	-
2020
First Quarter	$40.00	$40.00	$0.05	$11.39	$10.00	-
Second Quarter	$100.00	$32.01	$0.05	$11.90	$10.64	-
Third Quarter	$100.00	$100.00	$0.05	$13.50	$10.64	-
Fourth Quarter	$100.00	$100.00	$0.05	$14.22	$14.22	-
2019
First Quarter	$40.00	$40.00	$0.05	$10.80	$10.80	-
Second Quarter	$40.00	$40.00	$0.05	$11.68	$10.64	-
Third Quarter	$40.00	$40.00	$0.05	$10.80	$10.64	-
Fourth Quarter	$40.00	$40.00	$0.05	$11.01	$10.00	-

*	No pricing information reported.

(1)	There is a very limited public trading market for FFED common stock. Trades that have occurred cannot be characterized as amounting to an active market for FFED common stock. The stock prices listed are based on data obtained from OTC Markets Group. While FFED has no knowledge that pricing information reported by OTC Markets Group and described above is inaccurate, FFED has no way of independently assuring the accuracy of the price information so reported by OTC Markets Group and OTC Markets Group does not have a specific legal obligation to accurately report sale prices to FFED.

(2)	There is no established public trading market for ACB common stock. The stock prices above were prices reported to ACB by buyers and/or sellers of ACB common stock at the time transfers of record ownership were requested. While ACB has no knowledge that pricing information reported to it and described above is inaccurate, ACB has no way of independently assuring the accuracy of the price information so reported to it and the buyers and sellers do not have a specific legal obligation to accurately report sale prices to ACB.

135

A third party valuation has been prepared to determine the value of FFED. The market price of FFED common stock at the effective date of the Merger or at the time former stockholders of ACB receive certificates evidencing shares of FFED common stock after the Merger is completed may be higher or lower than the market price at the time the Merger Agreement was signed, at the date of mailing of this proxy statement/offering circular, or at the time of the ACB Special Meeting.

Comparative Market Prices

The following table shows the most recent trade of FFED common stock and ACB common stock known to management of FFED or ACB, respectively, that occurred on or before February 3, 2021, the last full trading day before the public announcement of the Merger, and on or before July 13, 2021, the latest practicable trading day before the date of this proxy statement/offering circular. The equivalent per share of ACB common stock was calculated by multiplying the price of a share of FFED common stock by the exchange ratio of 0.2083 and does not reflect the receipt of cash by ACB stockholders.

	FFED Common Stock	ACB Common Stock	Equivalent Per Share of ACB Common Stock
February 3, 2021	$67.69	$14.23	$14.10
July 13, 2021	$68.68	$14.23	$14.30

The values in the table above are illustrative only. The value of the stock merger consideration that an ACB stockholder actually receives will be based on the actual closing price quoted on the OTC Markets Group of FFED common stock upon completion of the Merger, which is likely to be different than the amounts set forth above. We urge you to obtain current market quotations for shares of FFED common stock.

FFED Dividend Policy

FFED’s principal source of funds with which to pay dividends on its stock are dividends it receives from UFB. Both FFED and UFB are subject to certain regulatory and other legal restrictions on the amount of dividends they are permitted to pay. It is also possible, depending on financial condition and other factors, that applicable regulatory authorities could assert that payment of dividends is an unsafe or unsound banking practice. In addition, as long as any shares of FFED’s Series A, Series B, Series C, or Series D preferred stock remain outstanding, FFED cannot declare or pay dividends on FFED common stock unless all accrued and unpaid dividends (or full dividends, in the case of non-cumulative preferred stock) on all such outstanding shares of preferred stock have been or are contemporaneously declared and paid in full.

FFED currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the Merger. FFED has no current intention to change its dividend policy, but has and will continue to evaluate that decision on a quarterly basis. After the Merger, the final determination of the timing, amount, and payment of dividends on FFED common stock will be at the discretion of its board of directors and will depend upon the earnings of FFED and UFB, the financial condition of UFB, and other factors, including general economic conditions and applicable governmental regulations and policies. No assurances can be given that dividends will continue to be paid by FFED or that dividends, if paid, will not be reduced or eliminated in future periods.

136

LEGAL MATTERS

The validity of the FFED common stock to be issued upon completion of the Merger will be passed upon for FFED by SmithAmundsen LLC.

EXPERTS

The consolidated financial statements as of December 31, 2020, and for each of the years in the two-year period ended December 31, 2020 for FFED, attached to this proxy statement/offering circular as Annex E, have been audited by BKD, LLP, FFED’s independent auditors, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2020, and for each of the years in the two-year period ended December 31, 2020 for ACB, attached to this proxy statement/offering circular as Annex F, have been audited by BKD, LLP, ACB’s independent auditors, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

No business may be brought before the ACB Special Meeting unless it has been properly proposed in accordance with the ACB Articles and the ACB Bylaws and applicable Nevada law. As of the date of this proxy statement/offering circular, the ACB board of directors knows of no matters that will be presented for consideration at the ACB Special Meeting other than those specifically set forth in the notice for the ACB Special Meeting. If, however, any other matters properly come before the ACB Special Meeting, or any adjournments thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the judgment of a majority of the board of directors of ACB.

WHERE YOU CAN FIND MORE INFORMATION

FFED has filed an offering statement on Form 1-A with the SEC that qualifies the FFED common stock to be issued in the Merger to ACB stockholders (other than Pedcor Bancorp, the controlling stockholder of ACB). This document is a part of such offering statement and constitutes an offering circular of FFED and a proxy statement of ACB for the ACB Special Meeting. As allowed by SEC rules, this document does not contain all the information that you can find in the offering statement on Form 1-A filed by FFED or the exhibits to such offering statement. Please refer to the offering statement for further information about FFED and the FFED common stock to be issued in the Merger. Statements contained in this proxy statement/offering circular concerning the provisions of certain documents included in the offering statement are not necessarily complete. A complete copy of certain of these documents is filed as an exhibit to the offering statement.

The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC which you can access at www.sec.gov. Neither FFED nor ACB file reports, proxy or information statements, or other information with the SEC on an ongoing basis. However, FFED has filed the offering statement on Form 1-A electronically with the SEC and you may obtain copies of all or any part of the offering statement, including exhibits thereto, on the SEC’s website. The information contained on or accessible through the SEC’s website is expressly not incorporated by reference into this proxy statement/offering circular.

FFED maintains a website which you can access at www.unitedfidelity.com/. ACB maintains a website which you can access at www.icb.biz/. The information contained on or accessible through the websites of FFED and ACB is expressly not incorporated by reference into this proxy statement/offering circular.

In addition, both UFB and ICB file quarterly Consolidated Reports of Condition and Income, known as a “Call Report.” All Call Reports are publicly available, free of charge, through the Federal Financial Institutions Examination Council’s Central Data Repository’s Public Data Distribution website which you can access at www.ffiec.gov/. Each Call Report consists of a balance sheet, income statement, changes in equity capital, and other supporting schedules as of the end of or for the period to which the Call Report relates. The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. These instructions in most, but not all, cases follow GAAP, including the opinions and statements of the Accounting Principles Board and the Financial Accounting Standards Board. These reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about the reporting bank. Nevertheless, the reports provide important information concerning the bank’s financial condition and results of operations.

137

FFED has supplied all of the information contained in this proxy statement/offering circular relating to FFED and UFB, and ACB has supplied all of the information relating to ACB and ICB.

You should rely only on the information contained in or attached within an annex to this proxy statement/offering circular. Neither FFED nor ACB have authorized anyone to provide you with information that is different from what is contained in or attached within an annex to this proxy statement/offering circular. If someone provides you with other information, please do not rely on it as being authorized by us. This proxy statement/offering circular is dated July 14, 2021. You should not assume that the information contained in or attached within an annex to this proxy statement/offering circular is accurate as of any date other than that date. Neither the mailing of this proxy statement/offering circular to you nor the issuance of FFED common stock in the Merger will create any implication to the contrary. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/offering circular or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/offering circular does not extend to you. This document does not constitute an offer to sell securities to, or a solicitation of an offer to buy securities held by, Pedcor Bancorp, the controlling stockholder of ACB.

138

Annex A – AMENDED AND RESTATED Agreement and Plan of Merger

A-1

Execution Copy

Amended and Restated Agreement

and Plan of Merger

by and among

Fidelity Federal Bancorp,

Affiliation Subsidiary, Inc.,

and

American Capital Bancorp

Dated To Be Effective As Of July 8, 2021

Table of Contents

ARTICLE I. THE MERGER		A-6

1.01	The Merger	A-7
1.02	Absence of Control	A-7
1.03	Bank Merger	A-8
1.04	Dissenters’ Rights	A-8
1.05	Reservation of Right to Revise Structure	A-8
1.06	Upstream Merger	A-8
1.07	Tax Free Reorganization	A-8

ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK		A-9

2.01	Conversion of ACB Capital Stock; Merger Consideration	A-9
2.02	Discretion to Adjust Per Share Stock Consideration	A-9
2.03	Anti-Dilution Adjustment	A-9
2.04	No Fractional Shares	A-10
2.05	Election Procedures	A-10
2.06	Exchange Procedures	A-12
2.07	Conversion of Merger Sub Capital Stock	A-15

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ACB		A-15

3.01	Organization and Authority	A-16
3.02	Authorization	A-17
3.03	Capitalization	A-18
3.04	Organizational Documents	A-18
3.05	Compliance with Law	A-18
3.06	Accuracy of Information Provided to FFED	A-19
3.07	Litigation and Pending Proceedings	A-19
3.08	Financial Statements and Reports	A-20
3.09	Material Contracts	A-20
3.10	Contractual or License Termination or Transfer Fees	A-21
3.11	Absence of Undisclosed Liabilities	A-22
3.12	Title to Properties	A-22
3.13	Loans and Investments	A-23
3.14	Indebtedness	A-24
3.15	No Stockholder Rights Plan	A-24
3.16	Employee Benefit Plans	A-24
3.17	No 280G Payments	A-25
3.18	Labor and Employment Matters	A-25
3.19	Obligations to Employees	A-26
3.20	Taxes, Returns and Reports	A-26
3.21	Deposit Insurance	A-26
3.22	Insurance	A-26
3.23	Books and Records	A-27
3.24	Broker’s, Finder’s or Other Fees	A-27
3.25	Interim Events	A-27
3.26	Insider Transactions	A-27
3.27	Indemnification Agreements	A-27
3.28	Stockholder Approval	A-28
3.29	Intellectual Property	A-28
3.30	Information Technology	A-28
3.31	Community Reinvestment Act	A-28
3.32	Bank Secrecy and Anti-Money Laundering Compliance	A-29
3.33	Agreements with Regulatory Agencies	A-29

3.34	Approval Delays	A-29
3.35	Internal Controls	A-29
3.36	Fiduciary Accounts	A-30
3.37	Fairness Opinion	A-30
3.38	Reorganization	A-30
3.39	Disclaimer	A-30

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF FFED		A-31

4.01	Organization and Authority	A-32
4.02	Authorization	A-32
4.03	Capitalization	A-33
4.04	Compliance with Law	A-33
4.05	Accuracy of Information Provided to ACB	A-33
4.06	Litigation and Pending Proceedings	A-34
4.07	Financial Statements and Reports	A-34
4.08	Absence of Undisclosed Liabilities	A-35
4.09	Adequacy of Reserves	A-35
4.10	Deposit Insurance	A-35
4.11	Interim Events	A-35
4.12	No Stockholder Approval	A-35
4.13	Communicty Reinvestment Act	A-36
4.14	Bank Secrecy and Anti-Money Laundering Compliance	A-36
4.15	Agreements with Regulatory Agencies	A-36
4.16	Approval Delays	A-36
4.17	Available Funds; Capitalization	A-36
4.18	Issuance of FFED Common Stock	A-36
4.19	Reorganization	A-37
4.20	Disclaimer	A-37

ARTICLE V. CERTAIN COVENANTS		A-37

5.01	Stockholder Approval	A-37
5.02	Other Approvals	A-37
5.03	Conduct of Business	A-38
5.04	Insurance	A-38
5.05	Accruals for Loan Loss Reserve and Expenses	A-38
5.06	[Intentionally Omitted]	A-38
5.07	Press Releases	A-39
5.08	Changes and Supplements to Disclosure Schedules	A-39
5.09	Failure to Fulfill Conditions	A-39
5.10	Access to Information	A-39
5.11	Financial Statements	A-40
5.12	[Intentionally Omitted]	A-40
5.13	Governmental Reports and Stockholder Information	A-40
5.14	Adverse Actions	A-40
5.15	Employee Benefits and Employees	A-40
5.16	[Intentionally Omitted]	A-41
5.17	Termination of ACB 401(k)	A-41
5.18	Disposition of Fully Insured Welfare Benefit and Sec. 125 Plans	A-41
5.19	Cooperation on Conversion of Systems	A-42
5.20	Termination of Contracts	A-42

ARTICLE VI. COVENANTS OF FFED		A-42

6.01	Approvals	A-42
6.02	Proxy Statement/Offering Circular; Private Placement	A-43
6.03	Employee Benefit Plans	A-44
6.04	Adverse Actions	A-45

6.05	D&O Insurance and Indemnification	A-46
6.06	Changes and Supplements to FFED Disclosure Schedules	A-47

ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER		A-47

7.01	Conditions Precedent to FFED’s Obligations	A-47
7.02	Conditions Precedent to ACB’s Obligations	A-49

ARTICLE VIII. TERMINATION OF MERGER		A-50

8.01	Termination	A-50
8.02	Effect of Termination	A-52

ARTICLE IX. EFFECTIVE TIME OF THE MERGER		A-52

ARTICLE X. CLOSING		A-52

10.01	Closing Date and Place	A-52
10.02	Deliveries	A-53

ARTICLE XI. MISCELLANEOUS		A-53

11.01	Effective Agreement	A-53
11.02	Waiver; Amendment	A-54
11.03	Notices	A-54
11.04	Headings	A-54
11.05	Severability	A-55
11.06	Counterparts; Electronic Transmission	A-55
11.07	Governing Law; Enforcement; Specific Performance	A-55
11.08	Waiver of Jury Trial	A-55
11.09	Entire Agreement	A-55
11.10	Survival of Representations, Warranties or Covenants	A-56
11.11	Expenses	A-56
11.12	Certain References	A-56

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is dated to be effective as of the 8th day of July, 2021, by and among Fidelity Federal Bancorp (“FFED”), a Nevada corporation registered as a savings and loan holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Home Owners Loan Act, as amended (the “HOLA”) and American Capital Bancorp (“ACB”), a Nevada corporation registered as a savings and loan holding company with the FRB under the HOLA, to be joined in by Affiliation Subsidiary, Inc. (“Merger Sub”), a Nevada corporation and a wholly-owned subsidiary of FFED.

Witnesseth:

Whereas, FFED and ACB seek to affiliate through a corporate reorganization whereby Merger Sub will merge with and into ACB, with ACB as the surviving corporation under the name “Affiliation Subsidiary, Inc.” and as a wholly-owned subsidiary of FFED (the “Merger”);

Whereas, simultaneously with or immediately after the Merger, Affiliation Subsidiary, Inc. (f/k/a American Capital Bancorp) will merge with and into FFED, with FFED as the surviving corporation (the “Upstream Merger”);

Whereas, simultaneously with or immediately after the Upstream Merger, International City Bank, FSB (“ICB”), a federal savings bank and a wholly-owned subsidiary of ACB, will be merged with and into United Fidelity Bank, FSB (“Fidelity”), a federal savings bank and a wholly-owned subsidiary of FFED, with Fidelity as the surviving savings bank (the “Bank Merger”); and

Whereas, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective stockholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger.

Now, Therefore, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the Merger, and the mode of carrying such merger into effect as follows:

ARTICLE I.

THE MERGER

1.01	The Merger.

(a)         General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX) hereof, Merger Sub shall merge with and into ACB. ACB shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Nevada pursuant to the provisions of and with the effect provided in the Nevada Revised Statutes, as amended (the “NRS”). At the Effective Time, the separate corporate existence of Merger Sub shall terminate.

(b)           Name, Officers and Directors. The name of the Surviving Corporation shall be “Affiliation Subsidiary, Inc.” Its principal office shall be located at 18 NW Fourth Street, Evansville, Indiana 47708. The officers of Merger Sub serving at the Effective Time shall serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have been qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of Merger Sub at the Effective Time, until such time as their successors have been duly elected and have been qualified or until their earlier resignation, death, or removal as a director.

(c)          Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of ACB in existence at the Effective Time and as amended pursuant to Section 1.01(b) shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and Bylaws shall be further amended as provided by applicable Law.

(d)           Effect of the Merger. At the Effective Time, the title to all assets, real estate and other property owned by Merger Sub and ACB shall vest in the Surviving Corporation as set forth in Chapter 92A, Section 250 of the NRS, as amended, without reversion or impairment. At the Effective Time, all liabilities of Merger Sub and ACB shall become liabilities of the Surviving Corporation as set forth in Chapter 92A, Section 250 of the NRS, as amended.

(e)          Integration. At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to the terms of this Agreement and the NRS, and this Agreement shall also constitute the “plan of merger” pursuant to Chapter 92A, Section 100 of the NRS, as amended. If required, the parties agree to enter into a separate short-form plan of merger evidencing the terms required by Chapter 92A, Section 100 of the NRS, as amended. The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.

1.02         Absence of Control. Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither FFED or Merger Sub, on the one hand, nor ACB, on the other hand, by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as defined in the introductory paragraphs to Article III and Article IV) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.03         Bank Merger. The parties will cooperate and use reasonable best efforts to effect the Bank Merger immediately after the Effective Time of the Upstream Merger pursuant to a merger agreement substantially in the form of the Bank Merger Agreement attached hereto as Exhibit 1.03. At the effective time of the Bank Merger, the separate corporate existence of ICB will terminate. Fidelity will be the surviving savings bank and will continue its corporate existence under applicable Law (as defined in Section 3.05). The Charter of Fidelity, as then in effect, will be the Charter of the surviving savings bank, the Bylaws of Fidelity, as then in effect, will be the Bylaws of the surviving savings bank, and the Board of Directors and officers of Fidelity will continue as the Board of Directors and officers of the surviving savings bank.

1.04         Dissenters’ Rights. Notwithstanding anything to the contrary contained in this Agreement, to the extent dissenters’ rights are available to holders of the outstanding common stock of ACB, par value $1.00 per share, (the “ACB Common Stock”) pursuant to the provisions of any applicable Law, including Chapter 92A of the NRS, any shares of ACB Common Stock held by a Person who objects to the Merger, whose shares were not voted in favor of the Merger and who complies with and satisfies all of the provisions of the applicable Law concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person’s shares and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such ACB stockholders, the “Dissenting Shares”), shall not be converted pursuant to Section 2.01, but shall become the right to receive such consideration as may be determined to be due the holder of such Dissenting Shares pursuant to applicable Law; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Law, shall be deemed to have been converted, as of the Effective Time, into the right to receive the consideration as is determined in accordance with Article II.

1.05         Reservation of Right to Revise Structure. At FFED’s election, subject to the consent of ACB, which consent shall not be unreasonably withheld, the Merger may alternatively be structured so that (a) ACB is merged with and into FFED, or (b) ACB is merged with and into any direct or indirect wholly-owned subsidiary of FFED; provided, however, no such change shall (i) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) to the holders of the ACB Common Stock, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, (iii) alter or amend the obligations of FFED to pay the Merger Consideration, or (iv) negatively affect the ACB stockholders. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective stockholders) in order to reflect such election.

1.06         Upstream Merger. The parties acknowledge that simultaneously with or immediately after the Effective Time of the Merger, the Surviving Corporation will be merged with and into FFED, with FFED as the surviving corporation.

1.07        Tax Free Reorganization. FFED, Merger Sub, and ACB intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01         Conversion of ACB Capital Stock; Merger Consideration. Other than for (a) Dissenting Shares and (b) shares held as treasury stock of ACB and shares held directly or indirectly by FFED or Fidelity (except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) (the shares referenced in this Section 2.01(b) are collectively referred to as the “Exempt ACB Stock”), subject to the terms and conditions of this Agreement, at the Effective Time, each share of ACB Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive, in accordance with this Agreement, at the election of the holder thereof and as provided in and subject to the provisions of Sections 2.02, 2.04, 2.05, and 2.06, either (or a combination of):

(i)            0.2083 shares of common stock, no par value per share, of FFED (“FFED Common Stock”), as adjusted in accordance with the terms of this Agreement (the “Exchange Ratio”) (the “Per Share Stock Consideration”); or

(ii)           $16.25 in cash (without interest) (the “Per Share Cash Consideration”);

provided, however, that any shares of ACB Common Stock with respect to which the holder owns two thousand five hundred (2,500) shares or less of record or beneficially as of the Election Deadline shall be converted into the right to receive the Per Share Cash Consideration, and no such shares of ACB Common Stock shall be converted into the right to receive the Per Share Stock Consideration. Any such shares of ACB Common Stock are hereinafter referred to as “Mandatory Cash Shares.” The foregoing consideration, collectively and in the aggregate, is referred to herein as the “Merger Consideration.”

2.02        Discretion to Adjust Per Share Stock Consideration. In the event the Merger fails to qualify for the tax treatment described in Section 1.07, then FFED may, in its sole discretion, increase the number of shares of ACB Common Stock entitled to receive the Per Share Stock Consideration by the minimum amount necessary for the Merger to qualify for the tax treatment described in Section 1.07.

2.03         Anti-Dilution Adjustments. If FFED changes (or establishes a record date for changing) the number of shares of FFED Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, or similar transaction with respect to the outstanding FFED Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the stockholders of ACB at the Effective Time shall receive, in the aggregate, such number of shares of FFED Common Stock representing the same percentage of the outstanding shares of FFED Common Stock as would have been represented by the number of shares of FFED Common Stock the stockholders of ACB would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section solely as a result of FFED changing its cash dividend levels or issuing additional shares of FFED Common Stock provided it receives value for such shares or such shares are issued in connection with a FFED employee benefit plan or similar plan.

2.04        No Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of FFED Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FFED shall pay to each holder of ACB Common Stock who otherwise would be entitled to a fractional share of FFED Common Stock an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Per Share Cash Consideration. For purposes of determining any fractional share interest, all shares of ACB Common Stock owned by an ACB stockholder shall be combined so as to calculate the maximum number of whole shares of FFED Common Stock issuable to such ACB stockholder.

2.05	Election Procedures.

(a)           An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates, as defined in Section 2.06(b), shall pass, only upon timely and proper delivery of the Old Certificates to the Exchange Agent), in such form as FFED and ACB shall mutually agree (the “Election Form”), shall be mailed not less than twenty (20) business days but not more than forty (40) business days prior to the anticipated Effective Time, or on such other date as FFED and ACB shall mutually agree, but, in no case, prior to the qualification of the Offering Statement (as defined in Section 6.02(b)), to each holder of record of ACB Common Stock as of five (5) business days prior to such mailing date, or such other date as FFED and ACB shall mutually agree (the “Election Form Record Date”).

(b)           Each Election Form shall permit the holder of record of ACB Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to, subject to the allocation and election procedures set forth in this Section 2.05, (i) elect to receive the Per Share Cash Consideration for all or a portion of such holder’s shares of ACB Common Stock (a “Cash Election”), (ii) elect to receive the Per Share Stock Consideration for all or a portion of such holder’s shares of ACB Common Stock (a “Stock Election”), or (iii) make no election with respect to the receipt of the Per Share Cash Consideration or the Per Share Stock Consideration (a “Non-Election”); provided, however, each holder of Mandatory Cash Shares shall only be permitted to make a Cash Election with respect to such holder’s Mandatory Cash Shares. Any holder of record of shares of ACB Common Stock who is a nominee may submit one or more Election Forms indicating on the form or forms a combination of elections covering up to the aggregate number of shares of ACB Common Stock owned by such record holder. However, upon the request of FFED, such record holders will be required to certify to the satisfaction of FFED that such record holder holds such shares of ACB Common Stock as nominee for the beneficial owners of such shares. Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 2.02, in the aggregate, at least 93.0 percent (93.0%) of the shares of ACB Common Stock issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”) shall be converted into the Per Share Stock Consideration. Shares of ACB Common Stock as to which a Cash Election has been made (including Mandatory Cash Shares) are referred to herein as “Cash Election Shares.” Shares of ACB Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of ACB Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of ACB Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(c)           To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., local time, on such date as FFED and ACB may mutually agree (the “Election Deadline”); provided, however, the Election Deadline may not occur on or after the Closing Date. ACB will make available to each person who becomes a holder (or beneficial owner) of ACB Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline an Election Form. ACB shall provide to the Exchange Agent all information reasonably necessary for the Exchange Agent to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by the Old Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Old Certificates) representing all shares of ACB Common Stock covered by such Election Form, together with any other required documentation as set forth in the Election Form. For shares of ACB Common Stock (if any) held in book entry form, FFED shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to ACB. If a holder of ACB Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of ACB Common Stock held by such holder shall be designated Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent on or prior to the Election Deadline. All Election Forms shall automatically be revoked, and all Old Certificates returned, if the Exchange Agent is notified in writing by FFED and ACB that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither FFED nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(d)          The allocation among the holders of shares of ACB Common Stock of rights to receive the Per Share Cash Consideration and the Per Share Stock Consideration will be made as set forth in this Section 2.05 (with the Exchange Agent to determine, consistent with this Section 2.05, whether fractions of Cash Election Shares, Stock Election Shares or Non-Election Shares, as applicable, shall be rounded up or down).

(e)          If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and, subject to Section 2.04 hereof, all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(f)           If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then (1) all Mandatory Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and (2) all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration. The Non-Election Shares and the Cash Election Shares which are not Mandatory Cash Shares shall be treated in the following manner:

(i)           If the Shortfall Number is less than or equal to the number of Non-Election Shares which are not Mandatory Cash Shares, then (A) all Cash Election Shares which are not Mandatory Cash Shares shall be converted into the right to receive the Per Share Cash Consideration and (B) subject to Section 2.04 hereof, each holder of Non-Election Shares which are not Mandatory Cash Shares shall receive the Per Share Stock Consideration in respect of that number of Non-Election Shares which are not Mandatory Cash Shares held by such holder equal to the product obtained by multiplying (x) the Shortfall Number by (y) a fraction, the numerator of which is the number of Non-Election Shares which are not Mandatory Cash Shares held by such holder and the denominator of which is the total number of Non-Election Shares which are not Mandatory Cash Shares, with the remaining number of such holder’s Non-Election Shares which are not Mandatory Cash Shares being converted into the right to receive the Per Share Cash Consideration; or

(ii)          If the Shortfall Number exceeds the number of Non-Election Shares which are not Mandatory Cash Shares, then, subject to Section 2.04, (A) all Non-Election Shares which are not Mandatory Cash Shares shall be converted into the right to receive the Per Share Stock Consideration, and (B) each holder of Cash Election Shares which are not Mandatory Cash Shares shall receive the Per Share Stock Consideration in respect of that number of Cash Election Shares which are not Mandatory Cash Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares which are not Mandatory Cash Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares which are not Mandatory Cash Shares and the denominator of which is the total number of Cash Election Shares which are not Mandatory Cash Shares, with the remaining number of such holder’s Cash Election Shares which are not Mandatory Cash Shares being converted into the right to receive the Per Share Cash Consideration.

2.06         Exchange Procedures.

(a)           FFED shall appoint an agent, as mutually agreed to between the parties hereto (“Exchange Agent”), as the exchange agent for the surrender of certificates formerly representing shares of ACB Common Stock in exchange for the Merger Consideration. The parties hereto agree that Fidelity may serve as the Exchange Agent if appointed by FFED.

(b)          At and after the Effective Time, each physical certificate or book-entry account statement evidencing outstanding shares of ACB Common Stock (each an “Old Certificate”) (other than the Exempt ACB Stock and Dissenting Shares) shall represent only the right to receive the Merger Consideration, in accordance with the terms of this Agreement. At or prior to the Effective Time, FFED shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with the terms of this Agreement, (i) physical stock certificates or certificates in book entry form, as determined in FFED’s sole discretion (collectively, referred to herein as “New Certificates”), representing the shares of FFED Common Stock representing the Per Share Stock Consideration, (ii) cash in the amount of the Per Share Cash Consideration, and (iii) cash in lieu of any fractional shares (such cash and certificates, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to this Agreement in exchange for shares of ACB Common Stock issued and outstanding immediately prior to the Effective Time.

(c)            As promptly as practicable after the Effective Time (and provided ACB has delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations hereunder), the Exchange Agent shall mail to each record holder of ACB Common Stock immediately prior to the Effective Time and that has not submitted their Old Certificates with an Election Form, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of Old Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the ACB Common Stock represented by the Old Certificates shall have been converted as a result of the Merger, if any, pursuant to the terms of this Agreement.

(d)            FFED shall cause New Certificates evidencing that number of whole shares of FFED Common Stock that each holder of ACB Common Stock has the right to receive and/or a check in the amount of such holder’s aggregate Per Share Cash Consideration, as applicable, and any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such stockholder as soon as reasonably practicable after delivery to FFED of the Old Certificates (or bond satisfactory to FFED if any of such certificates are lost, stolen or destroyed) owned by such stockholder accompanied by a properly completed and executed letter of transmittal, in the form and substance reasonably satisfactory to FFED, and any other documents required by this Agreement or reasonably requested by FFED or the Exchange Agent. No interest will be paid on any Merger Consideration or cash in lieu of fractional shares or any unpaid dividends and distributions, if any, that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

(e)            No dividends or other distributions on FFED Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of ACB Common Stock converted in the Merger into the right to receive shares of FFED Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Article II. After becoming so entitled in accordance with this Section 2.06, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FFED Common Stock such holder had the right to receive upon surrender of the Old Certificate.

(f)            The stock transfer books of ACB shall be closed immediately prior to the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of ACB of any shares of ACB Common Stock. If, after the Effective Time, Old Certificates are presented to FFED, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.

(g)            FFED shall be entitled to rely upon ACB’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, FFED, in its sole and absolute discretion, shall be entitled to either (i) deposit any Merger Consideration represented thereby in escrow with an independent third party selected by FFED, or (ii) deposit any Merger Consideration represented thereby with the Circuit Court of Vanderburgh County, Indiana, or, if such court declines to accept jurisdiction, any state or federal court within the State of Indiana, and interplead the parties hereto; and, upon so depositing such Merger Consideration pursuant to (i) or (ii) above, FFED, its Subsidiaries, and its directors, officers, employees, attorneys, and agents will be relieved of all liability or claims as to the Merger Consideration so deposited.

(h)            If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and the posting by such Person of a bond satisfactory to FFED as indemnity against any claim that may be made against it with respect to such Old Certificate, FFED will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Agreement.

(i)            Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Exempt ACB Stock (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no Merger Consideration shall be exchanged therefor.

(j)            If outstanding Old Certificates are not surrendered or the payment for them is not claimed prior to the date on which the Merger Consideration payable therefor would otherwise escheat to, or become the property of any Governmental Authority (as defined in Section 5.13), the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable Law, become the property of FFED (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled thereto. Any portion of the Exchange Fund that remains unclaimed by the stockholders of ACB for six (6) months after the Effective Time shall be paid to the Surviving Corporation. Any former stockholder of ACB who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of each former share of ACB Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of ACB Common Stock for any Merger Consideration or other amount properly delivered or paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws.

(k)            If any Merger Consideration is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the issuance of any Merger Consideration in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(l)            FFED shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the aggregate Per Share Cash Consideration or cash in lieu of fractional shares of FFED Common Stock, cash dividends or distributions payable in accordance with this Section 2.06, or any other cash amounts otherwise payable pursuant to this Agreement to any former holder of ACB Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of ACB Common Stock in respect of which the deduction and withholding was made by FFED or the Exchange Agent, as the case may be.

2.07          Conversion of Merger Sub Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation, which shall be the only share of capital stock of the Surviving Corporation issued and outstanding immediately after the Effective Time.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF ACB

On or prior to the date hereof, ACB has delivered to FFED a schedule (the “ACB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V or Article VI.

For the purpose of this Agreement, and in relation to ACB and its Subsidiaries, a “Material Adverse Effect on ACB” means any effect that (i) is material and adverse to the results of operations, financial condition, or business of ACB and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of ACB or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, a Material Adverse Effect on ACB shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability to savings associations or their holding companies or interpretations thereof by Governmental Authorities, (b) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to savings associations or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of FFED or at the direction of FFED, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and the effect of compliance with this Agreement on the business, financial condition or results of operations of ACB and its Subsidiaries, (e) changes resulting from reasonable expenses (including legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (f) changes in general economic conditions or in market factors generally affecting savings associations and their holding companies, including without limitation, changes in interest rates, (g) changes in global, national, or regional political conditions, including the occurrence of any military or terrorist attack within the United States or any of its possessions or offices, or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, and (h) changes resulting from any natural disaster, epidemic, pandemic, disease outbreak, or other health crisis or public health event (including SARS-CoV-2 or COVID-19, and any evolutions thereof (“COVID-19”)), or the worsening of any of the foregoing; provided further, however, that any change or effect referred to in clauses (a), (b), (f), (g), or (h) shall be taken into account in determining whether a Material Adverse Effect on ACB has occurred or would reasonably be expected to occur to the extent that such change or effect has a materially disproportionate effect on ACB and its Subsidiaries, taken as a whole, compared to other participants in the industries in which ACB and its Subsidiaries conduct their businesses.

For the purpose of this Agreement, and in relation to ACB and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of ACB and ICB. Additionally, for the purpose of this Agreement, and in relation to ACB, its “Subsidiaries” shall mean any entity which is required to be consolidated with ACB for financial reporting purposes pursuant to GAAP.

Accordingly, ACB hereby represents and warrants to FFED as follows, except as set forth in the ACB Disclosure Schedule:

3.01            Organization and Authority.

(a)            ACB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and is a registered savings and loan holding company under the HOLA. ACB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. A complete list of ACB’s Subsidiaries is set forth in the ACB Disclosure Schedule. Except as provided in the ACB Disclosure Schedule, neither ACB nor any of its Subsidiaries own stock or equity securities of any corporation, partnership, association or other entity.

(b)            ICB is a federal savings bank duly chartered, validly existing, and in good standing under the Laws of the United States of America. ICB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(c)            Each of ACB’s Subsidiaries other than ICB is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

3.02            Authorization.

(a)            ACB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(d), (e), and (f) hereof. This Agreement and its execution and delivery by ACB have been duly authorized and approved by the Board of Directors of ACB and, assuming due execution and delivery by FFED and Merger Sub, constitutes a valid and binding obligation of ACB, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other Laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)            Except as set forth in the ACB Disclosure Schedule, neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of ACB or the charter documents of any of ACB’s Subsidiaries; (ii) conflicts with or violates any applicable Laws (provided that the approvals of or filings with applicable Governmental Authorities required for consummation of the Merger are obtained) or any Governmental Order; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which ACB or any of its Subsidiaries is a party or by which ACB or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any claim, pledge, lien, mortgage, charge, condition, hypothecation, option, equitable interest, restriction, security interest, or other encumbrance of any kind or nature whatsoever (“Encumbrance”) or results in the creation of any other rights or claims of any other party (other than FFED or Merger Sub) or any other adverse interest, upon any right, property or asset of ACB or any of its Subsidiaries; or (v) terminates, requires the consent of (or notice to) any Person, or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which ACB or any of its Subsidiaries is bound or with respect to which ACB or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits (except, in the case of each of clauses (iii), (iv) and (v), where such conflict, breach, default, Encumbrance, termination, acceleration, amendment, or modification would not reasonably be expected to have a Material Adverse Effect on ACB or any of its Subsidiaries).

(c)            Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation Laws, no notice to, filing with, exemption by or consent, authorization or approval of any Governmental Authority is necessary for consummation of the Merger by ACB.

3.03            Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of ACB consists of 5,000,000 shares of ACB Common Stock, 4,404,895 shares of which are issued and outstanding, and 2,000 shares of preferred stock, par value $0.01 per share with a stated value of $350.00 per share (“ACB Preferred Stock”), no shares of which are issued and outstanding. As of immediately prior to the Effective Time, there shall be 4,404,895 shares of ACB Common Stock and no shares of ACB Preferred Stock issued or outstanding. Such issued and outstanding shares of ACB Common Stock have been duly and validly authorized by all necessary corporate action of ACB, are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights. ACB has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of ACB Common Stock is entitled to one vote per share.

(b)            Except as set forth in the ACB Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of ACB are owned by ACB, directly or indirectly, free and clear of all Encumbrances, including any preemptive rights and other rights or claims of any other Person with respect thereto.

(c)            There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of ACB Common Stock, ACB Preferred Stock, or any shares of capital stock of ACB’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any capital stock or debt securities of ACB or its Subsidiaries, by which ACB is or may become bound. Neither ACB nor any of its Subsidiaries has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of capital stock or other securities of ACB or its Subsidiaries, as applicable. Except for the voting agreement contemplated by Section 5.01, to ACB’s knowledge, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of ACB or its Subsidiaries.

3.04            Organizational Documents. True, accurate, and complete copies of the Articles of Incorporation and Bylaws of ACB and any similar governing documents for each of ACB’s Subsidiaries, as in effect as of the date of this Agreement, have previously been made available by ACB to FFED and Merger Sub.

3.05            Compliance with Law. None of ACB or any of its Subsidiaries is currently in violation of, and during the preceding five (5) years, none has been in violation of, any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, treaties, ordinances, rules, regulations, codes, Governmental Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Authority (collectively, the “Law”), and none is in violation of any order, writ, judgment, injunction, decree, ruling, stipulation, determination, assessment, or award entered by or with any Governmental Authority (collectively, “Governmental Order”), except where such violation would not have a Material Adverse Effect on ACB. ACB and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on ACB, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to FFED and Merger Sub at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of Governmental Authorities or other third parties other than as set forth in this Agreement. Except in connection with the Merger, ACB is not subject to any understandings or commitments with, and there are no orders or directives of, any Governmental Authority with respect to the financial condition, results of operations, business, assets, or capital of ACB or its Subsidiaries. ACB and its Subsidiaries are, in all material respects, in compliance with all quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, or sequester Governmental Orders, guidelines, recommendations, or Laws, or any other applicable Laws, guidelines, or recommendations, by any Governmental Authority in connection with or in response to COVID-19 (“COVID-19 Measures”).

3.06            Accuracy of Information Provided to FFED. ACB agrees that the information concerning ACB or any of its Subsidiaries that is provided or to be provided by ACB to FFED for inclusion in the Offering Statement or the Proxy Statement/Offering Circular and any documents filed or to be filed with any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed, and, in the case of the Offering Statement, when it becomes qualified, and, in the case of the Proxy Statement/Offering Circular, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement/ Offering Circular, at the time of the ACB Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement/ Offering Circular shall be mailed. Notwithstanding the foregoing, ACB shall have no responsibility for the truth or accuracy of any information supplied by FFED with respect to FFED or any of its Subsidiaries or any of their affiliates contained in the Offering Statement or the Proxy Statement/Offering Circular or in any document submitted to, or other communication with, any Governmental Authority.

3.07            Litigation and Pending Proceedings.

(a)            Except as disclosed on the ACB Disclosure Schedule, and except for lawsuits involving collection of delinquent accounts and other matters involving ACB or its Subsidiaries in the ordinary course of its business, there are no claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or, to the knowledge of ACB, threatened against ACB or any of its Subsidiaries which, if determined adversely to ACB or any of its Subsidiaries, would have a Material Adverse Effect on ACB, and to ACB’s knowledge there is no basis for any such claim, action, suit, proceeding, mediation, arbitration, or investigation.

(b)            Neither ACB nor any of its Subsidiaries is: (i) subject to any outstanding Governmental Order, except in the ordinary course of business regarding customer and fiduciary accounts; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any Law; or (iii) the subject of any pending or threatened proceeding by any Governmental Authority having jurisdiction over their respective business, assets, capital, properties or operations.

3.08            Financial Statements and Reports.

(a)            ACB has delivered to FFED copies of the following financial statements and reports of ACB and its Subsidiaries, including the notes thereto (collectively, the “ACB Financial Statements”):

(i)            consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of cash flows, and consolidated statements of changes in stockholders’ equity of ACB as of and for the fiscal years ended December 31, 2017, 2018, 2019, and 2020;

(ii)            an internal (unaudited) balance sheet and income statement of ACB, on a stand-alone basis and as consolidated with its Subsidiaries, as of and for the three months ended March 31, 2021; and

(iii)            Call Reports for ICB for the periods ending on December 31, 2017, 2018, 2019, 2020, and March 31, 2021.

(b)            The ACB Financial Statements present fairly, in all material respects, the financial position as of and at the dates shown and the results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of ACB and its Subsidiaries. The ACB Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)            Since September 30, 2020, on a consolidated basis, ACB and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

3.09            Material Contracts.

(a)            As of the date of this Agreement, and except as previously disclosed by the executive officers of ACB to FFED, neither ACB nor any of its Subsidiaries is a party to, or is bound or affected by, or receives benefits under (the contracts or agreements set forth on Schedule 3.09 of the ACB Disclosure Schedule are referred to, collectively, as the “Material Contracts” and each as a “Material Contract”):

(i)            any contract relating to the borrowing of money in excess of $50,000 by ACB or any of its Subsidiaries or the guarantee by ACB or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business),

(ii)            any contract containing covenants that limit the ability of ACB or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, ACB or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract,

(iii)            any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to ACB or any of its Subsidiaries,

(iv)            any contract deemed material by ACB or ICB for the continued operations of ACB or its Subsidiaries by FFED or its Subsidiaries after the Effective Time,

(v)            any lease of real or personal property, other than financing leases entered into in the ordinary course of business,

(vi)            any contract that involves total aggregate expenditures or receipts by ACB or any of its Subsidiaries in excess of $50,000 during the remaining term of the contract or having a remaining term in excess of two (2) years, or

(vii)            any licensing agreement or other contract with respect to patents, trademarks, copyrights, or other Intellectual Property, including software agreements and including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its Intellectual Property or confidential information.

(b)            With respect to each of ACB’s Material Contracts: (i) each such Material Contract is in full force and effect; (ii) neither ACB nor any of its Subsidiaries is in default thereunder, as such term or concept is defined in each such Material Contract, or has claimed a force majeure (or similar excuse in performance) due to COVID-19; (iii) neither ACB nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; (iv) to ACB’s knowledge, no other party to any such Material Contract is in default or has claimed a force majeure (or similar excuse in performance) due to COVID-19; and (v) a true and complete copy of each has been previously delivered to FFED.

(c)            Neither ACB nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for ACB’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10            Contractual or License Termination or Transfer Fees. The executive officers of ACB have previously disclosed to FFED all contracts to which ACB or any Subsidiary is a party or by which it is bound which contains a contractual or license termination or transfer fee that will become payable as a result of the execution of this Agreement or the consummation of the Merger or the Bank Merger

3.11            Absence of Undisclosed Liabilities. Except (i) as provided in the ACB Financial Statements, (ii) for unfunded loan commitments and obligations on letters of credit to customers of ACB’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of such Subsidiaries’ business, (iv) for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto or taken with the prior written consent of FFED, and (v) for any other transactions which would not result in a material liability, none of ACB or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease, or license made outside the ordinary course of business, except where the aggregate amount due under such obligations, agreements, contracts, commitments, liabilities, leases, or licenses would not have a Material Adverse Effect on ACB, nor, to ACB’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of ACB or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on ACB.

3.12            Title to Properties.

(a)            The executive officers of ACB have previously disclosed to FFED a list of all real property owned (including other real estate owned (“OREO”)) and leased by ACB or any of its Subsidiaries. ACB or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO); marketable title to all personal property reflected in the ACB Financial Statements as of December 31, 2019, other than personal property disposed of in the ordinary course of business since December 31, 2019; the right to use by valid and enforceable written lease or contract all other real property which ACB or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since December 31, 2019. All of such owned properties and assets are owned by ACB or its Subsidiaries free and clear of all Encumbrances and any land or conditional sales contracts or rights of third parties of any nature except: (i) as previously disclosed by the executive officers of ACB to FFED; (ii) as specifically noted in reasonable detail in the ACB Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) Encumbrances, including any easements, and other matters of record, imperfections of title, and other limitations which, individually or in the aggregate, are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by ACB or its Subsidiaries is in compliance, in all material respects, with all applicable zoning and land use Laws and there are no encroachments or other violations of Law with respect to any such property. All such properties also comply in all material respects with all applicable private agreements, zoning requirements and other Laws relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. All property, machinery, equipment, furniture and fixtures owned or leased by ACB or its Subsidiaries that is material to their respective businesses has been and is being maintained and repaired in the ordinary course of business and is in good operating condition for its intended purpose (ordinary wear and tear excepted).

(b)            With respect to all real property presently or formerly owned, leased or used by ACB or any of its Subsidiaries (including OREO property and any other property in which ACB or any of its Subsidiaries appear in the chain of title), ACB, its Subsidiaries and to ACB’s knowledge, each of the prior owners, have conducted their respective business in material compliance with all applicable Laws relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or threatened claims, actions or proceedings by any Governmental Authority against ACB or any of its Subsidiaries with respect to the Environmental Laws, and, to ACB’s knowledge, there is no reasonable basis or grounds for any such claim, action or proceeding. Neither ACB nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.13            Loans and Investments.

(a)            The ACB Disclosure Schedule contains (i) a list of each loan by ICB that has been classified by regulatory examiners or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of September 30, 2020, (ii) the most recent loan watch list of ICB and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as Troubled Debt Restructuring loans, and (iii) a description of all unfunded loan commitments (and loans currently under consideration). The ACB Disclosure Schedule also contains a true, accurate and complete list of all loans in which ICB has any participation interest or which have been made with or through another financial institution on a recourse basis against ICB.

(b)            All loans reflected in the ACB Financial Statements as of September 30, 2020 and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2020: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other Laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) for loans that are secured by collateral, are secured by perfected security interests or recorded mortgages naming ICB as the secured party or mortgagee (unless by written agreement to the contrary).

(c)            The allowance for loan and lease losses and the carrying value for OREO which are shown on the ACB Financial Statements are, in the judgment of management of ACB, adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and OREO as of the respective dates.

(d)            None of the investments reflected in the ACB Financial Statements as of and for the nine months ended September 30, 2020, and none of the investments made by any Subsidiary of ACB since September 30, 2020, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither ACB nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities.

3.14            Indebtedness. Except as set forth in the ACB Disclosure Schedule and except for customer deposits and ordinary trade payables and FHLB advances, neither ACB nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.15            No Stockholder Rights Plan. ACB has no outstanding stockholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of ACB or which reasonably could be considered an anti-takeover mechanism.

3.16            Employee Benefit Plans. The executive officers of ACB have previously disclosed to FFED a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, savings, deferred compensation, incentive, bonus, commission, performance award, phantom equity, stock or stock-based, change in control, retention, retiree, assistance, severance, termination, vacation, sick, disability, paid time off, welfare, unemployment, fringe-benefit and any other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not tax-qualified and whether or not subject to ERISA, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2010, which is or has been maintained, sponsored, contributed to, or required to be contributed to by ACB or its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of ACB or its Subsidiaries or any spouse, dependent or beneficiary of such individual, or under which ACB or its Subsidiaries or any employers (whether or not incorporated) that would be treated together with ACB or its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”) has or may have any liability, or with respect to which ACB or its Subsidiaries would reasonably be expected to have any liability, contingent or otherwise (individually, “ACB Plan” and collectively, “ACB Plans”). Except as previously disclosed by the executive officers of ACB to FFED, all ACB Plans have been, in all material respects, established, maintained, administered, and operated in compliance with their respective terms and with the requirements prescribed by all applicable Law, including without limitation, ERISA, the Code and regulations promulgated thereunder. Each ACB Plan may be amended and terminated at any time without any material liability to ACB or any of its Subsidiaries. ACB has provided or made available to FFED true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the ACB Plans.

3.17            No 280G Payments. There is no agreement, plan, arrangement or other contract covering any employee of ACB or any of its Subsidiaries, and no payments have been made or will be made to any employee of ACB or any of its Subsidiaries, that, considered individually or considered collectively with any other such contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. Neither ACB nor any of its Subsidiaries is a party to any agreement to compensate any person for excise taxes payable pursuant to Section 4999 of the Code.

3.18            Labor and Employment Matters. ACB and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment, and withholding of taxes. To the knowledge of ACB, no employee with annual compensation of $50,000 or more plans to terminate his or her employment with ACB or any of its Subsidiaries. Within the past three (3) years, there has not been, and as of the date of this Agreement there is not pending or threatened, any labor dispute, work stoppage, labor strike or lockout against ACB or any of its Subsidiaries. No employee of ACB or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To ACB’s knowledge, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth on the ACB Disclosure Schedule, no employee or independent contractor of ACB or any of its Subsidiaries is a party to any employment agreement, confidentiality, non-disclosure or proprietary information agreement, non-compete agreement, non-solicitation agreement or any similar agreement with ACB or any of its Subsidiaries, and neither ACB, any of its Subsidiaries or any employee or independent contractor is in violation of any such agreement. ACB is in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable Laws relating to facility closings and layoffs. ACB and its Subsidiaries have taken commercially reasonable steps to protect employees and independent contractors in the workplace with respect to COVID-19 and have not otherwise experienced any material employment-related liability with respect to COVID-19.

3.19            Obligations to Employees. All material obligations and liabilities of and all payments by ACB, its Subsidiaries or any ERISA Affiliate and all ACB Plans, whether arising by operation of Law, by contract or by past custom, for payments to trusts or other funds, to any Governmental Authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) payable as of the date of this Agreement have been and are being paid to the extent required by applicable Law or by the plan, trust, or contract, and if not due or payable as of the date of this Agreement, adequate actuarial accruals and reserves for such payments have been and are being made by ACB, its Subsidiaries or an ERISA Affiliate in accordance with GAAP and applicable Law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) ACB Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance, vacation and sick pay, or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.19 are correctly and accurately reflected and accounted for in the ACB Financial Statements and the books, statements and records of ACB and its Subsidiaries.

3.20            Taxes, Returns and Reports. Each of ACB and its Subsidiaries has since January 1, 2012 (a) duly and timely filed (taking into account any extension of time within which to file) all material federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force). ACB has established, and shall establish in the Subsequent ACB Financial Statements, in accordance with GAAP, a reserve for taxes in the ACB Financial Statements adequate to cover all of ACB’s and its Subsidiaries’ tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither ACB nor any of its Subsidiaries, to their knowledge, has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent ACB Financial Statements and as accrued or reserved for on the books and records of ACB or its Subsidiaries. Neither ACB nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. No federal, state, or local tax returns of ACB or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

3.21            Deposit Insurance. The deposits of ICB are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable Law, and ACB or ICB has paid, prepaid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.22            Insurance. The ACB Disclosure Schedule contains a true, accurate and complete list of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by ACB or any of its Subsidiaries on the date hereof or with respect to which ACB or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

3.23            Books and Records. The books of account, minute books, stock record books and other records of ACB and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with ACB’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws.  The minute books of ACB and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held, and corporate action taken by, its respective owners and governing bodies, including any stockholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of ACB and its Subsidiaries.

3.24            Broker’s, Finder’s or Other Fees. Except for reasonable fees and expenses of ACB’s attorneys and accountants and the contractually-agreed fees and expenses of ProBank Austin, ACB’s investment banker under the agreement identified on the ACB Disclosure Schedule, all of which shall be paid or accrued by ACB at or prior to the Effective Time, no agent, broker or other Person acting on behalf of ACB or any of its Subsidiaries or under any authority of ACB or any of its Subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.

3.25            Interim Events. Except as disclosed on the ACB Disclosure Schedule, since December 31, 2019, neither ACB nor any of its Subsidiaries have experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on ACB. Except as disclosed on the ACB Disclosure Schedule, and in connection with matters related to this Agreement, since December 31, 2019, ACB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for any actions taken due to any COVID-19 Measures.

3.26            Insider Transactions. Except as set forth in the ACB Disclosure Schedule, during the preceding five (5) years, no officer or director of ACB or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by ACB or any of its Subsidiaries or in any liability, obligation or indebtedness of ACB or any Subsidiary, except for deposits of ICB, securities issued by ACB, and interests in compensatory arrangements.

3.27            Indemnification Agreements.

(a)            Neither ACB nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, stockholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Bylaws of ACB or the charter documents of an ACB Subsidiary.

(b)              During the preceding five (5) years, no claims have been made against or filed with ACB or any of its Subsidiaries, nor have any claims been threatened against ACB or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, stockholder, employee or agent of ACB or any of its Subsidiaries.

3.28            Stockholder Approval. The affirmative vote of (i) the holders of a majority of the outstanding shares of ACB Common Stock and (ii) the holders of a majority of the outstanding “unaffiliated shares” (as defined in Article XII, Section 2 of the Articles of Incorporation of ACB), is required for stockholder approval of this Agreement and the Merger.

3.29            Intellectual Property. ACB and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property that is used by ACB or its Subsidiaries in their respective businesses as currently conducted. Neither ACB nor its Subsidiaries have received any notice of infringement or other violation of any material Intellectual Property rights of any third party. To the extent ACB has designated any of its information, materials or processes a trade secret, ACB and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them. For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

3.30            Information Technology. (i) The ACB IT Assets (as defined below in this Section 3.30) operate and perform, in all material respects, in a manner that permits ACB and its Subsidiaries to conduct their respective businesses as currently conducted and no Person has gained unauthorized access to any of the ACB IT Assets, and (ii) ACB and its Subsidiaries (A) have implemented reasonable backup and disaster recovery technology consistent with industry practices and as required by Law or any Governmental Authority, and (B) are compliant with all data protection and privacy Laws as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, and with their own privacy policies and commitments to their respective customers and employees relating to the foregoing, except for immaterial failures to comply or immaterial violations. No claims are pending or threatened in writing against ACB or any Subsidiary alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information. For purposes of this Agreement, “ACB IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by ACB or its Subsidiaries or licensed or leased by ACB or its Subsidiaries (excluding any public networks).

3.31            Community Reinvestment Act. ICB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.32            Bank Secrecy and Anti-Money Laundering Compliance. Neither ACB nor any of its Subsidiaries has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy or anti-money laundering, including the Currency and Foreign Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”).  ACB and its Subsidiaries have not been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured.  To the knowledge of ACB and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against ACB or its Subsidiaries under any BSA/AML Law that, if determined adversely to ACB or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect on ACB.

3.33            Agreements with Regulatory Agencies. Neither ACB nor any of its Subsidiaries (i) is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, (ii) is a party to any written agreement, consent agreement, or memorandum of understanding with, (iii) is a party to any commitment letter or similar undertaking with, or subject to any order or directive by, (iv) during the preceding five (5) years, has been ordered to pay any civil money penalty by, (v) has been, during the preceding five (5) years, a recipient of any supervisory letter from, or (vi) during the preceding five (5) years, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated savings and loan holding companies or their subsidiaries, whether or not set forth in the ACB Disclosure Schedule (an “ACB Regulatory Agreement”), nor has ACB or any of its Subsidiaries been advised, during the preceding five (5) years, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any ACB Regulatory Agreement. There are no material refunds or restitutions required to be paid as a result of any criticism of any Governmental Authority cited in any examination report of ACB or any of its Subsidiaries as a result of an examination by any Governmental Authority, or set forth in any accountant’s or auditor’s report to ACB or any of its Subsidiaries.

3.34            Approval Delays. To the knowledge of ACB, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.

3.35            Internal Controls. ACB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three (3) years, (i) through the date hereof, neither ACB nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ACB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ACB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing ACB or any of its Subsidiaries, whether or not employed by ACB or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by ACB or any of its officers, directors, employees or agents to the Board of Directors of ACB or any committee thereof or to any director or officer of ACB.

3.36            Fiduciary Accounts. ACB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws, and a list of all such accounts is set forth in the ACB Disclosure Schedule. Neither ACB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust, to ACB’s knowledge, with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.37            Fairness Opinion. The Board of Directors of ACB received an initial written opinion from ProBank Austin dated February 4, 2021 to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of ACB pursuant to this Agreement is fair for such stockholders from a financial point of view. This opinion has been updated by ProBank Austin as of July 8, 2021 (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) to reflect the most current quarterly financial statements of FFED and ACB, with the conclusion that the Merger Consideration to be received by the stockholders of ACB pursuant to this Agreement is fair for such stockholders from a financial point of view. Such opinion has not been further amended or rescinded as of the date of this Agreement.

3.38            Reorganization. ACB has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.39            Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT (as modified by the ACB disclosure schedules), NONE OF ACB, ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, AGENTS, OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ACB, ITS SUBSIDIARIES, OR THEIR BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF FFED

On or prior to the date hereof, FFED has delivered to ACB a schedule (the “FFED Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V or Article VI.

For the purpose of this Agreement, and in relation to FFED and its Subsidiaries, a “Material Adverse Effect on FFED” means any effect that (i) is material and adverse to the results of operations, financial condition, or business of FFED and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of FFED or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, a Material Adverse Effect on FFED shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability to savings associations or their holding companies or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to savings associations or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of ACB or at the direction of ACB, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and the effect of compliance with this Agreement on the business, financial condition or results of operations of FFED and its Subsidiaries, (e) changes resulting from reasonable expenses (including legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (f) changes in general economic conditions or in market factors generally affecting savings associations and their holding companies, including without limitation, changes in interest rates, (g) changes in global, national, or regional political conditions, including the occurrence of any military or terrorist attack within the United States or any of its possessions or offices, or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, and (h) changes resulting from any natural disasters, epidemic, pandemic, disease outbreak, or other health crisis or public health event (including COVID-19), or the worsening of any of the foregoing; provided further, however, that any change or effect referred to in clauses (a), (b), (f), (g), or (h) shall be taken into account in determining whether a Material Adverse Effect on FFED has occurred or would reasonably be expected to occur to the extent that such change or effect has a materially disproportionate effect on FFED and its Subsidiaries, taken as a whole, compared to other participants in the industries in which FFED and its Subsidiaries conduct their businesses.

For the purpose of this Agreement, and in relation to FFED and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of FFED and Fidelity. Additionally, for the purpose of this Agreement, and in relation to FFED, its “Subsidiaries” shall mean any entity which is required to be consolidated with FFED for financial reporting purposes pursuant to GAAP.

Accordingly, FFED represents and warrants to ACB as follows, except as set forth in the FFED Disclosure Schedule:

4.01            Organization and Authority.

(a)              FFED is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and is a registered savings and loan holding company under the HOLA. FFED has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(b)              Fidelity is a federal savings bank duly chartered, validly existing, and in good standing under the Laws of the United States of America. Fidelity has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(c)              Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Merger Sub has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(d)              Each of FFED’s Subsidiaries other than Fidelity and Merger Sub is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

4.02            Authorization.

(a)              Each of FFED and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e), and (f) hereof. This Agreement and its execution and delivery by FFED and Merger Sub have been duly authorized and approved by the Boards of Directors of FFED and Merger Sub, respectively, and, assuming due execution and delivery by ACB, constitutes a valid and binding obligation of FFED and Merger Sub, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other Laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)              Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of FFED or the charter documents of any of FFED’s Subsidiaries; (ii) conflicts with or violates any applicable Laws (provided that the approvals of or filings with applicable Governmental Authorities required for consummation of the Merger are obtained) or any Governmental Order; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which FFED or any of its Subsidiaries is a party or by which FFED or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any Encumbrance or results in the creation of any other rights or claims of any other party (other than ACB) or any other adverse interest, upon any right, property or asset of FFED or any of its Subsidiaries; or (v) terminates, requires the consent of (or notice to) any Person, or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which FFED or any of its Subsidiaries is bound or with respect to which FFED or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits (except, in the case of each of clauses (iii), (iv) and (v), where such conflict, breach, default, Encumbrance, termination, acceleration, amendment, or modification would not reasonably be expected to have a Material Adverse Effect on FFED or any of its Subsidiaries).

(c)              Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation Laws, no notice to, filing with, exemption by or consent, authorization or approval of any Governmental Authority is necessary for consummation of the Merger by FFED.

4.03            Capitalization. As of the date of this Agreement, the authorized capital stock of FFED consists of 10,000,000 shares of FFED Common Stock, 1,942,462 shares of which are issued and outstanding, and 5,000,000 shares of preferred stock, no par value per share, 15,157 shares of which are issued and outstanding. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of FFED, are validly issued, fully paid, and nonassessable, and have not been issued in violation of any pre-emptive rights.

4.04            Compliance with Law. None of FFED or any of its Subsidiaries is currently in violation of, and during the preceding five (5) years, none has been in violation of any Law, except where such violation would not have a Material Adverse Effect on FFED. FFED and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on FFED. Except in connection with the Merger, FFED is not subject to any understandings or commitments with, and there are no orders or directives of, any Governmental Authority with respect to the financial condition, results of operations, business, assets, or capital of FFED or its Subsidiaries. FFED and its Subsidiaries are, in all material respects, in compliance with all COVID-19 Measures.

4.05            Accuracy of Information Provided to ACB. FFED agrees that the information concerning FFED or any of its Subsidiaries that is provided or to be provided by FFED to ACB for inclusion in the Offering Statement or the Proxy Statement/Offering Circular and any documents filed or to be filed with any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement will, at the respective times such documents are filed, and, in the case of the Offering Statement, when it becomes qualified, and, in the case of the Proxy Statement/Offering Circular, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, FFED shall have no responsibility for the truth or accuracy of any information supplied by ACB with respect to ACB or any of its Subsidiaries or any of their affiliates contained in the Offering Statement or the Proxy Statement/Offering Circular or in any document submitted to, or other communication with, any Governmental Authority.

4.06            Litigation and Pending Proceedings.

(a)              Except as disclosed on the FFED Disclosure Schedule, and except for lawsuits involving collection of delinquent accounts and other matters involving FFED or its Subsidiaries in the ordinary course of its business, there are no claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or, to the knowledge of FFED, threatened against FFED or any of its Subsidiaries which, if determined adversely to FFED or any of its Subsidiaries, would have a Material Adverse Effect on FFED, and to FFED’s knowledge there is no basis for any such claim, action, suit, proceeding, mediation, arbitration, or investigation.

(b)              Neither FFED nor any of its Subsidiaries is: (i) subject to any outstanding Governmental Order, except in the ordinary course of business regarding customer and fiduciary accounts; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any Law; or (iii) the subject of any pending or threatened proceeding by any Governmental Authority having jurisdiction over their respective business, assets, capital, properties, or operations.

4.07            Financial Statements and Reports.

(a)              FFED has delivered to ACB copies of the following financial statements and reports of FFED and its Subsidiaries, including the notes thereto (collectively, the “FFED Financial Statements”):

(i)            consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of cash flows, and consolidated statements of changes in stockholders’ equity of FFED as of and for the fiscal years ended December 31, 2017, 2018, 2019 and 2020;

(ii)            an internal (unaudited) balance sheet and income statement of FFED, on a stand-alone basis and as consolidated with its Subsidiaries, as of and for the three months ended March 31, 2021; and

(iii)           Call Reports for Fidelity for the periods ending on December 31, 2017, 2018, 2019, and 2020, and March 31, 2021.

(b)              The FFED Financial Statements present fairly, in all material respects, the financial position as of and at the dates shown and the results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of FFED and its Subsidiaries. The FFED Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)              Since September 30, 2020, on a consolidated basis, FFED and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

4.08            Absence of Undisclosed Liabilities. Except (i) as provided in the FFED Financial Statements, (ii) for unfunded loan commitments and obligations on letters of credit to customers of FFED’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of such Subsidiaries’ business, (iv) for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, and (v) for any other transactions which would not result in a material liability, none of FFED or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease, or license made outside the ordinary course of business, except where the aggregate amount due under such obligations, agreements, contracts, commitments, liabilities, leases, or licenses would not have a Material Adverse Effect on FFED, nor, to FFED’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of FFED or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on FFED.

4.09            Adequacy of Reserves. The reserves, the allowance for loan and lease losses, and the carrying value for real estate owned which are shown on the FFED Financial Statements are, in the judgment of management of FFED, adequate, in all material respects, under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

4.10            Deposit Insurance. The deposits of Fidelity are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable Law, and FFED or Fidelity has paid, prepaid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.11            Interim Events. Except as disclosed on the FFED Disclosure Schedule, since December 31, 2019, neither FFED nor any of its Subsidiaries have experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on FFED. Except as disclosed on the FFED Disclosure Schedule, and in connection with matters related to this Agreement, since December 31, 2019, FFED and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for any actions taken due to any COVID-19 Measures.

4.12            No Stockholder Approval. No vote or consent of any of the holders of FFED’s capital stock is required by Law or under any agreement to which FFED is a party for FFED to enter into this Agreement and to consummate the Merger.

4.13            Community Reinvestment Act. Fidelity received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.14            Bank Secrecy and Anti-Money Laundering Compliance. Neither FFED nor any of its Subsidiaries has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any BSA/AML Law. FFED and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of FFED and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against FFED or its Subsidiaries under any BSA/AML Law that, if determined adversely to FFED or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect on FFED.

4.15            Agreements with Regulatory Agencies. Neither FFED nor any of its Subsidiaries (i) is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, (ii) is a party to any written agreement, consent agreement, or memorandum of understanding with, (iii) is a party to any commitment letter or similar undertaking with, or subject to any order or directive by, (iv) during the preceding five (5) years, has been ordered to pay any civil money penalty by, (v) has been, during the preceding five (5) years, a recipient of any supervisory letter from, or (vi) during the preceding five (5) years, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated savings and loan holding companies or their subsidiaries, whether or not set forth in the FFED Disclosure Schedule (a “FFED Regulatory Agreement”), nor has FFED or any of its Subsidiaries been advised, during the preceding five (5) years, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any FFED Regulatory Agreement. There are no material refunds or restitutions required to be paid as a result of any criticism of any Governmental Authority cited in any examination report of FFED or any of its Subsidiaries as a result of an examination by any Governmental Authority, or set forth in any accountant’s or auditor’s report to FFED or any of its Subsidiaries.

4.16            Approval Delays. To the knowledge of FFED, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.

4.17            Available Funds; Capitalization. Immediately before the Effective Time, FFED will have access to cash sufficient to pay the Merger Consideration required to be paid by FFED pursuant to Article II of this Agreement. Fidelity is, and immediately after giving effect to the Bank Merger will be, well-capitalized, as such term is defined under guidelines published by the Federal Deposit Insurance Corporation and the FRB.

4.18            Issuance of FFED Common Stock. The FFED Common Stock to be issued by FFED to the stockholders of ACB pursuant to this Agreement will, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid, and nonassessable. The FFED Common Stock to be issued to the stockholders of ACB pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of FFED or any other Person.

4.19            Reorganization. FFED has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20            Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT (as modified by the FFED disclosure schedules), NONE OF FFED, ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, AGENTS, OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF FFED, ITS SUBSIDIARIES, OR THEIR BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V.

CERTAIN COVENANTS

ACB covenants and agrees with FFED and covenants and agrees to cause its Subsidiaries to act as follows (and FFED covenants and agrees with ACB as follows):

5.01            Stockholder Approval. ACB shall submit this Agreement to its stockholders for approval and adoption at a meeting to be called and held in accordance with applicable Law and the Articles of Incorporation and Bylaws of ACB (the “ACB Stockholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement and the qualification of the Offering Statement. Subject to their fiduciary duties, the Board of Directors of ACB shall recommend to ACB’s stockholders that such stockholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from ACB’s stockholders. Additionally, each director of ACB and ICB shall agree to vote or direct the vote of any shares of ACB Common Stock he or she owns, beneficially or of record, or has power to vote (subject to any fiduciary duties), in favor of the Merger pursuant to the agreement attached hereto as Exhibit 5.01.

5.02            Other Approvals.

(a)              ACB shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist FFED in procuring, upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof, all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by Law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)              ACB will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the ACB Disclosure Schedule and which ACB and FFED agree are material.

(c)              Any written materials or information provided by ACB to FFED for use by FFED in any filing with any Governmental Authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03            Conduct of Business. After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of ACB and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business, except as required to comply with any COVID-19 Measures; (2) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (4) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all Laws applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.

5.04            Insurance. ACB and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by ACB or its Subsidiaries as of the date of this Agreement.

5.05            Accruals for Loan Loss Reserve and Expenses.

(a)              Prior to the Effective Time, ACB shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking Laws, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as ACB and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits (including, without limitation, unpaid payroll, unused vacation and sick day expenses, expenses associated with all employee benefit and welfare plans, and any other benefit expenses); Merger-related expenses; federal and state income tax expenses; and adjustment for usual and customary pro-rations, including real estate taxes and utilities. To the extent such amounts may not be fully known at Closing, the parties shall agree on a reasonable estimate of such expenses, which amount shall be accrued by ACB and ICB prior to Closing.

(b)            Subject to applicable Law (including without limitation applicable banking Laws and GAAP), ACB shall consult and cooperate in good faith with FFED with respect to determining, as reasonably specified in a written notice from FFED to ACB, the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of ACB’s expenses of the Merger.

5.06            [Intentionally Omitted].

5.07            Press Releases. FFED and ACB shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.08           Changes and Supplements to Disclosure Schedules. ACB shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the ACB Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the ACB Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of ACB contained herein incorrect, untrue or misleading. No such supplement, amendment or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the ACB Disclosure Schedule unless FFED shall have first consented in writing with respect thereof.

5.09            Failure to Fulfill Conditions. In the event ACB determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify FFED.

5.10            Access to Information.

(a)            FFED and its representatives and agents, shall, upon reasonable notice to ACB, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of ACB and its Subsidiaries. FFED and its representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of ACB and its Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize itself with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily or unreasonably with the normal business operations of ACB or its Subsidiaries.

(b)               No investigation by FFED or ACB shall affect the representations and warranties made by ACB or FFED herein.

(c)             Any confidential information or trade secrets received by FFED, Fidelity, ACB, ICB or their respective representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by FFED or ACB, as applicable, or at FFED’s or ACB’s request, returned to FFED or ACB, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided, however, that the parties may retain such received confidential information to comply with applicable Law or professional standard or bona fide internal compliance policy requirements. This Section 5.10 will not require the disclosure of any information to FFED or ACB which would be prohibited by Law.

5.11            Financial Statements. As soon as internally available after the date of this Agreement, ACB will deliver to FFED any additional audited financial statements of ACB or ICB which are prepared on its behalf or at its direction, the monthly and quarterly unaudited balance sheets and profit and loss statements of ACB and ICB prepared for its internal use, ICB’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to Governmental Authorities after the date hereof, and all other financial statements and financial information reasonably requested by FFED (collectively, “Subsequent ACB Financial Statements”). The Subsequent ACB Financial Statements will be prepared on a basis consistent with GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year-end adjustments).

5.12            [Intentionally Omitted].

5.13            Governmental Reports and Stockholder Information. Promptly upon its becoming available and subject to any restrictions imposed by applicable Law, ACB shall furnish to FFED one (1) copy of each financial statement, report, notice, or proxy statement sent by ACB to any Governmental Authority or to ACB’s stockholders, and of any Governmental Order issued in any proceeding to which ACB is a party. For purposes of this Agreement, “Governmental Authority” shall mean any supranational, national, federal, state, municipal, local, or foreign government (or any political subdivision or jurisdiction thereof), court, bureau, agency, regulator, instrumentality, commission, or other governmental entity, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority, having or asserting jurisdiction over the applicable party or its business, operations or properties.

5.14            Adverse Actions. ACB shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger, except, in each case, as may be required by applicable Law.

5.15            Employee Benefits and Employees.

(a)            Neither the terms of Section 6.03 hereof nor the provision of any employee benefits by FFED or any of its Subsidiaries to employees of ACB or any of its Subsidiaries shall: (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of ACB or any of its Subsidiaries; or (ii) prohibit or restrict FFED or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time. No provision in this Agreement is intended to, and no provision does, confer upon any participant, beneficiary or other interested party (besides FFED and ACB) of any ACB Plan or any other employee benefit plan sponsored or maintained by, or contributed to by FFED or ACB, any right to or remedies under this Agreement. Nothing in this Agreement will be construed as an amendment to any ACB Plan or any other employee benefit plan sponsored or maintained by, or contributed to by, FFED or ACB before or after the Effective Time.

(b)            FFED will use its best efforts to notify ACB of the employees FFED intends to retain after the Effective Time. Prior to the Closing Date, ACB shall be responsible for timely giving any notices to, and terminating as of the Effective Time, any employees whose employment will not be continued by FFED, and ACB shall pay any and all amounts which are then due and payable to such employees in connection with the termination of their employment, including, without limitation, all accrued vacation and sick pay and any severance amounts.

(c)            Before Closing, with ACB’s prior consent (which consent shall not be unreasonably withheld), FFED may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with FFED; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of ACB.

5.16          [Intentionally Omitted].

5.17          Termination of ACB 401(k). Before Closing, ACB shall take such actions as are necessary by board resolution to terminate the ACB 401(k) Profit Sharing Plan (the “ACB 401(k) Plan”). As of the termination date of the ACB 401(k) Plan, all participants shall be fully vested in their accounts, all unallocated accounts shall be allocated in accordance with the terms of the ACB 401(k) Plan, and distribution of participant accounts shall be made promptly. To the extent not already provided in the FFED 401(k) plan in which ACB 401(k) Plan participants will be permitted to participate as of the Effective Time, FFED shall amend its 401(k) plan to permit the acceptance of rollovers of accounts under the ACB 401(k) Plan. After the Effective Time, FFED shall take all necessary actions to expedite the prompt distribution of accounts and the proper winding up of the ACB 401(k) Plan.

5.18          Disposition of Welfare Benefit and Sec. 125 Plans.(a)      All fully insured welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by ACB or ICB shall be terminated as of the Effective Time, unless FFED determines that any such plan shall be continued past the Effective Time. ACB shall take, or cause to be taken, all actions necessary to terminate all of ACB’s and any Subsidiary’s group insurance policies as of the Effective Time, unless otherwise instructed by FFED.

(b)            From the date of this Agreement through the Effective Time, ACB shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under ACB’s fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

(c)            As of the date of the termination of the ACB cafeteria plan, the balances in the health and dependent care flexible spending accounts thereunder shall be transferred to the applicable components of the FFED cafeteria plan and FFED shall be responsible for the obligations of the ACB cafeteria plan to provide benefits to Continuing Employees with respect to such transferred account balances at or after the Effective Time. Benefit and compensation deferral elections in effect at that time shall be continued under the FFED cafeteria plan, subject to subsequent changes as provided in the FFED plan. All benefit payments related to the transferred balances shall be made in accordance with the FFED cafeteria plan.

5.19          Cooperation on Conversion of Systems. ACB agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its reasonable best efforts to ensure an orderly transfer of information, processes, systems, and data to FFED and to otherwise assist FFED in facilitating the conversion of all of ACB’s systems into, or to conform with, FFED’s systems (including cooperating with FFED in the training of ACB’s and its Subsidiaries’ employees on FFED’s systems), so that, as of the Closing, the systems of ACB are readily convertible to FFED’s systems to the fullest extent possible without actually converting them prior to the Closing. ACB and FFED shall meet on an as-needed basis to discuss and plan for the conversion of ACB’s data processing and related electronic informational systems to those used by FFED.

5.20          Termination of Contracts. ACB shall cooperate with FFED to determine which contracts, agreements or arrangements will not be retained by FFED and will be terminated, in addition to terminating the Data Processing Agreement (collectively, the “Terminated Contracts”). ACB shall promptly give notice and take all other appropriate actions to terminate the Terminated Contracts and to determine any and all termination costs, including without limitation, early termination fees, penalties and recaptures of discounts.

ARTICLE VI.

COVENANTS OF FFED

FFED covenants and agrees with ACB and covenants and agrees to cause its Subsidiaries to act as follows (and ACB covenants and agrees with FFED as follows):

6.01          Approvals.

(a)            FFED shall have primary responsibility of the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger, and all parties shall file such applications as promptly as practicable, but in any event within sixty (60) days after the execution of this Agreement. FFED and ACB shall provide to the other’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. FFED and ACB shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by Law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

(b)            Following the execution and delivery of this Agreement, FFED, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with applicable Law and the Articles of Incorporation and Bylaws of Merger Sub.

6.02            Proxy Statement/Offering Circular; Private Placement.

(a)            FFED shall take all necessary or appropriate action, as determined in its sole discretion, and ACB shall cooperate and assist in taking any such action (including appropriate action with ACB stockholders), so that the shares of FFED Common Stock to be issued in connection with the Merger are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and exempt from registration or qualification under applicable state securities Laws. For the purposes of offering shares of FFED Common Stock to holders of ACB Common Stock in connection with the Merger, FFED shall undertake two concurrent, exempt securities offerings, as follows: FFED shall offer FFED Common Stock (i) to holders of ACB Common Stock (other than Pedcor Bancorp, the owner of 95.1% of ACB) in reliance on Regulation A (17 C.F.R. § 230.251 et seq.) under the Securities Act (the “Regulation A Offering”), and (ii) to Pedcor Bancorp in reliance on Section 4(a)(2) of the Securities Act (15 U.S.C. § 77d(a)(2)) (the “Private Placement”), in each case, in accordance with applicable state securities Laws; provided, however, FFED may, in its sole discretion, elect to rely upon any other federal or state exemption available under applicable Law or register or qualify such securities under applicable Law.

(b)             For the purposes of (i) qualifying the FFED Common Stock to be offered to holders of ACB Common Stock (other than Pedcor Bancorp) in the Regulation A Offering with the Securities and Exchange Commission (the “SEC”) under the Securities Act and (ii) holding the ACB Stockholders’ Meeting, FFED shall draft and prepare, and ACB shall cooperate in the preparation of, an offering statement on Form 1-A (together with any amendments or supplements thereto, the “Offering Statement”), including a proxy statement of ACB and an offering circular satisfying all applicable requirements of applicable federal and state securities Laws, including Regulation A under the Securities Act (17 C.F.R. § 230.251 et seq.) (such proxy statement and offering circular in the form included in the Offering Statement, together with any and all amendments or supplements thereto, the “Proxy Statement/Offering Circular”). FFED shall file the Offering Statement, including the Proxy Statement/Offering Circular, with the SEC. Each of FFED and ACB shall use their commercially reasonable efforts to have the Offering Statement declared qualified under the Securities Act as promptly as practicable after such filing, and ACB shall thereafter promptly mail the Proxy Statement/Offering Circular to its stockholders.

(c)            For the purposes of qualifying the FFED Common Stock to be offered to Pedcor Bancorp in the Private Placement for an exemption from registration under the Securities Act, FFED shall draft and prepare, and ACB shall cooperate in the preparation of, any offering materials that FFED determines, in its sole discretion, to be necessary or appropriate to satisfy all applicable requirements of applicable federal and state securities Laws.

(d)            FFED shall also use its commercially reasonable efforts to obtain all necessary state securities Laws or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and ACB shall furnish all information concerning ACB and the ACB stockholders as may be reasonably requested in connection with any such action.

(e)            ACB shall provide FFED with any information concerning itself or its stockholder (to the extent reasonably available to ACB) that FFED may reasonably request in connection with the Regulation A Offering and the Private Placement, including the drafting and preparation of the Offering Statement and the Proxy Statement/Offering Circular, and FFED shall notify ACB promptly of the receipt of any comments of the SEC with respect to the Offering Statement and the Proxy Statement/Offering Circular and of any requests by the SEC for any amendment or supplement thereto or for additional information. Each of FFED and ACB agree to use commercially reasonable efforts, after consultation with each other, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement/Offering Circular and all required amendments and supplements thereto to be mailed to the holders of ACB Common Stock at the earliest practicable time.

(f)            FFED and ACB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Offering Circular or the Offering Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, ACB shall cooperate with FFED in the preparation of a supplement or amendment to such Proxy Statement/Offering Circular that corrects such misstatement or omission, and FFED shall file an amended Offering Statement with the SEC, and ACB shall mail an amended Proxy Statement/Offering Circular to its stockholders.

6.03           Employee Benefit Plans.

(a)            FFED shall make available to the officers and employees of ACB or any of its Subsidiaries who continue as employees of FFED or any of its Subsidiaries after the Effective Time (“Continuing Employees”), substantially the same employee benefits as are generally available to all FFED employees.

(b)            FFED will give credit to Continuing Employees for accrual of vacation and other paid time off pursuant to the policies of ACB through the Effective Time under FFED’s paid time off policies that will apply to Continuing Employees after the Effective Time. Effective as of the Effective Time, such Continuing Employees will be subject to the terms and conditions of the FFED paid time off policies in place for similarly situated employees of FFED, with credit given for all prior years of service with ACB or any of its Subsidiaries for purposes of determining paid time off pay eligibility and the amount of such paid time off pay.

(c)            Continuing Employees will receive credit for prior service with ACB or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of FFED and its Subsidiaries.

(d)           To the extent an ACB employee benefit plan is terminated at or prior to the Effective Time, Continuing Employees shall become eligible to participate in FFED’s similar employee benefit plans as of the Effective Time. FFED will use its reasonable best efforts to: (i) avoid subjecting Continuing Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of FFED or its Subsidiaries in which they are eligible to participate; and (ii) give credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding ACB plan during the balance of the then current 12-month period of coverage.

(e)            To the extent permitted under the plan, FFED will amend its tax-qualified defined contribution retirement plan to permit such plan to accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the ACB 401(k) Plan with respect to any Continuing Employees.

(f)            FFED may elect to continue to maintain all ACB employee welfare benefit and cafeteria plans currently in effect, after the Effective Time until such time as FFED determines, in its sole and absolute discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(g)           Until the Effective Time, ACB or a Subsidiary of ACB, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. FFED or a FFED Subsidiary, whichever is applicable, shall, after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of ACB who incurs a termination on and after the Effective Time, (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of ACB who incurs a qualifying event before the Effective Time, and (iii) for continued health coverage under COBRA of all “M&A qualified beneficiaries” within the meaning of Treasury Regulation Section 54.4980B-9.

(h)           Except for any employee receiving a separate change in control, severance, retention bonus, or similar payment in connection with the Closing of the Merger, those employees of the ICB as of the Effective Time (i) who are still employed by the ICB and who FFED or its Subsidiaries elect not to employ after the Effective Time, and (ii) who sign and deliver a termination and release agreement in a form acceptable to FFED (as set forth in Schedule 6.02(h) of the FFED Disclosure Schedule), shall be entitled to severance pay equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with the ICB with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. Such employees will receive their severance in a lump-sum payment within 60 days of termination of employment. Furthermore, any of such terminated employees shall be entitled to continuation coverage under Fidelity’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. Nothing in this Section 6.03(h) shall be deemed to limit or modify FFED’s or Fidelity’s at-will employment policy or any employee’s at will employment status.

6.04         Adverse Actions. FFED shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time,

(b) any of the conditions to the Merger set forth in Article VII not being satisfied, or (c) a material violation of any provision of this Agreement.

6.05         D&O Insurance and Indemnification.

(a)            Subject to any restrictions imposed by applicable federal banking Laws, FFED shall indemnify and hold harmless (including the advancement of attorneys’ fees and expenses as incurred) each present and former director and officer of ACB and the ICB (each, an “Indemnified Party”) for a period of six (6) years following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Losses”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of ACB under applicable Nevada Law or the Articles of Incorporation or Bylaws of ACB or of ICB under applicable federal Law or the Charter or Bylaws of ICB, as applicable, as in effect as of the date of this Agreement.

(b)            FFED shall cause the persons serving as officers and directors of ACB and ICB immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by an Extended Reporting Period purchased pursuant to the terms of the directors’ and officers’ liability insurance policy currently maintained by ACB (which shall refer to the directors’ and officers’ liability coverage only and not any of the other coverages included on such policy) (the “Existing Policy”), or by coverage purchased for the same period providing at least the same limits of liability under a different policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by FFED, ACB shall cause the applicable broker of record for its Existing Policy to be assigned to FFED’s designee. Such assignment in favor of FFED’s designee shall be executed by ACB with sufficient time to allow FFED and its designee to place the insurance required by this Section 6.05(b). The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that FFED or its designee shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 200% of the annual premium, applicable to the directors’ and officers’ liability coverage only, for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, FFED is unable to maintain or obtain the insurance called for by this Section 6.05(b), FFED shall obtain as much comparable insurance as is available for the Maximum Amount. FFED’s obligations within this Section 6.05(b) apply solely and exclusively to the Existing Policy at the policy’s current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by ACB without interruption, cancellation or amendment until the Effective Time or FFED’s obligations within this Section 6.05(b) shall cease.

(c)            The provisions of this Section 6.05 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

(d)            In the event that either FFED or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of FFED shall assume the obligations set forth in this Section 6.05.

(e)            The following provisions shall apply to any challenge or litigation brought against ACB, ICB, or their respective employees, officers, and directors with respect to the execution and/or consummation of this Agreement, the transactions contemplated hereby, or any proxy statement or offering statement issued in connection with the proposed transactions (“Transaction Litigation”):

(i)            At all times before the Closing, ACB shall keep FFED fully informed about the conduct of any Transaction Litigation and shall not settle any such Transaction Litigation without FFED’s advance written consent.

(ii)           Should Transaction Litigation continue or be initiated after the Closing, FFED shall have the sole right to control the defense of the Transaction Litigation, including the right to settle any such litigation without consent from any employee, officer, or director of ACB or ICB who is a defendant, so long as such settlement does not, with respect to any such defendant, (1) involve an admission of fault or personal liability, (2) impose any legal restrictions on his or her future conduct, or (3) require payment of any amount in settlement.

6.06          Changes and Supplements to FFED Disclosure Schedules. FFED shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the FFED Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the FFED Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of FFED contained herein materially incorrect, untrue or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the FFED Disclosure Schedule unless ACB shall have first consented in writing with respect thereof.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01          Conditions Precedent to FFED’s Obligations. The obligation of FFED to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by FFED:

(a)            Representations and Warranties at Effective Time. Each of the representations and warranties of ACB contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b)            Covenants. Each of the covenants and agreements of ACB shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)           Deliveries at Closing. FFED shall have received from ACB at the Closing the items and documents, in form and content reasonably satisfactory to FFED, set forth in Section 10.02(b).

(d)           Security Offerings. FFED shall have taken all necessary or appropriate action, as determined in its sole discretion, to consummate the Regulation A Offering and the Private Placement, including having qualified shares of FFED Common Stock to be issued to holders of ACB Common Stock (other than Pedcor Bancorp) with the SEC pursuant to the Securities Act and receipt of all other approvals, authorizations, and exemptions under applicable federal and state securities Laws which are required to offer and sell shares of FFED Common Stock in connection with the Merger. The Offering Statement shall have been declared qualified by the SEC, and no stop order shall have been issued or threatened.

(e)           Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of FFED reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on FFED, or (ii) materially reduce the benefits of the transactions contemplated hereby to such a degree that FFED would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(f)            Stockholder Approval. The stockholders of Merger Sub and ACB shall have approved and adopted this Agreement as required by applicable Law, applicable governance documents, and the terms of this Agreement. The total number of the Dissenting Shares shall be no greater than five percent (5%) of the number of shares of ACB Common Stock outstanding as of the date of this Agreement.

(g)           Officers’ Certificate. ACB shall have delivered to FFED a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of ACB contained in Article III are true, accurate and correct in all respects at and as of the Effective Time, subject to the standard specified in Section 7.01(a); (ii) all the covenants and agreements of ACB have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) ACB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h)           Material Proceedings. None of FFED, ACB, or any of their Subsidiaries, shall be subject to any Law or Governmental Order, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.

(i)            Notice of Termination of Data Processing Agreement. ICB shall have provided notice of termination, satisfactory to FFED, to Fidelity Information Services, LLC, under that certain Information Technology Services Agreement, dated January 31, 2020 (including all related exhibits and schedules) (the “Data Processing Agreement”), to terminate the Data Processing Agreement.

(j)            Consents. ACB shall have obtained or given, or caused to be obtained or given, (a) all written consents and notices, if any, required under the Material Contracts, and (b) all permits, authorizations, other written consents, permissions, approvals, and notices as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

7.02         Conditions Precedent to ACB’s Obligations. The obligation of ACB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by ACB:

(a)           Representations and Warranties at Effective Time. Each of the representations and warranties of FFED contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b)           Covenants. Each of the covenants and agreements of FFED shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)           Deliveries at Closing. ACB shall have received from FFED at the Closing the items and documents, in form and content reasonably satisfactory to ACB, listed in Section 10.02(a) hereof.

(d)           Security Offerings. FFED shall have taken all necessary or appropriate action, as determined in its sole discretion, to consummate the Regulation A Offering and the Private Placement, including having qualified shares of FFED Common Stock to be issued to holders of ACB Common Stock (other than Pedcor Bancorp) with the SEC pursuant to the Securities Act and receipt of all other approvals, authorizations, and exemptions under applicable federal and state securities Laws which are required to offer and sell shares of FFED Common Stock in connection with the Merger. The Offering Statement shall have been declared qualified by the SEC, and no stop order shall have been issued or threatened.

(e)           Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(f)            Stockholder Approval. The stockholders of Merger Sub and ACB shall have approved and adopted this Agreement as required by applicable Law, applicable governance documents, and the terms of this Agreement.

(g)           Officers’ Certificate. FFED shall have delivered to ACB a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of FFED contained in Article IV are true, accurate and correct in all respects at and as of the Effective Time subject to the standard specified in Section 7.02(a); (ii) all the covenants and agreements of FFED have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) FFED has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h)           Material Proceedings. None of FFED, ACB, or any of their Subsidiaries, shall be subject to any Law or Governmental Order, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII.

TERMINATION OF MERGER

8.01         Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a)            by the mutual written consent of FFED and ACB;

(b)            by either of ACB or FFED by written notice to the other:

(i)            if this Agreement and the Merger are not approved by the requisite vote of the stockholders of ACB at the ACB Stockholders’ Meeting;

(ii)            (x) if any Governmental Authority of competent jurisdiction shall have issued a Governmental Order or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such Governmental Order or other action shall have become final and non-appealable, or (y) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (z) any application, filing or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its subsidiaries or affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (x), (y) and (z) above; or

(iii)           if the consummation of the Merger shall not have occurred on or before September 30, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;

(c)            by written notice from FFED to ACB, if:

(i)            any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date (provided, that FFED is not then in material breach of any representation, warranty, covenant, or other agreement contained herein);

(ii)           ACB breaches or fails to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by ACB within twenty (20) business days after ACB’s receipt of written notice of such breach from FFED (provided, that FFED is not then in material breach of any representation, warranty, covenant, or other agreement contained herein); or

(iii)          there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ACB, whether or not covered by insurance;

(d)           by written notice from ACB to FFED if:

(i)           any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date (provided, that ACB is not then in material breach of any representation, warranty, covenant, or other agreement contained herein);

(ii)           FFED breaches or fails to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by FFED within twenty (20) business days after FFED’s receipt of written notice of such breach from ACB (provided, that ACB is not then in material breach of any representation, warranty, covenant, or other agreement contained herein); or

(iii)        there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FFED, whether or not covered by insurance;

(e)           by written notice from FFED to ACB if the ACB Board of Directors shall fail to include its recommendation to approve the Merger in the Proxy Statement/Offering Circular; or

(f)            by written notice by FFED to ACB if a quorum could not be convened at the ACB Stockholders’ Meeting or at a reconvened meeting held at any time prior to or on the Outside Date.

8.02         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of FFED or ACB and each of their respective subsidiaries, directors, officers, employees, advisors, agents, or stockholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Sections 5.07 and 5.10(c) and Articles VIII and XI, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement or any related agreement.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time mutually agreed upon by the parties, as specified in the Articles of Merger of Merger Sub and ACB to be filed with the Nevada Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur within ten (10) business days after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.

ARTICLE X.

CLOSING

10.01       Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by FFED.

10.02       Deliveries.

(a)            At the Closing, FFED will deliver to ACB the following:

(i)             the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii)            copies of all Regulatory Approvals necessary to consummate the Merger;

(iii)          copies of the resolutions adopted by the Boards of Directors of FFED and Merger Sub and the stockholders of Merger Sub, certified by the Secretary of FFED or Merger Sub, as applicable, relative to the approval of this Agreement and the Merger;

(iv)          evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Parties in accordance with Section 6.05; and

(v)           such other documents and information as ACB or its legal counsel may reasonably request.

(b)           At the Closing, ACB will deliver to FFED the following:

(i)            the officers’ certificate contemplated by Section 7.01(g) hereof;

(ii)          copies of the resolutions adopted by the Board of Directors and the stockholders of ACB certified by the Secretary of ACB relative to the approval of this Agreement and the Merger;

(iii)           a true and complete list of all holders of ACB Common Stock as of the Closing Date;

(iv)          copies of all third party approvals and consents contemplated by this Agreement, including Sections 3.02, 5.02, and 7.01(j); and

(v)           such other documents and information as FFED or its legal counsel may reasonably request.

ARTICLE XI.
MISCELLANEOUS

11.01       Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective permitted successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned or transferred by operation of law by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.05 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), the representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their permitted successors and assigns, and they will not be construed as conferring any rights on any other Persons.

11.02       Waiver; Amendment.

(a)         The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b)           This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

11.03       Notices. All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:

If to FFED:	with a copy (which shall not constitute notice) to:

Fidelity Federal Bancorp 18 NW Fourth Street Evansville, IN 47708 Attn: Donald R. Neel, President & CEO	Ronald Brown, Esq. Pedcor Investments, LLC Sr. Vice President & General Counsel One Pedcor Square 770 3rd Avenue SW Carmel, Indiana 46032
And

If to ACB:	with a copy (which shall not constitute notice) to:

American Capital Bancorp 770 3rd Avenue Southwest Carmel, IN 46032 Attn: Bruce A. Cordingley, President	SmithAmundsen LLC Capital Center, South Tower 201 North Illinois Street, Suite 1400 Indianapolis, Indiana 46204 Attn: John W. Tanselle

or such substituted address or Person as any of them has given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

11.04       Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05       Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

11.06      Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts shall together constitute one and the same instrument. A signed copy of this Agreement delivered by email, facsimile or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.07       Governing Law; Enforcement; Specific Performance. This Agreement (and any and all other documents, agreements and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the Laws of the State of Indiana and applicable federal Laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement or any Related Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern District of Indiana, Indianapolis Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief (without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security) to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity.

11.08       Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.

11.09       Entire Agreement. This Agreement, the exhibits hereto, and the disclosure schedules delivered hereunder supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein. Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto or the disclosure schedules delivered hereunder.

11.10      Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.07 and 5.10(c) and Articles VIII and XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.03, 1.04, 1.06, 2.01, 2.04, 2.06, 6.03, 6.05 and all of the provisions of this Article XI shall survive the Effective Time.

11.11       Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.12       Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except as expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when financial institutions located in Evansville, Indiana, are required to be open for the transaction of business. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

[Signature Page Follows.]

In Witness Whereof, FFED, Merger Sub, and ACB have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

Fidelity Federal Bancorp

By:	/s/ Donald R. Neel
Donald R. Neel
President & CEO

Affiliation Subsidiary, Inc.

By:	/s/ Donald R. Neel
Donald R. Neel
President

American Capital Bancorp

By:	/s/ Bruce A. Cordingley
Bruce A. Cordingley
President

Index of Exhibits

Exhibit 1.03	Bank Merger Agreement
Exhibit 5.01	Voting Agreement

Exhibit 1.03

Bank Merger Agreement

This Bank Merger Agreement (this “Agreement”), dated to be effective as of February 5, 2021, is made by and between International City Bank, a federal savings bank having its main office at 249 E Ocean Boulevard, Long Beach, CA 90802 (“ICB”), and United Fidelity Bank, F.S.B., a federal savings bank having its main office at 18 NW 4th Street, Evansville, IN 47708 (“Fidelity”).

WITNESSETH:

WHEREAS, ICB is a federal savings bank organized and existing under the laws of the United States of America, the authorized capital stock of which consists of (i) 5,000,000 shares of common stock, par value of $1.00 per share (“ICB Common Stock”), and all of the issued and outstanding shares of which are owned as of the effective date hereof by American Capital Bancorp, a Nevada corporation (“ACB”), and (ii) 500,000 shares of preferred stock, par value of $1.00 per share (“ICB Preferred Stock”);

WHEREAS, Fidelity is a federal savings bank organized and existing under the laws of the United States of America, the authorized capital stock of which consists of 2,000,000 shares of common stock, par value of $1.00 per share (“Fidelity Common Stock”), and all of the issued and outstanding shares of which are owned as of the effective date hereof by Fidelity Federal Bancorp, a Nevada corporation (“FFED”);

WHEREAS, FFED, Affiliation Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of FFED (“Merger Sub”), and ACB have entered into an Agreement and Plan of Merger, dated to be effective as of an even date herewith (the “Holding Company Merger Agreement”), pursuant to which Merger Sub will merge with and into ACB, with ACB as the surviving corporation under the name “Affiliation Subsidiary, Inc.,” and, simultaneously with or immediately thereafter, Affiliation Subsidiary, Inc. (f/k/a ACB) will merge with and into FFED, with FFED as the surviving corporation (collectively, the “Holding Company Merger”);

WHEREAS, the Holding Company Merger Agreement contemplates that, simultaneously with or immediately after the Holding Company Merger, ICB will merge with and into Fidelity, with Fidelity as the surviving savings bank; and

WHEREAS, the respective Boards of Directors of ICB and Fidelity deem the merger of ICB with and into Fidelity, under and pursuant to the terms and conditions set forth herein, is desirable and in the best interests of the respective savings banks, and the Boards of Directors of ICB and Fidelity have authorized and approved the execution and delivery of this Agreement by their respective officers.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereby agree as follows:

ARTICLE I
Bank Merger

Section 1. Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), ICB shall be merged with and into Fidelity, with Fidelity as the surviving savings bank (the “Surviving Bank”), pursuant to the provisions of, and with the effect provided in, the Home Owners Loan Act, the regulations of the Office of the Comptroller of the Currency (“OCC”), and other applicable federal law (said transaction being hereinafter referred to as the “Bank Merger”). The business of the Surviving Bank shall be that of a federally chartered savings bank and shall be conducted at its main office and its legally established branches. The parties hereto intend that the Bank Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 2. Name. The name of the Surviving Bank shall be “United Fidelity Bank, F.S.B.” as a result of the Bank Merger.

Section 3. Charter and Bylaws; Charter Amendment.

(a) Charter and Bylaws. Except as contemplated by Section 3(b), the Charter of Fidelity in effect immediately prior to the Effective Time shall be the Charter of the Surviving Bank, until amended in accordance with applicable laws, rules, and regulations. The Bylaws of Fidelity in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank, until amended in accordance with applicable laws, rules, and regulations.

(b) Charter Amendment. Fidelity shall take all necessary and appropriate action to amend its Charter (the “Charter Amendment”) to establish (and provide for the issuance of) a class of preferred stock, par value of $1.00 per share (the “Fidelity Preferred Stock”). The Charter Amendment shall authorize Fidelity to issue at least 500,000 shares of Fidelity Preferred Stock. The designations, privileges, preferences, limitations, restrictions, and relative rights, including, but not limited to, voting power and dividend or distribution rights, if any, shall be the same (except for any non-material changes necessary to reflect the fact that the issuer is Fidelity instead of ICB) as the ICB Preferred Stock prior to the Effective Time

Section 4. Offices. The main office of the Surviving Bank shall be 18 NW 4th Street, Evansville, IN 47708. The branch offices of Fidelity shall be operated as branches of the Surviving Bank, and the main and branch offices of ICB shall be established and authorized as branch offices of the Surviving Bank.

Section 5. Board of Directors. At the Effective Time, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Fidelity immediately prior to the Effective Time.

Section 6. Executive Officers. At the Effective Time, the executive officers of the Surviving Bank shall consist of those persons serving as executive officers of Fidelity immediately prior to the Effective Time.

Section 7. Conversion and Exchange of Capital Stock.

(a) Conversion and Exchange. Subject to the terms and conditions of this Agreement, the manner of converting and exchanging the shares of capital stock of Fidelity and ICB at the Effective Time shall be as follows:

(i) Each share of capital stock of Fidelity issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

(ii) Each share of ICB Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Bank Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of capital stock, or other property shall be delivered in exchange therefor.

(iii) Each share of ICB Preferred Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Bank Merger, and without any action on the part of the holder thereof, be converted into and exchanged for one (1) newly issued, fully paid, and non-assessable share of Fidelity Preferred Stock.

(b) Stock Certificates for ICB Preferred Stock. From and after the Effective Time, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of ICB Preferred Stock shall be deemed, for all purposes, to continue to evidence ownership of and to represent shares of Fidelity Preferred Stock. Holders of shares of ICB Preferred Stock will not be required to exchange their ICB Preferred Stock certificates for new certificates. If, in the future, the Surviving Bank decides to affect an exchange of stock certificates, instructions for such exchange will be sent to all holders of record of ICB Preferred Stock.

ARTICLE II
Conditions Precedent

Section 1. Conditions Precedent. This Agreement is subject to, and consummation of the Bank Merger herein provided for, is conditioned upon the fulfillment prior to the Effective Time of each of the following conditions:

(a) approval of this Agreement by the shareholders of Fidelity and ICB in accordance with applicable law and the Charter and Bylaws of Fidelity and ICB, respectively;

(b) consummation of the Charter Amendment, including approval by the shareholders of Fidelity if and to the extent required by applicable law or the Charter or Bylaws of Fidelity;

(c) Fidelity taking such necessary or appropriate action to issue shares of Fidelity Preferred Stock to the holders of ICB Preferred Stock as contemplated by Article I, Section 7(a)(iii);

(d) consummation of the transactions contemplated by the Holding Company Merger Agreement, including without limitation, the Holding Company Merger; and

(e) procurement of all other actions, consents, approvals, or rulings, governmental or otherwise, and satisfaction of all other requirements of law (including, without limitation, the approval or notice of the Bank Merger and the Charter Amendment by or to the OCC) which are, or in the opinion of counsel for Fidelity or ICB may be, necessary or appropriate to permit or enable the Surviving Bank, upon and after the Effective Time, to conduct all or any part of the business and activities of Fidelity or ICB in the manner in which such business and activities were conducted by each of them prior to the Bank Merger.

ARTICLE III
Effect of Bank Merger

Section 1. General. At the Effective Time, the identity, existence, purposes, powers, objects, franchises, privileges, rights, and immunities of Fidelity shall continue unaffected and unimpaired by the Bank Merger and the corporate franchise, existence, and rights of ICB shall be merged with and into the Surviving Bank. The separate existence and corporate organization of ICB and Fidelity, except insofar as either may be continued by statute, shall cease at the Effective Time. The Surviving Bank shall at and after the Effective Time possess all of the rights, privileges, immunities, powers, and franchises, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar, or transfer agent of stocks and bonds, guardian, conservator, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as was held or enjoyed by ICB and Fidelity at the Effective Time.

Section 2. Properties of the Surviving Bank. At the Effective Time, all property, real, personal, and mixed, and all debts due on whatever account and all other choses in action and all and every other interest, of or belonging to, or due to, ICB and Fidelity, shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed, and the title to all real estate, or any interest therein, under the laws of any state or of the United States, vested in ICB and Fidelity shall vest in the Surviving Bank and shall not revert or be in any way impaired by reason of the Bank Merger. ICB and Fidelity shall execute all such instruments of transfer, if any, as shall be necessary under the laws of any state or of the United States to vest all the right, title, and interest of ICB and Fidelity in and to its assets in the Surviving Bank.

Section 3. Liabilities of the Surviving Bank. The Surviving Bank at and after the Effective Time shall be responsible and liable for and assume all of the liabilities, deposits, contracts, and obligations of ICB and Fidelity in the same manner and to the same extent as if the Surviving Bank had itself incurred the same or contracted therefor, and any claim existing or action or proceeding pending by or against ICB and Fidelity may be prosecuted to judgment as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in place of ICB and Fidelity. Neither the rights of creditors nor any liens upon the property of ICB and Fidelity shall be impaired by reason of the Bank Merger, but such liens shall be limited to the property upon which they were liens immediately prior to the Effective Time.

ARTICLE IV
Effective Time

The Bank Merger shall be effective at the time and on the date specified in the certification letter or other certificate issued by the OCC with respect thereto (such date and time being herein referred to as the “Effective Time”).

ARTICLE V
Termination

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by the mutual consent of the parties hereto at any time and shall terminate automatically with no further action by either party in the event that the Holding Company Merger Agreement is terminated in accordance with the provisions thereof prior to the effectiveness of the Holding Company Merger.

ARTICLE VI
Miscellaneous

Section 1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 2. Further Assurances. If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances, or assurances are necessary or desirable to vest, perfect, or confirm in the Surviving Bank title to any property or rights of ICB, or otherwise carry out the provisions hereof, the proper officers and directors of ICB, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of ICB shall execute and deliver any and all proper assignments, conveyances, and assurances, and do all things necessary or desirable to vest, perfect, or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

Section 3. Amendments. Before the Effective Time, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable laws, rules, or regulations.

Section 4. Governing Law. This Agreement is governed by, and will be interpreted in accordance with, the laws of the United States of America, and to the extent federal law is not applicable, the laws of the State of Indiana.

Section 5. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and attested to by their officers thereunto duly authorized, all as of the day and year first above written.

Attest		International City Bank

By:	/s/ Paula-Rose Wihongi	/s/ Michael C. Miller
	Paula-Rose Wihongi	Michael C. Miller
	SVP/CFO	President & CEO

Attest		United Fidelity Bank, F.S.B.

By:	/s/ Kristi R. Krack	/s/ Donald R. Neel
	Kristi R. Krack	Donald R. Neel
	Senior Vice President	President & CEO

[Signature Page to Bank Merger Agreement]

Exhibit 5.01

Voting Agreement

(See attached)

Voting Agreement

Each of the undersigned, being all of the directors of American Capital Bancorp, a Nevada corporation (“ACB”), and International City Bank, a federal savings bank and wholly-owned subsidiary of ACB (“ICB”), having, in the case of the ACB directors, voted for the approval and adoption by ACB of that certain Amended and Restated Agreement and Plan of Merger (“Agreement and Plan of Merger”) among ACB, Fidelity Federal Bancorp, a Nevada corporation (“FFED”), and Affiliation Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of FFED (“Merger Sub”), whereby FFED and ACB intend to affiliate through a corporate reorganization whereby Merger Sub will merge with and into ACB, with ACB as the surviving corporation (the “Merger”), in consideration of the benefits to be derived from the consummation of the Merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce FFED to execute and deliver the Agreement and Plan of Merger to ACB and to proceed with the consummation of the Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a) will support the consummation of the Merger and, subject to fiduciary duties, will recommend the Merger for approval and adoption by the stockholders of ACB;

(b) will vote all shares of common stock of ACB (“ACB Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the stockholders of ACB or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Merger; and

(c) until such time as the Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of ACB Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to FFED a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to FFED.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of, or the fiduciary with rights to vote and dispose of, the number of shares of ACB Common Stock indicated beside his or her signature below. Each undersigned further represents and warrants that the undersigned’s obligations under this Voting Agreement are entered into freely and are not dependent on the participation of any or all of the other directors.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Merger or (b) the termination of the Agreement and Plan of Merger in accordance with its terms.

This Voting Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts shall together constitute one and the same instrument. A signed copy of this Voting Agreement delivered by email, facsimile or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Voting Agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Vanderburgh County, Indiana or the United States District Court for the Southern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief (without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security) to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[Remainder of Page Intentionally Left Blank.]

Executed and Delivered as of July 8, 2021.

Directors:

/s/ Gerald K. Pedigo	(4,089,786 shares)
Gerald K. Pedigo

/s/ Bruce A. Cordingley	(4,089,786 shares)
Bruce A. Cordingley

/s/ James J. Sullos, Jr.	(40,697 shares)
James J. Sullos, Jr.

/s/ Stephen R. Oettinger	(27,364 shares)
Stephen R. Oettinger

/s/ Michael C. Miller	(225 shares)
Michael C. Miller

/s/ Jean Bixby Smith	(6,000 shares)
Jean Bixby Smith

/s/ Donald R. Neel	(84,000 shares)
Donald R. Neel

Annex B – Form of voting Agreement

Voting Agreement

Each of the undersigned, being all of the directors of American Capital Bancorp, a Nevada corporation (“ACB”), and International City Bank, a federal savings bank and wholly-owned subsidiary of ACB (“ICB”), having, in the case of the ACB directors, voted for the approval and adoption by ACB of that certain Amended and Restated Agreement and Plan of Merger (“Agreement and Plan of Merger”) among ACB, Fidelity Federal Bancorp, a Nevada corporation (“FFED”), and Affiliation Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of FFED (“Merger Sub”), whereby FFED and ACB intend to affiliate through a corporate reorganization whereby Merger Sub will merge with and into ACB, with ACB as the surviving corporation (the “Merger”), in consideration of the benefits to be derived from the consummation of the Merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce FFED to execute and deliver the Agreement and Plan of Merger to ACB and to proceed with the consummation of the Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a) will support the consummation of the Merger and, subject to fiduciary duties, will recommend the Merger for approval and adoption by the stockholders of ACB;

(b) will vote all shares of common stock of ACB (“ACB Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the stockholders of ACB or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Merger; and

(c) until such time as the Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of ACB Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to FFED a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to FFED.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of, or the fiduciary with rights to vote and dispose of, the number of shares of ACB Common Stock indicated beside his or her signature below. Each undersigned further represents and warrants that the undersigned’s obligations under this Voting Agreement are entered into freely and are not dependent on the participation of any or all of the other directors.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Merger or (b) the termination of the Agreement and Plan of Merger in accordance with its terms.

This Voting Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts shall together constitute one and the same instrument. A signed copy of this Voting Agreement delivered by email, facsimile or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Voting Agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Vanderburgh County, Indiana or the United States District Court for the Southern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief (without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security) to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[Remainder of Page Intentionally Left Blank.]

Executed and Delivered as of July 8, 2021.

Directors:

(4,089,786 shares)
Gerald K. Pedigo

(4,089,786 shares)
Bruce A. Cordingley

(40,697 shares)
James J. Sullos, Jr.

(27,364 shares)
Stephen R. Oettinger

(225 shares)
Michael C. Miller

(6,000 shares)
Jean Bixby Smith

Donald R. Neel	(84,000 shares)

Annex C-1 – Opinion of ACB’s Financial Advisor DATED FEBRUARY 4, 2021

C-1-1

7205 W. Central Avenue
Toledo, OH 43617
419.841.8521
www.probank.com

February 4, 2021

Board of Directors	Board of Directors
Fidelity Federal Bancorp	American Capital Bancorp
18 NW Fourth Street	770 3rd Avenue Southwest
Evansville, IN 47708	Carmel, IN 46032

Members of the Board:

This correspondence represents a joint fairness opinion letter to the respective board of directors of Fidelity Federal Bancorp and American Capital Bancorp. The opinion is limited to the fairness, from a financial point of view, of the Merger Consideration (as defined herein and in the Agreement) to be paid to common stockholders of American Capital Bancorp pursuant to the Agreement and Plan of Merger, by and among, Fidelity Federal Bancorp, Affiliation Subsidiary, Inc, and American Capital Bancorp, dated as of February 4, 2021 (the "Agreement"). Through a series of merger transactions as described in the Agreement, American Capital Bancorp (“ACB”) common shares will be exchanged for either cash or shares of Fidelity Federal Bancorp (“FFED”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

Pursuant to the terms of the Agreement, each share of ACB common stock shall be converted into the right to receive the Merger Consideration. The Merger Consideration consists of either: (i) 0.2103 shares of common stock, no par value per share, of FFED (“FFED Common Stock”), as adjusted in accordance with the terms of this Agreement (the “Exchange Ratio”) (the “Per Share Stock Consideration”); or (ii) $14.23 in cash (without interest) (the “Per Share Cash Consideration”); provided, however, that any shares of ACB Common Stock with respect to which the holder owns two thousand five hundred (2,500) shares or less shall be only entitled to the Per Share Cash Consideration. The foregoing consideration, collectively and in the aggregate, is referred to herein as the “Merger Consideration.”

ProBank Austin, as part of its investment banking and valuation practice, is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed and/or considered among other things, the following:

(i)	the Agreement dated February 4, 2021;

(ii)	certain publicly available financial statements as of September 30, 2020 and other historical financial information of ACB and FFED that we deemed relevant;

(iii)	certain non-public internal financial and operating data of ACB and FFED that were prepared and provided to us by the respective management of ACB and FFED including internal financial statements of each company as of November 30, 2020;

(iv)	publicly reported historical stock price and trading activity of certain other publicly traded companies deemed comparable to ACB and FFED;

(v)	the current market environment generally and the banking environment in particular; and,

(vi)	such other information, financial studies, analyses and investigations, financial, economic, and market criteria as we considered relevant.

Chicago | Louisville | Nashville | New York | San Francisco | Toledo

C-1-2

Board of Directors
February 4, 2021

ProBank Austin prepared valuations of ACB and FFED as of September 30, 2020 using comparable information and valuation methods. We considered the pro forma value change of ACB and FFED from September 30, 2020 to December 31, 2020.

Management of ACB and FFED, respectively, have represented there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all material respects to our analysis that ACB and FFED will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, ProBank Austin expresses no view or opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated by the Agreement or any terms or other aspects of the Agreement.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of our due diligence, we made no independent verification as to the status and value of ACB’s or FFED’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. As part of the engagement, ProBank Austin reserves the right to review any public disclosures describing this fairness opinion or its firm. ProBank Austin has been jointly engaged by the board of directors of FFED and ACB in rendering this opinion and will receive a fee for our services. In addition, FFED and ACB has agreed to indemnify ProBank Austin from and against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the Merger Consideration being paid by FFED and received by ACB is fair, from a financial point of view.

Respectfully,

ProBank Austin

Chicago | Louisville | Nashville | New York | San Francisco | Toledo

C-1-3

Annex C-2 – Opinion of ACB’s Financial Advisor DATED July 8, 2021

C-2-1

7205 W. Central Avenue
Toledo, OH 43617
419.841.8521
www.probank.com

July 8, 2021

Board of Directors	Board of Directors
Fidelity Federal Bancorp	American Capital Bancorp
18 NW Fourth Street	770 3rd Avenue Southwest
Evansville, IN 47708	Carmel, IN 46032

Members of the Board:

This correspondence represents a joint fairness opinion letter to the respective board of directors of Fidelity Federal Bancorp and American Capital Bancorp. The opinion is limited to the fairness, from a financial point of view, of the Merger Consideration (as defined herein and in the Agreement) to be paid to common stockholders of American Capital Bancorp pursuant to the Agreement and Plan of Merger, by and among, Fidelity Federal Bancorp, Affiliation Subsidiary, Inc, and American Capital Bancorp, dated as of February 4, 2021 (the "Agreement"), as amended by the Amended and Restated Agreement, dated as of July 8, 2021 (the “Amended Agreement”). Through a series of merger transactions as described in the Agreement, American Capital Bancorp (“ACB”) common shares will be exchanged for either cash or shares of Fidelity Federal Bancorp (“FFED”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

Pursuant to the terms of the Amended Agreement, each share of ACB common stock shall be converted into the right to receive the Merger Consideration. The Merger Consideration consists of either: (i) 0.2083 shares of common stock, no par value per share, of FFED (“FFED Common Stock”), as adjusted in accordance with the terms of this Agreement (the “Exchange Ratio”) (the “Per Share Stock Consideration”); or (ii) $16.25 in cash (without interest) (the “Per Share Cash Consideration”); provided, however, that any shares of ACB Common Stock with respect to which the holder owns two thousand five hundred (2,500) shares or less shall be only entitled to the Per Share Cash Consideration. The foregoing consideration, collectively and in the aggregate, is referred to herein as the “Merger Consideration.”

ProBank Austin, as part of its investment banking and valuation practice, is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. ProBank Austin prepared valuations of ACB and FFED as of March 31, 2021 using comparable information and valuation methods. In connection with rendering our opinion set forth herein, we have reviewed and/or considered among other things, the following:

(i)	the Agreement dated February 4, 2021 and the Amended Agreement dated July 8, 2021;

(ii)	certain publicly available financial statements as of March 31, 2021 and other historical financial information of ACB and FFED that we deemed relevant;

(iii)	certain non-public internal financial and operating data of ACB and FFED that were prepared and provided to us by the respective management of ACB and FFED including internal financial statements of each company as of May 31, 2021;

(iv)	publicly reported historical stock price and trading activity of certain other publicly traded companies deemed comparable to ACB and FFED;

(v)	the current market environment generally and the banking environment in particular; and,

(vi)	such other information, financial studies, analyses and investigations, financial, economic, and market criteria as we considered relevant.

Chicago | Louisville | Nashville | New York | San Francisco | Toledo

C-2-2

Board of Directors
July 8 2021

Management of ACB and FFED, respectively, have represented there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all material respects to our analysis that ACB and FFED will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, ProBank Austin expresses no view or opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated by the Agreement or any terms or other aspects of the Agreement.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of our due diligence, we made no independent verification as to the status and value of ACB’s or FFED’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. As part of the engagement, ProBank Austin reserves the right to review any public disclosures describing this fairness opinion or its firm. ProBank Austin has been jointly engaged by the board of directors of FFED and ACB in rendering this opinion and will receive a fee for our services. In addition, FFED and ACB has agreed to indemnify ProBank Austin from and against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to FFED and the common stockholders of ACB.

Respectfully,

ProBank Austin

Chicago | Louisville | Nashville | New York | San Francisco | Toledo

C-2-3

Annex D – Nevada revised statutes 92a.300 to 92A.500

Nevada Revised Statutes

Title 7 – Business Associations; Securities; Commodities

Chapter 92A – Mergers, Conversions, Exchanges and Domestications

NRS 92A.300 – NRS 92A.500

RIGHTS OF DISSENTING OWNERS

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305  “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310  “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.

NRS 92A.315  “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320  “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.  Without discounting for lack of marketability or minority status.

NRS 92A.325  “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330  “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335  “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.  Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger;

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180; or

(3) If the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection pursuant to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, must not challenge the corporate action creating the entitlement unless the action is unlawful or constitutes or is the result of actual fraud against the stockholder or the domestic corporation.

3.  Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger; shares of stock not issued and outstanding on date of first announcement of proposed action.

1.  There is no right of dissent pursuant to paragraph (a), (b), (c) or (f) of subsection 1 of NRS 92A.380 in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2.  The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3.  Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action to accept for such shares anything other than:

(a) Cash;

(b) Any security or other proprietary interest of any other entity, including, without limitation, shares, equity interests or contingent value rights, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective; or

(c) Any combination of paragraphs (a) and (b).

4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

6.  There is no right of dissent with respect to any share of stock that was not issued and outstanding on the date of the first announcement to the news media or to the stockholders of the terms of the proposed action requiring dissenter’s rights.

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

NRS 92A.410  Notification of stockholders regarding right of dissent.

1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those stockholders of record entitled to exercise dissenter’s rights.

2.  If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders of record entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420  Prerequisites to demand for payment for shares.

1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.  If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2.  The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.  A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.  Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460  Payment for shares: General requirements.

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2.  The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3.  Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.  If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500  Assessment of costs and fees in certain legal proceedings.

1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of NRS 17.117 or N.R.C.P. 68.

Annex E – Financial Statements of Fidelity Federal Bancorp

E-1

Fidelity Federal Bancorp

Independent Auditor’s Report and Consolidated Financial Statements

December 31, 2020 and 2019

E-2

Fidelity Federal Bancorp

December 31, 2020 and 2019

E-3

Independent Auditor’s Report

Stockholders and Board of Directors

Fidelity Federal Bancorp

Evansville, Indiana

We have audited the accompanying consolidated financial statements of Fidelity Federal Bancorp (a 98%-owned subsidiary of Pedcor Financial Bancorp) and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fidelity Federal Bancorp and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

Fidelity Federal Bancorp is affiliated with companies that are controlled by a common parent with the ability to influence the business of each company. As discussed in Note 24 to the consolidated financial statements, Fidelity Federal Bancorp and its affiliates have engaged in significant transactions with each other. Our opinion is not modified with respect to this matter.

Evansville, Indiana

April 30, 2021

E-4

Fidelity Federal Bancorp

Consolidated Balance Sheets

December 31, 2020 and 2019

(In Thousands, Except Share Data)

Assets

	2020	2019
Cash and due from banks	$8,221	$8,616
Interest-bearing deposits in banks	79,426	24,163

Cash and cash equivalents	87,647	32,779

Restricted cash - acquired for development, including
related parties of $11,630 and $19,367	11,645	19,629
Restricted cash - held for investment	2,186	10
Interest-bearing time deposits in banks	100	100
Assets held for sale	9,323	9,283
Other receivable - related party	886	1,341
Available-for-sale securities	375,451	329,929
Held-to-maturity securities	321,436	240,780
Loans, net of allowance for loan losses of $2,791 and $2,193,
including related parties of $44,061 and $37,820	371,851	209,185
Federal Home Loan Bank stock	6,204	6,355
Investments in limited partnerships	26,120	6,207
Investments in qualified affordable housing projects	2,139	2,447
Foreclosed assets held for sale, net	6,160	1,275
Deferred structuring fee - related party	2,520	2,778
Premises and equipment, net	25,275	14,381
Right of use assets, net	4,241	4,074
Real estate acquired for development	84,986	36,510
Real estate held for investment, net, including related
parties of $3,632	64,146	67,859
Derivative financial instruments	1,369	4,067
Interest rate swap	2,756	915
Bank-owned life insurance	4,888	4,786
Real estate development and construction fees receivable	40,540	33,679
Interest receivable and other assets	12,187	9,616

Total assets	$1,464,056	$1,037,985

See Notes to Consolidated Financial Statements

E-5

Fidelity Federal Bancorp

Consolidated Balance Sheets (Continued)

December 31, 2020 and 2019

(In Thousands, Except Share Data)

Liabilities and Stockholders' Equity

	2020	2019
Liabilities
Deposits
Noninterest bearing, including related parties
of $119,397 and $85,282	$409,491	$287,064
Interest bearing	692,019	482,361

Total deposits	1,101,510	769,425

Federal Home Loan Bank advances	35,000	10,000
Other borrowings, net, including related parties
of $2,350 and $2,120	138,821	113,576
Lease liabilities	4,259	4,088
Deferred income taxes	18,391	12,639
Unearned commitment availability fee - related parties	378	145
Interest rate swap liability	1,043	-
Deferred real estate payable, including
related parties of $4,305 and $3,343	7,250	4,297
Other liabilities	14,150	9,931

Total liabilities	1,320,802	924,101

Stockholders' Equity
Common stock $1 stated value
Authorized - 10,000,000 shares
at December 31, 2020 and 2019
Issued and outstanding - 1,938,317 and 1,557,751 shares
at December 31, 2020 and 2019, respectively	1,938	1,558
Series A fixed rate cumulative perpetual preferred stock
Liquidation preference of $1,000 per share
Authorized - 6,657 shares at December 31, 2020 and 2019
Issued and outstanding - 6,657 shares at
December 31, 2020 and 2019	6,657	6,657
Dividends in arrears (undeclared), $0 and $0
at December 31, 2020 and 2019
Series B fixed rate cumulative perpetual preferred stock
Liquidation preference of $1,000 per share
Authorized - 200 shares at December 31, 2020 and 2019
Issued and outstanding - 200 shares at
December 31, 2020 and 2019	200	200
Dividends in arrears (undeclared), $0 and $0
at December 31, 2020 and 2019

See Notes to Consolidated Financial Statements

E-6

Fidelity Federal Bancorp

Consolidated Balance Sheets (Continued)

December 31, 2020 and 2019

(In Thousands, Except Share Data)

	2020	2019

Series C fixed rate noncumulative perpetual preferred stock
Liquidation preference of $1,000 per share
Authorized - 4,000 shares at December 31, 2020 and 2019
Issued and outstanding - 4,000 shares at
December 31, 2020 and 2019	$4,000	$4,000
Series D fixed rate cumulative perpetual preferred stock
Liquidation preference of $1,000 per share
Authorized - 4,300 shares at December 31, 2020
and 2019
Issued and outstanding - 4,300 shares at
December 31, 2020 and 2019	4,300	4,300
Dividends in arrears (undeclared), $0
at December 31, 2020 and 2019
Total preferred stockholders' equity	15,157	15,157

Additional paid-in capital	61,915	61,362
Retained earnings	46,855	30,312
Accumulated other comprehensive income	17,389	5,495

Total stockholders' equity	143,254	113,884

Total liabilities and stockholders' equity	$1,464,056	$1,037,985

See Notes to Consolidated Financial Statements

E-7

Fidelity Federal Bancorp

Consolidated Statements of Income

Years Ended December 31, 2020 and 2019

(In Thousands, Except Share Data)

	2020	2019
Interest Income
Loans receivable	$12,543	$9,427
Investment securities	12,990	12,816
Other interest income	1,377	1,808

Total interest income	26,910	24,051

Interest Expense
Deposits	3,753	5,434
Other borrowings	5,327	4,346

Total interest expense	9,080	9,780

Net Interest Income	17,830	14,271

Provision for Loan Losses	869	505

Net Interest Income After Provision for Loan Losses	16,961	13,766

Noninterest income
Service charges on deposit accounts	491	532
Net gains on loan sales	138	254
Servicing fees on loans sold	68	79
Earnings on Bank-owned life insurance	139	136
Real estate lease income	5,699	3,127
Real estate development and construction fees	2,610	13,409
Net income from limited partnerships	6,549	5,023
Commitment availability fees - related parties	1,625	2,253
Change in fair value of derivative financial instruments	(3,175)	(4,699)
Net gain on sale of real estate acquired for development	2,100	-
Gain (loss) on sale of foreclosed assets	(70)	106
Net gain on sale of available-for-sale securities	-	435
Net gain on divestiture - Clifton branch	-	1,482
Net gain on acquisition - First City Bank of Florida	11,370	-
Other income	3,189	2,527

Total noninterest income	30,733	24,664

See Notes to Consolidated Financial Statements

E-8

Fidelity Federal Bancorp

Consolidated Statements of Income (Continued)

Years Ended December 31, 2020 and 2019

(In Thousands, Except Share Data)

	2020	2019
Noninterest Expenses
Salaries and employee benefits	$12,981	$12,041
Net occupancy expenses	5,015	3,386
Equipment expenses	1,112	1,021
Data processing fees	2,479	2,256
Legal and professional fees	1,294	1,024
Deposit insurance expense	240	109
Printing, postage and office supplies expenses	286	272
Correspondent bank charges	209	301
Other real estate owned expenses	167	35
Abandoned project cost	58	238
Intangible asset amortization	708	1,384
Other expense	5,714	4,724

Total noninterest expenses	30,263	26,791

Income Before Income Tax	17,431	11,639

Income Tax Expense (Benefit)	(706)	1,159

Net Income	$18,137	$10,480

Earnings Per Share	$9.62	$5.93

See Notes to Consolidated Financial Statements

E-9

Fidelity Federal Bancorp

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2020 and 2019

(In Thousands, Except Share Data)

	2020	2019
Net Income	$18,137	$10,480

Other Comprehensive Income
Unrealized appreciation on available-for-sale
securities, net of tax of $3,351 and $3,335 for 2020
and 2019, respectively	10,721	10,502
Less reclassification adjustment for realized gains
included in net income, net of taxes of $0 and $105
for 2020 and 2019, respectively	-	330
Change in fair value of cash flow hedges, net of tax
of $370 and $173 for 2020 and 2019, respectively	1,173	544

	11,894	10,716

Comprehensive Income	$30,031	$21,196

See Notes to Consolidated Financial Statements

E-10

Fidelity Federal Bancorp

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2020 and 2019

(In Thousands, Except Share Data)

			Series	Series	Series	Series			Accumulated
			A	B	C	D	Additional		Other
	Common Stock		Preferred	Preferred	Preferred	Preferred	Paid-in	Retained	Comprehensive
	Shares	Amount	Stock	Stock	Stock	Stock	Capital	Earnings	Income (Loss)	Total
Balance, January 1, 2019	1,557,751	$1,558	$6,657	$200	$4,000	$4,300	$60,160	$21,388	$(5,221)	$93,042

Net income	-	-	-	-	-	-	-	10,480	-	10,480
Other comprehensive income	-	-	-	-	-	-	-	-	10,716	10,716
Capital contributions from related parties under common control, net taxes of $42	-	-	-	-	-	-	131	-	-	131
Capital contributions from Pedcor Financial Bancorp, net of taxes of $340	-	-	-	-	-	-	1,071	-	-	1,071
Payment of common stock dividends ($0.05 per share)	-	-	-	-	-	-	-	(312)	-	(312)
Payment of preferred stock dividends	-	-	-	-	-	-	-	(1,244)	-	(1,244)

Balance, December 31, 2019	1,557,751	$1,558	$6,657	$200	$4,000	$4,300	$61,362	$30,312	$5,495	$113,884

See Notes to Consolidated Financial Statements

E-11

Fidelity Federal Bancorp

Consolidated Statements of Stockholders’ Equity (Continued)

Years Ended December 31, 2020 and 2019

(In Thousands, Except Share Data)

			Series	Series	Series	Series			Accumulated
			A	B	C	D	Additional		Other
	Common Stock		Preferred	Preferred	Preferred	Preferred	Paid-in	Retained	Comprehensive
	Shares	Amount	Stock	Stock	Stock	Stock	Capital	Earnings	Income	Total
Balance, December 31, 2019	1,557,751	$1,558	$6,657	$200	$4,000	$4,300	$61,362	$30,312	$5,495	$113,884

Net income	-	-	-	-	-	-	-	18,137	-	18,137
Other comprehensive income	-	-	-	-	-	-	-	-	11,894	11,894
Capital contributions from related parties under common control, net taxes of $125	-	-	-	-	-	-	394	-	-	394
Capital contributions from Pedcor Financial Bancorp, net of taxes of $171	-	-	-	-	-	-	539	-	-	539
Issuance of stock to and capital contributions from Pedcor Financial Bancorp, net of taxes of $121	380,566	380	-	-	-	-	(380)	-	-	-
Payment of common stock dividends ($0.05 per share)	-	-	-	-	-	-	-	(350)	-	(350)
Payment of preferred stock dividends	-	-	-	-	-	-	-	(1,244)	-	(1,244)

Balance, December 31, 2020	1,938,317	$1,938	$6,657	$200	$4,000	$4,300	$61,915	$46,855	$17,389	$143,254

See Notes to Consolidated Financial Statements

E-12

Fidelity Federal Bancorp

Consolidated Statements of Cash Flows

Years Ended December 31, 2020 and 2019

(In Thousands, Except Share Data)

	2020	2019
Operating Activities
Net income	$18,137	$10,480
Adjustments to reconcile net income to net
cash provided by operating activities
Depreciation and amortization	4,419	4,464
Amortization of premiums and discounts, net	2,935	2,591
Accretion of points paid	(336)	(336)
Accretion of commitment availability fee	(1,625)	(2,253)
Amortization of limited partnership guarantee	103	-
Provision for loan losses	869	505
Provision for real estate owned	-	15
Increase in cash surrender value of Bank-owned
life insurance	(102)	(102)
Cash distributions on limited partnerships	501	2,240
Net income from limited partnerships	(6,652)	(5,023)
Mortgage loans originated for sale	(8,163)	(10,016)
Proceeds from sale of mortgage loans	8,301	10,477
Deferred income taxes	(1,583)	(294)
Income reported on payment received for
additional interest	(72)	(90)
Net gain on sale of available-for-sale securities	-	(435)
Net gain on sale of mortgage loans	(138)	(254)
Net (gain) loss on sale of premises and equipment	20	(3)
Net (gain) loss on sale of foreclosed assets	70	(106)
Net gain on sale of real estate	(2,100)	-
Loss on abandoned project cost	58	238
Change in fair value of derivative financial instruments	3,175	4,699
Net gain on sale of branch	-	(1,482)
Net gain on acquisitions	(11,370)	-
Changes in
Real estate development and construction fee receivable	(1,673)	(12,888)
Lease liabilities	(247)	(422)
Interest payable and other liabilities	(110)	822
Interest receivable and other assets	(2,148)	(1,421)
Net cash provided by operating activities	2,269	1,406

Investing Activities
Purchases of available-for-sale securities	(28,271)	(38,369)
Purchases of held-to-maturity securities	(95,294)	(56,307)
Proceeds from maturities of available-for-sale securities	4,475	18,126
Proceeds from maturities of held-to-maturity securities	12,182	2,448
Proceeds from sale of available-for-sale securities	-	18,327
Proceeds from host debt	272	301
Proceeds from commitment availability fee	1,858	1,016
Purchase of Federal Home Loan Bank stock	-	(810)
Redemption of Federal Home Loan Bank stock	280	-
Net change in loans	(100,258)	(36,541)
Net change in loans to related parties	(6,241)	(3,968)
Purchase of premises and equipment	(832)	(431)

See Notes to Consolidated Financial Statements

E-13

Fidelity Federal Bancorp

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2020 and 2019

(In Thousands, Except Share Data)

	2020	2019
Investing Activities continued
Proceeds from sale of premises and equipment	$26	$3
Capital improvements to foreclosed assets	(4)	-
Proceeds from sale of foreclosed assets	5,306	277
Cash distribution of limited partnership investment	651	4,900
Cash contribution to limited partnership investment	(390)	(99)
Purchase of limited partnership investment	(19,184)	(2,287)
Purchases of real estate acquired for development	(5,519)	(8,182)
Purchases of real estate held for investment - asset acquisitions, net	-	(38,748)
Capital improvements of real estate acquired for development	(34,148)	(15,221)
Capital improvements of assets held for sale	(91)	(72)
Capital improvements of real estate held for investment	(2,926)	(2,150)
Change in prepaids to be capitalized	(192)	(779)
Deposits for properties under contract	(186)	(38)
Proceeds from sale of real estate	15,204	350
Net cash received in branch acquisition - First City Bank of Florida	51,509	-
Net cash paid in sale of branch held for sale	-	(18,565)
Net cash used in investing activities	(201,773)	(176,819)

Financing Activities
Net increase (decrease) in
Noninterest-bearing, interest-bearing demand and savings deposits	155,903	92,854
Certificate of deposits	44,046	25,241
Noninterest-bearing, interest-bearing demand and savings deposits - held for sale	-	(969)
Certificate of deposits - held for sale	-	3,172
Change in federal funds purchased	-	9,000
Proceeds from FHLB advances and other borrowings	1,632,046	470,433
Repayment of FHLB advances and other borrowings	(1,581,830)	(411,248)
Cash paid for debt issuance costs	(23)	(1,534)
Dividends paid	(1,594)	(1,556)
Capital contributions from Parent and related parties under common control	16	8

Net cash provided by financing activities	248,564	185,401

Net Increase in Cash, Cash Equivalents, and Restricted Cash	49,060	9,988

Cash, Cash Equivalents, and Restricted Cash, Beginning of Year	52,418	42,430

Cash, Cash Equivalents, and Restricted Cash, End of Year	$101,478	$52,418

See Notes to Consolidated Financial Statements

E-14

Fidelity Federal Bancorp

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2020 and 2019

(In Thousands, Except Share Data)

	2020	2019
Additional Cash Flows Information
Interest paid	$9,204	$9,904
Transfer of loans to other real estate owned	$1,200	$1,043
Financing of sale of foreclosed assets	$359	$152
Unpaid costs of real estate in other liabilities and deferred real estate payable	$7,429	$6,582
Noncash distribution of real estate development fees receivable from limited partnership investment	$1,750	$1,800
Noncash distribution of real estate construction fee receivable from limited partnership investment	$3,438	$1,393
Available-for-sale and held-to-maturity securities contributed from Pedcor Financial Bancorp	$710	$1,411
Capital contribution from affiliate under common control	$382	$131
Deferred tax liability recorded on assets contributed from Pedcor Financial Bancorp and cancellation of payable from Pedcor Investments, LLC	$171	$340
Issuance of common stock	$380	$-
Transfer of real estate acquired for development to real estate held for sale	$-	$4,232
Transfer from other assets to real estate acquired for development	$396	$198
Transfer from other assets to real estate held for investment	$-	$11
Adoption of ASU 2016-12, Leases (Topic 842) - ROU assets and lease liabilities	$-	$4,511
Addition of ROU assets and lease liabilities	$418	$-
Income taxes paid, net of refunds	$375	$999

See Notes to Consolidated Financial Statements

E-15

Fidelity Federal Bancorp

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2020 and 2019

(In Thousands, Except Share Data)

	2020	2019
Reconciliation of Cash, Cash Equivalents, and Restricted Cash to Balance Sheets
Cash and due from banks	$8,221	$8,616
Interest-bearing deposits in banks	79,426	24,163
Restricted cash - held for investment	2,186	10
Restricted cash - acquired for development	11,645	19,629

	$101,478	$52,418

See Notes to Consolidated Financial Statements

E-16

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Fidelity Federal Bancorp (FFED) is a registered thrift holding company whose principal activity is the ownership and management of United Fidelity Bank, fsb (UFB). UFB operates under a national thrift charter and provides a full range of banking and financial services. As a federally chartered thrift, UFB is subject to regulation by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation (FDIC). UFB generates mortgage, consumer and commercial loans and receives deposits from customers located primarily in Vanderburgh County, Indiana; Posey County, Indiana; Gibson County, Indiana, Hamilton County, Indiana; Cook County, Illinois; Fayette County, Illinois; Denver County, Colorado; Arapahoe County, Colorado; Lee County, Florida; United States Virgin Islands; Okaloosa County, Florida and surrounding counties. UFB’s loans are generally secured by specific items of collateral, including real property, consumer assets and business assets.

Evansville Management, LLC, a wholly owned subsidiary of FFED, is engaged in the ownership and leasing of residential real estate.

Village Capital Corporation (VCC), a wholly owned subsidiary of UFB, principally develops and operates multifamily housing complexes. Once completed, the complexes are either sold or VCC retains full ownership and earns revenue from operations. VCC can choose to retain a small ownership in the purchasing entity, typically a limited liability partnership or limited liability company owned and operated by related parties. This retained interest is part of VCC’s development compensation. VCC also performs various development services to related parties and records fee income on these transactions.

Pedcor Financial Bancorp (PFB), which owns approximately 98% of FFED’s common stock, is a registered thrift financial holding company. The majority of the voting stock of PFB is owned, either directly or indirectly, by the Pedigo-Cordingley Group. Two members of the Pedigo-Cordingley Group are directors of FFED.

The accounting and reporting policies of FFED and its subsidiaries conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

Principles of Consolidation

The consolidated financial statements include the accounts of FFED and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Variable Interest Entities

A legal entity is referred to as a variable interest entity (VIE) if any of the following conditions exist: (1) the total equity investment at risk is insufficient to permit the legal entity to finance its activities without additional subordinated financial support from other parties or (2) the entity has equity investors who cannot make significant decisions about the entity’s operations or who do not absorb their proportionate share of the expected losses or receive the expected returns of the entity.

E-17

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

A VIE’s primary beneficiary is the entity that has the power to direct the VIE’s significant activities and has an obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE.

A VIE must be consolidated by FFED if it is deemed to be the primary beneficiary of the VIE. FFED has significant variable interests in VIEs that are not consolidated because FFED is not the primary beneficiary.

All facts and circumstances are taken into consideration when determining whether FFED has variable interests that would deem it the primary beneficiary and, therefore, require consolidation of the related VIE or otherwise rise to the level where disclosure would provide useful information to the users of FFED’s consolidated financial statements. In many cases, it is qualitatively clear based on whether FFED has the power to direct the activities significant to the VIE and, if so, whether that power is unilateral or shared, and whether FFED is obligated to absorb significant losses of or has a right to receive significant benefits from the VIE. In other cases, a more detailed qualitative analysis and possibly a quantitative analysis are required to make such a determination.

FFED monitors the unconsolidated VIEs to determine if any reconsideration events have occurred that could cause any of them to no longer be a VIE. FFED reconsiders whether it is the primary beneficiary of the VIE on an ongoing basis. A previously unconsolidated VIE is consolidated when FFED becomes the primary beneficiary.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan and lease losses (ALLL), valuation of real estate acquired for development, valuation of derivative financial instruments, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of deferred tax assets and liabilities, real estate held for investment, assets held for sale, fair values of financial instruments, and fair values of assets and liabilities acquired in business combinations.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, restricted cash, cash held as demand deposits at various banks and the Federal Reserve Bank (FRB), and interest bearing deposits. At December 31, 2020 and 2019, cash and due from banks consisted primarily of correspondent accounts with other financial institutions.

At December 31, 2020, FFED’s cash accounts exceeded federally insured limits by approximately $78,681, the majority of which is cash held with Federal Home Loan Bank (FHLB) and FRB, which are not federally insured, and International City Bank, N.A., which is federally insured.

E-18

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Interest-Bearing Time Deposits in Banks

Interest-bearing time deposits in banks are carried at cost.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Securities not classified as held-to-maturity are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchased premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with fair value below amortized cost when FFED does not intend to sell a debt security and it is more likely than not FFED will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

FFED’s consolidated statement of income as of December 31, 2020, reflects the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that FFED intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security, as projected based on cash flow projections.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for unearned income, charge offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

E-19

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

For all loan classes, the accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection. Past due status is based on contractual terms of the loan. For all loan classes, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

For all loan classes, all interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans acquired from mergers are recorded at fair value with no carryover of the acquired entity’s previously established allowance for loan losses. The excess of expected cash flows over the estimated fair value of acquired loans is recognized as interest income over the remaining contractual lives of the loans using the level-yield method. Subsequent decreases in expected cash flows will require additions to the allowance for loan losses. Subsequent improvements in expected cash flows result in recognition of additional interest income over the then-remaining contractual lives of the loans.

Discounts and premiums on purchased loans are amortized to income using the interest method over the lesser of the remaining period to contractual maturity or five years, adjusted for anticipated prepayments.

Allowance for Loan Losses

The ALLL is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The ALLL is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical charge-off experience and expected loss given default derived from FFED’s internal risk rating process. Other adjustments may be added to the allowance for pools of loans, after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

E-20

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

A loan is considered impaired when, based on current information and events, it is probable FFED will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, FFED does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Premises and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated over the terms of the respective leases or the estimated lives of the improvements, whichever is shorter.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35–40 years
Leasehold improvements	5–10 years
Furniture, fixtures and equipment	3–5 years

Long-Lived Asset Impairment

FFED evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. Due to the COVID-19 pandemic, FFED considered the recoverability of long-lived assets and, as considered necessary, analyzed the undiscounted estimated future cash flows expected and eventual dispositions of the assets compared to the carrying amount of the respective asset. No asset impairment was recognized during the years ended December 31, 2020 and 2019.

E-21

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Federal Home Loan Bank Stock

FHLB stock is a required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value, less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Intangible Assets

Intangible assets with finite lives include core deposit intangibles and are being amortized on the straight-line basis over nine years. Intangible assets are included in interest receivable and other assets in the consolidated balance sheets. Such assets are periodically evaluated as to the recoverability of their carrying values.

The value of the acquired lease-related intangibles considers the estimated cost of leasing the apartment homes as if the acquired building(s) were vacant, as well as the value of the current leases relative to market-rate leases. VCC utilizes independent and internal sources for estimates to determine the respective in-place lease values. VCC amortizes acquired in-place lease intangibles that have finite lives over the period they are expected to contribute directly or indirectly to the future cash flows of the property or business acquired, generally the remaining non-cancelable term of a related lease. In-place lease intangibles are included in real estate held for investment in the consolidated balance sheets.

Investment in Limited Partnerships

Investments in limited partnerships are recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low-income housing tax credits associated with the investment are accrued when earned.

Investment in Qualified Affordable Housing Projects

FFED applies the provisions of Accounting Standards Update (ASU) 2014-01, Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (Update). The objective of this Update is to provide guidance on accounting for investments by a reporting entity in flow-through limited liability entities that manage or invest in affordable housing projects that qualify for the low-income housing tax credit. The amendments in the Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income state as a component of income tax expense.

E-22

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Assets Held for Sale

Assets held for sale are carried at the lower of cost or fair value as a disposal group, which consisted of two separate properties at December 31, 2020 and 2019. Assets held for sale include land acquisition and capitalized development costs and improvements. Appraisals and comparable sales are utilized to estimate fair value. No asset impairment was recognized during the years ended December 31, 2020 and 2019.

Derivative Financial Instruments

In accordance with Accounting Standards Codification (ASC) 815, Derivatives and Hedging, all derivative instruments are recorded in the accompanying consolidated balance sheets at their respective fair values. The accounting for changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and if so, on the reason for holding it. If the derivative instrument is not designated as a hedge, the gain or loss on the derivative instrument is recognized in earnings in the period of the change. If a derivative contract is designated as a cash flow hedge, the change in fair value is recorded in other comprehensive income.

Real Estate Acquired for Development

Real estate acquired for development is carried at cost, which consisted of fourteen and eight separate properties at December 31, 2020 and 2019, respectively. Costs include land acquisition and capitalized development costs and improvements. FFED uses appraisals and comparable sales to estimate fair value. No asset impairment was recognized during the years ended December 31, 2020 and 2019.

Real Estate Held for Investment

Real estate held for investment is carried at the lower of cost or fair value as a disposal group, which consisted of nine properties at December 31, 2020 and 2019.  Real estate held for investment includes buildings, land, personal property, land improvement, and in-place lease intangibles, net of depreciation and amortization.  VCC uses appraisals and comparable sales to estimate fair value. No asset impairment was recognized during the years ended December 31, 2020 and 2019.

For acquisitions of real estate held for investment which are accounted for as asset acquisitions, the purchase price is allocated to the fair value of assets acquired, including intangible assets and liabilities, on a relative fair value basis.

E-23

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Depreciation and Amortization

The estimated useful lives for each major depreciable classification of real estate held for investment are as follows:

Buildings and improvements	50 years
Leasehold improvements	20 years
Personal property	3-12 years
Intangible assets	Non-cancelable remaining lease term

Leases

FFED leases land, premises and equipment from related parties under common control and third parties. FFED determines lease classification as operating or finance at the lease commencement. Lease expense for lease payments is recognized on a straight-line basis over the lease term in net occupancy expenses on FFED’s consolidated income statements. Right of use (ROU) assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. A ROU asset represents the right to use the underlying asset for the lease term and also includes any direct costs and payments made prior to lease commencement and excludes lease incentives. A lease liability represents the obligation to make lease payments arising from the lease, measured on a discounted basis. When an implicit rate is not available, an incremental borrowing rate based on the information available at commencement date is used in determining the present value of the lease payments. A lease term may include an option to extend or terminate the lease when it is reasonably certain the option will be exercised.

FFED accounts for lease and nonlease components (e.g., common-area maintenance) together as a single combined lease component for all asset classes and as part of the underlying stated lease rate to be accounted for as part of an operating lease where FFED is the lessor. Leases are accounted for on an individual lease level. Also, FFED elected the land easement practical expedient to exclude certain land easements in place as of January 1, 2019.

FFED has elected to not record leases with an initial term of 12 months or less on the consolidated balance sheets. Lease expense on such leases is recognized on a straight-line basis over the lease term.

Real Estate Lease Income

FFED and its subsidiaries have land leases and resident leases for multifamily properties. Rental revenue related to these leases is recognized on a straight-line basis over the term of the lease.

Bank-Owned Life Insurance

UFB has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

E-24

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Income Taxes

FFED accounts for income taxes in accordance with income tax accounting guidance (ASC Topic 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. FFED determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, the tax position will be realized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

FFED recognizes interest and penalties on income taxes as a component of income tax expense.

FFED files consolidated income tax returns with its parent company and its subsidiaries. FFED files tax returns in the U.S. federal and state jurisdictions.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities and unrealized gains and losses in derivative financial instruments that qualify for hedge accounting.

Revenue Recognition

Accounting Standards Codification 606, “Revenue from Contracts with Customers” (ASC 606) provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance enumerates five steps that entities should follow in achieving this core principle. Revenue generated from financial instruments, income from limited partnerships, investments and rental income are not included in the scope of ASC 606. Revenue-generating activities that are within the scope of ASC 606 in FFED's consolidated financial statements are described below.

E-25

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

FFED has elected a practical expedient to utilize a portfolio approach for evaluating contracts with customers, as it is expected that the accounting result will not be materially different from the result of applying the standard to individual contracts. FFED also elected a practical expedient which allows FFED to recognize the promised amount of consideration without adjusting for the time value of money if a contract has a duration of one year or less. For incremental costs of obtaining a contract, FFED elected a practical expedient which permits an entity to recognize incremental costs to obtain a contract as an expense when incurred if the amortization period is less than one year.

Service Charges

Service charges on deposit accounts are included in service charges on deposit accounts on the consolidated statements of income and accounted for within the scope of ASC 606. Revenue from service charges consists of service charges and fees on deposit accounts under depository agreements with customers to provide access to deposited funds and, when applicable, pay interest on deposits. Service charges on deposit accounts may be transactional or non-transactional in nature. Transactional service charges occur in the form of a service or penalty and are charged upon the occurrence of an event (e.g., overdraft fees, ATM fees, wire transfer fees). Transactional service charges are recognized as services are delivered to and consumed by the customer, or as penalty fees are charged. Non-transactional service charges are charges that are based on a broader service, such as account maintenance fees and dormancy fees, and are recognized on a monthly basis. UFB recognizes revenue at a point in time once these performance obligations are satisfied.

Interchange Income

Interchange income is included in other income on the consolidated statements of income and accounted for within the scope of ASC 606. Revenue from debit card fees includes interchange fee income from debit cards processed through card association networks. Interchange fees represent a portion of a transaction amount that UFB retains for immediate processing of customer transactions. Interchange rates are generally set by the card association networks and are based on purchase volumes and other factors. UFB records interchange fees as services are provided. UFB recognizes revenue at a point in time once these performance obligations are satisfied.

Real Estate Development and Construction Fees and Receivable

Real estate development and construction fees are earned for services performed for related parties related to the development of multifamily housing projects. Fees are earned in return for a variety of services, including coordinating architectural design, reviewing budgets and plans and obtaining construction contracts and/or other related services, and are deemed a single performance obligation in the context of each contract. The underlying agreements with related parties govern the nature, timing and amounts of development fees earned. All fees are recognized at a point in time each performance obligation is satisfied.

Real estate development and construction fees are measured as the amount of consideration that FFED expects to receive in exchange for providing services to customers. FFED recognizes revenue when the performance obligation under the terms of each contract is satisfied, which occurs when all services within a performance obligation are complete. The total amount FFED expects to receive includes variable consideration, whereby a portion of the fee is subject to additional criteria (holdback fees), including occupancy levels and subsequent cash flows of the property. Management's estimates of the variable consideration for holdback fees are based on the most-likely amount in consideration of historical experience and estimates of achieving performance milestones.

E-26

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Additionally, certain of the fees contain significant financing components, whereby consideration is adjusted for effects of the time value of money if the agreement does not require interest on deferred balances. While the agreements govern the amounts of fees to be earned, the payments ultimately are contingent upon cash flows from the multifamily housing projects and other commercial properties. The cash flow payments can be reassigned to different multifamily housing projects and other commercial properties which could impact the timing of cash receipts. Decreases in cash flows from the developments could significantly decrease the amount of real estate development and construction fees receivable. Consideration is adjusted for the financing component based on management's estimate of historical averages of projections of future cash flows of the similar projects and its monitoring of the current cash flows of the projects. Revenue is recognized only when it can be reasonably estimated and only to the extent that it is probable that a significant reversal in the estimated amount of consideration will not occur.

Net Gain on Sale of Real Estate Acquired for Development

Revenue from sales of real estate acquired for development is recognized at the point in time when a sale is closed and title and control have been transferred to the buyer. If a performance obligation is not yet complete when title transfers to the buyer, the revenue associated with the incomplete performance obligation is deferred until completed.

FFED has reviewed outstanding contracts prior to the adoption of this standard and noted that no material contract assets or contract liabilities related to contracts with customers subject to the new revenue recognition ASU.

Future Changes in Accounting Principles

Financial Instruments – Credit Losses

In 2016, FASB issued ASU 2016-13 which will replace the incurred loss model with an expected credit loss model for the ALLL. The measurement of expected credit losses is based on information from past events, current conditions and forecasts that affect the collectibility of the reported amount. The amendment will be effective for public business entities for the first interim and annual reporting periods beginning after December 15, 2022. FFED is currently working on developing new procedures and processes to calculate the ALLL. FFED is currently in the process of evaluating the impact the amendment will have on the consolidated financial statements.

E-27

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 2:	Business Combinations and Divestitures

First City Bank of Florida

Effective October 16, 2020, UFB assumed substantially all of the deposits and certain other liabilities and acquired certain assets of First City Bank of Florida (FCB), a commercial bank headquartered in Ft. Walton, Florida, from the FDIC, as receiver for FCB, pursuant to the terms of the Purchase and Assumption Agreement.

Under the terms of the FCB Contract, UFB acquired $140,437 in assets, including approximately $44,781 of cash and cash equivalents, $7,092 of available-for-sale securities, $129 of FHLB stock, $57,735 of loans, $11,106 of premises and equipment, $18,571 of foreclosed assets held for sale, $374 of interest receivable and $382 of other assets. UFB assumed approximately $135,795 of liabilities, including approximately $132,136 in customer deposits and $49 in other liabilities. The acquisition did not include any loss sharing agreement with the FDIC.

The bid accepted by the FDIC included no deposit premium. The assets were acquired at a net discount of $9,540 from book value. The FDIC made a payment of $6,728 to UFB upon the final closing date balance sheet for FCB that reflected the difference between the purchase price of the assets acquired and the value of the liabilities assumed. UFB engaged in this transaction with the expectation that it would be immediately accretive and add a new market area with a demographic profile consistent with many of the current markets served by UFB.

The transaction was accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) ASC 805. The assets and liabilities of FCB including the identifiable core deposit intangible asset, were recorded at their respective acquisition date fair values. The core deposit intangible asset is being amortized over a period of approximately nine years. The transaction resulted in a one-time gain of $11,370, which is recorded as a separate component of noninterest income within the consolidated statement of income for the year ended December 31, 2020. The gain recorded is primarily driven by the discount applied in the purchase agreement given the nature of the transaction. The gain includes tax expense record as deferred tax liability.

During 2020, UFB incurred $215 of third-party acquisition-related costs. The expenses are included in noninterest expense in FFED’s consolidated statement of income for the year ended December 31, 2020.

E-28

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Fair Value of Consideration Received from FDIC
Cash	$(6,728)

Recognized Amounts of Identifiable Assets Acquired
Cash and cash equivalents	44,781
Available-for-sale securities	7,092
Federal Home Loan Bank stock	129
Loans	57,735
Premises and equipment	11,106
Forecosed assets held for sale	18,571
Interest receivable	374
Core Deposit Intangible	267
Other Assets	382

Total Assets Acquired	140,437

Recognized Amounts of Liabilities Assumed
Deposits	(132,136)
Deferred tax liability	(3,610)
Other liabilities	(49)

Total liabilities assumed	(135,795)

Identifiable Net Liabilities Assumed	4,642

Net Gain on Acquisition	$11,370

On the acquisition date, the estimate of the contractually required payments receivable for all loans acquired was $59,413, of which $57,411 of the cash flows were expected to be collected and $2,002 of the cash flows were not expected to be collected, and the fair value of the loans acquired was $57,735.

Pro Forma Financial Information

The following presents unaudited pro forma information as if the acquisitions of FCB had occurred as of the beginning of the periods presented. In particular, expected operational costs savings are not reflected in the pro forma amounts. This pro forma information gives effect to certain adjustments, including purchase accounting fair value adjustments, amortization of the core deposit intangible and related tax income effects. It does not include merger and data conversion costs.

E-29

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

	Pro Forma	Pro Forma
	Year Ended	Year Ended
	December 31,	December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Revenue	$60,992	$55,511
Net income	$16,519	$9,652

Divestiture – Clifton branch (Columbia Savings Bank purchase in 2014)

On September 13, 2019, UFB completed the sale of its assets and liabilities with the exception of its loans and related assets of the Clifton branch. UFB sold approximately $70 in cash, $432 in premises and equipment, $20,590 in deposits and $7 in accrued taxes. The sale resulted in a pre-tax gain of $1,482.

Note 3:	Restrictions on Cash

UFB is required by the FRB to maintain reserve funds in cash and/or on deposit in a correspondent bank account held at the FHLB. Effective March 26, 2020 as a governmental response to the COVID-19 pandemic, the FRB has taken actions to reduce the reserve requirement to zero. There was $0 and $1,092 reserve required at December 31, 2020 and 2019, respectively.

As of December 31, 2020, and 2019, VCC was required to reserve cash in utility deposit accounts related to Aaron Lake, Residences at Page Park, and Sand Cove, which were classified as held for investment at December 31, 2020 and 2019. The utility deposit account balances at December 31, 2020 and 2019 were $25 and $10, respectively.

As of December 31, 2020, VCC was required to reserve the net proceeds from the sale of Woodside Villas in an exchange account with a qualified intermediary in accordance with the like kind exchange agreement. The exchange account balance at December 31, 2020 was $2,161.

As of December 31, 2020, and 2019, VCC was required to reserve cash in construction escrow accounts related to the Bella Grove Phase I and Phase II developments, which were classified as acquired for development at December 31, 2020 and 2019. The construction escrow account balances at December 31, 2020 and 2019 are $11,645 and $19,629, respectively.

E-30

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 4:     Debt Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gain	Losses	Value
Available-for-Sale Securities
December 31, 2020
Mortgage-backed securities
U.S. Government-sponsored enterprises (GSE)	$265,809	$18,746	$(243)	$284,312
Private-label	4,401	96	(1)	4,496
Host debt instrument	8,800	1,524	-	10,324
State and political subdivisions	75,844	475	-	76,319

	$354,854	$20,841	$(244)	$375,451

December 31, 2019
Mortgage-backed securities
GSE	$251,284	$6,578	$(649)	$257,213
Private-label	2,635	42	-	2,677
Host debt instrument	9,000	400	(432)	8,968
State and political subdivisions	60,544	527	-	61,071

	$323,463	$7,547	$(1,081)	$329,929

E-31

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gain	Losses	Value
Held-to-Maturity Securities
December 31, 2020
Mortgage-backed securities
GSE	$319,843	$29,838	$(22)	$349,659
State and political subdivisions	1,593	315	-	1,908

	$321,436	$30,153	$(22)	$351,567

December 31, 2019
Mortgage-backed securities
GSE	$239,234	$6,159	$(2,228)	$243,165
State and political subdivisions	1,546	-	(117)	1,429

	$240,780	$6,159	$(2,345)	$244,594

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2020, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Within one year	$3,539	$3,544	$-	$-
One to five years	67,760	68,139	-	-
Five to ten years	814	875	-	-
After ten years	3,730	3,761	1,593	1,908
Host debt instrument	8,800	10,324	-	-
Mortgage-backed securities	270,211	288,808	319,843	349,659

Totals	$354,854	$375,451	$321,436	$351,567

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $455,635 and $224,723 at December 31, 2020 and 2019, respectively.

Gross gains of $0 and $442 and gross losses of $0 and $7 resulting from sales of available-for-sale securities were realized for 2020 and 2019, both respectively.

E-32

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2020 and 2019, was $11,082 and $206,456, respectively, which is approximately 2% and 36%, respectively, of FFED’s available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent fluctuations in market interest rates.

Except as discussed below, management believes the declines in fair value for these securities are temporary.

The following tables show FFED’s investments’ gross unrealized losses and the fair value of FFED’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2020 and 2019:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Available-for-Sale Securities
December 31, 2020
Mortgage-backed securities
GSE	$7,211	$(178)	$817	$(65)	$8,028	$(243)
Private-label	221	(1)	-	-	221	(1)
Host debt instrument	-	-	-	-	-	-

	$7,432	$(179)	$817	$(65)	$8,249	$(244)

December 31, 2019
Mortgage-backed securities
GSE	$100,853	$(286)	$13,261	$(363)	$114,114	$(649)
Private-label	1	-	18	-	19	-
Host debt instrument	1,939	(111)	2,149	(321)	4,088	(432)

	$102,793	$(397)	$15,428	$(684)	$118,221	$(1,081)

E-33

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Held-to-Maturity Securities
December 31, 2020
Mortgage-backed securities
GSE	$-	$-	$2,833	$(22)	$2,833	$(22)
State and political subdivisions	-	-	-	-	-	-

	$-	$-	$2,833	$(22)	$2,833	$(22)

December 31, 2019
Mortgage-backed securities
GSE	$-	$-	$86,806	$(2,228)	$86,806	$(2,228)
State and political subdivisions	-	-	1,429	(117)	1,429	(117)

	$-	$-	$88,235	$(2,345)	$88,235	$(2,345)

Mortgage-Backed Securities

The unrealized losses on FFED’s investment in mortgage-backed securities were caused by changes in market interest rates in 2020. FFED expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because FFED does not intend to sell the investments and it is not more likely than not FFED will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, FFED does not consider those investments to be other-than-temporarily impaired at December 31, 2020.

Host Debt Instrument

The unrealized losses on FFED’s investment in host debt instruments were caused by changes in market interest rates and illiquidity. FFED expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because FFED does not intend to sell the investments and it is not more likely than not FFED will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, FFED does not consider those investments to be other-than-temporarily impaired at December 31, 2020.

E-34

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Other-Than-Temporary Impairment

FFED routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. Economic models are used to determine whether an other-than-temporary impairment has occurred on these securities. While all securities are considered, the securities primarily impacted by other-than-temporary impairment testing are collateralized debt obligations.

For each collateralized debt obligation in the investment portfolio (including but not limited to those whose fair value is less than their amortized cost basis), an extensive, regular review is conducted to determine if an other-than-temporary impairment has occurred. Various inputs to the economic models are used to determine if an unrealized loss is other than temporary. The most significant inputs are the following:

•	Market performance indications, credit ratings and default and deferral rates (actual and projected)

To determine if the unrealized loss for collateralized debt obligations securities is other than temporary, FFED employs third-party vendors who perform cash flow models of the securities. If FFED determines that a given collateralized debt obligation security position will be subject to a write-down or loss, FFED records the expected credit loss as a charge to earnings.

Credit Losses Recognized on Investments

Certain debt securities have experienced fair value deterioration due to credit losses, as well as due to other market factors, but are not otherwise other-than-temporarily impaired.

The following table provides information about debt securities for which only a credit loss was recognized in income and other losses are recorded in other comprehensive income.

	Accumulated Credit Losses
	2020	2019
Credit losses on debt securities held
Beginning of year	$1,000	$1,000
Reductions due to sales	-	-

End of year	$1,000	$1,000

E-35

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 5:     Loans and Allowance for Loan Losses

Classes of loans at December 31, 2020 and 2019, include:

	2020	2019
Commercial
Commercial and industrial	$93,170	$41,937
Agricultural loans	2,594	3,990
Commercial real estate
Nonowner occupied	33,282	19,119
Owner occupied	22,903	11,290
Residential investor real estate	22,730	18,598
Land development and other construction	10,474	660
Multifamily real estate	50,756	27,211
Multifamily leases	2,325	2,369
Residential real estate
Home equity	2,615	3,109
First lien owner occupied	116,642	68,230
Junior lien owner occupied	1,544	1,956
1-4 family construction	4,636	2,443
Municipal	8,317	8,319
Consumer	2,485	1,139

Gross loans	374,473	210,370

Less
Net deferred loan fees, premiums and discounts	169	1,008
Allowance for loan losses	(2,791)	(2,193)

Net loans	$371,851	$209,185

E-36

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The following tables present the balance in the ALLL and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2020 and 2019:

	2020
		Commercial	Residential
	Commercial	Real Estate	Real Estate	Municipal	Consumer	Total
Allowance for Loan Losses
Balance, beginning of year	$286	$1,047	$856	$-	$4	$2,193
Provision charged to expense	84	32	753	-	-	869
Losses charged off	(224)	-	(80)	-	-	(304)
Recoveries	2	-	28	-	3	33

Balance, end of year	148	1,079	1,557	-	7	2,791

Ending balance Individually evaluated for impairment	7	416	234	-	5	662

Ending balance Collectively evaluated for impairment	$141	$663	$1,323	$-	$2	$2,129

Loans
Ending balance	$95,764	$142,470	$125,437	$8,317	$2,485	$374,473

Ending balance Individually evaluated for impairment	111	2,728	2,094	-	5	4,938

Ending balance Collectively evaluated for impairment	$95,653	$139,742	$123,343	$8,317	$2,480	$369,535

E-37

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

	2019
		Commercial	Residential
	Commercial	Real Estate	Real Estate	Municipal	Consumer	Total
Allowance for Loan Losses
Balance, beginning of year	$201	$729	$882	$-	$22	$1,834
Provision charged to expense	84	305	127	-	(11)	505
Losses charged off	(50)	-	(160)	-	(21)	(231)
Recoveries	51	13	7	-	14	85

Balance, end of year	286	1,047	856	-	4	2,193

Ending balance Individually evaluated for impairment	22	687	223	-	2	934

Ending balance Collectively evaluated for impairment	$264	$360	$633	$-	$2	$1,259

Loans
Ending balance	$45,927	$79,247	$75,738	$8,319	$1,139	$210,370

Ending balance Individually evaluated for impairment	1,212	3,272	2,186	-	6	6,676

Ending balance Collectively evaluated for impairment	$44,715	$75,975	$73,552	$8,319	$1,133	$203,694

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 1 through 4 are considered satisfactory grades. The grade of 5, or Special Mention, represents loans of lower quality and is considered criticized. The grades of 6, or Substandard, and 7, or Doubtful, refer to assets that are classified. The use and application of these grades by FFED will be uniform and shall conform to FFED’s policy.

Excellent (1): Loans are of superior quality with excellent credit strength and repayment ability providing a nominal credit risk.

E-38

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Above Average (2): Loans are of above average credit strength and repayment ability providing only a minimal credit risk.

Satisfactory (3): Loans are of reasonable credit strength and repayment ability providing an average credit risk due to one or more underlying weaknesses.

Watch (4): Loans are of the lowest acceptable credit strength and weakened repayment ability providing a cautionary credit risk due to one or more underlying weaknesses. Any degrees of uncertainty are expected to be temporary.

Special Mention (5): Loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics, which corrective management action would remedy.

Substandard (6): Loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that FFED will sustain some loss if the deficiencies are not corrected.

Doubtful (7): Loans classified as doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.

Loss (8): Loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Risk characteristics applicable to each segment of the loan portfolio are described as follows:

Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in FFED’s market areas.

E-39

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Residential Real Estate: Residential real estate loans are generally secured by owner/nonowner occupied 1–4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within FFED’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Consumer: The consumer loan portfolio consists of various term and line of credit loans, such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in FFED’s market area) and the creditworthiness of a borrower.

Municipal: Municipal loans typically involve larger principal amounts. Repayment of these loans is primarily dependent on the financial strength of the municipality. Credit risk in these loans can be impacted by economic conditions that effects the municipality’s ability to collect taxes.

The following tables present the credit risk profile of FFED’s loan portfolio based on internal rating category and payment activity as of December 31, 2020 and 2019:

2020
Commercial Loans				Commercial	Commercial		Land
Credit Risk Profile				Real Estate	Real Estate	Residential	Development
by Internally		Commercial	Agricultural	NonOwner	Owner	Investor	and Other	Multifamily	Multifamily
Assigned Rating		and Industrial	Loans	Occupied	Occupied	Real Estate	Construction	Real Estate	Leases	Municipal	Total
1-3	Pass	$90,221	$1,537	$21,723	$12,889	$17,452	$8,647	$48,800	$-	$8,317	$209,586
4	Watch	1,751	828	7,811	5,559	3,462	442	185	2,325	-	22,363
5	Special Mention	542	111	154	618	65	-	-	-	-	1,490
6	Substandard	656	118	3,594	3,837	1,751	1,385	1,771	-	-	13,112
7	Doubtful	-	-	-	-	-	-	-	-	-	-
8	Loss	-	-	-	-	-	-	-	-	-	-

	Total	$93,170	$2,594	$33,282	$22,903	$22,730	$10,474	$50,756	$2,325	$8,317	$246,551

Management grades all loans except commercial loans as performing or nonperforming. Nonperforming loans are defined as those that are more than 90 days past due or on nonaccrual.

2020
Consumer Loans
Credit Risk Profile		First Lien	Junior Lien	1-4
by Internally	Home	Owner	Owner	Family
Assigned Rating	Equity	Occupied	Occupied	Construction	Consumer	Total
Performing	$2,615	$114,759	$1,544	$4,636	$2,480	$126,034
Nonperforming	-	1,883	-	-	5	1,888

Total	$2,615	$116,642	$1,544	$4,636	$2,485	$127,922

E-40

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

2019
Commercial Loans				Commercial	Commercial		Land
Credit Risk Profile				Real Estate	Real Estate	Residential	Development
by Internally		Commercial	Agricultural	Nonowner	Owner	Investor	and Other	Multifamily	Multifamily
Assigned Rating		and Industrial	Loans	Occupied	Occupied	Real Estate	Construction	Real Estate	Leases	Municipal	Total
1-3	Pass	$40,526	$1,815	$13,516	$4,631	$11,487	$378	$26,104	$2,369	$8,319	$109,145
4	Watch	846	949	5,475	5,267	4,918	221	1,094	-	-	18,770
5	Special Mention	565	126	-	260	94	-	-	-	-	1,045
6	Substandard	-	1,100	128	1,132	2,099	61	13	-	-	4,533
7	Doubtful	-	-	-	-	-	-	-	-	-	-
8	Loss	-	-	-	-	-	-	-	-	-	-

	Total	$41,937	$3,990	$19,119	$11,290	$18,598	$660	$27,211	$2,369	$8,319	$133,493

Management grades all loans except commercial loans as performing or nonperforming. Nonperforming loans are defined as those that are more than 90 days past due or on nonaccrual.

2019
Consumer Loans
Credit Risk Profile		First Lien	Junior Lien	1-4
by Internally	Home	Owner	Owner	Family
Assigned Rating	Equity	Occupied	Occupied	Construction	Consumer	Total
Performing	$3,104	$67,074	$1,956	$2,443	$1,133	$75,710
Nonperforming	5	1,156	-	-	6	1,167

Total	$3,109	$68,230	$1,956	$2,443	$1,139	$76,877

FFED evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.

E-41

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The following tables present FFED’s loan portfolio aging analysis of the recorded investment in loans and nonaccrual loans as of December 31, 2020 and 2019:

	2020
	30-59	60-89					Total Loans >
	Days Past	Days Past	90 Days	Total Past		Total	90 Days and
	Due	Due	Over	Due	Current	Loans	Accruing
Commercial
Commercial and industrial	$10	$131	$124	$265	$92,905	$93,170	$124
Agricultural loans	-	-	-	-	2,594	2,594	-
Commercial real estate
Nonowner occupied	3,313	203	1,431	4,947	28,335	33,282	-
Owner occupied	631	57	985	1,673	21,230	22,903	-
Residential investor real estate	729	-	433	1,162	21,568	22,730	-
Land development and other construction	56	-	233	289	10,185	10,474	-
Multifamily real estate	-	-	13	13	50,743	50,756	-
Multifamily leases	-	-	-	-	2,325	2,325	-
Residential real estate
Home equity	-	67	-	67	2,548	2,615	-
First lien owner occupied	2,424	482	1,075	3,981	112,661	116,642	380
Junior lien owner occupied	-	-	10	10	1,534	1,544	-
1-4 family construction	-	-	-	-	4,636	4,636	-
Municipal	-	-	-	-	8,317	8,317	-
Consumer	21	34	-	55	2,430	2,485	-

Total	$7,184	$974	$4,304	$12,462	$362,011	$374,473	$504

E-42

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

	2019
	30-59	60-89					Total Loans >
	Days Past	Days Past	90 Days	Total Past		Total	90 Days and
	Due	Due	Over	Due	Current	Loans	Accruing
Commercial
Commercial and industrial	$-	$-	$-	$-	$41,937	$41,937	$-
Agricultural loans	12	-	1,088	1,100	2,890	3,990	-
Commercial real estate
Nonowner occupied	251	-	-	251	18,868	19,119	-
Owner occupied	196	-	1,016	1,212	10,078	11,290	74
Residential investor real estate	855	27	272	1,154	17,444	18,598	-
Land development and other construction	-	-	61	61	599	660	-
Multifamily real estate	-	-	13	13	27,198	27,211	-
Multifamily leases	-	-	-	-	2,369	2,369	-
Residential real estate
Home equity	92	-	5	97	3,012	3,109	-
First lien owner occupied	4,153	425	650	5,228	63,002	68,230	-
Junior lien owner occupied	50	-	12	62	1,894	1,956	-
1-4 family construction	-	-	-	-	2,443	2,443	-
Municipal	-	-	-	-	8,319	8,319	-
Consumer	6	-	-	6	1,133	1,139	-

Total	$5,615	$452	$3,117	$9,184	$201,186	$210,370	$74

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable FFED will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans, but also include loans modified in troubled debt restructurings (TDR).

E-43

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The following tables present impaired loans for the years ended December 31, 2020 and 2019:

	2020
						Interest
				Average		Income
		Unpaid		Investment in	Interest	Recognized
	Recorded	Principal	Specific	Impaired	Income	Cash
	Balance	Balance	Allowance	Loans	Recognized	Basis
Loans without a specific valuation allowance
Commercial real estate
Owner occupied	$180	$186	$-	$191	$9	$9
Residential investor real estate	1,437	1,473	-	1,448	68	62
Multifamily real estate	13	26	-	96	-	-
Residential real estate
First lien owner occupied	1,055	1,112	-	1,054	44	45
Junior lien owner occupied	10	11	-	11	1	1
	$2,695	$2,808	$-	$2,800	$122	$117

Loans with a specific valuation allowance
Commercial
Agricultural loans	$111	$111	$7	$119	$8	$6
Commercial real estate
Owner occupied	1,002	1,080	397	1,132	54	54
Residential investor real estate	37	37	4	39	3	3
Land development and other construction	59	61	15	641	-	-
Residential real estate
First lien owner occupied	1,029	1,211	234	1,053	37	37
Consumer	5	7	5	5	1	1
	$2,243	$2,507	$662	$2,989	$103	$101

E-44

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

	2020
						Interest
				Average		Income
		Unpaid		Investment in	Interest	Recognized
	Recorded	Principal	Specific	Impaired	Income	Cash
	Balance	Balance	Allowance	Loans	Recognized	Basis
Total impaired loans
Commercial	$111	$111	$7	$119	$8	$6
Commercial real estate	2,728	2,863	416	3,547	134	128
Residential real estate	2,094	2,334	234	2,118	82	83
Consumer	5	7	5	5	1	1

Total impaired loans	$4,938	$5,315	$662	$5,789	$225	$218

	2019
						Interest
				Average		Income
		Unpaid		Investment in	Interest	Recognized
	Recorded	Principal	Specific	Impaired	Income	Cash
	Balance	Balance	Allowance	Loans	Recognized	Basis
Loans without a specific
valuation allowance
Commercial
Agricultural loans	$200	$200	$-	$202	$(2)	$13
Commercial real estate
Owner occupied	144	162	-	151	9	9
Residential investor
real estate	1,930	1,995	-	1,301	81	80
Multifamily real estate	13	26	-	97	3	3
Land development and
other construction	55	57	-	431	-	-
Residential real estate
Home equity	5	5	-	5	-	-
First lien owner
occupied	1,140	1,182	-	1,143	57	59
Junior lien owner
occupied	12	12	-	13	1	1

	$3,499	$3,639	$-	$3,343	$149	$165

E-45

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

	2019
						Interest
				Average		Income
		Unpaid		Investment in	Interest	Recognized
	Recorded	Principal	Specific	Impaired	Income	Cash
	Balance	Balance	Allowance	Loans	Recognized	Basis
Loans with a specific valuation allowance
Commercial
Agricultural loans	$1,012	$1,026	$161	$1,010	$(20)	$7
Commercial real estate
Owner occupied	925	944	466	1,049	43	46
Residential investor real estate	201	202	79	434	3	3
Land development and other construction	4	4	4	210	-	-
Residential real estate
First lien owner occupied	1,029	1,206	222	1,068	39	41
Consumer	6	8	2	7	1	1

	$3,177	$3,390	$934	$3,778	$66	$98

	2019
						Interest
				Average		Income
		Unpaid		Investment in	Interest	Recognized
	Recorded	Principal	Specific	Impaired	Income	Cash
	Balance	Balance	Allowance	Loans	Recognized	Basis
Total impaired loans
Commercial	$1,212	$1,226	$161	$1,212	$(22)	$20
Commercial real estate	3,272	3,390	549	3,673	139	141
Residential real estate	2,186	2,405	222	2,229	97	101
Consumer	6	8	2	7	1	1

Total impaired loans	$6,676	$7,029	$934	$7,121	$215	$263

E-46

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The following table presents nonaccrual loans at December 31, 2020 and 2019:

	2020	2019
Commercial
Agricultural loans	$-	$1,100
Commercial real estate
Nonowner occupied	1,431	-
Owner occupied	1,106	1,071
Residential investor real estate	467	740
Land development and other construction	233	61
Multifamily real estate	13	13
Residential real estate
Home equity	-	5
First lien owner occupied	1,493	1,292
Junior lien owner occupied	10	12
Consumer	5	6

	$4,758	$4,300

One residential real estate – first lien owner occupied loan was modified in a TDR during 2020, with a pre-modification and post-modification balance of $71. One commercial real estate – owner occupied, one commercial real estate – nonowner occupied, two commercial real estate – residential investor real estate, one agricultural loan and one consumer loan were modified in a TDR during 2019, with pre-modification and post-modification balances of $16, $13, $1,297, $126 and $6, respectively.

The prevailing modifications were extension of maturity dates, modification of interest rates or a combination of the two.

The TDRs described above impacted the ALLL and resulted in charge offs of $0 during the years ended December 31, 2020 and 2019. The allocated ALLL attributable to TDR loans was $72 and $187 at December 31, 2020 and 2019, respectively.

No material TDRs were modified in the past 12 months and subsequently defaulted during 2020.

No material TDRs met the criteria of placement back on accrual status during 2020.

E-47

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 6:	Accounting for Certain Loans Acquired in a Transfer

FFED acquired loans in transfers occurring during the year ended December 31, 2020 and prior to the year ended December 31, 2019. The following table includes the outstanding balance and carrying amount of these loans, which are included in loans receivable in the accompanying consolidated balance sheets at December 31, 2020 and 2019:

	2020
	Reliance Branch	Bank of St. Croix	Fayette County	Premier	Highland Bank	Columbia Savings	First City Bank of Florida	Total
Commercial
Commercial and industrial	$-	$883	$655	$90	$2	$-	$5,856	$7,486
Agricultural loans	-	-	1,220	-	-	28	201	1,449
Commercial real estate
Nonowner occupied	-	3,602	83	1,822	416	719	10,788	17,430
Owner occupied	-	1,914	1,014	307	667	-	8,560	12,462
Residential investor
real estate	-	2,574	191	-	111	3,843	6,688	13,407
Land development and other construction	-	224	-	-	-	-	6,106	6,330
Multifamily real estate	-	-	-	-	146	1,153	4,993	6,292
Residential real estate
Home equity	8	-	-	-	67	58	109	242
First lien owner occupied	-	10,826	3,788	-	1,910	553	8,397	25,474
Junior lien owner occupied	-	-	-	17	24	-	-	41
1-4 family construction	-	-	-	-	-	-	1,603	1,603
Consumer	-	-	56	-	-	-	846	902
Total	$8	$20,023	$7,007	$2,236	$3,343	$6,354	$54,147	$93,118
Carrying amount	$8	$20,057	$6,845	$2,218	$3,355	$6,277	$53,009	$91,769

E-48

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

	2019
	Reliance Branch	Bank of St. Croix	Fayette County	Premier	Highland Bank	Columbia Savings	Total
Commercial
Commercial and industrial	$-	$979	$761	$100	$10	$-	$1,850
Agricultural loans	-	-	2,475	-	-	31	2,506
Commercial real estate
Nonowner occupied	-	4,403	85	2,035	595	758	7,876
Owner occupied	-	2,141	1,072	661	801	-	4,675
Residential investor real estate	-	4,536	223	-	142	4,964	9,865
Land development and other construction	-	282	-	-	-	-	282
Multifamily real estate	-	-	-	-	175	1,724	1,899
Residential real estate
Home equity	12	-	-	-	69	62	143
First lien owner occupied	197	14,796	5,262	-	2,138	683	23,076
Junior lien owner occupied	-	-	-	44	27	-	71
1-4 family construction	-	69	-	-	-	-	69
Consumer	-	5	115	-	-	-	120
Total	$209	$27,211	$9,993	$2,840	$3,957	$8,222	$52,432
Carrying amount	$211	$27,315	$9,909	$2,812	$3,971	$8,121	$52,339

The balance of the ALLL for loans acquired and accounted for under ASC 310-30 was $77 and $199 at December 31, 2020 and 2019, respectively. Charge offs for loans acquired and accounted for under ASC 310-30 was $2 and $155 during the years ended December 31, 2020 and 2019, respectively.

Changes in accretable yield, or income expected to be collected, are as follows:

							First City
	Reliance	Bank of	Fayette		Highland	Columbia	Bank of
	Branch	St. Croix	County	Premier	Community	Savings	Florida	Total
Accretable yield
Beginning balance, January 1, 2019	$(3)	$(218)	$174	$41	$(17)	$164	$-	$141
Additions of discount (premium)	-	-	-	-	-	-	-	-
(Accretion) amortization	1	84	(169)	(7)	2	(11)	-	(100)
Reclassification from nonaccretable	-	12	135	-	-	-	-	147
Reclassification to nonaccretable	-	6	(16)	-	-	-	-	(10)
Disposals	-	17	(24)	(6)	-	(51)	-	(64)

Ending balance, December 31, 2019	(2)	(99)	100	28	(15)	102	-	114

Additions of discount (premium)	-	-	-	-	-	-	1,044	1,044
(Accretion) amortization	1	53	(62)	(4)	4	(7)	(91)	(106)
Reclassification from nonaccretable	-	(4)	-	-	(1)	-	-	(5)
Reclassification to nonaccretable	-	-	(1)	-	-	-	(128)	(129)
Disposals	1	13	(11)	(6)	-	(19)	(414)	(436)
Ending balance, December 31, 2020	$-	$(37)	$26	$18	$(12)	$76	$411	$482

E-49

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

At acquisition, the transferred loans evidenced deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected.

Certain loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. Evidence of credit quality deterioration as of the purchase date may include information such as past due and nonaccrual status, borrower credit scores and recent loan to value percentages. Purchased credit-impaired loans are accounted for under the accounting guidance for loans and debt securities acquired with deteriorated credit quality (ASC 310-30) and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, an allowance for credit losses related to these loans is not carried over and recorded at the acquisition date. Management estimated the cash flows expected to be collected at acquisition using internal risk models, which incorporate the estimate of current key assumptions, such as default rates, severity and prepayment speeds.

Loans acquired during 2020 for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

		Commercial	Residential
	Commercial	Real Estate	Real Estate	Municipal	Consumer	Total
Contractually required
payments at acquisition date	$-	$5,083	$-	$-	$-	$5,083
Nonaccretable fair value adjustment	-	(599)	-	-	-	(599)
Expected cash flows	-	4,484	-	-	-	4,484
Accretable fair value adjustment	-	-	-	-	-	-
Basis in loans at acquisition date	$-	$4,484	$-	$-	$-	$4,484

E-50

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 7:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, at December 31, 2020 and 2019, were as follows:

	2020	2019
Land	$5,483	$2,875
Building and improvements	23,812	15,637
Furniture, fixtures and equipment	6,319	5,388
Foreclosed properties owned and operated	1	1
	35,615	23,901
Accumulated depreciation	(10,340)	(9,520)
Net premises and equipment	$25,275	$14,381

Note 8:	Leases

FFED leases land, office space, premises and equipment to related parties under common control and third parties through operating leases for which the terms vary, including renewal options, termination penalties and other terms and conditions as negotiated. The right of use (ROU) assets and lease liabilities were recorded on the accompanying consolidated balance sheets. Operating lease expense related to these leases was $552 and $519 as of December 31, 2020 and 2019, respectively, and is included in net occupancy expenses on the consolidated income statement. FFED had no financing leases as of December 31, 2020 and 2019. Information regarding these leases is included in the tables below:

	2020	2019
	Operating Leases	Operating Leases
ROU Assets	$4,929	$4,511
Accumulated amortization	(688)	(437)
Net ROU assets	$4,241	$4,074
Lease liabilities	$4,259	$4,088
Weighted-average remaining lease term	14	16
Weighted-average discount rate	5.79%	6.29%

E-51

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Future minimum lease payments and a reconciliation to the consolidated balance sheet at December 31, 2020, are as follows:

Operating Leases
2021	$624
2022	530
2023	509
2024	495
2025	439
Thereafter	3,971

Total lease payments	6,568
Less interest costs	2,309
Present value of lease liabilities	$4,259

Supplemental cash flow information is as follows:

	2020	2019
	Operating	Operating
	Leases	Leases
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows	$(247)	$(422)

FFED and its subsidiaries lease the real estate held for investment consisting of multifamily housing complexes and land to third parties and related parties, respectively. The land leases have terms of 50 years and 99 years with no renewal options. See Note 24 for further description of the terms of these leases to related parties under common control. The leases for apartments within the multifamily housing complexes are for 12 month terms with one year renewal options. Lease payments are fixed and termination of the leases is prohibited unless there is a violation under the lease agreement.

UFB has entered into agreements as lessor for office space. The leases range from 1 to 15 years.

VCC leases office space from Pedcor Financial, LLC (PFIN) and Pedcor Bancorp (PB), related parties, that expires in 2025. This lease contains a renewal option for five years. Lease payments have an annual escalating fee schedule based on an annual agreed upon current market rate. Termination of the lease is generally prohibited unless there is a violation under the lease agreement.

E-52

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

FFED and UFB lease bank branches and land surrounding a bank branch from third parties and a related party that expire in various years through 2041. These leases generally contain multiple renewal options for periods ranging two to five years and generally require FFED and UFB to pay all executory costs, such as property taxes, maintenance, and insurance. Certain lease payments have an escalating fee schedule, which range from a 3 percent increase each year to 10 percent increase every five years.

FFED and its subsidiaries leases do not contain any residual value guarantees or material restrictive covenants.

Rental income recognized for all the leases was $5,974 and $3,388, of which $276 and $266, respectively, is presented within net occupancy expenses on the accompanying consolidated income statements for the years ended December 31, 2020 and 2019. During 2020 and 2019, $250 of rental income was received from related parties.

Future minimum payments under operating leases to be received as of December 31, 2020 are:

2021	$3,064
2022	402
2023	311
2024	250
2025	250
Thereafter	12,957
Total minimum lease payments	$17,234

Note 9:	Derivative Financial Instruments and Government National Mortgage Association Transactions

In the normal course of business, FFED uses various derivative financial instruments to manage its interest rate risk and market risks in accommodating the needs of its customers. These instruments carry varying degrees of credit, interest rate and market or liquidity risks. Derivative instruments are recognized as assets and liabilities in the accompanying consolidated financial statements and are measured at fair value.

Put Options

UFB has purchased and holds Government National Mortgage Association (GNMA) securities that are collateralized by first mortgages in certain multifamily housing projects. The partners of the partnerships that own and operate the multifamily housing projects include entities controlled by the Pedigo-Cordingley Group. In order to hedge the interest rate risk of holding these long-term, fixed-rate GNMA securities, UFB has entered into put option agreements with Pedcor Investments, LLC (PILLC), a related party, and PFB. The agreements contain language that would allow UFB the option to require the purchase of the GNMA securities by PILLC and PFB during certain years. These agreements have lives that are identical to the lives of the underlying GNMA securities. The fair value of the GNMA securities that are part of the agreements was approximately $3,716 and $3,838 at December 31, 2020 and 2019, respectively.

E-53

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The put option agreements are fair value hedges that are considered derivatives under FASB ASC 815. According to these provisions, all derivatives are recognized in the accompanying consolidated balance sheets at their fair value. For derivative instruments that are designated and qualify as a fair value hedge, the change in gain or loss on the derivative as well as the offsetting change in the gain or loss on the hedged item attributable to the hedged risk are recognized in current earnings. At December 31, 2020 and 2019, the fair values of the derivatives totaled $45 and $61, respectively, and have been recorded in derivative financial instruments in the accompanying consolidated balance sheets.

UFB uses an independent third party to assist in valuing the derivative instruments.

GNMA Transactions

UFB has purchased and holds GNMA and municipal securities that are collateralized by first mortgages in certain multifamily housing projects. The partners of the partnerships that own and operate the multifamily housing projects include entities controlled by the Pedigo-Cordingley Group. The securities include a fixed interest rate portion during the construction period and then convert to a variable interest rate that is based on the one-month London Interbank Offered Rate (LIBOR), contains a floor and a cap, and is subject to payment restrictions based on surplus cash flow of the project. The principal and a portion of the interest of the securities are guaranteed by GNMA. Based on the nature of the agreements, the interest on the securities is tax exempt, including that portion guaranteed by GNMA.

The following table presents the par value of the GNMA securities outstanding that are a part of the transactions at December 31, 2020 and 2019 and the respective classification in the accompanying consolidated balance sheets.

	2020	2019
Available-for-sale securities	$105,705	$93,008
Held-to-maturity securities	298,063	205,694

	$403,768	$298,702

The par value of municipal securities that will convert into the GNMA securities that are part of the transactions was approximately $63,098 and $47,215 at December 31, 2020 and 2019, respectively, and have been recorded as available-for-sale securities in the accompanying consolidated balance sheets.

Due to the related party relationship, UFB was provided the opportunity to purchase the securities at their par values as they are drawing down in the construction phase. Based on the tax-exempt status of the interests on the GNMAs, they carry a premium to par which the Bank did not pay. The initial fair values recorded as a premium on the drawn-down portion of the GNMAs was recorded as a capital contribution to UFB (net of deferred taxes). After initial recording, the premium will amortize over the estimated life of the GNMA in a manner that estimates the level-yield method.

E-54

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Amounts recorded related to these premium transactions during the years ended December 31, 2020 and 2019 were as follows:

		Carrying Value
	Initial	Available-for-Sale Securities	Held-to-Maturity Securities	Total
Beginning balance, January 1, 2019	$15,916	$1,954	$11,636	$13,590

Contributed asset	-	80	766	846
Contributed capital	643	-	-	-
Contributed deferred tax	203	-	-	-
Amortization	-	(159)	(1,202)	(1,361)

Ending balance, December 31, 2019	$16,762	$1,875	$11,200	$13,075

Contributed asset	-	331	381	712
Contributed capital	541	-	-	-
Contributed deferred tax	171	-	-	-
Amortization	-	(183)	(1,265)	(1,448)
Ending balance, December 31, 2020	$17,474	$2,023	$10,316	$12,339

The transactions also entitle UFB to additional variable interest on the underlying mortgages that secure the GNMAs. This results in two instruments that are bifurcated for each transaction: a host debt instrument and a derivative financial instrument.

The host debt instruments are considered to be available-for-sale securities and are recorded based on fair value at the date the transaction is initiated. The initial fair values recorded as host debt instruments were recorded as a capital contribution to UFB (net of deferred taxes) and the host debt instruments are accounted for as structured notes. To the extent that the cash flows can be reliably estimated, UFB accounts for the income on the host debt instruments under the retrospective interest method. If UFB cannot reliably estimate the cash flows, the host debt instrument is accounted for under the cost recovery method until such time that the cash flows can be reliably estimated. At December 31, 2020 and 2019, the host debt instrument related to one project that has entered the repayment phase is being accounted for on the retrospective interest method while five projects are accounted for on the cost recovery method. The carrying values of host debt instruments have been recorded in available-for-sale securities in the accompanying consolidated balance sheets. During 2020 and 2019, $72 and $90, respectively, was recorded in earnings pre-tax related to these instruments.

E-55

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Amounts recorded related to these host debt instruments at December 31, 2020 and 2019 were as follows:

	2020		2019
	Initial	Carrying Value	Initial	Carrying Value
Beginning balances	$9,499	$9,000	$9,499	$9,211

Contributed asset	-	-	-	-
Contributed capital	-	-	-	-
Contributed deferred tax	-	-	-	-
Pre-tax earnings	-	72	-	90
Cash receipts	-	(272)	-	(301)
Ending balances	$9,499	$8,800	$9,499	$9,000

The derivative financial instruments are considered derivatives under FASB ASC 815; however, hedge accounting has not been applied. According to these provisions, all derivatives are recognized in the accompanying consolidated balance sheets at fair value. The initial fair values recorded as a derivative financial instrument were recorded as a capital contribution to UFB (net of deferred taxes). After initial recording, the gain or loss on the derivative financial instruments is recognized in current earnings. The fair values of the derivative financial instruments have been recorded in derivative financial instruments in the accompanying consolidated balance sheets.

Amounts recorded related to these derivative financial instruments at December 31, 2020 and 2019 were:

	2020		2019
	Initial	Carrying Value	Initial	Carrying Value
Beginning balances	$4,192	$4,053	$4,192	$8,895

Contributed asset	-	-	-	-
Contributed capital	-	-	-	-
Contributed deferred tax	-	-	-	-
Change in fair value	-	(2,627)	-	(4,842)
Ending balances	$4,192	$1,426	$4,192	$4,053

As noted above, the initial values of the premiums on the GNMAs, host debt instruments and derivative financial instruments have been recorded as capital contributions to UFB from PFB. FFED issued shares of its stock to PFB as consideration for the capital contributions based on the value of FFED at the date of the contributions. It is also FFED’s intention to issue shares of stock to PFB for future capital contributions arising from similar transactions based on the value of FFED at the date of the related contributions. In 2020, FFED issued 380,566 shares of stock to PFB. No shares were issued in 2019.

E-56

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Because the premiums on the GNMAs, host debt instruments and derivative financial instruments have been distributed to FFED, in 2016 FFED agreed to pay a one-time structuring fee in the amount of $3,877 as compensation to PILLC for creating the structure of these underlying transactions. The one-time payment was made in 2016 and no amounts remain payable under the terms of the agreement between FFED and PILLC. FFED is amortizing this expense over the estimated tax compliance period of the underlying projects. During 2020 and 2019, FFED amortized approximately $258 and $259, respectively, of this structuring fee. At December 31, 2020 and 2019, $2,520 and $2,778, respectively, remained unamortized on this structuring fee.

UFB has also earned various commitment and availability fees on the GNMAs. These fees represent compensation to UFB for committing to purchasing securities that are not 100% funded on Day 1, in addition to some ancillary services provided by UFB. UFB typically receives these fees in cash on Day 1 and accretes the fee into income over the terms of the services being provided, which is either the estimated construction period or estimated life of the GNMA. During 2020 and 2019, UFB accreted approximately $1,960 and $2,588, respectively, related to these fees. At December 31, 2020 and 2019, approximately $4,095 and $4,198, respectively, remained unaccreted on these fees, approximately $378 and $145, respectively, were recorded within the unearned commitment availability fee – related parties line and $3,717 and $4,053 within securities, all respectively, of the consolidated balance sheets.

UFB has purchased and holds U.S. Government guaranteed GNMA securities that consist of GNMA enhanced tax-exempt private activity multifamily housing revenue bonds (“Tax-Exempt Securities”) and stand-alone taxable GNMAs (“Taxable Securities”) (collectively the “GNMA Investment”). Each GNMA is comprised of a taxable and tax-exempt component as the existing tax-exempt bonds (“2007 Bonds”) at each property, in which each case is less than the total amount of the GNMA, remains outstanding and is wrapped with a like amount of the GNMA. The general partners of the partnerships that own and operate properties include entities controlled by the Pedigo-Cordingley Group. The par value of the GNMA securities that had been purchased and were included with available-for-sale securities in the accompanying consolidated balance sheets were as follows:

	2020	2019
Tax-exempt securities	$101,595	$101,831
Taxable securities	23,207	25,144
	$124,802	$126,975

The fixed rate on the GNMA is 3.00% and will amortize over 35 years. The Tax-Exempt Securities will be interest-only until the GNMA is amortized down to the outstanding amount of 2007 Bonds, at which time the amortization of the Tax-Exempt Securities will match the amortization of the GNMA. This lengthens the weighted-average maturity on the 2007 Bonds and therefore maximizes the blended yield on the GNMA Investment. At all times, 100% of the GNMA Investment will be a direct obligation of the U.S. Government as to the timely payment of principal and interest.

Due to the related party relationship, UFB was provided the opportunity to purchase the securities at their par values. Based on the tax-exempt status of the interests on a portion of the investment, they carry a premium to par which UFB did not pay. The initial fair values recorded as a premium on the GNMAs were recorded as a capital contribution to UFB (net of deferred taxes). After initial recording, the premium will amortize over the estimated life of the GNMA in a manner that estimates the level-yield method. The carrying values recorded as a premium of the GNMAs has been recorded as available-for-sale securities in the accompanying consolidated balance sheets.

E-57

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Amounts recorded related to these premiums at December 31, 2020 and 2019 were as follows:

	2020		2019
	Initial	Carrying Value	Initial	Carrying Value
Beginning balances	$9,313	$6,898	$8,749	$7,471

Contributed asset	-	(2)	-	564
Contributed capital	(2)	-	428	-
Tax impact	-	-	136	-
Amortization	-	(1,170)	-	(1,137)
Ending balances	$9,311	$5,726	$9,313	$6,898

UFB uses independent third parties to assist in valuing the premium on the GNMA securities, host debt instruments and derivative financial instruments.

Interest Rate Swaps

FFED is exposed to certain risk relating to its ongoing business operations. The primary risk managed by using derivative instruments is interest rate risk. Interest rate swaps are entered into to manage interest rate risk associated with forecasted variable rate borrowings. As a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, FFED entered into two interest rate swap agreements during the year ended December 31, 2019 to convert two variable rate loans to a customer to fixed rates. The agreements provide for FFED to receive interest from the counterparty at fixed rates ranging from 4.58% to 4.90% and pay interest to the counterparty at a variable rate of LIBOR plus 2.5 percent on notional amounts totaling approximately $24,864 and $24,012 at December 31, 2020 and 2019, respectively. The loan balance that is being hedged was $20,907 and $20,293 at December 31, 2020 and 2019, respectively, and therefore management designated this amount of the notional amount of the swaps as a cash flow hedge and the remaining notional amount of the swaps is not designated as a hedging instrument.

The interest rate swaps on variable rate loans were designated as cash flow hedges and were over-the-counter contracts. The contracts were entered into by FFED with two counterparties, and the specific terms and conditions were negotiated, including forecasted notional amounts, interest rates and maturity dates. FFED was exposed to variable cash flows based on prevailing market rates. FFED controlled the risk by swapping variable terms to a fixed market rate. Under the agreements, FFED pays or receives the net interest amount monthly, with the monthly settlements included in interest income.

E-58

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The effective portions of the gain or loss on the interest rate swaps are reported as a component of other comprehensive income and reclassified into earnings in the same periods during which the hedged transactions affect earnings, i.e. as future interest payments are made on the underlying loans. During the years ended December 31, 2020 and 2019, $407 and $23 was reclassified into interest income relating to loans receivable from accumulated other comprehensive income. Approximately $567 is expected to be included in interest income from the monthly settlements over the next twelve months. Gains and losses on the portion of the interest rate swaps not designated as hedging instruments are recognized in current earnings under ASC 815.

UFB has entered into two interest rate swaps in relation to letter of credit issuances as of December 31, 2020. These swaps were not designated as hedging relationships pursuant to FASB ASC 815. Accordingly, these interest rate swaps are recognized in the accompanying consolidated balance sheets at their fair value with changes in fair value recorded in current earnings. At December 31, 2020 the fair value of the interest rate swaps totaled $(1,043) and has been recorded in the interest rate swap liability line of the accompanying consolidated balance sheet.

The following table discloses the fair value of interest rate swaps at December 31, 2020 and 2019:

	Derivative Assets		Derivative Liabilities
	2020	2019	2020	2019
Derivatives designated as hedging instruments under Subtopic 815-20
Interest rate swaps	$2,268	$713	$-	$-

Derivatives not designated as hedging instruments under Subtopic 815-20
Interest rate swaps	488	202	1,043	-
Total interest rate swaps	$2,756	$915	$1,043	$-

The following table discloses the effect of fair value and cash flow hedge accounting on accumulated other comprehensive income and net income (net of tax impacts) for the year ended December 31, 2020 and 2019:

	2020	2019
	Gain recognized in AOCI	Gain recognized in AOCI
Derivatives designated as hedging instruments under Subtopic 815-20
Interest rate swaps	$1,173	$544

Total gain on interest rate swaps	$1,173	$544

E-59

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

	2020
	Location of loss recognized in income	Loss recognized in income
Derivatives not designated as hedging instruments under Subtopic 815-20
Interest rate swaps	Change in fair value of derivative financial instruments	$(493)

	2019
	Location of gain recognized in income	Gain recognized in income
Derivatives not designated as hedging instruments under Subtopic 815-20
Interest rate swaps	Other income	$144

E-60

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 10:	Investments in Limited Partnerships and Qualified Housing Projects

FFED’s investments in limited partnerships and qualified housing projects at December 31, 2020 and 2019 were as follows:

	Percentage and Type	Amount of Investment
Partnership	of Partnership Interest	2020	2019
Fidelity Federal Bancorp
Prairie Meadows Phase II, LLC	99.99% Member	$2,139	$2,447

United Fidelity Bank, fsb
Village Housing Partners XI, L.P.	26% Limited Partner	-	-
Village Housing Partners VII, L.P.	10% Limited Partner	-	-
Franklin Cove Phase II, LLC	.005% Member	1,265	754
Trotter's Pointe Phase IV, LLC	.005% Member	317	142
Delaware Trace Phase II, LLC	.005% Member	256	231
BH Village Green, LLC	64.75% Member	906	1,178
BH Grammercy, LLC	17.49% Member	2,354	2,287
BH Emerson II, LLC	66.27% Member	4,294	-
BH Northlake, LLC	64.34% Member	7,755	-
Naples SI, LLC	79.99% Member	2,880	-
BH Millstone, LLC	12.49% Member	1,748	-
UFB-A/I, L.P.	0.1% General Partner	-	-

Village Capital Corporation (continued)
Clay Terrace Phase II, LLC	.005% Member	769	100
Prairie Meadows Phase II, LLC	.005% Member	483	14
River Glen Apartments, L.P.	.005% Special Limited Partner	811	1,500
VCC Contractor, L.P.	99.99% Limited Partner	1	1
VCC Developer, L.P.	99.99% Limited Partner	(32)	-
VCCPHC-San Antonio I, LP	99.99% Limited Partner	2,313	-
Broad River Housing Company, LLC	24.99% Member	-	-
		$28,259	$8,654

These limited partnerships are organized to build, develop, own and/or operate apartment complexes with the exception of UFB-A/I, L.P. With the exception of FFED’s investment in Prairie Meadows Phase II, LLC described on the following page, FFED’s interest in the limited partnerships is accounted for using the equity method and is reflected in investments in limited partnerships in the accompanying consolidated balance sheets. The carrying amounts of these investments approximate FFED’s equity in the net assets of the partnerships.

E-61

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

FFED records income on the equity method in the income and losses of the limited partnerships, which resulted in income of $6,549 and $5,023 for the years ended December 31, 2020 and 2019, respectively.

In accordance with ASU 2017-13, FFED’s unconsolidated limited partnerships adopted ASC Topic 606 on January 1, 2019, which resulted in no cumulative adjustment recognized to beginning retained earnings.

In accordance with ASU 2016-02, FFED's unconsolidated limited partnerships will not adopt ASC Topic 842 until January 1, 2022, at which time FFED and its subsidiaries will record a cumulative effect adjustment which is not expected to be significant or any at all.

Unconsolidated Variable Interest Entities

All the investments in limited partnerships are considered VIEs. FFED is not the primary beneficiary of the VIEs, as the general partner or managing member controls the VIEs and bears a significant portion of its risk and rewards through its guarantees of the tax credit to limited partners or members, the debt on the apartment complexes, its requirement to fund any partnership operating deficits and/or has the unilateral ability to exercise a purchase option of the assets that would liquidate the partnership. FFED’s maximum exposure to losses of the VIEs is the amounts of its investments therein. FFED currently does not intend to provide the VIEs with additional financial or other support. FFED has loans, letter of credits and interest rate swaps to certain limited partnerships.

Condensed financial statements for the significant investments in limited partnerships and qualified housing projects as of December 31, 2020 and 2019, were as follows.

Investment in Qualified Housing Projects

During 2018, FFED invested in qualified affordable housing projects of Prairie Meadows Phase II.

The limited partnership is organized to build, own and operate an apartment complex. Due to FFED’s application of the proportional amortization method, FFED’s equity in the net assets of the partnership will not approximate the carrying value of the investment in the partnership.

Prairie Meadows Phase II is accounted for using the proportional amortization method. The partnership must meet the regulatory requirements for affordable housing for a minimum 15-year compliance period to fully utilize the tax credits. If the partnership ceases to qualify during the compliance period, the credits may be denied for any period in which the project is not in compliance and a portion of the credits previously taken may be subject to recapture with interest.

The remaining federal affordable housing tax credits to be earned, which relate to investments entered into during 2018, and are to be utilized over a maximum 15 years, were approximately $1,992 and $2,277 as of December 31, 2020 and 2019, respectively, assuming no tax credit recapture events occur. FFED’s usage of federal affordable housing tax credits amounted to approximately $285 during 2020 and 2019. Investment amortization amounted to $308 and $313 for the years ended December 31, 2020 and 2019, respectively.

E-62

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Village Housing Partners XI, LP

UFB entered into a limited partnership (Village Housing Partners XI, L.P.), with a related party created to develop, own and operate a multifamily housing complex. UFB’s interest was transferred from Village Housing Corporation (VHC) in 1996. The partnership is considered to be a VIE. UFB is not considered to be the primary beneficiary; therefore, the partnership is not consolidated with UFB. UFB’s investment in the partnership was $0 at December 31, 2020 and 2019.

Village Housing Partners VII, LP

UFB entered into a limited partnership (Village Housing Partners VII, L.P.), with a related party created to develop, own and operate a multifamily housing complex. UFB’s interest was transferred from VHC in 1996. The partnership is considered to be a VIE. UFB is not considered to be the primary beneficiary; therefore, the partnership is not consolidated with UFB. UFB’s investment in the partnership was $0 at December 31, 2020 and 2019.

Franklin Cove Phase II, LLC

During 2017, UFB purchased membership in a limited liability corporation (Franklin Cove Phase II, LLC) from VCC at book value. The limited liability corporation is considered to be a VIE. UFB is not considered to be the primary beneficiary; therefore, the limited liability corporation is not consolidated with UFB. UFB’s investment in the partnership was $1,265 and $754 at December 31, 2020 and 2019.

Trotter’s Pointe Phase IV, LLC

During 2017, UFB purchased membership in a limited liability corporation (Trotter’s Pointe Phase IV, LLC) from VCC at book value. The limited liability corporation is considered to be a VIE. UFB is not considered to be the primary beneficiary; therefore, the limited liability corporation is not consolidated with UFB. UFB’s investment in the partnership was $317 and $142 at December 31, 2020 and 2019, respectively.

Delaware Trace Phase II, LLC

During 2017, UFB purchased membership in a limited liability corporation (Delaware Trace Phase II, LLC) from VCC at book value. The limited liability corporation is considered to be a VIE. UFB is not considered to be the primary beneficiary; therefore, the limited liability corporation is not consolidated with UFB. UFB’s investment in the partnership was $256 and $231 at December 31, 2020 and 2019, respectively.

BH Village Green, LLC

During 2018, UFB entered into an investment in BH Village Green, LLC. BH Village Green, LLC was organized to build, own and operate a 200-unit apartment community in Angola, Indiana through a wholly owned subsidiary. UFB’s investment in this limited liability corporation is guaranteed by the other members within the limited liability corporation. Due to the guarantee UFB has received and the terms of the agreement, the equity of the limited liability corporation will not approximate the carrying value of the investment in the limited liability corporation. The limited liability corporation is considered to be a VIE. UFB is not considered to be the primary beneficiary; therefore, the limited liability corporation is not consolidated with UFB. During 2020, UFB received $297 of distributions of equity. UFB’s investment in the partnership was $906 and $1,178 at December 31, 2020 and 2019, respectively. See Note 24 for additional details on limited partnership guarantees and fees.

E-63

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

BH Grammercy, LLC

During 2019, UFB entered into an investment in BH Grammercy, LLC. BH Grammercy, LLC was organized to build, own and operate a 156-unit apartment community in Denver, Colorado through a wholly owned subsidiary. UFB’s investment in this limited liability corporation is guaranteed by the other members within the limited liability corporation. Due to the guarantee UFB has received and the terms of the agreement, the equity of the limited liability corporation will not approximate the carrying value of the investment in the limited liability corporation. The limited liability crporation is considered to be a VIE. UFB is not considered to be the primary beneficiary; therefore, the limited liability corporation is not consolidated with UFB. UFB’s investment in the partnership was $2,354 and $2,287 at December 31, 2020 and 2019, repectively. See Note 24 for additional details on limited partnership guarantees and fees.

BH Emerson II, LLC

During 2020, UFB entered into an investment in BH Emerson II, LLC. BH Emerson II, LLC was organized to own and operate a 208-unit apartment community in Indianapolis, Indiana through a wholly owned subsidiary. UFB’s investment in this limited liability corporation is guaranteed by the other members within the limited liability corporation. Due to the guarantee UFB has received and the terms of the agreement, the equity of the limited liability corporation will not approximate the carrying value of the investment in the limited liability corporation. The limited liability corporation is considered to be a VIE. UFB is not considered to be the primary beneficiary; therefore, the limited liability corporation is not consolidated with UFB. UFB’s investment in the partnership was $4,294 at December 31, 2020. See Note 24 for additional details on limited partnership guarantees and fees.

E-64

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Condensed financial statements for BH Emerson II, LLC as of December 31, 2020, were as follows:

BH Emerson II, LLC
Condensed Balance Sheet
December 31, 2020

2020
Assets
Cash	$397
Accounts receivable	27
Escrow deposits	151
Tenant deposits held in trust	56
Fixed assets, net	22,351
Prepaid expenses and other assets	293

Total assets	$23,275

Liabilities
Accounts payable	$277
Accrued expense	38
Accrued interest	57
Accrued property taxes	220
Prepaid revenue	49
Tenant deposits held in trust	52
Notes payable	18,875

Total liabilities	19,568

Members' Equity	3,707

Total liabilities and members' equity	$23,275

BH Emerson II, LLC
Condensed Statement of Operations
Period from February 18, 2020 through December 31, 2020

2020
Total revenue	$1,491
Total expenses	1,835

Net loss	$(344)

E-65

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

BH Northlake, LLC

During 2020, UFB entered into an investment in BH Northlake, LLC. BH Northlake, LLC was organized to own and operate a 348-unit apartment community in Noblesville, Indiana through a wholly owned subsidiary. UFB’s investment in this limited liability corporation is by the other members within the limited liability corporation. Due to the guarantee UFB has received and the terms of the agreement, the equity of the limited liability corporation will not approximate the carrying value of the investment in the limited liability corporation. The limited liability corporation is considered to be a VIE. UFB is not considered to be the primary beneficiary; therefore, the limited liability corporation is not consolidated with UFB. UFB’s investment in the partnership was $7,755 at December 31, 2020. See Note 24 for additional details on limited partnership guarantees and fees.

Condensed financial statements for BH Northlake, LLC as of December 31, 2020, were as follows:

BH Northlake, LLC
Condensed Balance Sheet
December 31, 2020

2020
Assets
Cash	$827
Accounts receivable	28
Escrow deposits	397
Tenant deposits held in trust	73
Fixed assets, net	44,416
Prepaid expenses and other assets	480

Total assets	$46,221

Liabilities
Deferred revenue	$55
Accounts payable	317
Accrued expense	1
Accrued interest	116
Accrued property taxes	498
Prepaid revenue	88
Tenant deposits held in trust	73
Notes payable	37,870

Total liabilities	39,018

Members' Equity	7,203

Total liabilities and members' equity	$46,221

E-66

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

BH Northlake, LLC
Condensed Statement of Operations
Period from April 9, 2020 through December 31, 2020

2020
Total revenue	$2,340
Total expenses	2,533

Net loss	$(193)

Naples SI, LLC

During 2020, UFB entered into an investment in Naples SI, LLC. Naples SI, LLC was organized to own and operate a 188-unit apartment community in Naples, Florida. UFB’s investment in this limited liability corporation is guaranteed by the other members within the limited liability corporation. Due to the guarantee UFB has received and the terms of the agreement, the equity of the limited liability corporation will not approximate the carrying value of the investment in the limited liability corporation. The limited liability corporation is considered to be a VIE. UFB is not considered to be the primary beneficiary; therefore, the limited liability corporation is not consolidated with UFB. UFB’s investment in the partnership was $2,880 at December 31, 2020. See Note 24 for additional details on limited partnership guarantees and fees.

BH Millstone, LLC

During 2020, UFB entered into an investment in BH Millstone, LLC. BH Millstone, LLC was organized to build, own and operate a 338-unit apartment community in Noblesville, Indiana through a wholly owned subsidiary. UFB’s investment in this limited liability corporation is guaranteed by the other members within the limited liability corporation. Due to the guarantee UFB has received and the terms of the agreement, the equity of the limited liability corporation will not approximate the carrying value of the investment in the limited liability corporation. The limited liability corporation is considered to be a VIE. UFB is not considered to be the primary beneficiary; therefore, the limited liability corporation is not consolidated with UFB. UFB’s investment in the partnership was $1,748 at December 31, 2020. See Note 24 for additional details on limited partnership guarantees and fees.

UFB-A/I, LP

UFB entered into a limited partnership (UFB-A/I, L.P.), with a related party to own certain derivative financial instruments. The partnership is considered to be a VIE. UFB is not considered to be the primary beneficiary; therefore, the partnership is not consolidated with UFB. UFB’s investment in the partnership was $0 at December 31, 2020 and 2019.

Clay Terrace Phase II, LLC

During 2017, VCC entered into an investment in Clay Terrace Phase II, LLC, with a related party to develop, own and operate a multifamily housing complex.

E-67

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Prairie Meadows Phase II, LLC

During 2018, VCC entered into an investment in Prairie Meadows Phase II, LLC, with a related party to develop, own and operate a multifamily housing complex.

River Glen Apartments, L.P.

During 2017, VCC entered into an investment in River Glen Apartments, L.P. River Glen Apartments, L.P. was organized to build, own and operate a 128-unit apartment community in Rochester, Minnesota.

FFED entered into a guaranty agreement in 2017 with Merchants Bank of Indiana regarding a construction loan that Merchants Bank of Indiana made with River Glen Apartments, L.P. in the amount of $10,874. Pursuant to the agreement, FFED guarantees all payments and performance when due for obligations of River Glen Apartments, L.P. to Merchants Bank of Indiana.

FFED entered into a guaranty agreement in 2017 with Merchants Bank of Indiana regarding an interest rate swap agreement between Merchants Bank of Indiana and Rochester Housing Company, LLC, an entity owned in part or by an affiliate of the Pedigo-Cordingley Group. Pursuant to the agreement, FFED guarantees all payments and performance when due for obligations of Rochester Housing Company, LLC to Merchants Bank of Indiana.

FFED entered into a guaranty agreement in 2017 with Associated Bank, N.A., regarding a bridge loan that Associated Bank, N.A. made with River Glen Apartments, LP in the amount of $4,250. Pursuant to the agreement, FFED guarantees all payments and performance when due for obligations of River Glen Apartments, LP to Associated Bank, N.A. During 2019, the loan was transferred from Associated Bank, N.A. to FFED. At the time of transfer, FFED was released from the guaranty agreement.

VCC Contractor, L.P.

VCC Contractor, L.P. was organized to provide services in connection with the construction of multifamily housing developments, which qualify for low income housing tax credits in accordance with Section 42 of the Internal Revenue Code of 1986 (IRC), and conventional apartment developments.

E-68

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Condensed financial statements for VCC Contractor, L.P. as of December 31, 2020 and 2019, were as follows:

VCC Contractor, L.P.
Condensed Balance Sheets
December 31, 2020 and 2019

	2020	2019
Assets
Cash	$878	$1,043
Contract receivables - related parties	3,996	2,869
Construction management fees receivable, net of assignment	277	-
Costs and estimated earnings in excess of billings on uncompleted contracts, net of assignment	2,598	1,153

Total assets	$7,749	$5,065

Liabilities
Accounts payable - trade	$4,882	$2,661
Accounts payable - retainage	2,589	1,477
Construction management subcontract fees	277	277
Due to partners	-	649

Total liabilities	7,748	5,064

Partners' Capital	1	1

Total liabilities and partners' capital	$7,749	$5,065

VCC Contractor, L.P.
Condensed Statements of Income
Years Ended December 31, 2020 and 2019

	2020	2019
Total revenue	$32,030	$16,967
Total expenses	28,829	15,604

Net income	$3,201	$1,363

VCC Developer, L.P.

VCC Developer, L.P. was organized to provide services in connection with the development of multifamily housing developments, which qualify for low income housing tax credits in accordance with Section 42 of the IRC, conventional apartment developments and architectural activities.

E-69

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Condensed financial statements for VCC Developer, L.P. as of December 31, 2020 and 2019, were as follows:

VCC Developer, L.P.
Condensed Balance Sheets
December 31, 2020 and 2019

	2020	2019
Assets
Cash and cash equivalents	$1	$3
Accounts receivable - other	1	-
Notes receivable	657	657
Accrued interest	47	19
Real estate subdevelopment fees receivable	5,521	2,894
Guaranty fee receivable	2	-
Total assets	$6,229	$3,573

Liabilities
Salaries payable	$34	$-
Accrued interest	47	19
Real estate subdevelopment fees payable	5,521	2,894
Contract liabilities	657	657
Total liabilities	6,259	3,570
Partners' Capital	(30)	3
Total liabilities and partners' capital	$6,229	$3,573

VCC Developer, L.P.
Condensed Statements of Income
Years Ended December 31, 2020 and 2019

	2020	2019
Total revenue	$4,767	$2,788
Total expenses	2,896	1,069
Net income	$1,871	$1,719

VCCPHC-San Antonio I, LP

During 2020, VCC entered into an investment in VCCPHC-San Antonio I, LP. VCCPHC-San Antonio I, LP was organized to develop, own and operate a multifamily housing complex. VCC contributed $2,313 of equity at inception and is considered to be the limited partner. The partnership is considered to be a VIE. VCC is not considered to be the primary beneficiary; therefore, the partnership is not consolidated with VCC. VCC’s investment in the partnership was $2,313 at December 31, 2020. VCC is obligated to make two more capital contributions to VCCPHC-San Antonio I, LP upon certain triggers not considered probable to be met as of December 31, 2020. FFED entered into a guaranty agreement with VCCPHC-San Antonio I, LP to guarantee all payments and performance when due for obligations of the general partner and class A limited partner.

E-70

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Condensed financial statements for VCCPHC-San Antonio I, LP as of December 31, 2020, were as follows:

VCCPHC-San Antonio I, LP
Condensed Balance Sheet
December 31,2020

2020
Assets
Cash and cash equivalents	$17,882
Interest rate swap valuation	246
Prepaid ground lease	2,893
Development costs	7,511
Total assets	$28,532

Liabilities
Accrued interest- bond payable	$2
Accrued interest - swap payable	15
General partner advances	54
Development costs payable	564
Development and construction fees payable	4,087
Bonds payable	21,250
Total liabilities	25,972
Partners' Capital	2,560
Total liabilities and partners' capital	$28,532

VCCPHC-San Antonio I, LP
Condensed Statement of Operations
Period from October 1, 2020 through December 31, 2020

2020
Total revenue	$-
Total expenses	-
Net loss	$-

E-71

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Broad River Housing Company, LLC

During 2020, VCC entered into an investment in Broad River Housing Company, LLC. Broad River Housing Company, LLC was organized to invest in a partnership that was organized to develop, own and operate a multifamily housing complex. VCC contributed $0 of equity at inception. The limited liability company is considered to be a VIE. VCC is not considered to be the primary beneficiary; therefore, the limited liability company is not consolidated with VCC. VCC’s investment in the limited liability company was $0 at December 31, 2020.

Note 11:   Real Estate Development and Construction Fees Receivable

Activity in real estate development and construction fees receivable was as follows:

	2020	2019
Gross Fee
Balance, beginning of year	$34,516	$18,610
New fees	2,483	13,213
Distribution from limited partnership	5,166	3,171
Compound interest	159	93
Received payments	(1,096)	(614)
Earned holdbacks	43	43
Gross receivable	41,271	34,516

Discount
Balance, beginning of year	837	1,012
Distribution from limited partnership	(22)	(22)
Changes in estimates	(84)	(153)
Total liabilities	731	837

Net real estate development and construction fees receivable	$40,540	$33,679

See Note 24 for further information regarding real estate development and construction fees due from related parties.

Changes in Estimates for Real Estate Development Fees

Development fees with related parties are subject to change based on a number of factors, including changes in estimates of cash flows from the underlying properties, as well as changes in the governing agreements. FFED periodically reviews the factors that cause changes to the recorded related party receivables and records these changes in estimates in the period the estimate was changed. The estimated ranges for the discounts related to significant financing components vary from 9.93% to 34.16% for 2020 and 11.59% to 37.50% for 2019.

E-72

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 12:   Real Estate Acquired for Development

Real estate acquired for development consists of fourteen and eight separate properties at December 31, 2020 and 2019, respectively. Costs include land acquisition and capitalized development costs. FFED uses appraisals and comparable sales to estimate fair value. Pre-acquisition costs include preliminary reports and earnest money for potential development sites. No asset impairment was recognized during the years ended December 31, 2020 and 2019.

During 2019, VCC purchased a tract of land from an unrelated party for $278 to develop a multi-family housing complex, Page Park Phase II. During 2020, UFB contributed four properties acquired as part of the FCB acquisition to VCC at a total book value of $8,425. Complete construction plans are in the process of being developed.

See Note 24 for purchase and activity of the remaining properties involving related parties.

		Amount of Investment
Property	State	2020	2019
Village Capital Corporation
Spring Water	Colorado	$1,269	$4,700
Thorncreek	Colorado	11,295	4,178
Kent	Indiana	24,167	12,935
Hub on Harris	North Carolina	3,065	3,037
Playfair	Indiana	12,906	2,755
Bella Grove Phase I	Minnesota	28,513	27,295
Bella Grove Phase II	Minnesota	491	489
Page Park Phase II	Florida	302	296
Wren	Indiana	4,213	-
Broad River Village	South Carolina	1,532	-
Black Creek	Florida	3,505	-
Santa Rosa Beach	Florida	2,375	-
Bay Loop	Florida	425	-
Freeport	Florida	2,140	-
		96,198	55,685
Pre-acquisition costs		433	454

Total real estate acquired for development		$96,631	$56,139

E-73

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

A reconciliation of real estate acquired for development to the accompanying consolidated balance sheets at December 31, 2020 and 2019, is shown below:

	2020	2019
Restricted cash - acquired for development	$11,645	$19,629
Real estate acquired for development	84,986	36,510
	$96,631	$56,139

In 2019, VCC entered into land swap agreements with related parties. Refer to Note 24 for further information.

Note 13:   Assets Held for Sale

Assets held for sale are carried at the lower of cost or fair value as a disposal group, which consisted of two separate properties at December 31, 2020 and 2019. Assets held for sale include premises and equipment, land acquisition, capitalized development costs and improvements. VCC uses appraisals and comparable sales to estimate fair value. No asset impairment was recognized during the years ended December 31, 2020 and 2019. VCC properties are discussed in further detail within Note 24.

The carrying amounts of assets held for sale at December 31, 2020 and 2019 were:

Property	State	2020	2019
Village Capital Corporation
Grand Station	Texas	$4,216	$4,240
Ivy Ridge	Georgia	5,107	5,043
		$9,323	$9,283

Note 14:   Real Estate Held for Investment

Real estate held for investment consisted of nine properties at December 31, 2020 and 2019.

In 2007, FFED earned a subdevelopment fee of $1,774 for development services performed for a multifamily housing property owned by a limited partnership (Pedcor Investments-2006-XCII, L.P.). FFED subsequently purchased the land only, excluding all improvements, attributable to the multifamily housing property from the partnership for $1,740. See Note 24 for further information.

E-74

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

In 2008, FFED and two related parties earned a subdevelopment fee totaling $2,379 (FFED’s share was $1,020) for development services performed for a multifamily housing property owned by a limited partnership (Pedcor Investments-2006-XCIV, L.P.). FFED and two related parties subsequently purchased the land only, excluding all improvements, attributable to the multifamily housing property from the partnership totaling $2,358 (FFED’s share was $1,000). See Note 24 for further information and Note 8 for future minimum payments to be received. This land and lease was conveyed to UFB as of December 31, 2008.

In July 2018, VCC purchased Palm Villas and Woodside Villas, from an unrelated party. Palm Villas, a walk-up style multifamily housing complex, consists of four buildings, 64 total units, and 45,825 square feet of net living area. Woodside Villas, a walk-up style multifamily housing complex consists of nine buildings, 70 total units, and 54,584 square feet of net living area. In December 2020, VCC sold Woodside Villas to an unrelated party for a gain of $1,910. As part of the sales transaction, VCC entered into an exchange agreement with a qualified intermediary to exchange the property for a like kind replacement property causing the gain to qualify for tax deferred treatment. As of December 31, 2020, $2,161 of the sales proceeds is classified as restricted cash on the accompanying consolidated balance sheets related to this exchange agreement.

In January 2019, VCC purchased Aaron Lake, from an unrelated party. UFB purchased two properties, then leased to VCC, The Residences at Page Park in July 2019 and Sand Cove in December 2019, all from unrelated parties. Aaron Lake, a multifamily housing complex, consists of 100 total units, and 76,800 square feet of net living area. Residences of Page Park, a multifamily housing complex, consists of 70 total units, and 90,972 square feet of net living area. Sand Cove, a multifamily housing complex, consists of 72 total units, and 59,200 square feet of net living area. See Asset Acquisitions below for further discussion.

In May 2017, VCC purchased a tract of land from an unrelated party for $2,350 which includes land cost associated with River Glen Phase I of $892 which is leased to River Glen Apartments, L.P., a related party. See Note 24 for further information.

In December 2019, VCC completed construction on River Glen Phase II, a multifamily housing complex, consisting of 80 total units, and 89,182 square feet of net living area.

In December 2020, UFB contributed Griffin Farm, a 440-acre property including a house and outbuildings acquired as part of the FCB acquisition, to VCC at book value of $730.

E-75

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Pre-acquisition costs include preliminary reports and earnest money for potential investment real estate. The following table summarizes the real estate held for investment at December 31, 2020 and 2019:

		Amount of Investment
Property	State	2020	2019
United Fidelity Bank, fsb
Weatherly Ridge Land Lease	Tennessee	$1,740	$1,740
Dry Creek Land Lease	Tennessee	1,000	1,000

Village Capital Corporation
Palm Villas	Florida	5,486	5,434
Woodside Villas	Florida	-	5,507
Aaron Lake	Florida	13,305	13,250
The Residences at Page Park	Florida	12,309	12,256
Sand Cove	Florida	16,620	14,843
River Glen Phase I Land Lease	Minnesota	892	892
River Glen Phase II	Minnesota	15,749	15,325
Griffin Farm	Florida	730	-
		67,831	70,247
Accumulated depreciation and amortization		(3,940)	(2,402)
Pre-acquisition costs		255	14
Total real estate held for investment, net		$64,146	$67,859

For the years ended December 31, 2020 and 2019, UFB and VCC recognized approximately $486 and $1,169, respectively, related to amortization of acquired in-place leases intangible assets. The acquired in-place leases were fully amortized during 2020.

Real estate held for investment at December 31, 2020 and 2019 consists of the following:

	2020	2019
Land and land improvements	$12,735	$12,602
Buildings	49,756	52,651
Personal property	3,362	2,814
Construction in progress	114	136
In-place lease intangibles	1,864	2,044
Total gross real estate held for investment	$67,831	$70,247

E-76

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Asset Acquisitions

On January 11, 2019, VCC acquired Aaron Lake in Bradenton, Florida from an unrelated party for a contractual purchase price of approximately $11,900. VCC plans to rehabilitate this property with a budget of $1,318. At December 31, 2020, $139 remained to complete the rehabilitation at Aaron Lake.

On July 17, 2019, UFB acquired The Residences at Page Park in Fort Myers, Florida from an unrelated party for a contractual purchase price of approximately $12,022. VCC plans to rehabilitate this property with a budget of $753. At December 31, 2020, $675 remained to complete the rehabilitation at The Residences at Page Park.

On December 9, 2019, UFB acquired Sand Cove in St. Pete Beach, Florida from an unrelated party for a contractual purchase price of approximately $14,500. VCC plans to rehabilitate this property with a budget of $2,083. At December 31, 2020, $117 remained to complete the rehabilitation at Sand Cove.

These transactions were accounted for under the acquisition method of accounting in accordance with ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, as management determined that substantially all the fair value of each property acquired during 2019, was concentrated in a single identifiable asset or group of similar assets. Because of these transactions, VCC utilized third parties to determine the fair values of acquired assets and intangible. VCC accounted for these as asset acquisitions and this resulted in the capitalization of direct acquisition costs, and the allocation of purchase price to the assets acquired, including identified intangible assets and liabilities based on the relative fair value basis of the respective assets and liabilities.

VCC valued in-place leases at $611 at Aaron Lake and $542 at The Residences at Page Park each having a useful life of approximately seven months. VCC valued in-place leases at $502 at Sand Cove with a useful life of approximately six months.

The following table summarizes the amounts of assets acquired net of liabilities assumed at the acquisition date and the consideration paid for the acquisitions completed in 2019. VCC did not have any asset acquisitions in 2020.

E-77

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

2019
At Acquisition Date	Aaron Lake	The Residences at Park Page	Sand Cove	Total
Buildings	$9,313	$10,572	$11,981	$31,866
Land improvements	497	691	-	1,188
Land	1,698	415	2,150	4,263
Personal Property	39	-	73	112
In-place leases intangible assets	611	542	502	1,655
Other liabilities, net	(4)	(115)	(217)	(336)
Total identifiable assets acquired net of liabilities assumed	$12,154	$12,105	$14,489	$38,748

Consideration	Aaron Lake	The Residences at Park Page	Sand Cove	Total
Cash	$12,158	$12,220	$14,706	$39,084
Net cash adjustments prorated at closing	(4)	(115)	(217)	(336)
Total consideration	$12,154	$12,105	$14,489	$38,748

Note 15:      Deposits

The composition of the deposit portfolio at December 31, 2020 and 2019, includes:

	2020	2019
Noninterest-bearing transaction accounts	$409,491	$287,064
Interest-bearing transaction accounts	195,785	123,577
Money market deposit accounts	182,211	140,544
Savings accounts	158,754	120,962
Time deposits, denominations of more than $250	35,078	20,787
Time deposits, denominations of $250 or less	120,191	76,491

Total deposits	$1,101,510	$769,425

E-78

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

At December 31, 2020, the scheduled maturities of time deposits are as follows:

2021	$102,160
2022	36,961
2023	14,812
2024	607
2025	697
Thereafter	32
$155,269

Time deposits at December 31, 2020 and 2019, included brokered deposits of $25,480 and $0, respectively.

Note 16:     FHLB Advances

FHLB advances consisted of the following components at December 31, 2020 and 2019:

	2020	2019
United Fidelity Bank, fsb
FHLB advances (A)	$-	$10,000
FHLB advances (B)	10,000	-
FHLB advances - put option (C)	25,000	-

Total	$35,000	$10,000

(A)	$10,000 fixed rate FHLB advance at 1.61% which matured January 2020.

(B)	$10,000 fixed rate FHLB advance at 0.45% which matures April 2023.

(C)	$25,000 fixed rate FHLB advances with rates ranging from 0.33%-0.40%. The advances are due to mature in February 2030. The put option can be exercised on the entire advance between 2021 through 2029.

FHLB advances are secured by a combination of first mortgage loans, pledged cash and investment securities totaling $286,868 and $199,797 at December 31, 2020 and 2019, respectively. The advances are subject to restrictions or penalties in the event of prepayment.

E-79

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 17:     Other Borrowings

Other borrowings consisted of the following components at December 31, 2020 and 2019:

	2020	2019
Fidelity Federal Bancorp
Junior subordinated debentures due December 2034 (A)	$3,093	$3,093
Junior subordinated debentures due June 2035 (B)	5,155	5,155
Subordinated debentures due January 2028 (C)	8,000	8,000
Promissory note due January 2027 (D)	5,000	5,000
Demand note in 2010 (E)	176	176
Note due July 2026 (F)	1,739	2,000
Junior subordinated debentures due October 2028 (G)	30,000	30,000
Participation note due June 2029 (H)	712	723
Junior subordinated debentures due November 2029 (I)	23,500	23,500
Participation note due June 2022 (J)	-	378
Participation note due May 2021 (K)	167	186
Participation note due January 2022 (L)	638	-

United Fidelity Bank, fsb
Junior subordinated debentures due September 2033 (M)	4,000	4,000
Federal funds purchased (N)	-	9,000
FRB PPP advances (O)	34,249	-

Village Capital Corporation
Bond payable due May 2061 (P)	15,000	15,000
Bond payable due May 2061 (Q)	4,200	4,200
Bond payable due May 2061 (R)	4,800	4,800
VCC-Developer due November 2021 (S)	657	657
Construction loan due December 2022 (T)	-	-
	141,086	115,868
Less unamortized debt issuance costs	2,265	2,292

Total borrowings	$138,821	$113,576

(A)	FFED and Fidelity Federal Bancorp Statutory Trust I-2004 entered into an agreement to issue and sell $3,000 of Floating Rate TruPS® of Fidelity Federal Bancorp Statutory Trust I-2004, having a stated liquidation amount of $1,000 per capital security and bearing a per annum rate of interest, reset quarterly, equal to the three-month LIBOR, plus 2.25%, which was 2.48% and 4.16% at December 31, 2020 and 2019, respectively. The junior subordinated debentures due in 2034 were issued by FFED to Fidelity Federal Bancorp Statutory Trust I-2004. FFED has fully and unconditionally guaranteed all of the issuer’s obligations under the trust-preferred securities issued by Fidelity Federal Bancorp Statutory Trust I-2004. The junior subordinated debentures qualify as Tier 1 capital for regulatory capital purposes. As part of the trust-preferred financial terms structure, the payments on these securities are deferrable for up to 20 consecutive quarters. No amounts have been deferred at December 31, 2020.

E-80

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

(B)	FFED and Fidelity Federal Bancorp Trust II-2005 entered into an agreement to issue and sell $5,000 of Floating Rate TruPS® of Fidelity Federal Bancorp Trust II-2005, having a stated liquidation amount of $1,000 per capital security and bearing a per annum rate of interest, reset quarterly, equal to the three-month LIBOR, plus 1.90%, which was 2.12% and 3.81% at December 31, 2020 and 2019, respectively. The junior subordinated debentures due in 2035 were issued by FFED to Fidelity Federal Bancorp Trust II-2005. FFED has fully and unconditionally guaranteed all of the issuer’s obligations under the trust-preferred securities issued by Fidelity Federal Bancorp Trust II-2005. The junior subordinated debentures qualify as Tier 1 capital for regulatory capital purposes. As part of the trust-preferred financial terms structure, the payments on these securities are deferrable for up to 20 consecutive quarters. No amounts have been deferred at December 31, 2020.

(C)	StoneCastle Financial Corp issued $8,000 of junior subordinated debentures in denominations of $100. The debentures bear interest at a fixed rate of 8.25%. Interest is due quarterly and principal is due upon maturity in January 2028. The debentures are unsecured and payable to Community Funding CLO, Ltd, as trustee. For purposes of computing regulatory capital, the debentures are included in Tier 2 capital.

(D)	Bears interest at the Prime Rate plus 0.50%, which was 3.75% and 5.25% at December 31, 2020 and 2019, respectively. Interest is due quarterly. Principal is due annually beginning in January 2021, and unpaid balance is due upon maturity in January 2027. The note is unsecured. The promissory note is due to Bank of St. Croix, Inc.

(E)	Bears interest at a rate of 9.00% and matured during 2010. Due to requirements of the Capital Purchase Program, this promissory note could not be modified or amended in any way until July 22, 2013, when such limits ceased to be applicable to FFED because the U.S. Department of Treasury sold all of its 6,657 shares of FFED’s Series A fixed rate cumulative perpetual preferred stock and 200 shares of FFED’s Series B fixed rate cumulative perpetual warrant preferred stock to private investors. This promissory note is payable to certain principal owners of the Pedigo-Cordingley Group.

(F)	Bears interest at the Prime Rate plus 0.25%, which was 5.00% at December 31, 2020 and 2019. The interest rate has a floor of 5.00%. Interest and principal is due monthly. Note is secured by investments in low-income housing tax credits and due to Merchants Bank of Indiana. See Note 10 for more details.

(G)	Sandler O’Neill and Partners, L.P. issued $30,000 of junior subordinated debentures in denominations of $1. The debentures bear interest at a fixed rate of 6.785% until October 2023, which then becomes a floating interest rate equal to the three-month LIBOR plus 3.79%, resetting quarterly. Interest on the subordinated notes will be payable semiannually through October 2023 and quarterly thereafter through the maturity date of October 2028. Principal is due upon maturity. The debentures are unsecured and payable to UMB Bank National Association, as paying agent only. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes may not be repaid in whole or in part prior to the fifth anniversary of the issue date (October 2018).

E-81

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

(H)	Bears interest at a fixed rate of 4.50%. Principal and interest payments are due monthly. The note matures in June 2029. The note is secured and is payable to Gerald K. Pedigo Trust.

(I)	Sandler O’Neill and Partners, L.P. issued $23,500 of junior subordinated debentures in denominations of $1. The debentures bear interest at a fixed rate of 6.00% until November 2024, which then becomes a floating interest rate equal to the three-month SOFR plus 4.65%, resetting quarterly. Interest on the subordinated notes will be payable semiannually through November 2024 and quarterly thereafter through the maturity date of November 2029. The debentures are unsecured and payable to UMB Bank National Association, as paying agent only. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes may not be repaid in whole or in part prior to the fifth anniversary of the issue date (October 2019), unless certain triggering events were to occur.

(J)	Bears interest at a fixed rate of 4.50%. Principal and interest payments are due monthly. The note matures in June 2022. The note is secured and is payable to Gerald K. Pedigo. The note was paid off in April 2020.

(K)	Bears interest at a fixed rate of 7.00%. Principal and interest payments are due monthly. The note matures in May 2021. The note is secured and is payable to Gerald K. Pedigo Trust.

(L)	Bears interest at a fixed rate of 5.00%. Interest payments are due monthly. This note matures in January 2022. This note is secured and is payable to Gerald K. Pedigo Trust.

(M)	UFB issued $4,000 of junior subordinated debentures in denominations of $100. The debentures bear interest at the three-month LIBOR, plus 2.95%, which was 3.18% and 4.86% at December 31, 2020 and 2019, respectively. Interest is due quarterly and principal is due upon maturity in September 2033. The debentures are unsecured and payable to US Bank, as trustee. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital.

(N)	UFB and Zions Bank have also entered into an agreement to advance federal funds up to $14,000. $0 and $9,000 was advanced from Zions Bank as of December 31, 2020 and 2019, respectively. The $9,000 as of December 31, 2019 was paid off on January 2, 2020.

(O)	In 2020, UFB received borrowings from the Paycheck Protection Program Liquidity Facility (PPPLF) related to the Paycheck Protection Program (PPP) forgivable government-guaranteed loan fundings which are administered by the Small Business Administration (SBA). Part of the PPPLF allows borrowing 100% against the PPP Loans extended by UFB. These borrowings are secured by UFB’s PPP loans and has a fixed interest rate of 0.35%. These borrowings and interest payables are due upon the forgiveness/maturity of the individual loans.

(P)	The bond payable has a total commitment of $15,000 at the weekly Securities Industry and Financial Markets Association Municipal Swap Index, which was 0.09% and 1.70% at December 31, 2020 and 2019, respectively; interest is due monthly and principal due at maturity; secured by a FHLB of Indianapolis Letter of Credit. The bonds were issued by a municipality and are payable to Bank of Texas.

E-82

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

(Q)	The bond payable has a total commitment of $4,200 at the weekly Securities Industry and Financial Markets Association Municipal Swap Index, which was 0.09% and 1.70% at December 31, 2020 and 2019, respectively; interest is due monthly and principal due at maturity; secured by a FHLB of Indianapolis Letter of Credit. The bonds were issued by a municipality and are payable to Bank of Texas.

(R)	The bond payable has a total commitment of $4,800 at the weekly Securities Industry and Financial Markets Association Municipal Swap Index, which was 0.09% and 1.70% at December 31, 2020 and 2019, respectively; interest is due monthly and principal due at maturity; secured by a FHLB of Indianapolis Letter of Credit. The bonds were issued by a municipality and are payable to Bank of Texas.

(S)	Bears interest at a rate of one-month LIBOR which was approximately 0.15% and 1.69% at December 31, 2020 and 2019, respectively; interest is due monthly with one final payment due at maturity.

(T)	This note is for construction of Thorncreek by VCC and has a maximum amount available to draw of $34,000 with a variable rate of interest based on one-month LIBOR plus 2.25%, which was 2.40% and 4.00% at December 31, 2020 and 2019, respectively; interest is payable monthly with one final payment due at maturity; secured by the associated project and guaranteed by FFED as further discussed in Note 24. This note provides for two extension options of 12 months each with no other changes to the remaining terms if the provisions, as specified within the agreement, are met and upon payment of an extension fee of 0.25% of the committed amount of the loan.

UFB had unsecured lines of credit totaling $23,000 to draw upon at December 31, 2020, from various financial institutions.

Aggregate annual maturities of borrowings at December 31, 2020, are:

2021	$2,002
2022	34,142
2023	1,033
2024	1,049
2025	2,829
Thereafter	100,031

$141,086

E-83

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 18:	Income Taxes

The provision (benefit) for income taxes includes these components:

	2020	2019
Income tax expense (benefit)
Currently payable
Federal	$228	$78
State	649	787
Deferred
Federal	(1,535)	603
State	(48)	(309)

Total income tax expense (benefit)	$(706)	$1,159

A reconciliation of income tax expense (benefit) at the statutory rate to FFED’s actual income tax expense (benefit) is shown below:

	2020	2019
Federal statutory income tax at 21%	$3,661	$2,444
State income taxes, net of federal benefit	475	378
Tax credits	(285)	(285)
Tax-exempt income	(2,398)	(1,695)
Nondeductible expenses	17	22
Bargain purchase gain	(2,388)	-
Increase in cash surrender value	(29)	(29)
Other	241	324

Actual tax expense (benefit)	$(706)	$1,159

The tax effects of temporary differences related to deferred taxes shown in the accompanying consolidated balance sheets were:

	2020	2019
Deferred Tax Assets
Allowance for loan losses	$662	$501
Low-income housing credit carryforward	560	940
Other-than-temporary impairment	209	201
Deferred compensation	121	101
Lease liability	1,012	934
Lease intangible	354	242
Interest income	753	470
Other	158	-

Total assets	3,829	3,389

E-84

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

	2020	2019
Deferred Tax Liabilities
Depreciation and amortization	(7,360)	(4,552)
Deferred Gain	(469)	-
Differences in basis of FHLB stock	(100)	(132)
Differences in basis related to GNMA transactions	(6,593)	(7,420)
Basis differential on certain partnership interests	(391)	(7)
Differences in accounting for loan servicing rights	(7)	(14)
Unrealized gain/loss on available-for-sale securities	(4,909)	(1,559)
Unrealized gain/loss on interest rate swap	(489)	(172)
Unrealized gain on cash flow hedges	(11)	(14)
Real estate development fee income	(47)	(665)
Basis differential on FDIC-assisted acquisitions	(579)	(545)
Right of use asset	(1,008)	(931)
Other	(257)	(17)

Total liabilities	(22,220)	(16,028)

Net deferred tax liability	$(18,391)	$(12,639)

FFED has affordable housing credit carryforwards of $560. These carryforwards expire in varying amounts through the year 2040. The realization of the deferred tax asset related to the affordable housing credit carryforwards is dependent on the generation of taxable income.

FFED files a consolidated tax return with its parent company, PFB. FFED uses the separate return method in allocating its current and deferred taxes, as if it were a separate taxpayer from its parent company. FFED determines its current taxable income as if it filed a separate tax return, including paying the applicable tax to or receiving the appropriate refund from its parent company. In addition, FFED provided deferred taxes on its temporary difference, including tax credit carryforwards that it would claim on its separate return. Amounts shown as taxes currently payable represent FFED’s portion of the taxes for the consolidated group adjusted for tax benefits received from other members of the consolidated group. At December 31, 2020 and 2019, approximately $886 and $1,341, respectively, were related to income taxes that were receivable from the parent company.

Retained earnings include approximately $1,138 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987, for tax purposes only. Reduction of amounts allocated for purposes other than tax bad debt losses, including redemption of bank stock or excess dividends or loss of “bank” status, would create income for tax purposes only, which income would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $239 as of December 31, 2020.

E-85

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 19:	Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income, included in stockholders’ equity at December 31, 2020 and 2019, were as follows:

	2020	2019
Net unrealized gain on available-for-sale securities	$20,597	$6,466
Net unrealized gain on held-to-maturity securities transferred from available-for-sale securities in a prior period	-	1
Net unrealized gain on derivative used for cash flow hedges	2,312	774
	22,909	7,241
Tax effect	(5,520)	(1,746)

Net-of-tax amount	$17,389	$5,495

Amounts reclassified from accumulated other comprehensive income and the affected line items in the consolidated financial statements during the years ended December 31, 2020 and 2019, were as follows:

	Amount Reclassified
	From Accumulated
	Other Comprehensive
	Income for the Years
Details About Accumulated Other	Ended December 31,
Comprehensive Income Components	2020	2019	Affected Line Item
Net realized gains on available-for-sale securities	$-	$435	Noninterest income, net realized gains on sales of available-for-sale-securities
Related income tax expense	-	105	Income tax expense

	$-	$330

Total reclassifications for the year, net of tax	$-	$330

Note 20:	Preferred Stock – Series A and B

On November 13, 2009, FFED entered into a Securities Purchase Agreement with the United States Department of the Treasury (UST). Under the Securities Purchase Agreement, FFED agreed to issue and sell 6,657 shares of FFED’s Series A fixed rate cumulative perpetual preferred stock (Series A Preferred Stock) and warrants to purchase 200 shares of FFED’s Series B fixed rate cumulative perpetual warrant preferred stock (Series B Preferred Stock) associated with FFED’s participation in the UST’s Capital Purchase Program under the Troubled Asset Relief Program. The warrants were immediately converted into Series B Preferred Stock at an exercise price of $.01 per share. Proceeds from this issuance were allocated between Series A Preferred Stock and the Series B Preferred Stock based on their relative fair values at the time of the sale. Of the $6,657 in proceeds, $6,399 was allocated to the Series A Preferred Stock and $212 was allocated to the Series B Preferred Stock. The Capital Purchase Program, created by the UST, is a voluntary program in which selected, healthy financial institutions are encouraged to participate.  Approved use of the funds includes providing credit to qualified borrowers, either as companies or individuals, among other things.  Such participation is intended to support the economic development of the community and thereby restore the health of the local and national economy.

E-86

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5.00% per annum for the first five years and 9.00% per annum thereafter.  The Series B Preferred Stock qualifies as Tier 1 capital (subject to certain regulatory requirements) and will pay cumulative dividends at a rate of 9.00% per annum. The Series A Preferred Stock and Series B Preferred Stock may be redeemed at the stated amount of $1,000 per share, plus any accrued and unpaid dividends.  After three years, FFED can redeem the Series A Preferred Stock or Series B Preferred Stock, in whole or in part, subject to approval by FFED’s primary regulator.  The Series A Preferred Stock and Series B Preferred Stock are nonvoting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A Preferred Stock or Series B Preferred Stock.

FFED was subject to the following restrictions while the Series A Preferred Stock and Series B Preferred Stock was held with the UST: 1) until the third anniversary of the sale of the Series A Preferred Stock and Series B Preferred Stock, UST approval was required for FFED to repurchase shares of outstanding common stock, 2) the full dividend for the latest completed Capital Purchase Program dividend period must be declared and paid in full before dividends may be paid to common shareholders, 3) UST approval was required for any increase in common dividends per share and 4) FFED and its subsidiary, UFB, and each of its senior executive officers, agreed to limit certain compensation, bonus, incentive and other benefit plans, arrangements and policies with respect to the senior executive officers during the period UST owns any Series A Preferred Stock or Series B Preferred Stock. There were additional restrictions on executive compensation added for companies participating in the Troubled Asset Relief Program.

On July 22, 2013, the UST completed the sale of its 6,657 shares of FFED’s Series A Preferred Stock and 200 shares of FFED’s Series B Preferred Stock to private investors. There was no impact to FFED’s financial condition or operating results due to the transactions.

Dividends for the preferred stock for each of the periods ended February 15, 2019, May 15, 2019, August 15, 2019, and November 15, 2019, were declared and paid in 2019 and were $154 ($22.50 per share). Dividends declared and paid for each of the periods ended February 15, 2020, May 15, 2020, August 15, 2020 and November 15, 2020 were $154 ($22.50 per share). The amount of dividends in arrears (disclosed on the face of the balance sheet) at December 31, 2020 and 2019, was $0. Dividends declared and paid for the period ending February 15, 2021 were $154 ($22.50 per share). The next dividend payment date is May 15, 2021. Whenever dividends payable have not been paid for an aggregate of six quarterly periods or more, whether or not consecutive, the authorized number of directors of FFED shall automatically be increased by two and the holders of the preferred stock shall have the right to elect two new directors. The right to elect two new directors has not been exercised to date.

E-87

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 21:	Preferred Stock – Series C

On December 13, 2013, 4,000 shares of FFED’s Series C fixed rate noncumulative perpetual preferred stock (Series C Preferred Stock) were issued at $1,000 per share to three members of the Pedigo-Cordingley Group.

The Series C Preferred Stock qualifies as Tier 1 capital and will pay noncumulative dividends at a rate of 6.00% per annum. The Series C Preferred Stock may be redeemed at the stated amount of $1,000 per share, plus any accrued and unpaid dividends, regardless of declaration, in the current dividend period and all accrued and unpaid dividends, only if declared, in the prior dividend periods. After three years, FFED can redeem the Series C Preferred Stock, in whole or in part, subject to approval by FFED’s primary regulator. The Series C Preferred Stock is nonvoting except for class voting rights on matters that would adversely affect the rights of the holders of the Series C Preferred Stock.

Dividends declared and paid for each of the periods ended February 15, 2019, May 15, 2019, August 15, 2019 and November 15, 2019 were $60 ($15 per share). Dividends declared and paid for each of the periods ended February 15, 2020, May 15, 2020, August 15, 2020 and November 15, 2020 were $60 ($15 per share). Dividends declared and paid for the periods ending February 15, 2021 were $60 ($15 per share). The next dividend payment date is May 15, 2021.

Note 22:	Preferred Stock – Series D

In February 2018, FFED designated 5,000 shares of authorized preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series D (Series D Preferred Stock). Additionally, in February 2018, 4,300 shares of FFED’s Series D Preferred Stock were issued at $1,000 per share to the shareholders.

The Series D Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 9.00% per annum. The Series D Preferred Stock may be redeemed at the stated amount of $1,000 per share, plus any accrued and unpaid dividends, regardless of declaration, in the current dividend period and all accrued and unpaid dividends, only if declared, in the prior dividend periods. After three years, FFED can redeem the Series D Preferred Stock, in whole or in part, subject to approval by FFED’s primary regulator. The Series D Preferred Stock is nonvoting except for class voting rights on matters that would adversely affect the rights of the holders of the Series D Preferred Stock.

Dividends declared and paid for each of the periods ended February 15, 2019, May 15, 2019, August 15, 2019 and November 15, 2019 were $97 ($22.50 per share). Dividends declared and paid for each of the periods ended February 15, 2020, May 15, 2020, August 15, 2020 and November 15, 2020 were $97 ($22.50 per share). Dividends declared and paid for the period ending February 15, 2021 were $97 ($22.50 per share). The next dividend payment date is May 15, 2021. Whenever dividends payable has not been paid for an aggregate of six quarterly periods or more, whether or not consecutive, the authorized number of directors of FFED shall automatically be increased by two and the holders of the preferred stock shall have the right to elect two new directors, which right to elect two directors terminates upon payment of such dividends (and dividends on parity stock) to bring such dividends current.  The right to elect two new directors has not been exercised to date.

E-88

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 23:	Regulatory Capital

Regulatory Capital

FFED and UFB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on FFED and UFB’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, FFED and UFB must meet specific capital guidelines that involve quantitative measures of FFED’s and UFB’s assets, liabilities and certain off-balance-sheet items as calculated under accounting principles generally accepted in the United States of America, regulatory accounting practices and regulatory capital standards. FFED’s and UFB’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, FFED’s and UFB’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

Quantitative measures established by regulation to ensure capital adequacy require FFED and UFB to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital
(as defined in the regulations) to risk-weighted assets (as defined in the regulations), common equity Tier 1 capital (as defined in the regulations) to total risk-weighted assets (as defined in the regulations) and of Tier 1 capital to average assets (as defined in the regulations). Management believes, as of December 31, 2020 and 2019, FFED and UFB meets all capital adequacy requirements to which it is subject.

As of December 31, 2020, the most recent notification from UFB’s federal regulators categorized UFB as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, UFB must maintain minimum total risk-based, Tier 1 risk-based capital, common equity Tier 1 risk-based capital and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed UFB’s category.

Basel III Capital Rules

In July 2013, the three federal bank regulatory agencies jointly published final rules (Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards, as well as certain provisions of the Dodd-Frank Act. These rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. These rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules were effective for FFED and UFB on January 1, 2015 (subject to a four year phase in period that ended on January 1, 2019).

E-89

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (CET1), (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.

FFED’s and UFB’s actual capital amounts and ratios at December 31, 2020 and 2019, are also presented in the table.

					Minimum to be Well
			Minimum		Capitalized Under Prompt
			Required for		Corrective Action
	Actual		Adequate Capital		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020
Total risk-based capital (to risk-weighted assets)
Fidelity Federal Bancorp consolidated	$199,969	28.3%	$74,111	10.5%	N/A	N/A
United Fidelity Bank, fsb	$116,634	18.4%	$66,627	10.5%	$63,455	10.0%
Tier 1 capital (to risk-weighted assets)
Fidelity Federal Bancorp consolidated	$131,678	18.7%	$59,994	8.5%	N/A	N/A
United Fidelity Bank, fsb	$109,843	17.3%	$53,936	8.5%	$50,764	8.0%
Common equity Tier 1 capital (to risk-weighted assets)
Fidelity Federal Bancorp consolidated	$108,521	15.4%	$49,407	7.0%	N/A	N/A
United Fidelity Bank, fsb	$109,843	17.3%	$44,418	7.0%	$41,245	6.5%
Tier 1 capital (to average assets)
Fidelity Federal Bancorp consolidated	$131,678	11.2%	$76,211	6.5%	N/A	N/A
United Fidelity Bank, fsb	$109,843	9.1%	$78,731	6.5%	$60,562	5.0%

E-90

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

					Minimum to be Well
			Minimum		Capitalized Under Prompt
			Required for		Corrective Action
	Actual		Adequate Capital		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2019
Total risk-based capital (to risk-weighted assets)
Fidelity Federal Bancorp consolidated	$181,772	46.1%	$41,368	10.5%	N/A	N/A
United Fidelity Bank, fsb	$88,345	26.8%	$34,674	10.5%	$33,022	10.0%
Tier 1 capital (to risk-weighted assets)
Fidelity Federal Bancorp consolidated	$114,079	29.0%	$33,489	8.5%	N/A	N/A
United Fidelity Bank, fsb	$82,357	24.9%	$28,069	8.5%	$26,418	8.0%
Common equity Tier 1 capital (to risk-weighted assets)
Fidelity Federal Bancorp consolidated	$90,922	23.1%	$27,579	7.0%	N/A	N/A
United Fidelity Bank, fsb	$82,357	24.9%	$23,116	7.0%	$21,465	6.5%
Tier 1 capital (to average assets)
Fidelity Federal Bancorp consolidated	$114,079	12.3%	$60,172	6.5%	N/A	N/A
United Fidelity Bank, fsb	$82,357	8.7%	$61,270	6.5%	$47,131	5.0%

The above minimum capital requirements include the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer is being phased in from 0.0% for 2016 to 2.50% by 2019. For 2020 and years thereafter, the 2.50% will be used for the capital conservation buffer until further guidance is released. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

UFB is subject to restrictions that it may not declare dividends without prior regulatory approval.

Note 24:	Related Party Transactions

FFED has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates and associates as described below:

Investments and Derivative Instruments

As discussed in Note 9, UFB has entered into put option agreements with PILLC and PFB. The GNMA securities purchased by UFB that are part of the agreements have underlying mortgage loans to partnerships, which are owned in part or by an affiliate of the Pedigo-Cordingley Group. These GNMA securities have a total fair value of $3,716 and $3,838 at December 31, 2020 and 2019, respectively. At December 31, 2020 and 2019, the fair values of the derivatives totaled $45 and $61, respectively.

E-91

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

As discussed in Note 9, UFB has purchased construction draw-up GNMA securities that have underlying mortgage loans to partnerships, which are owned in part by, or by an affiliate of, the Pedigo-Cordingley Group. These GNMA securities have a total carrying value of $416,107 and $311,777 at December 31, 2020 and 2019, respectively. Also, UFB has purchased municipal bonds that have underlying mortgage loans to partnerships that will convert into the GNMA securities, which are owned in part by, or by an affiliate of, the Pedigo-Cordingley Group. These municipal bonds have carrying values of $63,098 and $47,215 at December 31, 2020 and 2019, respectively. As a part of these transactions, UFB has recorded host debt instruments with carrying values of $8,800 and $9,000 at December 31, 2020 and 2019, respectively. Also, as part of these transactions, UFB has recorded derivative financial instruments with fair values of $1,426 and $4,053 at December 31, 2020 and 2019, respectively. During 2020 and 2019, losses of $(2,627) and $(4,842), respectively, were recorded in earnings related to changes in value of the derivative financial instruments after the initial recording.

As discussed in Note 9, because the premiums on the GNMA securities, host debt instruments and derivative financial instruments have been distributed to FFED, in 2016 FFED agreed to pay a one-time structuring fee as compensation to PILLC for creating the structure of these underlying transactions. During 2016, FFED paid to PILLC $3,877. No amounts remain payable under the terms of the agreement between FFED and PILLC at December 31, 2020 and 2019. FFED is amortizing this expense over the estimated tax compliance period of the underlying projects. During 2020 and 2019, FFED amortized approximately $258 and $259, respectively, of this structuring fee. At December 31, 2020 and 2019, $2,520 and $2,778, respectively, remained unamortized on this structuring fee.

As discussed in Note 9, UFB has also earned various commitment and availability fees on the GNMAs. These fees represent compensation to UFB for committing to purchasing securities that are not 100% funded on Day 1 in addition to some ancillary services provided by UFB. UFB typically receives these fees in cash on Day 1 and accretes the fee into income over the terms of the services being provided, which is either the estimated construction period or estimated life of the GNMA. During 2020 and 2019, UFB accreted approximately $1,960 and $2,588, respectively, related to these fees. At December 31, 2020 and 2019, approximately $4,095 and $4,198, respectively, remain unaccreted on these fees of which, approximately $378 and $145, respectively, were recorded within the unearned commitment availability fee – related party line and $3,717 and $4,053 within Investment Securities, all respectively, of the consolidated balance sheets.

UFB has purchased other GNMA securities that are not a part of the above-mentioned put option agreements. These securities have underlying mortgage loans to partnerships, which are owned in part or by an affiliate of the Pedigo-Cordingley Group. These GNMA securities have a total fair value of $31,041 and $39,386 at December 31, 2020 and 2019, respectively.

As discussed in Note 9, UFB has purchased GNMA securities that consist of Tax-Exempt Securities and Taxable Securities that the general partners of the partnerships that own and operate properties include entities controlled by the Pedigo-Cordingley Group. These GNMA securities have a total carrying value of $130,529 and $133,874 at December 31, 2020 and 2019, respectively.

E-92

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

As discussed in Note 9, the initial values of the premiums, host debt instruments and derivative assets issued relative to the GNMA transactions discussed above have been recorded as capital contributions to FFED from PFB. During 2020 and 2019, 380,566 and 0 shares were issued to PFB from FFED related to these transactions, respectively.

During 2018, FFED purchased a bonds receivable from River Glen Apartments, L.P., which is owned in part by an affiliate of the Pedigo-Cordingley Group. These bonds receivable have a total carrying value of $1,593 and $1,546 at December 31, 2020 and 2019, respectively.

Commitments to Purchase Investment Securities

As discussed in Note 29, UFB has committed to purchase additional issuances of construction draw-up GNMA securities that have underlying mortgage loans to partnerships, which are owned in part or by an affiliate of the Pedigo-Cordingley Group, aggregating $46,598 and $66,955 at December 31, 2020 and 2019, respectively. These amounts exclude amounts where the underlying municipal bonds were purchased in advance of the draw-up GNMA securities.

Loans and Deposits

The aggregate amount of loans, as defined, to such related parties was as follows:

	2020	2019
Balance, beginning of year	$37,820	$33,853

New loans and advances, including renewals	25,737	15,243
Payments, including renewals	(19,496)	(11,276)

Balance, end of year	$44,061	$37,820

Deposits from related parties held by UFB totaled $119,397 and $85,282 at December 31, 2020 and 2019, respectively.

In management’s opinion, such loans, other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

FFED has a note receivable from Pedcor Funding Corporation, a related party, totaling $8,000 at December 31, 2020 and 2019. The note bears interest at the one-month LIBOR, plus 5.00%, adjusted monthly on the first day of each month, which was 5.15% and 6.74% at December 31, 2020 and 2019, respectively, and matures in December 2022. Accrued interest on the note at December 31, 2020 and 2019 was $0 and $3, respectively. Interest is due quarterly and principal is due at maturity.

E-93

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

FFED has a note receivable from PB, a related party, totaling $10,000 at December 31, 2020 and 2019. The note bears interest at the fixed rate of 7.38% and matures on October 1st, 2028. Accrued interest on the note at December 31, 2020 and 2019 was $184. Interest is due semi-annually and principal is due at maturity.

FFED has a note receivable from PB, a related party, totaling $6,000 at December 31, 2020 and 2019. The note bears interest at the fixed rate of 7.38% and matures on September 1st, 2026. Accrued interest on the note at December 31, 2020 and 2019, was $148 and $125, respectively. Interest is due semi-annually and principal is due at maturity.

FFED has a note receivable from PB, a related party, totaling $3,900 at December 31, 2020 and 2019. The note bears interest at the one-month LIBOR, plus 5.00%, adjusted monthly on the first day of each month, which was 5.15% and 6.69% at December 31, 2020 and 2019, respectively, and matures December 2021. Accrued interest on the note at December 31, 2020 and 2019, was $15 and $19, respectively. Principal and interest are due at maturity.

FFED has a note receivable from PFIN, a related party, totaling $1,800 at December 31, 2020 and 2019. The note bears interest at the one-month LIBOR, plus 5.00%, adjusted monthly on the first day of each month, which was 5.15% and 6.69% at December 31, 2020 and 2019, respectively, and matures in June 2021. Accrued interest on the note at December 31, 2020 and 2019, was $1. Interest is due quarterly and principal is due at maturity.

FFED had a note receivable from River Glen Apartments, L.P., a related party, totaling $4,248 at December 31, 2019. The note bore interest at the one-month LIBOR, plus 3.25%, adjusted monthly on the first day of each month, which was 4.94% at December 31, 2019 and matured in May 2020. Accrued interest on the note at December 31, 2019 was $33. Interest was due monthly and principal was due at maturity. During 2020, this note receivable was paid off.

FFED has a note receivable from Pedcor Development Associates, LLC, a related party, totaling $5,091 at December 31, 2020. The note bears interest at the one-month LIBOR, plus 3.50%, adjusted monthly on the first day of each month, with a floor of 3.75%, which was 3.75% at December 31, 2020 and matures in December 2023. Accrued interest on the note at December 31, 2020, was $2. Interest is due quarterly and principal is due at maturity.

FFED has a note receivable from PILLC, totaling $1,837 at December 31, 2020. The note bears interest at the one-month LIBOR, plus 5.00%, adjusted monthly on the first day of each month, which was 5.15% at December 31, 2020 and matures in June 2021. Accrued interest on the note at December 31, 2020, was $2. Interest is due monthly and principal is due at maturity.

FFED had a note receivable from PB, totaling $10,000 that was issued in 2020 and was subsequently paid off prior to December 31, 2020.

UFB has a note receivable from PILLC, totaling $803 and $821 at December 31, 2020 and 2019, respectively. The notes bear interest at prime, plus 1.00% with a floor of 5.00%, adjusted daily, which was 5.00% and 5.75% at December 31, 2020 and 2019, respectively, and matures in July 2021. Accrued interest on the note was $1 and $0 at December 31, 2020 and 2019, respectively. Interest is due monthly and principal is due at maturity.

E-94

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

UFB has a note receivable from Delaware Trace Phase II, LLC, a related party, totaling $765 and $774 at December 31, 2020 and 2019, respectively. The note bears interest at 67% of the one-month LIBOR, plus 2.50%, adjusted two banking days prior to the first day of the month, which was 3.00% and 3.68% at December 31, 2020 and 2019, respectively, with a floor of 3.00%, and matures in February 2047. Accrued interest on the note at December 31, 2020 and 2019, was $0. Interest and principal are due monthly.

UFB has various notes receivable from a director not part of the Pedigo-Cordingley Group, totaling $5,552 and $1,937 at December 31, 2020 and 2019, respectively. The notes bear interest between 3.25% and 4.00% at December 31, 2020, and 4.25% and 4.75% at December 31, 2019. The notes mature at various dates between September 2021 and July 2025. Accrued interest on the notes was $6 and $13 at December 31, 2020 and 2019, respectively. Interest is due monthly and principal is due monthly or at maturity.

At December 31, 2020 and 2019, FFED has sold one and three participation interests in various note receivables to a member of the Pedigo-Cordingley Group, totaling $1,517 and $1,282, all respectively. The participation interests bear the same terms as the underlying notes receivable. The participation interests are guaranteed by FFED, which has made net payments of $456 and $19 through December 31, 2020 and 2019, respectively. During 2020, one participation note of $378 was paid off and FFED purchased participation interest in note receivable of $638. As a result of the guarantee, the loan sales do not qualify for sales treatment under ASC 860 and thus, are being accounted for as secured borrowings by FFED as of December 31, 2020 and 2019.

At December 31, 2020 and 2019, UFB has purchased three and two participation interests in various note receivables from International City Bank, N.A. totaling $3,118 and $1,199, respectively. The participation interests bear the same terms as the underlying notes receivable. During 2020, UFB purchased participation interest in a note receivable of $1,940.

Commitments to Originate Loans, Unused Lines of Credit and Letters of Credit

As discussed in Note 29, FFED had granted unused lines of credit to Pedcor Funding Corporation aggregating $0 as of December 31, 2020 and 2019.

As discussed in Note 29, UFB had granted unused lines of credit to multiple related parties aggregating $175 and $136 as of December 31, 2020 and 2019, respectively.

As discussed in Note 29, UFB had outstanding standby letters of credit to multiple related parties aggregating $24,775 and $24,655 as of December 31, 2020 and 2019, respectively.

As discussed in Note 29, FFED had total outstanding standby letters of credit amounting to $679 at December 31, 2020 and 2019, of which $504 is outstanding to related parties.

E-95

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Investments in Limited Partnerships

As discussed in Note 10, VCC entered into a limited liability partnership (VCC Contractor, L.P.), with a related party created to construct multifamily housing complexes. VCC contributed $1 of equity at inception and is considered to be the limited partner. The limited liability partnership is considered to be a VIE. VCC is not considered to be the primary beneficiary; therefore, the partnership is not consolidated with VCC. VCC’s investment in the partnership was $1 at December 31, 2020 and 2019. During 2020 and 2019, VCC received $3,438 and $1,393 in noncash distributions from this investment, respectively, which were assignments of various construction fees receivable. See Note 10 for condensed financial information of VCC Contractor, L.P.

As discussed in Note 10, VCC entered into a limited liability partnership (VCC Developer, L.P.), with a related party created to develop multifamily housing complexes. VCC contributed $1 of equity at inception and is considered to be the limited partner. The limited liability partnership is considered to be a VIE. VCC is not considered to be the primary beneficiary; therefore, the partnership is not consolidated with VCC. VCC’s investment in the partnership was $(32) and $0 at December 31, 2020 and 2019, respectively. During 2020 and 2019, VCC received $1,750 and $1,800 in noncash distributions from this investment, respectively, which were assignments of various development fees receivable. See Note 10 for condensed financial information of VCC Developer, L.P.

In 2020, FFED entered into agreements with PILLC whereas PILLC would guarantee UFB’s return of capital in specific limited partnerships. In the agreement, if upon sale of the project there are insufficient proceeds to return all of UFB’s contributions, PILLC will make additional capital contributions to the partnership in an amount that guarantees UFB receives the return of their capital contribution. As consideration for PILLC’s guarantee, FFED paid a one time 3% fee on UFB’s capital contribution to PILLC. The guarantee fee paid per limited partnership investment at December 31, 2020 was:

2020
Partnership	LP Investment	Guarantee Fee	Amortization of Guarantee	LP Carrying Value
BH Village Green Apartments, LLC	$881	$26	$(1)	$906
BH Grammercy, LLC	2,287	69	(2)	2,354
BH Emerson II, LLC	4,186	126	(17)	4,294
BH Northlake, LLC	7,560	227	(32)	7,755
Naples SI, LLC	2,800	85	(5)	2,880
BH Millstone, LLC	1,700	51	(3)	1,748
Total	$19,414	$583	$(60)	$19,937

See Note 10 for further descriptions of the various investments in limited partnerships.

Real Estate Development and Construction Fees

Real estate development and construction fees in the consolidated statements of income were earned as part of development, construction, or sub development agreement. During 2020 and 2019, $2,610 and $13,409 of total revenue recognized was attributed to real estate development and construction fees, of which $2,185 and $13,409 was from related parties whose substantial owners are the principal owners of FFED, all respectively. In addition, some of these fees earn interest on the unpaid balance.

E-96

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Real estate development and construction fees earned are paid from the future cash flows of multifamily and commercial projects. At December 31, 2020 and 2019, real estate development and construction fees receivable were $40,540 and $33,679, of which $40,115 and $33,679 was due from various partnerships developed by PILLC, all respectively. The principal owners of VCC are officers and owners of PILLC, an entity that develops low-income housing. As of December 31, 2020, and 2019, VCC has a compensation payable related to a development fee of $53 included in other liabilities in the accompanying consolidated balance sheets.

Real Estate Acquired for Development and Under Development

During 2018, Pedcor Residential, a related party, transferred a tract of land to VCC for $5,985, which included land and development costs associated with Kent. At the transfer date, VCC received a capital contribution of $4,447 from a related party under common control at their historical cost basis. Kent had total construction-in-process of $24,167 and $12,935 at December 31, 2020 and 2019, of which $6,660 and $6,260 was provided by related parties, all respectively. Projections of total costs to complete Kent by 2021 are $25,628, $6,708 of which is to be provided by related parties

During 2018, VCC purchased a tract of land as tenants in common with a related party from an unrelated party to develop a multifamily housing complex, Bella Grove. In May 2019, a land swap between VCC and the related party was performed in conjunction with forming two phases of the Bella Grove project. VCC wholly owns Bella Grove Phase I land. As of December 31, 2020 and 2019, Bella Grove Phase I had land of $922 and $770 and total construction-in-process of $15,961 and $6,877, of which $4,395 and $3,535 was provided by related parties, all respectively. Projections of total costs to complete Bella Grove Phase I are $36,525, $7,338 of which is to be provided by related parties. VCC owns Bella Grove Phase II land as tenants in common with a related party. At December 31, 2020 and 2019, Bella Grove Phase II had land of $346 and $287 and total construction-in-process of $131 and $202, of which none was provided by related parties, all respectively. Bella Grove Phase II construction plans are in process of being developed.

During 2018, VCC purchased a tract of land as tenants in common with a related party from an unrelated party for $3,557 to develop a multifamily housing complex, Thorncreek. In December 2019, a land swap between VCC and the related party was performed in conjunction with forming two phases of the Thorncreek project. VCC wholly owns Thorncreek Phase I (Thorncreek) land, and the related party wholly owns Thorncreek Phase II land. As of December 31, 2020 and 2019, Thorncreek had land of $3,232 and total construction-in-process of $8,063 and $965, of which $127 and $0 was provided by related parties, all respectively. Projections of total costs to complete Thorncreek are $55,557, $314 of which is to be provided by related parties.

During 2018, VCC purchased a tract of land with a related party from an unrelated party for $3,937 to develop a multi-family housing complex, Spring Water. During 2019, VCC and the related party entered into a purchase option contract for a portion of Spring Water, not legally parceled as of December 31, 2019, with PILLC, a related party. At December 31, 2019, Spring Water had total construction-in-process of $763, of which $46 was provided by related parties. In March 2020, VCC sold a portion of the Spring Water property to Pedcor Investments-2018-CLXIII, L.P., a related party, for approximately $3,870, and VCC was reimbursed $366 at closing for pre-development costs. VCC recognized a capital contribution of approximately $273, net of tax, as a result of the amount received being in excess of book value. At December 31, 2020, the retained portion of Spring Water consisted of land of $855 and total construction-in-process of $414, of which none was provided by related parties. Complete construction plans are in the process of being developed.

E-97

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

During 2019, VCC purchased a tract of land from CCC West, a related party, for $1,000 to develop a multi-family housing complex, Playfair. At December 31, 2020 and 2019, Playfair had total construction-in-process of $11,906 and $1,757, respectively. At December 31, 2020 and 2019 total project costs, including land, of $1,445 and $1,224 was provided by related parties, respectively. Projections of total costs to complete Playfair are $20,607, $1,548 of which is to be provided by related parties.

During 2019, VCC purchased a tract of land as tenants in common with a related party from an unrelated party for $2,850 to develop a multifamily housing complex, Hub on Harris. During 2019, VCC and the related party entered into a purchase option contract for a portion of Hub on Harris, not legally parceled as of December 31, 2020, with PILLC, a related party. As of December 31, 2020 and 2019, Hub on Harris had total construction-in-process of $214 and $187, of which none was provided by related parties, respectively. Construction plans are in process of being developed.

During 2020, VCC purchased a tract of land as tenants in common with a related party from an unrelated party for $2,186 to develop a multifamily housing complex, Northview. During 2020, VCC and the related party entered into a purchase option contract with an unrelated party. In October 2020, the land was sold for $2,175 and VCC was reimbursed $482 at closing for pre-development costs. VCC recognized a pre-tax gain on the sale of the land of $58.

During 2020, VCC purchased land from CCC Phase II, LLC, CCC West, LLC and Carmel City Center, LLC, all related parties, for $1,070 to develop a multifamily housing complex, Wren. At December 31, 2020, Wren had total construction-in-process of $3,143. Total project costs, including land, of $1,346 was provided by related parties as of December 31, 2020. Construction plans are in process of being developed.

During 2020, VCC purchased a tract of land as tenants in common with a related party from an unrelated party for $2,053 to develop a multifamily housing complex, Broad River Village. During 2020, VCC and the related party entered into a purchase option contract for a portion of Broad River Village with an unrelated party. In December 2020, the land was sold for $970, and VCC was reimbursed $400 at closing for pre-development costs. VCC recognized a pre-tax gain on the sale of the land of $132. At December 31, 2020, the retained portion of Broad River Village consisted of land of $1,211 and total construction-in-process of $321, of which none was provided by related parties. Complete construction plans are in the process of being developed.

Real Estate Held for Investment

In 2007, FFED earned a subdevelopment fee of $1,774 for development services performed for a multifamily housing property owned by a limited partnership (Pedcor Investments-2006-XCII, L.P.). FFED subsequently purchased the land only, excluding all improvements, attributable to the multifamily housing property from the partnership for $1,740. FFED leased the land back to the partnership for a period of 50 years at an annual amount of $122. The lease agreement contains a clause that would allow a purchaser of the multifamily housing property the option to simultaneously purchase the land subject to the lease for the greater of fair market value of the premises or $1,740, plus all outstanding amounts due under the lease. The land and lease payments were conveyed to UFB on December 31, 2008.

E-98

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

In 2008, FFED and two related parties earned a subdevelopment fee totaling $2,379 (FFED's share was $1,020) for development services performed for a multifamily housing property owned by a limited partnership (Pedcor Investments-2006-XCIV, L.P.). FFED and two related parties subsequently purchased the land only, excluding all improvements, attributable to the multifamily housing property from the partnership totaling $2,358 (FFED's share was $1,000). FFED and two related parties leased the land back to the partnership for a period of 99 years at an annual amount of $112 (FFED's share is $48). The lease agreement contains a clause that would allow a purchaser of the multifamily housing property the option to simultaneously purchase the land subject to the lease for the greater of fair market value of the lease premises or $2,358, plus all outstanding amounts due under the lease. This land and lease was conveyed to UFB as of December 31, 2008.

During 2017, VCC purchased a tract of land from an unrelated party for $2,350 which included land cost associated with River Glen Phase II of $558, land leased to River Glen Apartments, L.P., and public improvements of $900 to be allocated between phases. VCC began to develop the property related to River Glen Phase II into a multifamily housing project. River Glen Phase II had total construction-in-process of $14,733 at December 31, 2019, of which $436 was provided by related parties. In 2019, River Glen Phase II construction was completed.

The River Glen Phase I land is leased to River Glen Apartments, L.P. for a period of 75 years at an annual amount of approximately $80. The lease agreement contains a clause that would allow a purchaser of the multifamily housing property the option to simultaneously purchase the land subject to the lease for the greater of fair market value of the leased premises or approximately $892.

See Note 8 for future minimum payments to be received from all real estate held for investment.

Assets Held for Sale

During 2018, VCC purchased a tract of land from an unrelated party for $4,390 for development of a multifamily housing project, Ivy Ridge. PILLC, a related party, paid the earnest deposit of $117, included within the purchase price of $4,390. VCC reimbursed PILLC for the earnest deposit and purchased plans, reports, and other due diligence data for $691. VCC capitalized pre-development costs of $143 and $79 as of December 31, 2020 and 2019, respectively. Prior to beginning construction on the physical site in 2018, VCC entered into a purchase option contract related to Ivy Ridge with Pedcor Investments-2017-CLXVI, L.P., a related party. As of December 31, 2020, this purchase contract is still in effect and expected to close in 2021.

During 2019, VCC purchased a tract of land from an unrelated party for $4,054 for development of a multifamily housing project, Grand Station. PILLC, a related party, paid the earnest deposit of $400, included within the purchase price of $4,054. VCC capitalized pre-development costs of $163 and $186 as of December 31, 2020 and 2019, respectively. Prior to beginning construction on the physical site in 2019, VCC entered into a purchase option contract related to Grand Station with Pedcor Investments-2018- CLXXI, L.P., a related party. See Note 30 for further information on the closing of this sale during 2021.

E-99

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Other Borrowings

As discussed in Note 17, FFED has a line of credit totaling $176 at December 31, 2020 and 2019. The line of credit is payable to certain principal owners of the Pedigo-Cordingley Group.

As discussed in Note 17, FFED has notes payable to Gerald K. Pedigo Trust, a related party, totaling $1,517 and $1,287 at December 31, 2020 and 2019, respectively.

As discussed in Note 17, VCC has notes payable to VCC-Developer, a related party, totaling $657 at December 31, 2020 and 2019.

Capital Transactions

FFED’s principal shareholder has indicated the capacity and willingness to provide liquidity to FFED through 2021, if necessary.

Other Transactions

As discussed in Note 18, FFED uses the separate return method in allocating its current and deferred taxes, as if it were a separate taxpayer from its parent company, PFB. FFED determines its current taxable income as if it filed a separate tax return, including paying the applicable tax to or receiving the appropriate refund from its parent company. The separate return method also aligns with FFED’s tax sharing agreement with its parent company. At December 31, 2020 and 2019, approximately $3,115 and $1,341, respectively, were related to income taxes that were receivable from the parent company

UFB has developed accounting and property management software, which is marketed to outside parties, as well as entities under common control. Total costs capitalized for the software was $1,922 and $1,827 as of December 31, 2020 and 2019, respectively. During 2020 and 2019, $95 and $56, respectively, of costs were capitalized for ongoing development. During 2020 and 2019, $181 and $177, respectively, were recognized as amortization expense. During 2020 and 2019, $579 and $541, respectively, were recognized in income for management of properties owned by related parties through common control.

Real Estate Held for Investment – Management & Accounting Fees

During 2020 and 2019, VCC entered into property management and accounting services agreements with Pedcor Homes Corp., Pedcor Management and PB, all related parties, related to Real Estate Held for Investment properties as shown in Note 14. The fees for these services are 3% for Pedcor Homes Corp. and Pedcor Management and 1% for PB, all respectively, based on gross rental and other income collections for these properties. For the years ended December 31, 2020 and 2019, management fees were $163 and $92, and accounting fees were $54 and $31, all respectively. At December 31, 2020 and 2019, accrued management fees of $14 and $13 remain payable and accrued accounting fees of $5 and $4 remain payable, both respectively, included in other liabilities on the accompanying consolidated balance sheets.

E-100

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

During 2020 and 2019, VCC entered into a referral and rehabilitation management agreements with Pedcor Homes Corp., a related party, for services related to its capacity as referral agent and the management of the rehabilitation projects for Real Estate Held for Investment mentioned in Note 14. The referral agent fee is 1% of the purchase price payable at closing. In 2020 and 2019, Pedcor Homes Corp. earned and received total referral agent fees of $0 and $384, respectively. The rehabilitation management fee is payable monthly in arrears in an amount equal to 6% of costs associated with the rehabilitation improvements invoiced. At December 31, 2020 and 2019, Pedcor Homes Corp. earned $109 and $65 for rehabilitation management fees, respectively. At December 31, 2020 and 2019, $12 and $0 of rehabilitation management fees remain payable included in other liabilities on the accompanying consolidated balance sheets, respectively.

Note 25:	Benefit Plans

401(k) Plan

During 2016, UFB merged its profit-sharing 401(k) plan with related parties and it was named Pedcor Companies 401(k) Plan covering substantially all employees. Employees may contribute a percentage of their compensation up to the maximum dollar amount allowable under the IRC. UFB may make a discretionary matching contribution or a nonelective contribution based on the employee’s compensation. UFB’s contributions charged to expense for 2020 and 2019 were $68 and $60, respectively.

Pension Plan (Multiemployer Plan)

UFB is part of a multiple-employer pension plan that is considered a multiemployer plan for accounting purposes. The Pentegra Defined Benefit Plan for Financial Institutions (Pentegra DB Plan) is a tax-qualified defined benefit pension plan. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multiemployer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the IRC. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan.

The Pentegra DB Plan is a single plan under the IRC Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan, contributions made by a participating employer may be used to provide benefits to participants of other participating employers. If UFB chooses to stop participating in this plan, it may be required to pay an amount based on the underfunded status of the plan, referred to as the withdrawal liability.

The funded status (market value of plan assets divided by funding target) of the plan at July 1, 2020 and 2019, was 90% and 91%, respectively.

UFB’s contributions to the plan were $97 and $70 in 2020 and 2019, respectively. These contributions do not exceed 5% of the total contributions.

Effective January 1, 2004, UFB froze its participation in the plan.

E-101

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Supplemental Executive Retirement Plan – Life Insurance Funded

UFB has entered into a supplemental executive retirement agreement with a key executive officer. Under the agreement, upon separation from service on or after reaching age 65, the present value of a stream of monthly payments for 10 years shall be distributed to the executive 60 days after separation from service.

If an executive’s employment is terminated prior to age 65, the present value of a stream of monthly payments for 10 years shall be multiplied by the vested percentage and distributed to the executive 60 days after separation from service. These benefits accrue straight-line over the executive’s service period, until they become fully vested at age 62. At December 31, 2020, the executive was 75% vested. At December 31, 2019, the executive was 70% vested.

The estimated present value of future benefits to be paid under the arrangement is being accrued over the respective service period, with regard to the vesting period above. The expense incurred and amount accrued for the arrangement for the years ended December 31, 2020 and 2019, were approximately $69 and $63, respectively. At December 31, 2020 and 2019, a liability of $510 and $441, respectively, was recorded related to these arrangements.

These arrangements are funded by life insurance contracts that have been purchased by UFB on the life of each executive officer. UFB owns the cash surrender value of each policy and, by way of a split dollar arrangement, has agreed to endorse a portion of the death benefit over to the named beneficiary of the executive officer. The benefit will be paid directly by the insurance company to the beneficiary. Since UFB has no direct benefit obligation to these officers and no benefits extend past separation from service, no such accruals have been made in UFB’s consolidated financial statements.

UFB recorded income from the policies of $139 and $136 in 2020 and 2019, respectively. UFB’s recorded assets in the cash surrender value of the policies are $4,888 and $4,786 at December 31, 2020 and 2019, respectively.

E-102

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 26:	Earnings Per Share

Earnings per share were computed as follows:

	December 31, 2020
	Income	Weighted- Average Shares	Per Share Amount
Net income	$18,137
Less preferred stock dividends	1,244
Net income available to common stockholders	$16,893

Basic earnings per share
Income available to common stockholders		1,756,352	$9.62

	December 31, 2019
	Income	Weighted- Average Shares	Per Share Amount
Net income	$10,480
Less preferred stock dividends	1,244
Net income available to common stockholders	$9,236

Basic earnings per share
Income available to common stockholders		1,557,751	$5.93

There were no options to purchase shares of common stock or other dilutive securities outstanding as of December 31, 2020 and 2019.

E-103

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 27:	Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Recurring Measurements

The following tables present the fair value measurements of assets and liabilities recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2020 and 2019:

		Fair Value Measurements Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Observable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2020
Available-for-sale securities
Mortgage-backed securities
GSE	$284,312	$-	$284,312	$-
Private-label	$4,496	$-	$4,496	$-
Host debt instrument	$10,324	$-	$-	$10,324
State and political subdivisions	$76,319	$-	$76,319	$-
Derivative instruments
Put options	$(57)	$-	$(102)	$45
Derivative financial instruments	$1,426	$-	$-	$1,426
Interest Rate Swaps	$2,756	$-	$2,756	$-
Interest Rate Swap Liability	$(1,043)	$-	$(1,043)	$-

E-104

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

		Fair Value Measurements Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Observable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2019
Available-for-sale securities
Mortgage-backed securities
GSE	$257,213	$-	$257,213	$-
Private-label	$2,677	$-	$2,677	$-
Host debt instrument	$8,968	$-	$-	$8,968
State and political subdivisions	$61,071	$-	$61,071	$-
Derivative instruments
Put options	$13	$-	$(48)	$61
Derivative financial instruments	$4,053	$-	$-	$4,053
Interest Rate Swaps	$915	$-	$915	$-

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2020. For assets and liabilities classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. See the table below for inputs and valuation techniques used for Level 3 securities.

Host Debt and Derivative Financial Instruments

The fair value of the host debt and derivative instruments is estimated using inputs that cannot be corroborated by observable market data and, therefore, is classified within Level 3 of the valuation hierarchy.

E-105

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Level 3 Reconciliation

The following is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs:

			Derivative
	Host Debt	Put	Financial
	Instrument	Options	Instruments
Balance, January 1, 2019	$9,449	$59	$8,895

Total realized and unrealized gains and losses
Included in net income	291	-	(4,842)
Included in other comprehensive income	(271)	2	-
Cash received on host debt	(301)	-	-
Amortization	(200)	-	-
Issuances	-	-	-

Balance, December 31, 2019	8,968	61	4,053

Total realized and unrealized gains and losses
Included in net income	238	-	(2,627)
Included in other comprehensive income	1,556	(16)	-
Cash received on host debt	(272)	-	-
Amortization	(166)	-	-
Issuances	-	-	-
Balance, December 31, 2020	$10,324	$45	$1,426

E-106

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Unobservable (Level 3) Inputs

The following tables present quantitative information about significant unobservable inputs used in recurring Level 3 fair value measurements at December 31, 2020 and 2019:

	2020
	Fair	Valuation	Unobservable
	Value	Technique	Inputs	Estimate
Available-for-sale securities
Host debt instrument	$10,324	Discounted cash flow	Effective gross income growth	1.50%
			Operating expense growth	2.50%
			Vacancy rate	5.00%-7.00%
			Concession loss	0.00%
			Collection loss	0.00%
			Terminal capitalization rate	4.75%-5.75%
			Discount rate	6.14%
Derivative financial instruments	$1,426	Black-Scholes model	LIBOR volatility estimate	40%-55%
			Counterparty credit
			assumption	BBB-
			Estimated lives	14 years

	2019
	Fair	Valuation	Unobservable
	Value	Technique	Inputs	Estimate
Available-for-sale securities
Host debt instrument	$8,968	Discounted cash flow	Effective gross income growth	1.50%
			Operating expense growth	2.50%
			Vacancy rate	5.00%
			Concession loss	0.00%
			Collection loss	0.00%
			Terminal capitalization rate	4.75%-5.50%
			Discount rate	7.10%
Derivative financial instruments	$4,053	Black-Scholes model	LIBOR volatility estimate	25%
			Counterparty credit
			assumption	BBB-
			Estimated lives	14 years

Sensitivity of Significant Unobservable Inputs

The following is a discussion of the sensitivity of significant unobservable inputs, the interrelationships between those inputs and other unobservable inputs used in recurring fair value measurement and of how those inputs might magnify or mitigate the effect of changes in the unobservable inputs on the fair value measurement.

E-107

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Host Debt Instrument

The significant unobservable inputs used in the fair value measurement of FFED’s host debt instrument are terminal capitalization and discount rates. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. Generally, changes in either of those inputs will not affect the other input.

Derivative Financial Instruments

The significant unobservable inputs used in the fair value measurement of FFED’s derivative financial instruments are volatility estimates and counterparty credit assumptions. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. Generally, changes in either of those inputs will not affect the other input.

Non-Recurring Measurements

Collateral-dependent impaired loans are impaired loans where it is probable that UFB will not collect all principal and interest due and the source of repayment is from the underlying collateral. Fair value of collateral-dependent impaired loans is based on the fair value of the collateral less estimated costs to sell the collateral. Collateral-dependent impaired loans are classified as Level 3 fair value measurements.

The following tables present the fair value measurements of collateral-dependent impaired loans recognized in the accompanying consolidated balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2020 and 2019:

Fair Value Measurements Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Observable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2020
Collateral-dependent impaired loans	$1,262	$-	$-	$1,262

December 31, 2019
Collateral-dependent impaired loans	$933	$-	$-	$933

E-108

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Unobservable (Level 3) Inputs

The following table presents quantitative information about significant unobservable inputs used in nonrecurring Level 3 fair value measurements at December 31, 2020 and 2019:

	2020
	Fair	Valuation	Unobservable
	Value	Technique	Inputs	Estimate
Collateral-dependent impaired loans	$1,262	Market comparable options	Comparability adjustments	20%

	2019
	Fair	Valuation	Unobservable
	Value	Technique	Inputs	Estimate
Collateral-dependent impaired loans	$933	Market comparable options	Comparability adjustments	0% - 83%

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

E-109

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Fair Value of Financial Instruments

The following tables present estimated fair values of FFED’s financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2020 and 2019:

	2020
		Fair Value Measurements Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Observable
	Carrying	Assets	Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
Financial Assets
Cash and cash equivalents	$87,647	$87,647	$-	$-
Interest-bearing time deposits	$100	$100	$-	$-
Available-for-sale securities	$375,451	$-	$365,127	$10,324
Held-to-maturity securities	$321,436	$-	$351,566	$-
Loans, net allowance for loan losses	$371,851	$-	$374,677	$-
FHLB stock	$6,204	$-	$6,204	$-
Derivative instruments Put Options	$(57)	$-	$(102)	$45
Derivative financial instruments	$1,426	$-	$-	$1,426
Interest Rate Swaps	$2,756	$-	$2,756	$-
Accrued interest receivable	$4,731	$-	$4,731	$-

Financial Liabilities
Deposits	$1,101,510	$-	$1,099,087	$-
Borrowings and FHLB advances	$173,821	$-	$168,802	$-
Accrued interest payable	$1,359	$-	$1,359	$-
Interest rate swaps	$1,043	$-	$1,043	$-

E-110

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

	2019
		Fair Value Measurements Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Observable
	Carrying	Assets	Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
Financial Assets
Cash and cash equivalents	$32,779	$32,779	$-	$-
Interest-bearing time deposits	$9,283	$9,283	$-	$-
Available-for-sale securities	$329,929	$-	$320,961	$8,968
Held-to-maturity securities	$240,780	$-	$244,594	$-
Loans, net allowance for loan losses	$209,185	$-	$212,076	$-
FHLB stock	$6,355	$-	$6,355	$-
Derivative instruments Put Options	$13	$-	$(48)	$61
Derivative financial instruments	$4,053	$-	$-	$4,053
Interest Rate Swaps	$915	$-	$915	$-
Accrued interest receivable	$2,540		$2,540

Financial Liabilities
Deposits	$769,425	$-	$770,041	$-
Borrowings and FHLB advances	$123,576	$-	$118,435	$-
Accrued interest payable	$1,331	$-	$1,331	$-

Note 28:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses, assets held for sale, real estate acquired for development, real estate held for investment, intangible assets, real estate development fees receivable and deferred tax assets and liabilities are reflected in their respective footnotes. Current vulnerabilities due to certain concentrations of credit risk are discussed in the note on commitments and credit risk. Other significant estimates and concentrations not discussed in those notes include:

General Litigation

FFED and its subsidiaries are subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of FFED.

E-111

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Investments

FFED invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and such change could materially affect the amounts reported in the accompanying consolidated balance sheets.

Derivative Financial Instruments

FFED invests in various derivative financial instruments. Derivative financial instruments are exposed to various risks, such as interest rate, market, counterparty and credit risks. Due to the level of risk associated with certain derivative financial instruments, it is at least reasonably possible that changes in the values of derivative financial instruments will occur in the near term and such change could materially affect the amounts reported in the accompanying consolidated balance sheets.

Risks Relating to Real Estate Held for Investments

Real estate investments are relatively illiquid and generally cannot be sold quickly. VCC may not be able to change its portfolio promptly in response to changes in economic or other market conditions. VCC’s ability to dispose of certain real estate in the future will depend on prevailing economic and market conditions, including the cost and availability of financing. This could have an adverse effect on the financial condition or results of operations.

Risks Relating to Leasing Operations

Unfavorable changes in market and economic conditions, including the uncertainty with the COVID-19 pandemic, could negatively affect occupancy or rental rates. The risks that could affect conditions in our market include the ability or unwillingness of tenants to pay their current rent or rent increases and declines in market rental rates. Additionally, tenants at the rental properties face competition from other rental properties. These competitors can have an adverse effect on the rents charged and/or the concessions granted.

Foreclosed Assets Held For Sale

The carrying value of foreclosed assets held for sale reflects management’s best estimate of the amount to be realized from the sale of the property. The estimates are based on valuations by an independent appraiser. The amount FFED realizes from the sale of the property could differ materially in the near term from the carrying value reflected in these consolidated financial statements.

E-112

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 29: Commitments and Credit Risk – Including Related Parties

Commitments to Originate Loans and Unused Lines of Credit

Commitments to originate loans and lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments and lines of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments or lines may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. FFED evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by FFED upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2020, UFB had total outstanding commitments to originate loans and unused lines of credit to borrowers aggregating approximately $32,438 and $9,508 for commercial lines and open-end consumer lines, respectively. At December 31, 2019, UFB had total outstanding commitments to originate loans and unused lines of credit to borrowers aggregating approximately $14,262 and $6,026 for commercial lines and open-end consumer lines, respectively.

UFB had granted unused lines of credit to related parties aggregating $175 and $136 as of December 31, 2020 and 2019, respectively.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by FFED to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

UFB had total outstanding standby letters of credit amounting to $95,034 and $25,447 at December 31, 2020 and 2019, respectively, with remaining terms at December 31, 2020 ranging from three months to twenty years.

UFB had outstanding standby letters of credit to related parties aggregating $24,775 and $24,655 at December 31, 2020 and 2019, respectively.

FFED had total outstanding standby letters of credit amounting to $679 at December 31, 2020 and 2019, respectively, all with remaining terms at December 31, 2020 ranging from four months to fourteen months. Included within the $679 is $504 in outstanding standby letters of credits to related parties.

E-113

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Commitments to Purchase Investment Securities

UFB entered into commitments to purchase additional issuances of construction draw-up GNMA securities that have underlying mortgage loans to partnerships, which are owned in part or by an affiliate of the Pedigo-Cordingley Group.

UFB's total investment in the par value of these GNMA securities was $403,768 at December 31, 2020, of which $105,705 and $298,063 have been recorded as available-for-sale securities and held- to-maturity securities. UFB's total investment in the par value of these GNMA securities was $298,702 at December 31, 2019, of which $93,008 and $205,694 have been recorded as available- for-sale securities and held-to-maturity securities, respectively, in the accompanying balance sheets. UFB had outstanding commitments to purchase additional issuances of these GNMA securities discussed in Note 9 aggregating $46,598 and $67,609 at December 31, 2020 and 2019, respectively. These amounts exclude amounts where the underlying municipal bonds were purchased in advance of the draw-up GNMA securities.

Real Estate Acquired for Development Projects

VCC had fourteen and eight projects in the construction phase at December 31, 2020 and 2019, respectively, all of which are disclosed in Note 12. As part of the construction of these projects, VCC has estimated outstanding commitments to fund future construction of $72,006 and $102,359, $2,645 and $3,486 of which is to be provided by related parties, at December 31, 2020 and 2019, respectively.

Real Estate Held for Investment Projects

VCC had four and six projects in the construction phase at December 31, 2020 and 2019, respectively, all of which are disclosed in Note 14. As part of the construction of these projects, VCC has estimated outstanding commitments to fund future construction of $1,023 and $3,503, none of which is to be provided by related parties, at December 31, 2020 and 2019, respectively.

Loans – CARES Act and PPP Loans

In March 2020, Congress passed the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) in response to COVID-19. The banking regulatory agencies encouraged banks to work with borrowers who have been impacted by COVID-19. UFB elected to apply the portion of the CARES Act to not apply TDR classification to eligible COVID-19 related loan modifications performed after March 1, 2020 that were current as of December 31, 2019. The balance of loans modified during the year under CARES Act provisions was $23,727.

UFB is also participating in the PPP which is a loan program originating from the CARES Act. The PPP program is designed to provide United States small businesses with loans that are fully guaranteed by the SBA. The borrower must meet certain criteria and use the proceeds towards certain eligible expenses for it to be fully forgiven. Once the loan is forgiven, the SBA pays UFB the full principal and interest owed on the loan. PPP loans are included with commercial loans in Note 5. During the year ended December 31, 2020, UFB originated $42,460 in PPP loans. As of December 31, 2020, the outstanding balance of PPP loans was $30,115.

E-114

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 30: Subsequent Events

Subsequent events have been evaluated through April 30, 2021, which is the date the consolidated financial statements were issued.

Other Transactions

As of December 31, 2020, VCC was in contract to sell the Grand Station property to a related party, Pedcor Investments-2018- CLXXI, L.P. Prior to the sale, the purchasing entity was restructured which resulted in it becoming an unrelated party. During February 2021, VCC sold the property to the unrelated party for approximately $5,233. VCC recognized a pre-tax gain of approximately $1,016, as a result of the amount received being in excess of book value.

During February 2021, FFED declared and paid dividends on Preferred Stock – Series A, B, C and D. See Notes 20 – 22 for details. During February 2021, FFED also declared and paid dividends on common stock at $0.05 per share.

During March 2021, UFB issued 25,000 shares of 8% fixed rate non-cumulative perpetual preferred stock to multiple third parties at $1.00 par value per share. The liquidation preference per share is $1,000 per share.

During March 2021, UFB entered into an investment in BH Sawmill Ridge, LLC. BH Sawmill Ridge, LLC was organized to own and operate a 192-unit apartment community in Dublin, Ohio through a wholly owned subsidiary. UFB’s initial investment in the partnership was $3,649.

During March 2021, Sandler O’Neill and Partners, L.P. issued $35,000 of junior subordinated debentures in denominations of $100. The debentures bear interest at a fixed rate of 4.50% until March 2026, which then becomes a floating interest rate equal to the three-month SOFR plus 3.84%, resetting quarterly. Interest on the subordinated notes will be payable semiannually through September 2026 and quarterly thereafter through the maturity date of March 2031. The debentures are unsecured and payable to UMB Bank National Association. For purposes of computing regulatory capital, the debentures are included in Tier II capital. The subordinated notes may not be repaid in whole or in part prior to the fifth anniversary of the issue date (March 2026).

On March 23, 2021, VCC completed the like kind exchange of Woodside Villas by acquiring a multifamily housing complex in Lilburn, Georgia from an unrelated party for a contractual purchase price of approximately $21,250. At closing, the $2,161 restricted exchange account balance was applied to the purchase of the replacement property. Pedcor Homes Corp., a related party, earned and received total referral agent fees of $213 at closing. The assets and liabilities, both tangible and intangible, will be recorded as of the acquisition date. As of the Independent Auditor’s Report, management has determined this acquisition should be accounted for as an asset acquisition. However, VCC is in the process of finalizing the accounting for this acquisition; thus, all amounts presented are provisional and subject to change.

On February 5, 2021, FFED and American Capital Bancorp (ACB) entered into an Agreement and Plan of Merger (Agreement) providing for the merger of ACB with and into FFED, with FFED the surviving corporation in the merger, and the merger of UFB with International City Bank, N.A. (the wholly-owned banking subsidiary of ACB), with UFB the surviving banking corporation.  If the merger is completed, holders of ACB’s stock will receive a total of 0.2103 shares of FFED common stock for each share of ACB’s stock owned or $14.23 of cash for each share of ACB’s stock owned as provided for in the Agreement and subject to certain adjustments. Consummation of the merger is contingent upon regulatory and shareholder approval and is anticipated to be completed later in 2021.

E-115

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 31: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to the financial position, results of operations and cash flows of FFED:

Condensed Balance Sheets

	2020	2019
Assets
Cash and due from banks	$1	$5
Interest-bearing deposits in banks	12,553	23,185

Cash and cash equivalents	12,554	23,190

Available-for-sale securities	1,034	819
Held-to-maturity securities	1,593	1,546
Loans, net, including related parties	37,495	34,452
Investments in qualified affordable housing projects	2,139	2,447
Deferred structuring fee - related party	2,520	2,778
Premises and equipment, net	177	55
Right of use assets, net	100	136
Interest rate swaps	5,211	1,739
Investment in common stock of subsidiaries	153,117	119,118
Real estate development and construction fees receivable	1,706	1,613
Income taxes deferred and receivable	3,306	3,098
Interest receivable and other assets	435	673

Total assets	$221,387	$191,664

E-116

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

	2020	2019
Liabilities and Stockholders' Equity
Liabilities
Other borrowings, including related parties	$76,639	$76,499
Lease liabilities	105	140
Derivative financial instruments	102	48
Other liabilities	1,020	1,039

Total liabilities	77,866	77,726

Stockholders' Equity (1)
Common stock	1,938	1,558
Series A fixed rate cumulative perpetual preferred stock	6,657	6,657
Series B fixed rate cumulative perpetual preferred stock	200	200
Series C fixed rate noncumulative perpetual preferred stock	4,000	4,000
Series D fixed rate cumulative perpetual preferred stock	4,300	4,300
Additional paid-in capital	61,915	61,362
Retained earnings	50,708	31,532
Accumulated other comprehensive income	13,803	4,329

Total stockholders' equity	143,521	113,938

Total liabilities and stockholders' equity	$221,387	$191,664

(1)	Stockholders’ equity, net income and comprehensive income for parent company-only condensed financial statement purposes do not equal amounts presented on a consolidated basis due to different accounting treatment realized on transactions amongst entities included in the consolidation.

E-117

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Condensed Statements of Income

	2020	2019
Interest Income
Loans receivable	$2,530	$1,624
Investment securities	87	86
Other interest income	260	313

Total interest income	2,877	2,023

Interest Expense
Other borrowings	4,934	3,920

Total interest expense	4,934	3,920

Net Interest Expense	(2,057)	(1,897)

Provision for Loan Losses	19	205

Net Interest Expense After Provision for Loan Losses	(2,076)	(2,102)

Noninterest income
Real estate development and construction fees	34	43
Change in fair value of derivative financial instruments	3,419	1,691
Other income	81	1

Total noninterest income	3,534	1,735

Noninterest Expenses
Salaries and employee benefits	149	131
Net occupancy expenses	94	94
Legal and professional fees	73	17
Printing, postage and office supplies expenses	1	1
Other expense	236	479

Total noninterest expenses	553	722

Income (Loss) Before Income Tax Expense (Benefit) and
Equity in Undistributed Net Income of Subsidiaries	905	(1,089)

Income Tax Expense (Benefit)	100	(269)

Income (Loss) Before Equity in Undistributed
Net Income of Subsidiaries	805	(820)

Equity in Undistributed Net Income of Subsidiaries	19,965	12,520

Net Income (1)	$20,770	$11,700

E-118

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Condensed Statements of Comprehensive Income

	2020	2019
Net Income	$20,770	$11,700

Other Comprehensive Income
Unrealized appreciation on investment in subsidiaries, net of tax of $2,947 and $3,034 for 2020 and 2019, respectively	9,474	9,554

Unrealized depreciation on available-for-sale securities, net of tax benefits of $0 and $(1) for 2020 and 2019, respectively	-	(4)

	9,474	9,550

Comprehensive Income (1)	$30,244	$21,250

E-119

Fidelity Federal Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Condensed Statements of Cash Flows

	2020	2019
Operating Activities
Net income	$20,770	$11,700
Cash paid on operating leases	(35)	(95)
Adjustments to reconcile net income to net
cash provided by operating activities
Depreciation and amortization	784	829
Amortization of premiums and discounts, net	1	1
Provision for loan losses	19	205
Income taxes deferred and receivable	(208)	-
Undistributed income of subsidiaries	(19,966)	(12,520)
Change in fair value of derivative financial instruments	(3,418)	(1,691)
Changes in
Real estate development fee receivable	(93)	(50)
Interest payable and other liabilities	(19)	142
Interest receivable and other assets	(42)	(326)
Net cash used in operating activities	(2,207)	(1,805)

Investing Activities
Proceeds from maturities of available-for-sale securities	16	16
Net change in loans	(3,062)	(8,260)
Purchase of premises and equipment	(109)	(68)
Purchase of limited partnership investment	(625)	-
Cash distribution of subsidiaries	-	42
Equity contribution to subsidiaries	(3,000)	(729)
Net cash used in investing activities	(6,780)	(8,999)

Financing Activities
Proceeds from other borrowings	638	24,793
Repayment of other borrowings	(670)	(248)
Cash paid for debt issuance costs	(35)	(669)
Dividends paid	(1,594)	(1,556)
Capital contributions from Parent and related parties under common control	12	-

Net cash provided by (used in) financing activities	(1,649)	22,320

Net Increase (Decrease) in Cash and Cash Equivalents	(10,636)	11,516

Cash and Cash Equivalents, Beginning of Year	23,190	11,674

Cash and Cash Equivalents, End of Year	$12,554	$23,190

E-120

Annex F – Financial Statements of American Capital Bancorp

F-1

American Capital Bancorp

Independent Auditor’s Report and
Consolidated Financial Statements

December 31, 2020 and 2019

F-2

American Capital Bancorp

December 31, 2020 and 2019

F-3

Independent Auditor’s Report

Board of Directors

American Capital Bancorp

Carmel, Indiana

We have audited the accompanying consolidated financial statements of American Capital Bancorp (Company) [a 94 percent owned subsidiary of Pedcor Bancorp], and its subsidiary, International City Bank (Bank), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-4

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiary as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The Company is affiliated with companies that are controlled by a common parent with the ability to influence the business of each company. As discussed in Note 17 to the consolidated financial statements, the Company and its affiliates have engaged in significant transactions with one another. Our opinion is not modified with respect to this matter.

San Antonio, Texas

April 30, 2021

F-5

American Capital Bancorp

Consolidated Balance Sheets

December 31, 2020 and 2019

Assets

	2020	2019
Cash and due from banks	$2,152,479	$4,548,087
Interest-bearing demand deposits	353,883	368,688

Cash and cash equivalents	2,506,362	4,916,775

Restricted cash	1,273,558	-
Available-for-sale securities	148,573,012	119,431,849
Held-to-maturity securities	85,075,347	71,404,696
Bonds receivable	854,674	897,901
Loans, net of allowance for loan losses of $1,896,351 and $1,472,011 in 2020 and 2019, respectively	162,384,375	129,742,996
Premises and equipment, net	108,431	117,769
Right-of-use asset, net	1,642,429	-
Real estate acquired for development	18,486,829	7,127,279
Real estate held for investment, net	6,684,846	9,665,887
Investments in limited partnerships	8,287,201	3,810,796
Investment in qualified affordable housing project	799,069	939,969
Other equity securities	1,671,400	1,913,100
Interest receivable	1,712,820	1,394,066
Income taxes receivable	-	237,000
Cash surrender value of life insurance	8,374,149	8,150,208
Real estate development and construction fees receivable	5,746,840	4,248,540
Derivative financial instruments	5,162,451	7,095,155
Other assets	1,880,792	1,395,314

Total assets	$461,224,585	$372,489,300

See Notes to Consolidated Financial Statements

F-6

American Capital Bancorp

Consolidated Balance Sheets (Continued)

December 31, 2020 and 2019

Liabilities and Stockholders’ Equity

	2020	2019
Liabilities
Deposits
Noninterest-bearing demand	$74,730,070	$68,381,931
Savings, NOW and money market	176,958,499	134,141,002
Certificates of deposit	66,857,615	48,931,830

Total deposits	318,546,184	251,454,763

Federal Home Loan Bank advances	57,000,000	64,100,000
Subordinated debt	6,897,758	6,883,576
Other borrowings	3,631,038	-
Lease liability	1,666,954	-
Interest payable	31,808	105,396
Income taxes payable	906,000	-
Other liabilities	12,072,312	7,029,517

Total liabilities	400,752,054	329,573,252

Stockholders’ Equity
Common stock, $1 par value; authorized - 5,000,000 shares; issued 2020 - 4,228,143 shares, 2019 - 3,638,802 shares; outstanding 2020 - 4,228,143 shares, 2019 - 3,637,302 shares	4,228,143	3,638,802
Capital surplus	31,074,904	25,678,791
Retained earnings	15,780,913	14,054,068
Accumulated other comprehensive income (loss)	6,188,571	(440,403)
Treasury stock, at cost (2020 - 0 shares; 2019 - 1,500 shares)	-	(15,210)

Total American Capital Bancorp stockholders’ equity	57,272,531	42,916,048

Noncontrolling interest	3,200,000	-

Total liabilities and stockholders’ equity	$461,224,585	$372,489,300

See Notes to Consolidated Financial Statements

F-7

American Capital Bancorp

Consolidated Statements of Operations

Years Ended December 31, 2020 and 2019

	2020	2019
Interest Income
Loans	$7,263,661	$6,525,743
Investment securities	4,386,230	3,175,554
Other	140,429	143,166

Total interest income	11,790,320	9,844,463

Interest Expense
Deposits	1,471,844	2,225,274
Borrowings	960,719	1,521,797

Total interest expense	2,432,563	3,747,071

Net Interest Income	9,357,757	6,097,392

Provision for Loan Losses	400,000	-

Net Interest Income After Provision for Loan Losses	8,957,757	6,097,392

Noninterest Income
Service charges on deposit accounts	60,022	98,602
Loan servicing fees	102,245	35,319
Income of limited partnerships	180,106	121,609
Real estate development and construction fees	1,734,476	4,034,302
Real estate management fees	1,666,843	1,546,225
Real estate referral and rehabilitation fees	528,945	508,790
Real estate lease income	984,485	882,289
Net losses on derivatives	(6,042,974)	(6,606,802)
Gain on sale of loans	657,286	90,400
Commitment availability fee income	443,174	947,181
Net gain on sale of real estate	1,040,032	-
Other	582,237	394,267

Total noninterest income	1,936,877	2,052,182

Noninterest Expense
Salaries and employee benefits	5,958,285	5,306,355
Net occupancy expense	792,363	795,084
Equipment expense	211,414	280,583
Data processing fees	487,376	510,524
Deposit insurance and regulatory expense	235,989	118,214
Printing and office supplies	47,383	41,344
Legal and professional fees	546,424	466,700
Other	1,524,162	1,701,225

Total noninterest expense	9,803,396	9,220,029

Income (Loss) Before Income Taxes	1,091,238	(1,070,455)

Credit for Income Taxes	(648,557)	(821,979)

Net Income (Loss)	1,739,795	(248,476)
Less net income attributable to noncontrolling interest	12,950	-

Net Income (Loss) Attributable to American Capital Bancorp	$1,726,845	$(248,476)

See Notes to Consolidated Financial Statements

F-8

American Capital Bancorp

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2020 and 2019

	2020	2019
Net Income (Loss)	$1,726,845	$(248,476)

Other Comprehensive Income (Loss)

Unrealized appreciation on available-for-sale securities, net of taxes of $2,328,435 and $877,590 for 2020 and 2019, respectively	6,491,396	2,347,328

Change in fair value of interest rate swap agreements, net of taxes of $40,319 and $64,137 for 2020 and 2019, respectively	112,409	178,807

Reclassification adjustment for amortization of unrealized loss on securities transferred to held-to-maturity, net of taxes of $9,309 and $8,481 for 2020 and 2019, respectively	25,169	22,929

	6,628,974	2,549,064

Comprehensive Income	8,355,819	2,300,588
Less comprehensive income attributable to the noncontrolling interest	12,950	-

Comprehensive income attributable to American Capital Bancorp	$8,342,869	$2,300,588

See Notes to Consolidated Financial Statements

F-9

American Capital Bancorp

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2020 and 2019

				Accumulated
				Other
	Common	Capital	Retained	Comprehensive	Treasury	Noncontrolling
	Stock	Surplus	Earnings	Income (Loss)	Stock	Interest	Total
Balance, January 1, 2019	$3,272,011	$20,809,445	$14,302,544	$(2,989,467)	$(15,210)	$-	$35,379,323

Net loss	-	-	(248,476)	-	-	-	(248,476)

Other comprehensive income	-	-	-	2,549,064	-	-	2,549,064

Purchase and retirement of common stock (666 shares)	(666)	(6,420)	-	-	-	-	(7,086)

Issuance of common stock resulting from transactions with related parties (367,457 shares)	367,457	(367,457)	-	-	-	-	-

Capital contributions resulting from transactions with related parties (net of taxes of $1,880,722)	-	5,243,223	-	-	-	-	5,243,223

Balance, December 31, 2019	3,638,802	25,678,791	14,054,068	(440,403)	(15,210)	-	42,916,048

Issuance of preferred stock in International City Bank	-	-	-	-	-	3,200,000	3,200,000

Net income	-	-	1,726,845	-	-	12,950	1,739,795

Other comprehensive income	-	-	-	6,628,974	-	-	6,628,974

Distributions paid to noncontrolling interest holders	-	-	-	-	-	(12,950)	(12,950)

Retirement of common stock (1,500 shares)	(1,500)	(13,710)	-	-	15,210	-	-

Issuance of common stock resulting from transactions with related parties (590,841 shares)	590,841	(590,841)	-	-	-	-	-

Capital contributions resulting from transactions with related parties (net of taxes of $2,152,412)	-	6,000,664	-	-	-	-	6,000,664

Balance, December 31, 2020	$4,228,143	$31,074,904	$15,780,913	$6,188,571	$-	$3,200,000	$60,472,531

See Notes to Consolidated Financial Statements

F-10

American Capital Bancorp

Consolidated Statements of Cash Flows

Years Ended December 31, 2020 and 2019

	2020	2019
Operating Activities
Net income (loss)	$1,739,795	$(248,476)
Items not requiring (providing) cash
Depreciation and amortization	211,038	348,842
Amortization of investments in qualified affordable housing projects	140,900	139,049
Provision for loan losses	400,000	-
Deferred income taxes	(1,952,000)	(1,053,000)
Amortization of premiums and discounts on securities	327,503	226,986
Gain on sale of premises and equipment	-	(38,675)
Gain on sale of real estate	(1,040,032)	-
Loss on pre-acquisition costs	96,873	-
Equity in income of limited partnerships	(180,106)	(121,609)
Increase in cash surrender value of life insurance	(223,941)	(225,941)
Decrease in fair value of derivative financial instruments	6,042,974	6,606,802
Amortization of debt issuance costs	14,182	14,181
Changes in
Real estate development and construction fees receivable	(1,498,300)	(3,891,583)
Interest receivable	(318,754)	(391,938)
Other assets	(485,350)	(239,777)
Interest payable	(73,588)	52,701
Income taxes receivable/payable	1,143,000	258,000
Lease liability	24,525	-
Other liabilities	2,473,631	171,980

Net cash provided by operating activities	6,842,350	1,607,542

Investing Activities
Purchases of available-for-sale securities	(41,193,533)	(56,726,107)
Proceeds from maturities of available-for-sale securities	24,713,475	21,344,049
Purchases of held-to-maturity securities	(14,288,594)	(27,927,881)
Proceeds from maturities of held-to-maturity securities	669,867	327,857
Proceeds from maturities of bonds receivable	43,227	29,520
Purchase of other equity securities	(3,044,300)	(3,212,800)
Proceeds from sales of other equity securities	3,286,000	2,241,200
Net change in loans	(29,634,681)	(14,439,005)
Purchases of premises and equipment	(30,137)	(12,963)
Proceeds from sale of premises and equipment	-	2,782,643
Purchases of real estate acquired for development	(1,478,496)	(2,373,409)
Capital improvements to real estate acquired for development	(11,265,281)	(1,812,074)
Purchases of real estate held for investment	-	(6,983,445)
Capital improvements to real estate held for investment	(118,367)	(46,728)
Proceeds from sale of real estate	1,877,289	-
Purchase of investments in limited partnerships	(4,488,750)	(2,286,948)
Equity distribution from limited partnerships	180,106	121,611

Net cash used in investing activities	(74,772,175)	(88,974,480)

See Notes to Consolidated Financial Statements

F-11

American Capital Bancorp

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2020 and 2019

	2020	2019
Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$49,165,636	$41,956,719
Net increase in certificates of deposit	17,925,785	7,941,630
Repayments of Federal Home Loan Bank advances	(7,073,294,000)	(9,680,435,500)
Proceeds from Federal Home Loan Bank advances	7,066,194,000	9,717,185,500
Proceeds from issuances of other borrowings	3,614,499	-
Purchase and retirement of common stock	-	(7,086)
Issuance of preferred stock to noncontrolling interest holders	3,200,000	-
Distributions paid to noncontrolling interest holders	(12,950)	-

Net cash provided by financing activities	66,792,970	86,641,263

Decrease in Cash, Cash Equivalents and Restricted Cash	(1,136,855)	(725,675)

Cash, Cash Equivalents and Restricted Cash, Beginning of Year	4,916,775	5,642,450

Cash, Cash Equivalents and Restricted Cash, End of Year	$3,779,920	$4,916,775

Supplemental Cash Flows Information
Interest paid	$2,487,100	$2,360,811
Income taxes paid (received)	$143,152	$(95,854)
Assets contributed by related parties	$8,153,074	$7,123,945
Deferred taxes recorded on assets contributed	$2,152,410	$1,880,722
Common stock issued to related parties for assets contributed	$590,841	$367,457

See Notes to Consolidated Financial Statements

F-12

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

American Capital Bancorp (Company) is a savings and loan holding company whose primary activity is the ownership and management of its wholly-owned subsidiary, International City Bank (Bank). The Company was formed in 2017 and, at the time of organization, the stockholders of the Bank exchanged their shares of the common stock of the Bank for an equal number of shares of the Company. The Company is subject to the regulation of the Federal Reserve Bank (FRB) under the Bank Holding Company Act.

The Bank is primarily engaged in providing a full range of banking services. In 2017, the Bank changed charters from a national bank charter to a federal savings bank charter. As a federal savings bank, the Bank is subject to regulation by the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC). The Bank generates commercial real estate, commercial and industrial, and Small Business Administration (SBA) loans and receives deposits from customers primarily located in Long Beach, California and surrounding cities. The Bank’s loans are generally secured by specific items of collateral, including real property and business assets.

Three of the Bank’s four wholly-owned subsidiaries, Pedcor Housing Corporation (PHC), Pedcor Homes Corporation and Pedcor Community Development Corporation (collectively, Affordable Housing Group), are in the business of owning, developing, building, renting and managing affordable housing projects. The Affordable Housing Group structures and participates in multifamily housing developments which have been granted tax credits pursuant to Section 42 of the Internal Revenue Code of 1986, and tax-exempt, bond-financed developments. The Affordable Housing Group is currently involved in various tax-credit and tax-exempt bond projects which are in various stages of development. The Bank’s other wholly-owned subsidiary, Pedcor Capital Corporation (PCC), is in the business of arranging financing of real estate, including affordable housing developments, as well as the holding and placing of debt and equity interests in real estate.

Pedcor Bancorp (PB), which owns approximately 94 percent of the Company’s common stock as of December 31, 2020, is a registered financial holding company and is subject to the regulations of the FRB. The majority of the voting stock of PB is owned, either directly or indirectly, by the Pedigo-Cordingley Group (Pedcor Group). Two members of the Pedcor Group are directors of the Company and the Bank.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank, including the Bank’s wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

F-13

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Variable Interest Entities (VIEs)

A legal entity is referred to as a VIE if any of the following conditions exist: (1) the total equity investment at risk is insufficient to permit the legal entity to finance its activities without additional subordinated financial support from other parties, or (2) the entity has equity investors who cannot make significant decisions about the entity’s operations or who do not absorb their proportionate share of the expected losses or receive the expected returns of the entity.

A VIE’s primary beneficiary is the entity that has the power to direct the VIE’s significant activities and has an obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE.

A VIE must be consolidated by the Company if it is deemed to be the primary beneficiary of the VIE. The Company has variable interests in VIEs that are not consolidated because the Company is not the primary beneficiary.

All facts and circumstances are taken into consideration when determining whether the Company has variable interests that would deem it the primary beneficiary and, therefore, require consolidation of the related VIE or otherwise rise to the level where disclosure would provide useful information to the users of the Company’s consolidated financial statements. In many cases, it is qualitatively clear based on whether the Company has the power to direct the activities significant to the VIE and, if so, whether that power is unilateral or shared and whether the Company is obligated to absorb significant losses of or has a right to receive significant benefits from the VIE. In other cases, a more detailed qualitative analysis and possibly a quantitative analysis are required to make such a determination.

The Company monitors the unconsolidated VIEs to determine if any reconsideration events have occurred that could cause any of them to no longer be a VIE. The Company reconsiders whether it is the primary beneficiary of a VIE on an ongoing basis. A previously unconsolidated VIE is consolidated when the Company becomes the primary beneficiary. A previously consolidated VIE is deconsolidated when the Company ceases to be the primary beneficiary, or the entity is no longer a VIE.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate development fees, valuation of derivative financial instruments, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of deferred tax assets and fair values of financial instruments.

F-14

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2020 and 2019, cash equivalents consisted primarily of correspondent accounts with the FRB and other financial institutions.

At December 31, 2020, the Company’s cash accounts exceed federally insured limits by approximately $78. The Company had approximately $92 held on deposit with the FRB at December 31, 2020.

Debt Securities and Bonds Receivable

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Debt securities not classified as “held-to-maturity” are classified as “available-for-sale” and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with fair value below carrying value when the Company does not intend to sell a debt security, and it is more likely than not, the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss). For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income (loss) for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

F-15

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established if the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, reasons for the delay, borrower’s prior payment record and amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

F-16

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Land is carried at cost. Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Expected terms include lease option periods to the extent the exercise of such options is reasonably assured.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Leasehold improvements	5 - 10 years
Equipment	3 - 5 years

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No asset impairment was recognized during the years ended December 31, 2020 and 2019.

Investments in Limited Partnerships

Investments in limited partnerships are accounted for using the equity method of accounting and hypothetical liquidation at book value. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low-income housing tax credits associated with the investments are accrued when earned.

F-17

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Investment in Qualified Affordable Housing Project

The Company accounts for its investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the consolidated statements of operations as a component of income tax expense.

Real Estate Acquired for Development

Real estate acquired for development is carried at cost, which consisted of six and five separate properties at December 31, 2020 and 2019, respectively. Costs include land acquisition and capitalized development costs and improvements. The Company uses appraisals and comparable sales to estimate fair value. No asset impairment was recognized during the years ended December 31, 2020 and 2019.

Real Estate Held for Investment

Real estate held for investment consists of multifamily residential housing properties that are carried at cost less accumulated depreciation. Real estate held for investment includes buildings, land, personal property and land improvement, net of depreciation. The Company uses appraisals and comparable sales to estimate fair value. No asset impairment was recognized during the years ended December 31, 2020 and 2019. One property was held for investment at December 31, 2020, and two properties were held for investment as of December 31, 2019.

The estimated useful lives for each major depreciable classification of real estate held for investment are as follows:

Buildings	50 years
Leasehold improvements	20 years
Equipment	12 years

Real Estate Lease Income

The Affordable Housing Group has resident leases for certain multifamily properties owned by the group. Rental revenue related to these leases is recognized on a straight-line basis over the term of the lease.

Bank-owned Life Insurance

The Bank has purchased life insurance policies on certain current and former key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the consolidated balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

F-18

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Other Equity Securities

Other equity securities consist of common stock in the Federal Home Loan Bank (FHLB) and Pacific Coast Bankers Bank (PCBB). The FHLB stock is a required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment. The common stock in PCBB was purchased to obtain advantageous rates on correspondent services offered by PCBB to its stockholders.

The PCBB stock does not have a readily determinable fair value and is recorded at cost, minus impairment, if any, plus or minus changes resulting from observable price changes for the identical or similar instrument.

For the PCBB stock, the Company performs a qualitative assessment considering impairment indicators to evaluate whether an impairment exists. If an impairment exists, the Company will recognize a loss based on the difference between carrying value and fair value.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Derivative Instruments

Derivatives are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value. For exchange traded contracts, fair value is based on quoted market prices. For nonexchange traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.

Loan Servicing Rights

Loan servicing assets are recognized separately when rights are acquired through purchase or through sale of financial assets. Under the servicing assets and liabilities accounting guidance Accounting Standards Codification (ASC) 860-50, servicing rights resulting from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer. The Company subsequently measures the servicing asset using either the fair value or amortization method. The Company has elected to subsequently measure the loan servicing rights for SBA loans using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income. The amortized assets are assessed for impairment or increased obligation based on fair value at each reporting date.

F-19

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Fair value is based on market prices for comparable loan servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, discount rate, custodial earnings rate, inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from quarter-to-quarter as market conditions and projected interest rates change and may have an adverse impact on the value of the loan servicing right and may result in a reduction to noninterest income.

Each class of separately recognized servicing assets subsequently measured using the amortization method are evaluated and measured for impairment. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent fair value is less than the carrying amount of the servicing assets for that tranche. The valuation allowance is adjusted to reflect changes in the measurement of impairment after the initial measurement of impairment. Changes in valuation allowances are reported with other noninterest income and expense on the consolidated statements of operations. Fair value in excess of the carrying amount of servicing assets for that stratum is not recognized.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of loan servicing rights is netted against loan servicing fee income.

The Company currently has only one class of servicing rights – SBA loans. The sold portion of SBA loans serviced for others is not included in the accompanying consolidated balance sheets. The unpaid principal balances of SBA loans serviced for others were $13,992 and $6,580 at December 31, 2020 and 2019, respectively. Contractually specified servicing fees of $114 and $72 are included in loan servicing fees in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively. The net recorded servicing assets were $373 and $183 at December 31, 2020 and 2019, respectively, and are recorded in other assets in the consolidated balance sheets.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

F-20

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.

A tax position that meets the “more-likely-than-not” recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the “more-likely-than-not” recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its parent company and its subsidiaries. The Company files tax returns in the U.S. federal and state jurisdictions. The Company is no longer subject to U.S. federal and state examinations by tax authorities for years before 2017.

Advertising Costs

Advertising costs are expensed as incurred.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities and unrealized and realized gains and losses in derivative financial instruments that qualify for hedge accounting.

Transfers Between Fair Value Hierarchy Levels

Transfers in and out of Level 1 (quoted market prices), Level 2 (other significant observable inputs) and Level 3 (significant unobservable inputs) are recognized on the actual transfer date.

F-21

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Revenue from Contracts with Customers

On January 1, 2019, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 creates a single framework for recognizing revenue from contracts with customers that fall within its scope and revised when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as foreclosed assets. The majority of the Company’s revenues come from interest income and other sources, including loans, leases, securities and derivatives, that are outside the scope of Topic 606.

The Company’s services that fall within the scope of Topic 606 are presented within noninterest income in the accompanying consolidated statements of operations and are recognized as revenue as the Company satisfies its obligation to the customer. Descriptions of the Company’s material revenue streams accounted for under Topic 606 are as follows:

Service Charges on Deposit Accounts. Service charges on deposit accounts mostly consist of fees charged to depositors related to deposit account maintenance fees, overdrafts, wire transfers and additional miscellaneous services provided at the request of the depositor. For deposit-related services, revenue is recognized when performance obligations are satisfied, which is, generally, at a point in time.

Other Charges and Fees. Other charges and fees primarily consist of ATM fees, merchant services and other service fees. These fees are earned at a point in time as the Company’s performance obligation for service charges are satisfied, and related revenue recognized, when the services are rendered.

Real Estate Development and Construction Fees. Real estate development and construction fees are earned for services performed for related parties related to the development of multifamily housing projects. Fees are earned in return for a variety of services, including coordinating architectural design, reviewing budgets and plans and obtaining construction contracts and/or other related services, and are deemed a single performance obligation in the context of each contract. The underlying agreements with related parties govern the nature, timing and amounts of development fees earned. All fees are recognized at a point in time when each performance obligation is satisfied.

Real estate development and construction fees are measured as the amount of consideration that the Company expects to receive in exchange for providing services to customers. The Company recognizes revenue when the performance obligation under the terms of each contract is satisfied, which occurs when all services within a performance obligation are complete. The total amount the Company expects to receive includes variable consideration, whereby a portion of the fee is subject to additional criteria (holdback fees), including occupancy levels and subsequent cash flows of the property. Management’s estimates of the variable consideration for holdback fees are based on the most-likely amount in consideration of historical experience and estimates of achieving performance milestones.

F-22

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Additionally, certain of the fees contain significant financing components, whereby consideration is adjusted for effects of the time value of money. While the agreements govern the amounts of fees to be earned, the payments ultimately are contingent upon cash flows from the multifamily housing projects and other commercial properties. Decreases in cash flows from the developments could significantly decrease the amount of real estate development and construction fees receivable. Consideration is adjusted for the financing component based on management’s estimate of historical averages of projections of future cash flows of the similar projects and its monitoring of the current cash flows of the projects. Revenue is recognized only when it can be reasonably estimated and only to the extent that it is probable that a significant reversal in the estimated amount of consideration will not occur.

Real Estate Management Fees. Real estate management fees are earned for services performed for related parties related to the management and operations of multifamily housing projects. Fees are earned in return for a variety of services, including negotiation of residential leases, proposing advertising plans, collection of rents and other sums due, repair and maintenance of the project, and/or other related services, and are deemed a single performance obligation in the context of each contract. The underlying agreements with related parties govern the nature, timing and amounts of management fees earned. Fees are generally billed monthly and recognized during the period in which the services are performed.

Real Estate Referral Fees. Real estate referral fees are earned for services performed for related parties related to the acquisition of multifamily housing projects. Fees are earned in return for a variety of services, including identification of the property, negotiating the terms of the letter of intent and purchase contract, off and on-site coordination and facilitation of physical inspections and other investigations, and/or other related services, and are deemed a single performance obligation in the context of each contract. The underlying agreements with related parties govern the nature, timing and amounts of referral fees earned.

Real estate referral fees are measured as the amount of consideration that the Company expects to receive in exchange for providing services to customers. The Company recognizes revenue when the performance obligation under the terms of each contracts is satisfied, which occurs when all services within a performance obligation are complete.

Net Gain on Sale of Real Estate. Revenue from sales of real estate acquired for development is recognized at the point in time when a sale is closed and title and control have been transferred to the buyer. If a performance obligation is not yet complete when title transfers to the buyer, the revenue associated with the incomplete performance obligation is deferred until completed.

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the FRB. The reserve required at December 31, 2019, was $3,021. On March 26, 2020, the Federal Reserve Board reduced reserve requirement ratios to zero percent effectively eliminating reserves for all depository institutions.

F-23

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

At December 31, 2020 the Affordable Housing Group held $1,274 in escrow for a 1031 exchange agreement to reinvest cash proceeds from the sale of real estate held for investment during 2020.

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale Securities
December 31, 2020
Mortgage-backed securities
U.S. Government-sponsored enterprises (GSE) commercial	$101,731	$7,156	$(279)	$108,608
Host debt instruments	14,365	2,007	(116)	16,256
State and political subdivisions	23,709	-	-	23,709
	$139,805	$9,163	$(395)	$148,573
December 31, 2019
Mortgage-backed securities
U.S. Government-sponsored enterprises (GSE) commercial	$71,066	$780	$(997)	$70,849
Host debt instrument	10,478	510	(344)	10,644
State and political subdivisions	37,939	-	-	37,939
	$119,483	$1,290	$(1,341)	$119,432

F-24

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Held-to-maturity Securities
December 31, 2020
Mortgage-backed securities
U.S. Government-sponsored enterprises (GSE) commercial	$84,747	$9,405	$-	$94,152
Mortgage-backed securities
GSE residential	328	-	(1)	327
	$85,075	$9,405	$(1)	$94,479
December 31, 2019
Mortgage-backed securities
U.S. Government-sponsored enterprises (GSE) commercial	$70,988	$2,871	$(22)	$73,837
Mortgage-backed securities
GSE residential	417	14	-	431
	$71,405	$2,885	$(22)	$74,268

The securities issued by state and political subdivisions have maturities in excess of ten years. The amortized cost and fair value of the remaining securities available-for-sale and held-to-maturity at December 31, 2020 and 2019, by contractual maturity, are not presented because they consist entirely of mortgage-backed securities and host debt instruments, which are not due on a single maturity date.

The carrying value of securities pledged as collateral, to secure borrowings and for other purposes, was $63,547 and $37,610 at December 31, 2020 and 2019, respectively.

There were no sales of securities during 2020 and 2019.

There were no transfers from available-for-sale securities into the held-to-maturity category in 2020 or 2019. During the year ended December 31, 2018, management transferred available-for-sale securities with a fair value of $25,922 and amortized cost of $26,766 into the held-to-maturity category. The fair value at the date of transfer became the new cost basis for the securities with the unrealized loss of $844 as of the transfer date being amortized out of comprehensive income as a reduction to interest income on the level yield method over the remaining lives of the securities. This reduction to interest income is partially offset by the accretion of the newly established discount to bring the securities to face value at the maturity date.

F-25

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2020 and 2019, was $8,827 and $50,577, respectively, which is approximately 4 percent and 26 percent, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from increases in market interest rates above those available at the time the securities were purchased.

Management believes the declines in fair value for these securities are temporary.

The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Available-for-Sale Securities
December 31, 2020
Mortgage-backed securities
GSE commercial	$4,857	$(221)	$1,543	$(58)	$6,400	$(279)
Host debt instrument	-	-	2,118	(116)	2,118	(116)

	$4,857	$(221)	$3,661	$(174)	$8,518	$(395)

December 31, 2019
Mortgage-backed securities
GSE commercial	$-	$-	$44,798	$(997)	$44,798	$(997)
Host debt instrument	3,291	(133)	1,688	(211)	4,979	(344)

	$3,291	$(133)	$46,486	$(1,208)	$49,777	$(1,341)

Held-to-Maturity Securities
December 31, 2020
Mortgage-backed securities
GSE residential	$-	$-	$309	$(1)	$309	$(1)

December 31, 2019
Mortgage-backed securities
GSE commercial	$-	$-	$800	$(22)	$800	$(22)

Commercial Mortgage-Backed Securities

The unrealized losses on the Company’s investment in commercial mortgage-backed securities were caused by changes in interest rates since the date of purchase. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2020.

F-26

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Bonds Receivable

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of bonds receivable classified as held-to-maturity are as follows:

		Gross	Gross	Approximate
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Held-to-Maturity Securities
December 31, 2020
Municipal bonds	$855	$-	$-	$855

December 31, 2019
Municipal bonds	$898	$-	$-	$898

None of these bonds have contractual maturities of less than ten years. There were no sales of bonds receivable during 2020 or 2019.

Note 4:	Loans and Allowance for Loan Losses

Classes of loans at December 31 include:

	2020	2019
Commercial and industrial	$24,980	$10,356
Commercial real estate	122,407	104,839
Residential	11,963	10,491
State and political subdivisions	5,603	5,616

Gross loans	164,953	131,302

Less
Net deferred loan fees	673	87
Allowance for loan losses	1,896	1,472

Net loans	$162,384	$129,743

F-27

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31:

	2020
		Commercial
	Commercial	Real Estate	Other	Total
Allowance for Loan Losses
Balance, beginning of year	$55	$1,309	$108	$1,472
Provision (credit) charged to expense	2	435	(37)	400
Losses charged off	-	-	-	-
Recoveries	24	-	-	24

Balance, end of year	$81	$1,744	$71	$1,896

Ending balance, individually evaluated for impairment	$-	$-	$-	$-
Ending balance, collectively evaluated for impairment	81	1,744	71	1,896

Balance, end of year	$81	$1,744	$71	$1,896

Loans
Ending balance, individually evaluated for impairment	$27	$-	$-	$27
Ending balance, collectively evaluated for impairment	24,953	122,407	17,566	164,926

Balance, end of year	$24,980	$122,407	$17,566	$164,953

	2019
		Commercial
	Commercial	Real Estate	Other	Total
Allowance for Loan Losses
Balance, beginning of year	$75	$1,246	$66	$1,387
Provision (credit) charged to expense	(105)	63	42	-
Losses charged off	-	-	-	-
Recoveries	85	-	-	85

Balance, end of year	$55	$1,309	$108	$1,472

Ending balance, individually evaluated for impairment	$-	$-	$-	$-
Ending balance, collectively evaluated for impairment	55	1,309	108	1,472

Balance, end of year	$55	$1,309	$108	$1,472

Loans
Ending balance, individually evaluated for impairment	$53	$-	$-	$53
Ending balance, collectively evaluated for impairment	10,303	104,839	16,107	131,249

Balance, end of year	$10,356	$104,839	$16,107	$131,302

F-28

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 1 through 4 are considered satisfactory grades. The grade of 5, or Special Mention, represents loans of lower quality and is considered criticized. The grades of 6, or Substandard, and 7, or Doubtful, refer to assets that are classified. The use and application of these grades by the Company is uniform and conforms to the Company’s policy.

Pass (1-4) The Company has three levels within this category to provide granularity between loans. Most loans in the pass category are at the third level. The fourth level represents a pass/watch loan.

Special Mention (5) Loans that have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loans or in the Company’s credit position at some future date. Special mention loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Substandard (6) Loans are inadequately protected by the current sound net worth and paying capacity of the borrower or by the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardizes the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful (7) Loans classified as doubtful have all the weaknesses inherent in those classified Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.

Loss (8) Loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Commercial and Industrial Loans: The commercial and industrial loan portfolio consists of loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases or other expansion projects. Commercial loan underwriting standards are designed to promote relationship banking rather than transactional banking and are underwritten based on the borrower's expected ability to profitably operate its business. The cash flows of borrowers, however, may not be as expected and collateral securing these loans may fluctuate in value. Most commercial loans are secured by assets being financed or other business assets, such as accounts receivable or inventory and may incorporate a personal guarantee. In the case of loans secured by accounts receivable, the availability of funds for repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

F-29

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Commercial Real Estate Loans: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and, secondarily, as loans secured by real estate. Management monitors and evaluates commercial real estate loans based on collateral and risk grade criteria.

The following tables present the credit risk profile of the Company’s loan portfolio based on internal rating category and payment activity as of December 31:

	2020
		Commercial
	Commercial	Real Estate	Other	Total
Rating
Pass (1-4)	$24,911	$121,662	$17,566	$164,139
Special Mention (5)	-	362	-	362
Substandard (6)	42	383	-	425
Doubtful (7)	27	-	-	27

Total	$24,980	$122,407	$17,566	$164,953

	2019
		Commercial
	Commercial	Real Estate	Other	Total
Rating
Pass (1-4)	$10,072	$102,655	$16,107	$128,834
Special Mention (5)	-	376	-	376
Substandard (6)	231	1,808	-	2,039
Doubtful (7)	53	-	-	53

Total	$10,356	$104,839	$16,107	$131,302

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.

F-30

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of December 31:

	2020
			Greater				Total Loans
	30-59 Days	60-89 Days	Than	Total		Total	> 90 Days &
	Past Due	Past Due	90 Days	Past Due	Current	Loans	Accruing
Commercial	$-	$-	$27	$27	$24,953	$24,980	$-
Commercial real estate	-	-	-	-	122,407	122,407	-
Other	-	-	-	-	17,566	17,566	-

Total	$-	$-	$27	$27	$164,926	$164,953	$-

	2019
			Greater				Total Loans
	30-59 Days	60-89 Days	Than	Total		Total	> 90 Days &
	Past Due	Past Due	90 Days	Past Due	Current	Loans	Accruing
Commercial	$-	$-	$53	$53	$10,303	$10,356	$-
Commercial real estate	-	-	-	-	104,839	104,839	-
Other	-	-	-	-	16,107	16,107	-

Total	$-	$-	$53	$53	$131,249	$131,302	$-

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16) when, based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial and commercial real estate loans but also loans modified in troubled debt restructurings (TDRs).

F-31

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The following tables present impaired loans for the years ended December 31:

2020
Recorded
	Unpaid	Investment	Recorded
	Contractual	With No	Investment	Total		Average	Interest
	Principal	Specific	With Specific	Recorded	Specific	Recorded	Income
	Balance	Allowance	Allowance	Investment	Allowance	Investment	Recognized
Commercial	$27	$27	$-	$27	$-	$40	$-
Commercial real estate	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-
Total	$27	$27	$-	$27	$-	$40	$-

2019
Recorded
	Unpaid	Investment	Recorded
	Contractual	With No	Investment	Total		Average	Interest
	Principal	Specific	With Specific	Recorded	Specific	Recorded	Income
	Balance	Allowance	Allowance	Investment	Allowance	Investment	Recognized
Commercial	$53	$53	$-	$53	$-	$60	$-
Commercial real estate	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-
Total	$53	$53	$-	$53	$-	$60	$-

The following table presents the Company’s nonaccrual loans at December 31:

	2020	2019
Commercial and industrial	$27	$53
Commercial real estate	-	-
Other	-	-
Total	$27	$53

Included in certain loan categories in the impaired loans table are troubled debt restructurings (TDRs) that were classified as impaired. At December 31, 2020, the Company had one loan that was modified in a TDR and impaired, representing an aggregate loan balance of $27 for commercial and industrial loans. At December 31, 2019, the Company had one loan that was modified in a TDR and impaired, representing aggregate loan balances of $53 for commercial and industrial loans.

No loans were modified in a TDR during 2020 or 2019.

The prevailing modifications were extension of payment or maturity dates.

F-32

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The TDRs described did not materially impact the allowance for loan losses and resulted in no charge-offs during the years ended December 31, 2020 and 2019. At December 31, 2020 and 2019, there was no allocated allowance for loan losses attributable to TDRs.

No TDRs modified in the past 12 months subsequently defaulted during 2020.

No TDRs met the criteria for placement back on accrual status during 2020.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, were as follows:

	2020	2019
Leasehold improvements	$950	$936
Equipment	899	884
	1,849	1,820
Less accumulated depreciation	1,741	1,702
Net premises and equipment	$108	$118

During 2019, the Bank sold the premises and equipment related to its Irvine, California branch location. All customer relationships related to this branch were transferred to the Bank’s main location in Long Beach, California.

Note 6:	Real Estate Acquired for Development

Real estate acquired for development consists of six and five separate properties owned by PHC at December 31, 2020 and 2019, respectively. Properties owned jointly with related parties are discussed in detail within Note 17. The properties are located in Colorado, South Carolina, Minnesota, Indiana, and North Carolina. Costs include land acquisition and capitalized development costs. The Company uses appraisals and comparable sales to estimate fair value. Pre-acquisition costs include preliminary reports and earnest money for potential acquisition of real estate. No asset impairment was recognized during the years ended December 31, 2020 and 2019.

F-33

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Total cost of each property at December 31, 2020 and 2019, were:

		Amount of Investment
Property	State	2020	2019
Spring Water	Colorado	$893	$835
Thorncreek	Colorado	3,886	1,922
Broad River	South Carolina	528	-
Bella Grove Phase II	Minnesota	637	558
Holland	Indiana	11,359	2,543
Hub on Harris	North Carolina	1,027	1,016
		18,330	6,874
Pre-acqusition costs		157	253
Total real estate acquired for development		$18,487	$7,127

In connection with the development of Thorncreek, PHC obtained a construction loan from First Merchants Bank for $11,000,000 for 42 months at a rate of LIBOR plus 2.25 percent. Interest is payable monthly, and the loan is secured by the project and any related leases. No borrowings were outstanding on this loan at December 31, 2020 and 2019.

In connection with the development of Holland, PHC obtained a construction loan from Lake City Bank for $11,700,000 for 24 months at a rate of LIBOR plus 2.50 percent. Interest is payable monthly, and the loan is secured by the project and any related leases. The balance outstanding was $3,631 at December 31, 2020. No borrowings were outstanding on this loan at December 31, 2019.

Note 7:	Real Estate Held for Investment

Real estate held for investment consists of one and two properties owned by PHC at December 31, 2020 and 2019, respectively. PHC purchased Riverwalk in February 2019, from an unrelated party. Riverwalk, a walk-up style apartment complex, consists of five buildings, 52 total units and 46,832 square feet of net living area. At December 31, 2020, Riverwalk had 38 leased units. PHC purchased Trinity in December 2018 from an unrelated party. Trinity, a walk-up style apartment complex, consists of five buildings, 35 total units and 30,025 square feet of net living area. PHC sold Trinity in December 2020 to an unrelated party and recorded a gain of $1,000. As part of the sale transaction, PHC entered into an exchange agreement with a qualified intermediary to exchange the property for a like kind replacement property, causing the gain to qualify for tax deferred treatment.

F-34

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The following table summarizes the real estate held for investment at December 31, 2020 and 2019, respectively:

		Amount of Investment
Property	State	2020	2019
Trinity	Florida	$-	$3,050
Riverwalk	Florida	6,822	6,735
Gross real estate held for investment		6,822	9,785
Accumulated depreciation		(137)	(119)
Pre-acqusition costs		-	-
Total real estate held for investment		$6,685	$9,666

Real estate held for investment at December 31, 2020 and 2019, consists of the following:

	2020	2019
Land and land improvements	$4,906	$5,076
Buildings	1,275	3,847
Personal property	641	815
Construction in progress	-	47
Total gross real estate held for investment	$6,822	$9,785

Asset Acquisition

On February 12, 2019, PHC acquired Riverwalk in Fort Myers, Florida from an unrelated party for a contractual purchase price of approximately $6,025. PHC plans to rehabilitate this property with a budget of $1,032. The rehabilitation is expected to be completed during 2021. At December 31, 2020, $244 remained to be completed.

This transaction was accounted for under the acquisition method of accounting in accordance with ASU 2017-01, Business Combinations (Topic 805) – Clarifying the Definition of a Business, as management determined that substantially all the fair value of the property acquired during 2019 was concentrated in a single identifiable asset or group of similar assets. PHC utilizes third parties to determine the fair value of acquired assets and intangibles. PHC accounted for these as an asset acquisition, and this resulted in capitalization of direct acquisition costs, and the allocation of purchase price to the assets acquired, including identified intangible assets and liabilities based on relative fair value basis of the respective assets and liabilities.

F-35

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The following table summarizes the amounts of assets acquired net of liabilities assumed at the acquisition date and the consideration paid for the acquisition completed in 2019:

2019
At Acquisition Date	Riverwalk
Land	$4,773
Buildings	1,262
In-place lease intangible assets	136
Other liabilities, net	(70)
Total identifiable assets acquired, net of liabilities assumed	$6,101

Consideration	Riverwalk
Cash	$6,171
Net cash adjustments prorated at closing	(70)
Total consideration	$6,101

Note 8:	Derivative Financial Instruments

In the normal course of business, the Company uses various derivative financial instruments to manage its interest rate risk and market risks in accommodating the needs of its customers. These instruments carry varying degrees of credit, interest rate and market or liquidity risks. Derivative instruments are recognized as assets and liabilities in the accompanying consolidated financial statements and are measured at fair value.

Interest Rate Agreements

The Company has entered into interest rate agreements with PB concurrent with the purchase of certain Government National Mortgage Association (GNMA) securities. The GNMA securities are collateralized by first mortgages in certain multifamily housing projects which are owned and operated by partnerships whose partners are entities of which the chairman and president of PB are owners. The agreements were entered into to hedge the interest rate risk of holding the long-term, fixed rate GNMA securities. The agreements guarantee the Company maintains a minimum interest rate spread between the yields on the securities and cost of funds associated with holding the securities. The Company receives payments if the spreads decrease below the stated spreads in the agreements. There is no maximum on the spread that the Company may receive under the agreements.

F-36

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The agreements also contain language that would allow the Company the option to require the purchase of the GNMA securities by PB during certain years and also contain language that would allow PB to purchase the securities from the Company at their stated par value plus accrued interest. These agreements have lives that are identical to the lives of the underlying mortgage-backed securities. The fair values of the GNMA securities that are part of the agreements were $4,007 and $4,084 at December 31, 2020 and 2019, respectively. Amounts receivable under the agreements are settled in cash on a quarterly basis. No payments were received during the years ended December 31, 2020 and 2019.

The interest rate agreements detailed above are considered derivatives under the derivatives and hedging accounting guidance (ASC 815, Derivatives and Hedging). According to the provisions of ASC 815, all derivatives are recognized on the consolidated balance sheets at their fair value. Because these interest rate agreements are designated as cash flow hedges and are considered highly effective, changes in the fair values of these derivatives are recognized in stockholders’ equity as a change in accumulated other comprehensive income (loss). Should the derivatives become ineffective, the change in market value of the derivatives related to the ineffective portion would be reclassified out of accumulated other comprehensive income (loss) and would be recognized in current earnings. Based on the nature and terms of the agreements, the fair values of these derivatives were zero at December 31, 2020 and 2019.

The Company uses an independent third party to assist in valuing the derivative instruments.

GNMA Transactions

The Company has purchased and holds GNMA and municipal securities that are collateralized by first mortgages in certain multifamily housing projects. The partners of the partnerships that own and operate the multifamily housing projects include entities controlled by the chairman and president of PB. The securities include a fixed interest rate portion during the construction period and then convert to a variable interest rate that is based on LIBOR, contains a floor and a cap and is subject to payment restrictions based on surplus cash flows of the project. The principal and a portion of the interest of the securities are guaranteed by GNMA. Based on the nature of the agreements, the interest on the securities is tax-exempt, including that portion guaranteed by GNMA. The par value of the GNMA securities outstanding that are a part of the transactions was $175,954 at December 31, 2020, of which $91,081 and $84,873 have been recorded as available-for-sale securities and held-to-maturity securities, respectively, within the accompanying consolidated balance sheets. The par value of the GNMA securities outstanding that are a part of the transactions was $130,139 at December 31, 2019, of which $58,973 and $71,166 have been recorded as available-for-sale securities and held-to-maturity securities, respectively, within the accompanying consolidated balance sheets. The par value of municipal securities that will convert into the GNMA securities that are part of the transactions was approximately $23,709 and $37,939 at December 31, 2020 and 2019, respectively.

F-37

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Due to the related party relationship, the Company was provided the opportunity to purchase the securities at their par values as they are drawing down in the construction phase. Based on the tax-exempt status of the interest on the GNMAs, they carry a premium to par which the Company did not pay. The outstanding amount of premiums on the drawn-down portion of the GNMAs, net of amortization, was $3,488 at December 31, 2020, of which $1,882 and $1,606 have been recorded as available-for-sale securities and held-to-maturity securities, respectively, within the accompanying consolidated balance sheets. The outstanding amount of premiums on the drawn-down portion of the GNMAs, net of amortization, was $3,623 at December 31, 2019, of which $1,953 and $1,670 have been recorded as available-for-sale securities and held-to-maturity securities, respectively, within the accompanying consolidated balance sheets. The original amounts were recorded as capital contributions to the Company (net of deferred taxes) and the premiums will amortize over the estimated life of the GNMA in a manner that estimates the level-yield method.

The transactions also entitle the Company to the additional variable interest on the underlying mortgages that secure the GNMAs. This results in two instruments that are bifurcated for each transaction: a host debt instrument and a derivative instrument. The host debt instruments are considered to be available-for-sale securities and are initially recorded based on fair value at the date the transaction is initiated. At December 31, 2020 and 2019, the carrying value of the host debt instruments totaled $16,256 and $10,644, respectively, and have been recorded as available-for-sale securities in the accompanying consolidated balance sheets. The original amounts were recorded as capital contributions to the Company (net of deferred taxes) and the host debt instruments are accounted for as structured notes.

To the extent that the cash flows can be reliably estimated, the Company accounts for the income on the host debt instruments under the retrospective interest method. If the Company cannot reliably estimate the cash flows, the host debt instrument is accounted for under the cost recovery method until such time that the cash flows can be reliably estimated. The host debt instruments related to seven projects that have entered the repayment phase are all accounted for on the cost recovery method. For the years ended December 31, 2020 and 2019, $-0- and $14 was recorded in income related to these instruments, respectively.

The derivative instruments are considered derivatives under FASB ASC 815; however, hedge accounting has not been applied. According to these provisions, all derivatives are recognized in the accompanying consolidated balance sheets at their fair value. The initial fair value of the derivatives that result as the GNMAs draw down are recorded as capital contributions to the Company (net of deferred taxes). The amounts recorded as a capital contribution (net of deferred taxes) during 2020 and 2019 were $2,913 and $2,527, respectively. After initial recording, the gain or loss on the derivatives is recognized in current earnings. At December 31, 2020 and 2019, the fair values of the derivative instruments totaled $4,494 and $6,852, respectively, and have been recorded in derivative financial instruments in the accompanying consolidated balance sheets. During 2020 and 2019, $(6,316) and $(6,607), respectively, were recorded in earnings related to changes in value of the derivatives after the initial recording.

F-38

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

As noted above, the initial values of the premiums on the GNMAs, host debt instruments and derivative assets have been recorded as capital contributions to the Company from PB. Amounts recorded related to these transactions during the years ended December 31, 2020 and 2019 were:

	Assets		Capital
	Contributed	Taxes	Contributed
2020
GNMA premiums	$228	$60	$168
Host debt instruments	3,967	1,047	2,920
Derivative assets	3,958	1,045	2,913

	$8,153	$2,152	$6,001
2019
GNMA premiums	$456	$120	$336
Host debt instruments	3,058	807	2,251
Derivative assets	3,434	907	2,527

	$6,948	$1,834	$5,114

During 2020 and 2019, the Company issued 590,841 and 367,457 shares of stock, respectively, to PB for the value contributed related to the GNMA transactions. At December 31, 2020, the balance of shares to be issued to PB for 2020 capital transactions was 77,163. It is also the Company’s intention to issue shares of stock to PB for future capital contributions arising from similar transactions based on the value of the Company at the date of the related contributions.

The Company uses independent third parties to assist in valuing the premium on the GNMA securities, host debt instruments and derivative instruments.

Cash Flow Hedge

As a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, the Company entered into an interest rate swap to convert a variable rate loan to a customer to a fixed rate. The agreement provides for the Company to receive interest from the counterparty at a fixed rate of 4.9 percent and pay interest to the counterparty at variable rate of LIBOR plus 2.5 percent on a notional amount of $5,086 at December 31, 2020 and 2019. The loan balance that is being hedged was $3,205 and $3,012 at December 31, 2020 and 2019, respectively, and therefore management designated this amount of the notional amount of the swap as a cash flow hedge and the remaining notional amount of the swap is not designated as a hedging instrument. Under the agreement, the Company pays or receives the net interest amount monthly, with the monthly settlements included in interest income.

F-39

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the portion of the derivative not designated as a hedging instrument are recognized in current earnings under ASC 815. The Company has recognized the change in fair value of the portion of the derivative not designated as a hedging instrument as a component of other comprehensive income (loss) for the year ended December 31, 2019. Management has determined this classification to not be material to the consolidated financial statements.

The following table presents the fair value of the above referenced derivative instruments as of December 31, 2020:

	2020		2019
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Interest rate swap	Derivative financial instruments	$396	Derivative financial instruments	$144

Derivatives not designated as hedging instruments
Interest rate swap	Derivative financial instruments	272	Derivative financial instruments	99

		$668		$243

The following tables present the effect of the above referenced derivative instruments on the consolidated statements of operations for the years ended December 31, 2020 and 2019:

	Amount of Gain
	Recognized in OCI
Cash Flow Hedges	2020	2019
Interest rate swap	$153	$243

	Location of Loss	Recognized in Income on
	Recognized in Income on	Derivative (Ineffective
	Derivative (Ineffective	Portion and Amount
	Portion and Amount	Excluded from
	Excluded from	Effectiveness Testing)
Cash Flow Hedges	Effectiveness Testing)	2020	2019
Interest rate swap	Net losses on derivatives	$272	$-

F-40

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 9:	Investments in Limited Partnerships

The Company’s investments in limited partnerships at December 31 were as follows:

	Percentage and Type	Amount of Investment
Partnership	of Partnership Interest	2020	2019
International City Bank
BH Grammercy, LLC	17.49% Member	$2,355	$2,287
BH Emerson I, LLC	66.61% Member	2,413	-
Autumn Oaks Apts, LLC	29.99% Member	246	-
BH Millstone, LLC	12.49% Member	1,749	-

Affordable Housing Group
PHC Owner 2000-I, L.P.	0.002% Special Limited Partner	1,524	1,524
PHC Contractor, L.P.	99.99% Limited Partner	-	-
PHC Developer, L.P.	99.99% Limited Partner	-	-

		$8,287	$3,811

BH Grammercy, LLC

During 2019, the Bank entered into an investment in BH Grammercy, LLC. BH Grammercy, LLC was organized to own and operate a 156-unit apartment community in Denver, Colorado. The Bank has received confirmation that the operating losses of the entity will be borne by the owners of the managing member and will not be allocated to the Bank. Due to the agreement with the owners of the managing member, the Bank’s interest in the entity has not been written down under hypothetical liquidation at book value. The Bank is not considered to be the primary beneficiary; therefore, BH Grammercy, LLC is not consolidated with the Bank. The Bank’s investment in the partnership was $2,355 and $2,287 at December 31, 2020 and 2019, respectively. The Bank also purchased a participation in two loans made by United Fidelity Bank (UFB) to the wholly-owned subsidiary of BH Grammercy, LLC, which had a total balance of $3,205 and $3,012 at December 31, 2020 and 2019, respectively.

F-41

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Condensed financial statements for BH Grammercy, LLC were as follows:

BH Grammercy, LLC Condensed Statement of Financial Position December 31
	2020	2019
Assets
Cash	$356	$647
Property and equipment	25,626	25,626
Other assets	239	134

Total assets	$26,221	$26,407

Liabilities
Mortgage notes payable	$19,432	$18,234
Interest rate swap	2,449	1,065
Other liabilities	321	304

Partners’ Equity	4,019	6,804

Total liabilities and partners’ equity	$26,221	$26,407

BH Grammercy, LLC
Condensed Statement of Comprehensive Loss
Year Ended December 31
	2020	2019
Total Revenue	$2,294	$1,696
Total Expenses	(835)	(636)

Net Operating Profit	1,459	1,060
Other Expenses	(2,298)	(1,658)

Net Loss	(839)	(598)
Other Comprehensive Loss	(1,384)	(1,065)

Comprehensive Loss	$(2,223)	$(1,663)

F-42

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

BH Emerson I, LLC

During 2020, the Bank entered into an investment in BH Emerson I, LLC. BH Emerson I, LLC was organized to own and operate a 144-unit apartment community in Indianapolis, Indiana. The Bank has received confirmation that the operating losses of the entity will be borne by the owners of the managing member and will not be allocated to the Bank. Due to the agreement with the owners of the managing member, the Bank’s interest in the entity has not been written down under hypothetical liquidation at book value. The Bank is not considered to be the primary beneficiary; therefore, BH Emerson I, LLC is not consolidated with the Bank. The Bank’s investment in the partnership was $2,413 at December 31, 2020. The Bank also issued two loans to the wholly-owned subsidiary of BH Emerson I, LLC, which had a total balance of $10,648 at December 31, 2020. Additionally, $1,940 was participated out to UFB as of December 31, 2020.

Condensed financial statements for BH Emerson I, LLC were as follows:

BH Emerson I, LLC Condensed Statement of Financial Position December 31
2020
Assets
Cash	$297
Property and equipment	11,998
Other assets	406

Total assets	$12,701

Liabilities
Mortgage notes payable	$10,650
Other liabilities	285

Partners’ Equity	1,766

Total liabilities and partners’ equity	$12,701

F-43

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

BH Emerson I, LLC
Condensed Statement of Operations
Year Ended December 31
2020
Total Revenue	$878
Total Expenses	(438)

Net Operating Profit	440
Other Expenses	(950)

Net Loss	$(510)

Autumn Oaks Apts, LLC

During 2020, the Bank entered into an investment in Autumn Oaks Apts, LLC. Autumn Oaks Apts, LLC was organized to own and operate a 72-unit apartment community in New Castle, Indiana. The Bank has received confirmation that the operating losses of the entity will be borne by the owners of the managing member and will not be allocated to the Bank. Due to the agreement with the owners of the managing member, the Bank’s interest in the entity has not been written down under hypothetical liquidation at book value. The Bank is not considered to be the primary beneficiary; therefore, Autumn Oaks Apts, LLC is not consolidated with the Bank. The Bank’s investment in the partnership was $246 at December 31, 2020. The Bank also issued one loan to Autumn Oaks Apts, LLC, which had a balance of $2,376 at December 31, 2020.

BH Millstone, LLC

During 2020, the Bank entered into an investment in BH Millstone, LLC. BH Millstone, LLC was organized to own and operate a 338-unit apartment community in Indianapolis, Indiana. The Bank has received confirmation that the operating losses of the entity will be borne by the owners of the managing member and will not be allocated to the Bank. Due to the agreement with the owners of the managing member, the Bank’s interest in the entity has not been written down under hypothetical liquidation at book value. The Bank is not considered to be the primary beneficiary; therefore, BH Millstone, LLC is not consolidated with the Bank. The Bank’s investment in the partnership was $1,749 at December 31, 2020. The Bank also purchased a participation in one loan made by UFB to the wholly-owned subsidiary of BH Millstone, LLC, which had a balance of $3,750 at December 31, 2020.

F-44

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Condensed financial statements for BH Millstone, LLC were as follows:

BH Millstone, LLC

Condensed Statement of Financial Position

December 31

2020
Assets
Cash	$1,173
Property and equipment	54,702
Other assets	1,476
Total assets	$57,351

Liabilities
Mortgage notes payable	$47,500
Other liabilities	1,166

Partners’ Equity	8,685
Total liabilities and partners’ equity	$57,351

BH Millstone, LLC

Condensed Statement of Operations

Year Ended December 31

2020
Total Revenue	$507
Total Expenses	(183)
Net Operating Profit	324
Other Expenses	(314)
Net Income	$10

F-45

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

PHC Owner 2000-I, L.P.

The Affordable Housing Group has entered into agreements with one of the partners in PHC Owner 2000-I, L.P. (PHC Owner), which states the general partner will indemnify the Affordable Housing Group for any losses upon liquidation of the partnership and is, therefore, not considered the primary beneficiary of the partnership. Accordingly, the interest in this partnership has not been written down under hypothetical liquidation at book value.

The Affordable Housing Group’s maximum exposure to loss related to this limited partnership is the total amount of its recorded investment as detailed above.

PHC Owner invests in entities that develop, own and operate residential and commercial real estate. Condensed financial statements for PHC Owner were as follows:

PHC Owner 2000-I, L.P.

Condensed Statements of Financial Position

December 31

	2020	2019
Assets
Cash	$-	$1
Other assets	-	-
Total assets	$-	$1

Liabilities	$8,204	$7,467

Partners’ Equity (Deficit)	(8,204)	(7,466)
Total liabilities and partners’ equity	$-	$1

PHC Owner 2000-I, L.P.

Condensed Statements of Operations

Year Ended December 31

	2020	2019
Total Revenue	$53	$43
Total Expenses	(1,175)	(1,035)
Net Loss	$(1,122)	$(992)

F-46

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

PHC Contractor, L.P.

PHC Contractor, L.P. was organized to provide services in connection with the construction of multifamily housing developments, which qualify for low income housing tax credits in accordance with Section 42 of the Internal Revenue Code of 1986 and conventional apartment developments.

PHC Developer, L.P.

PHC Developer, L.P. was organized to provide services in connection with the construction of multifamily housing developments, which qualify for low income housing tax credits in accordance with Section 42 of the Internal Revenue Code of 1986 and conventional apartment developments.

Note 10:	Real Estate Development and Construction Fees Receivable

Activity in real estate development and construction fees receivable was as follows:

	2020	2019
Balance, beginning of year	$4,249	$357
New fees	1,719	4,019
Changes in estimates	-	-
Compound interest	-	-
Payments received	(237)	(143)
Earned holdbacks	16	16
Real estate development fees receivable	$5,747	$4,249

Note 11:	Time Deposits

Time deposits in denominations of $250 or more were $8,900 and $16,387 at December 31, 2020 and 2019, respectively.

At December 31, 2020, the scheduled maturities of time deposits were as follows:

2021	$47,625
2022	11,881
2023	7,352
$66,858

Also included in time deposits at December 31, 2020 and 2019, were institutional deposits in denominations up to $250 totaling $52,735 and $24,771, respectively.

F-47

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 12:	Federal Home Loan Bank Advances

	2020	2019
FHLB advances	$57,000	$64,100

The FHLB advances are secured by loans and mortgage-backed securities totaling $160,839 and $128,284 at December 31, 2020 and 2019, respectively. Advances, with interest rates ranging from zero percent to 0.41 percent, are subject to restrictions or penalties in the event of prepayment. All of the advances outstanding at December 31, 2020, mature in 2021.

Note 13:	Subordinated Debt and Other Borrowings

During 2018, the Company issued subordinated debt for the amount of $7,000. The debt bears interest at a fixed rate of 9 percent. Interest is payable quarterly, and principal is due upon maturity in April 2028. The debt cannot be prepaid before February 2023, but may be prepaid in whole or in part after that date. The debt is unsecured and is subordinated to unaffiliated third-party creditors of the Company. Unamortized debt issuance costs were $102 and $116 at December 31, 2020 and 2019, respectively. The effective interest rate was 9.4 percent for both years ended December 31, 2020 and 2019. The balance of the debt outstanding was $7,000 at both December 31, 2020 and 2019.

As discussed in Note 6 in connection with the development of Thorncreek, PHC obtained a construction loan from First Merchants Bank for $11,000,000 for 42 months at a rate of LIBOR plus 2.25 percent. Interest is payable monthly, and the loan is secured by the project and any related leases. No borrowings were outstanding on this loan at December 31, 2020 and 2019. Further, in connection with the development of Holland, PHC obtained a construction loan from Lake City Bank for $11,700,000 for 24 months at a rate of LIBOR plus 2.50 percent. Interest is payable monthly, and the loan is secured by the project and any related leases. The balance outstanding was $3,631 at December 31, 2020. No borrowings were outstanding on this loan at December 31, 2019.

F-48

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 14:	Income Taxes

The provision for income taxes includes these components:

	2020	2019
Taxes currently payable
Federal	$1,153	$(59)
State	150	290
Deferred income taxes
Federal	(1,545)	(671)
State	(407)	(382)
Income tax expense (benefit)	$(649)	$(822)

A reconciliation of income tax expense (benefit) at the statutory rate to the Company’s actual income tax expense (benefit) is shown below:

	2020	2019
Computed at the statutory rate (21%)	$226	$(225)
Increase (decrease) resulting from
State income taxes, net of federal expense	(203)	(73)
Tax-exempt interest	(771)	(366)
Low income housing credits	(30)	(32)
Increase in cash surrender value of life insurance	(47)	(47)
Nondeductible expenses	13	13
Other	163	(92)
Actual income tax expense (benefit)	$(649)	$(822)

F-49

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The tax effects of temporary differences related to deferred taxes included in the consolidated balance sheets in other liabilities at December 31, 2020 and 2019, were:

	2020	2019
Deferred tax assets
Allowance for loan losses	$477	$389
Deferred compensation	295	305
Unrealized loss on available-for-sale securities	-	272
Loan fees	80	-
Low income housing credits	520	390
Other reserves	99	74
Differences in accounting for gain on SBA loans	85	51
Nonaccrual loan interest	220	265
Other	125	211
Total deferred tax assets	1,901	1,957
Deferred tax liabilities
Unrealized gain on available-for-sale securities	(1,522)	-
Differences in basis related to GNMA transactions	(5,681)	(5,537)
Depreciation	(594)	(329)
Loan servicing fees	(13)	(26)
Prepaid expenses	(11)	(16)
Unrealized gain on interest rate swap derivatives	(569)	(64)
Limited partnership interest	(146)	(247)
Other	(126)	(44)
Total deferred tax liabilities	(8,662)	(6,263)
Net deferred tax liability	$(6,761)	$(4,306)

The Company has recorded a deferred tax asset of $520 for low income housing credits. These credits begin expiring in 2037. Realization depends upon the ability of the Company to generate sufficient taxable income before the expiration period.

The Company files consolidated tax returns with its parent company and its subsidiaries. Amounts shown as taxes currently payable or receivable represent tax benefits payable to or receivable from other members of the consolidated group. The amount of taxes receivable (payable) from related entities in the consolidated group as of December 31, 2020 and 2019, was $(906) and $237, respectively.

F-50

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 15: Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2020	2019
Net unrealized gain (loss) on available-for-sale securities	$6,454	$(38)
Change in fair value of interest rate swap agreements	291	179
Net unrealized loss on securities transferred to held-to-maturity	(556)	(581)
	$6,189	$(440)

Amounts reclassified from accumulated other comprehensive income (loss) and the affected line items in the consolidated statements of operations during the years ended December 31, 2020 and 2019, were as follows:

	Amounts
	Reclassified
	from AOCI		Affected Line Item in the
AOCI Component	2020	2019	Consolidated Statements of Operations
Amortization of unrealized losses on held-to-maturity securities	$(34)	$(31)	Interest income - investment securities
	9	8	Tax benefit

	$(25)	$(23)	Net reclassified amount

Note 16: Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

F-51

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Quantitative measures established by regulatory reporting standards to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2020 and 2019, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2020, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier 1 risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

					Minimum to be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020
Total capital
(to risk-weighted assets)	$39,741	22.5%	$18,517	10.5%	$17,636	10.0%
Tier I capital
(to risk-weighted assets)	$37,820	21.5%	$14,990	8.5%	$14,108	8.0%
Common equity Tier 1 capital
(to risk-weighted assets)	$34,620	19.6%	$12,345	7.0%	$11,463	6.5%
Tier I capital
(to adjusted total assets)	$37,820	9.1%	$16,549	4.0%	$20,686	5.0%

As of December 31, 2019
Total capital
(to risk-weighted assets)	$29,384	19.9%	$15,525	10.5%	$14,786	10.0%
Tier I capital
(to risk-weighted assets)	$27,887	18.9%	$12,568	8.5%	$11,828	8.0%
Common equity Tier 1 capital
(to risk-weighted assets)	$27,887	18.9%	$10,350	7.0%	$9,611	6.5%
Tier I capital
(to adjusted total assets)	$27,887	8.5%	$13,059	4.0%	$16,323	5.0%

The above minimum capital requirements include the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was 2.50 percent at December 31, 2020 and 2019. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

F-52

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2020, $6,369 of retained earnings were available for dividend declaration without prior regulatory approval.

Basel III Capital Rules

In July 2013, the three federal bank regulatory agencies jointly published final rules (the Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards, as well as certain provisions of the Dodd-Frank Act.

These rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. These rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules were effective for the Bank on January 1, 2015, (subject to a four-year phase-in period).

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (CET1), (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.

Note 17: Related Party Transactions

The Company has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates and associates as described below:

Securities and Derivatives

As discussed in Note 8 under the heading “Interest Rate Agreements”, the Company has entered into interest rate agreements with PB. The GNMA mortgage-backed securities purchased by the Company that are part of the agreements have underlying mortgage loans to partnerships, which are owned in part by, or by an affiliate of, the Pedcor Group. These GNMA securities have a total fair value of $4,007 and $4,084 at December 31, 2020 and 2019, respectively.

F-53

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

As discussed in Note 8 under the heading “GNMA Transactions”, the Company has purchased construction draw-up GNMA mortgage-backed securities that have underlying mortgage loans to partnerships, which are owned in part by, or by an affiliate of, the Pedcor Group.

The carrying value of these GNMA securities was $184,492 at December 31, 2020, of which $99,745 and $84,747 have been recorded as available-for-sale securities and held-to-maturity securities, respectively, within the accompanying consolidated balance sheets. The carrying value of these GNMA securities was $131,660 at December 31, 2019, of which $60,672 and $70,988 have been recorded as available-for-sale securities and held-to-maturity securities, respectively, within the accompanying consolidated balance sheets. Also, the Company has purchased municipal bonds that have underlying mortgage loans to partnerships, which are owned in part by, or by an affiliate of, the Pedcor Group. These municipal bonds have a carrying value of $23,709 and $37,939 at December 31, 2020 and 2019, respectively. As part of these transactions, the Company has recorded derivative assets with a fair value of $4,494 and $6,852 at December 31, 2020 and 2019, respectively. Losses of $(6,316) and $(6,607) related to the derivatives was recorded during 2020 and 2019, respectively.

The Company’s recorded fair value of host debt instruments in available-for-sale-securities was $16,256 and $10,644 at December 31, 2020 and 2019, respectively. These transactions resulted in contributions to additional paid in capital of $6,001 and $5,114 during 2020 and 2019, respectively. These contributions were recorded net of taxes of $2,152 and $1,834 during 2020 and 2019, respectively.

The Company has purchased other GNMA mortgage-backed securities that are not a part of the above-mentioned agreements. These securities have underlying mortgage loans to partnerships, which are owned in part by, or by an affiliate of, the Pedcor Group. These GNMA securities have a total fair value of $4,857 and $6,092 at December 31, 2020 and 2019, respectively.

Commitments to Purchase Investment Securities

As discussed in Note 22, the Company has committed to purchase additional issuances of construction draw-up GNMA mortgage-backed securities that have underlying mortgage loans to partnerships, which are owned in part by, or by an affiliate of, the Pedcor Group, aggregating $15,856 and $22,166 at December 31, 2020 and 2019, respectively. These amounts exclude amounts where the underlying municipal bonds were purchased in advance of the GNMA draw-up certificates.

Bonds Receivable

PCC has purchased bonds receivable from partnerships, which are owned in part by an affiliate of the Pedcor Group. These bonds receivable have a total carrying value of $855 and $898 at December 31, 2020 and 2019, respectively.

F-54

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Loans and Deposits

The aggregate amount of loans, as defined, to such related parties was as follows:

	2020	2019
Beginning balance	$13,197	$10,297
New loans and advances	15,028	3,012
Payments	(725)	(112)

Ending balance	$27,500	$13,197

Approximately $2,782 and $2,845 of these loans are fully guaranteed by an agency of the United States Government at December 31, 2020 and 2019, respectively.

As discussed in Note 9, the Bank has issued loans to entities in which it has equity investments. These loans are included in the table above.

Deposits from related parties held by the Company totaled $26,254 and $38,541 at December 31, 2020 and 2019, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

The Company sold participation interests in three loans in 2020 and two loans in 2019 to UFB totaling $3,118 and $1,199 at December 31, 2020 and 2019, respectively. Additionally, the Company purchased participation interest in four loans totaling $7,955 and two loans totaling $3,012 from UFB at December 31, 2020 and 2019, respectively. The participation interest bears the same terms as the underlying note receivable. UFB is owned substantially by the Pedcor Group.

The Affordable Housing Group was distributed a participation interest in a loan receivable from PHC Owner totaling $2,512 and $2,525 at December 31, 2020 and 2019, respectively. The participation interest bears the same terms as the underlying loan.

Real Estate Development and Construction Fees

All of the real estate development and construction fees in the consolidated statements of operations were earned as part of sub-development agreements with a related party, primarily Pedcor Development Associates, LLC, of which the principal owners of the Company are substantial owners. In addition, some of these fees earn interest on the unpaid balance.

F-55

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Real estate development and construction fees earned (as described above) are paid from the future cash flows of the projects in accordance with the development management agreements. Such real estate development and construction fees receivable at December 31, 2020 and 2019, are receivable from various partnerships developed by Pedcor Investments, LLC (PILLC) or other affiliated companies. The principal owners of the Company are officers and owners of PILLC, an entity that develops affordable housing. Approximately $1,734 and $4,034 of total revenue recognized for 2020 and 2019, respectively, was attributed to real estate development fees.

Real Estate Acquired for Development and Under Development

During 2018, PHC purchased a tract of land as tenants in common with a related party from an unrelated party for $450 to develop, own and operate a multifamily housing complex, Bella Grove.

During 2019, PHC entered into a land swap agreement with a related party that resulted in PHC transferring all of its interest in Bella Grove Phase I for additional interest in Bella Grove Phase II. PHC transferred land and related capital improvements, and paid consideration of $30 as a part of this transaction.

During 2018, PHC purchased a tract of land as tenants in common with a related party from an unrelated party for $1,143 to develop, own and operate a multifamily housing complex, Thorncreek.

During 2019, PHC entered into a land swap agreement with a related party that resulted in additional land being transferred to PHC for Thorncreek. PHC paid consideration of $326 as a result of this transaction.

During 2018, PHC purchased a tract of land with a related party from an unrelated party for $663 to develop a multifamily housing complex, Spring Water.

During 2019, PHC purchased a tract of land with a related party from an unrelated party for $950 to develop a multifamily housing complex, Hub on Harris.

During 2019, PHC purchased a tract of land from a related party for $820 to develop a mixed-use residential and commercial building, Holland Building.

During 2020, PHC purchased a tract of land with a related party from an unrelated party for $677 to develop a multifamily housing complex, Broad River. In December 2020, PHC and the related party sold a portion of the land to an unrelated party for $323.

During 2020, PHC purchased a tract of land with a related party from an unrelated party for $725 to develop a multifamily housing complex, Northview. During 2020 PHC subsequently sold Northview to a related party for $725 and recorded $0 gain on the transaction.

F-56

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Real Estate Management Fees

Management fees for 2020 and 2019 included $1,667 and $1,546, respectively, of incentive partnership administrative fees and management fees received from limited partnerships which are owned in whole or in part by related parties. The fees were earned as part of agreements to provide certain services related to the management of the projects owned by the partnerships. Approximately $160 and $120 of these fees remain receivable at December 31, 2020 and 2019, respectively.

Real Estate Referral and Rehabilitation Fees

Real estate referral and rehabilitation fees for 2020 and 2019 included $529 and $509, respectively, of referral and rehabilitation fees received from related parties. The fees were earned as part of agreements to provide certain services related to the acquisition and rehabilitation of the projects owned by the related parties.

Investments in Qualified Affordable Housing Project and Limited Partnerships

In 2016, the Affordable Housing Group entered into a limited liability company (Delaware Trace Phase II, LLC) with a related party created to develop, own and operate multifamily housing complexes. This is recorded in the consolidated balance sheets as investment in qualified affordable housing project. The Affordable Housing Group is a member of Delaware Trace Phase II, LLC. Delaware Trace Phase II, LLC is considered to be a VIE. However, the Affordable Housing Group is not considered to be the primary beneficiary; therefore, Delaware Trace Phase II, LLC is not consolidated with the Company. The investment balance was $799 and $940 at December 31, 2020 and 2019, respectively.

As discussed in Note 9, the Affordable Housing Group entered into a limited partnership (PHC Owner 2000-I, L.P.) with a related party created to develop, own and operate several multifamily housing complexes. The Affordable Housing Group is considered the special limited partner. The partnership is considered to be a VIE; however, the Affordable Housing Group is not considered to be the primary beneficiary. Therefore, the partnership is not consolidated with the Company. The Affordable Housing Group is indemnified by the general partner against potential losses at liquidation of the partnership. The Affordable Housing Group’s investment in the partnership was $1,524 at both December 31, 2020 and 2019. See Note 9 for condensed financial information of PHC Owner 2000-I, L.P.

F-57

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 18: Employee Benefit Plans

401(k) Plan

The Company participates in a profit-sharing 401(k) plan with related parties covering substantially all employees. Employees may contribute a percentage of their compensation up to the maximum dollar amount allowable under the Internal Revenue Code.

The Company may make a discretionary matching contribution or a nonelective contribution based on the employee’s compensation. Employer contributions charged to expense for 2020 and 2019, were $41 and $35, respectively.

Supplemental Retirement Plan

The Company has supplemental retirement plan arrangements for the benefit of certain active and retired officers and directors. The Company has a liability recorded of $1,172 and $1,154 at December 31, 2020 and 2019, respectively, related to the arrangements. The charge to expense for 2020 and 2019, was $138 and $133, respectively. Such charges reflect the accrual over the period until full eligibility of the present value of benefits due each participant on the full eligibility date.

Note 19: Leases

Change in Accounting Principle

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires lessees to recognize a lease liability and a right-of-use (ROU) asset on a discounted basis for substantially all leases, as well as additional disclosures regarding leasing arrangements. Disclosures are required to enable users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. In July 2018, FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method of applying the new lease standard. Topic 842 can be applied using either a modified retrospective approach at the beginning of the earliest period presented or, as permitted by ASU 2018-11, at the beginning of the period in which it is adopted, i.e., the comparatives under ASC 840 option.

The Company adopted Topic 842 on January 1, 2020 (the effective date), using the comparatives under ASC 840 transition method, which applies Topic 842 at the beginning of the period in which it is adopted. Prior period amounts have not been adjusted in connection with the adoption of this standard. The Company elected the package of practical expedients under the new standard, which permits entities to not reassess lease classification, lease identification or initial direct costs for existing or expired leases prior to the effective date. The Company has lease agreements with nonlease components that relate to the lease components.

F-58

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

The Company elected the practical expedient to account for nonlease components and the lease components to which they relate as a single lease component for all. Also, the Company elected to keep short-term leases with an initial term of 12 months or less off the consolidated balance sheet. The Company had no short-term leases at January 1, 2020 or December 31, 2020. The Company did not elect the hindsight practical expedient in determining the lease term for existing leases as of January 1, 2020.

The most significant impact of adoption was the recognition of operating lease ROU assets and operating lease liabilities of $2,003 at the adoption date. As part of adopting the standard, previously recognized liabilities for deferred rent and lease incentives were reclassified as a component of the ROU assets. The standard did not significantly affect the Company’s consolidated statements of operations, comprehensive income or cash flows.

Accounting Policies

The Company determines if an arrangement is a lease or contains a lease at inception. Leases result in the recognition of ROU assets and lease liabilities on the consolidated balance sheets. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease, measured on a discounted basis. The Company determines lease classification as operating or finance at the lease commencement date.

The Company combines lease and nonlease components, such as common area and other maintenance costs, in calculating the ROU assets and lease liabilities for its office buildings.

At lease inception, the lease liability is measured at the present value of the lease payments over the lease term. The ROU asset equals the lease liability adjusted for any initial direct costs, prepaid or deferred rent, and lease incentives. The Company uses the implicit rate when readily determinable. As most of the leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date to determine the present value of lease payments. Incremental borrowing rates used to determine the present value of lease payments were derived by reference to its borrowing rate with the FHLB corresponding to the lease commencement date.

The lease term may include options to extend or to terminate the lease that the Company is reasonably certain to exercise. Lease expense is generally recognized on a straight-line basis over the lease term. The Company has elected not to record leases with an initial term of 12 months or less on the consolidated balance sheets. Lease expense on such leases is recognized on a straight-line basis over the lease term.

F-59

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Nature of Lease

Operating Lease

The Company leases office space for the Bank premises under a lease that expires in 2025. This lease contains a renewal option for a period of five years. Lease payments have an escalating fee schedule, with an approximately three percent increase each year. Termination of the leases is generally prohibited unless there is a violation under the lease agreement. Operating lease expense related to this lease was $395 and $362 for the years ended December 31, 2020 and 2019, respectively, and is included in net occupancy expense on the consolidated statements of operations. The Company had no financing leases as of December 31, 2020 and no capital leases as of December 31, 2019.

Quantitative Disclosures

Information regarding the operating lease as of December 31, 2020 is included in the tables below:

ROU asset	$2,003
Accumulated amortization	(361)

Net ROU asset	$1,642

Lease liability	$1,667
Weighted-average remaining lease term	5
Weighted-average discount rate	1.85%

Future minimum lease payments and a reconciliation to the consolidated balance sheet at December 31, 2020, are as follows:

2021	$382
2022	393
2023	405
2024	417
2025	175

Total lease payments	1,772
Less imputed interest	105

Present value of lease liabilities	$1,667

F-60

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 20:	Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Recurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31:

		Fair Value Measurements Using
		Quoted
		Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2020
Mortgage-backed securities GSE commercial	$108,608	$-	$108,608	$-
Host debt instruments	16,256	-	-	16,256
State and political subdivision securities	23,709	-	23,709	-
Derivative financial instruments	5,162	-	668	4,494

December 31, 2019
Mortgage-backed securities
GSE commercial	70,849	-	70,849	-
Host debt instrument	10,644	-	-	10,644
State and political subdivision securities	37,939	-	37,939	-
Derivative financial instruments	7,095	-	243	6,852

F-61

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2020. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described as follows:

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Host Debt and Derivative Instruments

The fair values of host debt and derivative instruments are estimated using inputs that cannot be corroborated by observable market data and, therefore, are classified within Level 3 of the valuation hierarchy.

Level 3 Valuation Process

Fair value determinations for Level 3 measurements of host debt and derivative instruments are the responsibility of the controller’s office. The controller’s office contracts with a pricing specialist to generate fair value estimates on a monthly or quarterly basis. The controller’s office challenges the reasonableness of the assumptions used and reviews the methodology to ensure the estimated fair value complies with accounting standards generally accepted in the United States of America.

Level 3 Reconciliation

The table on the following page is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs.

F-62

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

		Derivative
	Host Debt	Financial
	Instruments	Instruments
Balance, January 1, 2019	$7,712	$10,025
Total realized and unrealized gains and losses
Included in net income	-	(6,607)
Included in other comprehensive income	(72)	-
Increase from retrospective interest method	14	-
Issuances	3,057	3,434
Payments received	(67)	-
Balance, December 31, 2019	10,644	6,852
Total realized and unrealized gains and losses
Included in net income	-	(6,316)
Included in other comprehensive income	1,726	-
Increase from retrospective interest method	-	-
Issuances	3,967	3,958
Payments received	(81)	-
Balance, December 31, 2020	$16,256	$4,494

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring Level 3 fair value measurements at December 31, 2020 and 2019:

	Fair Value at
	December 31,	Valuation
	2020	Technique	Unobservable Inputs	Range
Available-for-sale securities Host debt instrument	$16,256	Discounted cash flow	Effective gross income growth	1.50% - 2.00%
			Operating expense growth	2.25% - 2.75%
			Vacancy rate	3.00% - 7.00%
			Concession loss	0.00%
			Collection loss	0.00% - 1.5%
			Terminal capitalization rate	4.75% - 5.75%
			Discount rate	6.83%
Derivative financial instruments	$4,494	Black-Scholes model	Counterparty credit assumption	BBB-
			LIBOR volatility estimate	40% - 50%
			Estimated lives	8 - 14 years

F-63

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

	Fair Value at
	December 31,	Valuation
	2019	Technique	Unobservable Inputs	Range
Available-for-sale securities Host debt instrument	$10,644	Discounted cash flow	Effective gross income growth	1.50% - 2.00%
			Operating expense growth	2.25% - 2.75%
			Vacancy rate	3.00% - 5.00%
			Concession loss	0.00% - 0.47%
			Collection loss	0.00% - 2.01%
			Terminal capitalization rate	4.75% - 5.75%
			Discount rate	7.10%
Derivative financial instruments	$6,852	Black-Scholes model	Counterparty credit assumption	BBB-
			LIBOR volatility estimate	25%
			Estimated lives	9 - 14 years

Note 21:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the note regarding loans and allowances for loan losses. Current vulnerabilities due to certain concentrations of credit risk are discussed in the note on commitments and credit risk. Other significant estimates and concentrations include:

General Litigation

The Company and its subsidiaries are also subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the accompanying consolidated balance sheets of the Company.

Investments

The Company invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible changes in the values of investment securities will occur in the near term, and such change could materially affect the amounts reported in the accompanying consolidated balance sheets.

F-64

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 22:	Commitments and Credit Risk

Impact of COVID-19 on the Company

In March 2020, the COVID-19 coronavirus was identified as a global pandemic and began affecting the health of large populations around the world. As a result of the spread of COVID-19, economic uncertainties arose which can ultimately affect the financial position, results of operations and cash flows of the Company, as well as the Company’s customers. In response to economic concerns over COVID-19, in March 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was passed into law by Congress. The CARES Act included relief for individual Americans, health care workers, small businesses and certain industries hit hard by the COVID-19 pandemic. The 2021 Consolidated Appropriations Act, passed by Congress in December 2020, extended certain provisions of the CARES Act affecting the Company into 2021.

The CARES Act included several provisions designed to help financial institutions like the Company in working with their customers. Section 4013 of the CARES Act, as extended, allows a financial institution to elect to suspend GAAP and regulatory determinations with respect to qualifying loan modifications related to COVID-19 that would otherwise be categorized as a TDR until January 1, 2022. The Company has taken advantage of this provision to extend certain payment modifications to loan customers in need.

As of December 31, 2020, the Company has $7,549 of outstanding loans that were modified during 2020 under the CARES Act guidance that remain on modified terms. The Company modified other loans during 2020 under the guidance that have since returned to normal repayment status as of December 31, 2020.

The CARES Act also approved the Paycheck Protection Program (PPP), administered by the SBA with funding provided by financial institutions. The 2021 Consolidated Appropriations Act approved a new round of PPP loans in 2021. The PPP provides loans to eligible businesses through financial institutions like the Company, with loans being eligible for forgiveness of some or all of the principal amount by the SBA if the borrower meets certain requirements. The SBA guarantees repayment of the loans to the Company if the borrower’s loan is not forgiven and is then not repaid by the customer. The Company earns a one percent interest rate on PPP loans, plus a processing fee from the SBA for processing and originating a loan. The Company originated approximately $22,317 in PPP loans during 2020, of which approximately $13,534 are still outstanding at December 31, 2020.

F-65

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis.

The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2020 and 2019, the Company had no outstanding commitments to originate loans.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations.

The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Fees for letters of credit issued are initially recorded by the Bank as deferred revenue and are included in earnings at the termination of the respective agreements. Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

The Company had total outstanding standby letters of credit amounting to $549 and $383 at December 31, 2020 and 2019, respectively, all with terms of approximately one year.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2020 and 2019, the Company had granted unused lines of credit to borrowers aggregating $13,378 and $10,540, respectively.

F-66

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Commitments to Purchase Investment Securities

The Company has entered into commitments to purchase additional issuances of construction draw-up GNMA mortgage-backed securities that have underlying mortgage loans to partnerships, which are owned in part by, or by an affiliate of, the Pedcor Group. The carrying value of these securities was $208,201 at December 31, 2020, of which $123,454 and $84,747 have been recorded as available-for-sale securities and held-to-maturity securities, respectively, within the accompanying consolidated balance sheets.

The carrying value of these securities was $169,599 at December 31, 2019, of which $98,611 and $70,988 have been recorded as available-for-sale securities and held-to-maturity securities, respectively, within the accompanying consolidated balance sheets. The Company had outstanding commitments to purchase additional issuances of these securities aggregating $15,856 and $22,166 at December 31, 2020 and 2019, respectively. These amounts exclude amounts where the underlying municipal bonds were purchased in advance of the GNMA draw-up certificates.

Note 23:	Future Changes In Accounting Principles

ASU 2016-13, Financial Instruments—Credit Losses (Topic 326) - The ASU introduces a new credit loss model, the current expected credit loss (CECL) model, which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses.

For available-for-sale securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple existing impairment models, which generally require that a loss be incurred before it is recognized.

The CECL model represents a significant change from existing practice and may result in material changes to the Company’s accounting for financial instruments. The Company is evaluating the effect ASU 2016-13 will have on its consolidated financial statements and related disclosures. The impact of the ASU will depend upon the state of the economy and the nature of the Company’s portfolios at the date of adoption. The new standard is effective for annual periods beginning after December 15, 2022, and any interim periods during that year.

F-67

American Capital Bancorp

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollar Amounts in Thousands, Except Share Data)

Note 24:	Subsequent Events

Subsequent events have been evaluated through April 30, 2021, which is the date the consolidated financial statements were available to be issued.

On February 5, 2021, the Company and Fidelity Federal Bancorp (FFED) entered into an Agreement and Plan of Merger (Agreement) providing for the merger of the Company with and into FFED, with FFED the surviving corporation in the merger, and the merger of the Bank with and into UFB (the wholly-owned banking subsidiary of FFED), with UFB the surviving banking corporation. If the merger is completed, holders of the Company’s stock will receive a total of 0.2103 shares of FFED common stock for each share of Company stock owned or $14.23 of cash for each share of Company stock owned as provided for in the Agreement and subject to certain adjustments. Consummation of the merger is contingent upon regulatory and shareholder approval and is anticipated to be completed later in 2021.

During March 2021, the Company acquired one multi-family housing complex in Bradenton, Florida from an unrelated party. The Company acquired the multi-family housing complex for a contractual purchase price of approximately $12,050. The assets and liabilities, both tangible and intangible, for the acquisition will be recorded as of the acquisition date. As of the date of the Independent Auditor’s Report, management has determined this acquisition should be accounted for as an asset acquisition. However, the Company is in the process of finalizing the accounting for this acquisition; thus, all amounts presented are provisional and subject to change.

F-68

Part III

Exhibit Index

Exhibit No.	Description
2.1	Articles of Incorporation of Fidelity Federal Bancorp
2.2	Certificate of Designation of Fidelity Federal Bancorp
2.3	Bylaws of Fidelity Federal Bancorp
3.1	See Exhibits 2.1 through 2.3 defining the rights of holders of capital stock
3.2	Instruments defining the rights of security holders, including subsidiaries*
6.1	Employment Agreement of Donald R. Neel**
6.2	Salary Continuation Agreement for Donald R. Neel**
7.1	Amended and Restated Agreement and Plan of Merger, dated to be effective July 8, 2021, by and among Fidelity Federal Bancorp, Affiliation Subsidiary, Inc., and American Capital Bancorp (included as Annex A to the proxy statement/offering circular included in Part II of this Form 1-A)**
10.1	Power of Attorney (contained as part of the signature pages to this Form 1-A)
11.1	Consent of BKD, LLP (with respect to Fidelity Federal Bancorp)
11.2	Consent of BKD, LLP (with respect to American Capital Bancorp)
11.3	Consent of SmithAmundsen LLC (included in Exhibit 12.1)
11.4	Consent of ProBank Austin
12.1	Opinion of SmithAmundsen LLC re legality of shares
99.1	Form of Proxy for American Capital Bancorp Special Meeting

* Instruments have been omitted pursuant to Form 1-A, General Instructions, Part III, Item 17(3)(b). Fidelity Federal Bancorp agrees to furnish supplementally a copy of any omitted instrument to the Commission on a confidential basis upon request.

** Portions of this exhibit have been omitted pursuant to Form 1-A, General Instructions, Part III, Instruction to Item 17. Fidelity Federal Bancorp agrees to furnish supplementally an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses.

*** Schedules (and similar attachments) have been omitted pursuant to Form 1-A, General Instructions, Part III, Item 17(7). Fidelity Federal Bancorp agrees to furnish supplementally a copy of any omitted schedule (or similar attachment) to the Commission on a confidential basis upon request.

SIGNATURES

Pursuant to the requirements of Regulation A under the Securities Act of 1933, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on July 14, 2021.

Fidelity Federal Bancorp

By:	/s/ Donald R. Neel
Donald R. Neel
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Donald R. Neel, or his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within offering statement, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices, and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this offering statement has been signed by the following persons in the capacities stated and on the 14th day of July, 2021.

/s/ Donald R. Neel
Donald R. Neel
President and Chief Executive Officer; Director
(Principal Executive Officer)

/s/ Douglas Boggs, Jr.
Douglas Boggs, Jr.
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Bruce A. Cordingley
Bruce A. Cordingley
Director; Chairman of the Board

/s/ Gerald K. Pedigo
Gerald K. Pedigo
Director

/s/ Phillip J. Stoffregen
Phillip J. Stoffregen
Director

/s/ Paul E. Becker
Paul E. Becker
Director

/s/ Barry A. Schnakenburg
Barry A. Schnakenburg
Director